     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                          RENTAL SERVICE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7353                            33-0569350
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                                --------------

                      6929 E. GREENWAY PARKWAY, SUITE 200
                           SCOTTSDALE, ARIZONA 85254
                                (602) 905-3300
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                                MARTIN R. REID
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          RENTAL SERVICE CORPORATION
                      6929 E. GREENWAY PARKWAY, SUITE 200
                           SCOTTSDALE, ARIZONA 85254
                                (602) 905-3300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:
                          ELIZABETH A. BLENDELL, ESQ.
                               LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 485-1234

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                                           PROPOSED
    SECURITIES TO BE        AMOUNT TO BE    PROPOSED OFFERING     AGGREGATE         AMOUNT OF
       REGISTERED            REGISTERED      PRICE PER NOTE   OFFERING PRICE(1) REGISTRATION FEE
------------------------------------------------------------------------------------------------
9% Senior Subordinated
 Notes due 2008........     $200,000,000          100%          $200,000,000         $59,000
------------------------------------------------------------------------------------------------
Subsidiary Guarantees of
 the 9% Senior
 Subordinated Notes due
 2008(2)...............          N/A               N/A               N/A               N/A
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.
(2) Represents the guarantees of the 9% Senior Subordinated Notes due 2008 to be issued by the Co-Registrants. Pursuant to Rule 457(n), no separate registration fee is payable with respect to the subsidiary guarantees.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            TABLE OF CO-REGISTRANTS

                          STATE OR OTHER      PRIMARY STANDARD       IRS EMPLOYER
                          JURISDICTION OF INDUSTRIAL CLASSIFICATION IDENTIFICATION
          NAME             INCORPORATION         CODE NUMBER            NUMBER
          ----            --------------- ------------------------- --------------
RSC Acquisition Corp. ..    Delaware                7353              95-4312989
RSC Alabama, Inc. ......    Alabama                 7353              63-1100849
RSC Center, Inc. .......    Texas                   7353              74-1676350
RSC Duval Inc. .........    Delaware                7353              33-0378978
RSC Holdings, Inc. .....    Delaware                7353              33-0378976
RSC Industrial
 Corporation............    Delaware                7353              33-0378980
RSC Rents, Inc. ........    California              7353              95-4013479
Walker Jones Equipment,
 Inc. ..................    Mississippi             7353              64-0373267

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR   +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 12, 1998

PROSPECTUS

                               OFFER TO EXCHANGE
                     9% SENIOR SUBORDINATED NOTES DUE 2008
           FOR ALL OUTSTANDING 9% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF
                           RENTAL SERVICE CORPORATION
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON
             , 1998 UNLESS EXTENDED.

                                  ----------
  Rental Service Corporation, a Delaware corporation (the "Company" or "RSC"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 9% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 9% Senior Subordinated Notes due 2008 (the "Private Notes"), of which $200,000,000 in aggregate principal amount was issued on May 13, 1998 (the "Offering") are outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and
(ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of May 13, 1998 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Exchange Notes."

  The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, interest on the Exchange Notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 1998, at the rate of 9% per annum. The Exchange Notes will be redeemable, in whole or in part, at the option of the Company on or after May 15, 2001, at the prices set forth herein, together with accrued and unpaid interest to the date of redemption. In addition, at any time prior to May 15, 2001, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued with the net proceeds of one or more Equity Offerings (as defined), at a redemption price equal to 109% of the aggregate principal amount of the Exchange Notes to be redeemed, together with accrued and unpaid interest to the date of redemption; provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Exchange Notes originally issued under the Indenture remains outstanding. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

  Upon a Change of Control (as defined), each holder of the Exchange Notes will have the right to require the Company to repurchase such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. In addition, the Company will be obligated to offer to repurchase the Exchange Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase in the event of certain Asset Sales (as defined). See "Description of Exchange Notes."

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                The date of this Prospectus is            , 1998

  The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) and will rank pari passu in right of payment with all future senior subordinated indebtedness of the Company. The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally (the "Guarantees"), on a senior subordinated unsecured basis, by all of the Company's domestic subsidiaries (the "Subsidiary Guarantors"). The Guarantees will be general unsecured obligations of the Subsidiary Guarantors, subordinated in right of payment to all existing and future Guarantor Senior Indebtedness (as defined) and will rank pari passu in right of payment with all future senior subordinated indebtedness of the Subsidiary Guarantors. As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the Other Acquisitions (as defined), (i) the Company would have had approximately $537.5 million of indebtedness outstanding, of which $337.5 million would have been Senior Indebtedness ($334.1 million of which would have represented guarantees of borrowings by its subsidiaries under the Bank Facility) and (ii) the Subsidiary Guarantors would have had approximately $337.5 million of indebtedness outstanding, all of which would have been Guarantor Senior Indebtedness and $334.1 million of which would have represented borrowings under the Bank Facility. The Indenture permits the Company and the Subsidiary Guarantors to incur additional Senior Indebtedness and Guarantor Senior Indebtedness under the Bank Facility, as well as (subject to certain limitations) additional indebtedness.

  The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m., New York City time, on              ,
1998, unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder of Private Notes is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  Prior to the Exchange Offer, there has been no public market for the Private Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Exchange Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Prior Public Market."

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

  The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer--Resale of the Exchange Notes."

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depositary") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "The Exchange Offer--Book-Entry Transfer."

                               ----------------

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (together will all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus, or in any document incorporated by reference herein, as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.

  The Company is also subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet web site located at http://www.sec.gov. The Common Stock of the Company is currently traded on the New York Stock Exchange (the "NYSE"), and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which the Company has filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Prospectus:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    (c) The Company's Proxy Statement dated March 30, 1998 related to the Annual Meeting of Stockholders held on April 29, 1998;

    (d) The Company's Current Report on Form 8-K filed with the Commission on January 22, 1998;

    (e) The Company's Current Report on Form 8-K/A filed with the
    Commission on February 9, 1998;

    (f) The Company's Current Report on Form 8-K filed with the Commission on February 18, 1998;

    (g) The Company's Current Report on Form 8-K/A filed with the
    Commission on April 17, 1998; and

    (h) The Company's Current Report on Form 8-K filed with the Commission on May 14, 1998.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

  This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to the attention of Robert M. Wilson, Secretary, Rental Service Corporation, 6929 E. Greenway Parkway, Suite 200, Scottsdale, AZ 85254 (Telephone: (602) 905-3300).

            CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed under "Risk Factors," among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, including, without limitation, in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements. All of these forward-looking statements are based on estimates and assumptions made by management of the Company, which, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon such estimates and statements. No assurance can be given that any of such statements or estimates will be realized and actual results will differ from those contemplated by such forward-looking statements.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. Certain information contained in this summary and elsewhere in this Prospectus, including information with respect to the Company's plans and strategy for its business, especially RSC's growth strategy, plans to raise additional capital and prospective acquisitions, are forward-looking statements. Holders of the Private Notes should carefully consider the factors set forth herein under the caption "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from results referred to in the forward-looking statements. Capitalized terms used but not defined in this Prospectus Summary have the meanings ascribed to them elsewhere in this Prospectus.

                                  THE COMPANY

  The Company is a leading consolidator in the rapidly-growing equipment rental industry, serving the needs of a wide variety of industrial, manufacturing, construction, government and homeowner markets. As of June 5, 1998, RSC operated the largest equipment rental network in the United States with 203 rental locations in 26 states. RSC rents a broad selection of equipment ranging from small items such as pumps, generators, welders and electric hand tools, to larger equipment such as backhoes, forklifts, air compressors, scissor lifts, aerial manlifts and skid-steer loaders. The Company also sells maintenance, repair and operations ("MRO") supplies, small tools, contractor supplies, parts and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers. Depending upon market needs, RSC also offers its customers 24 hours-a-day, seven days-a-week support services, including on-site maintenance and repair. The Company has a diverse customer base and rented equipment to over 100,000 customers in 1997, with the top ten customers representing less than 3% of total revenues. The Company's customers include industrial companies (such as manufacturers, petrochemical facilities, large chemical processing companies, paper mills, entertainment companies and public utilities), construction companies (such as contractors), governmental entities and homeowners.

  RSC's strategy is to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. From its formation in July 1992 through June 5, 1998, the Company has acquired 56 businesses consisting of 172 locations and has opened 54 start-up locations. As of June 5, 1998, the Company was party to non-binding letters of intent to acquire three equipment rental businesses with a combined eleven locations in three states. See "--Recent Developments." The Company also focuses on increasing revenues and profitability across its locations through investments in fleet expansion, the implementation of sophisticated information systems designed to improve asset utilization and targeted marketing efforts. For the year ended December 31, 1997, after giving effect to the acquisitions and other pro forma adjustments described in "Unaudited Pro Forma Consolidated Financial Data," the Company would have generated pro forma revenues and operating income of $459.2 million and $65.8 million, respectively. See "Unaudited Pro Forma Consolidated Financial Data."

  The Company believes the rental equipment industry offers substantial consolidation opportunities for large, well capitalized equipment rental companies such as RSC. The equipment rental industry is highly fragmented and primarily consists of a large number of relatively small, independent businesses typically serving discrete local markets within 30 to 50 miles of the store location, and a small number of multi-location regional or national operators. Relative to smaller companies with only one or two rental locations, the Company believes RSC benefits from several competitive advantages, including sophisticated management information systems, volume purchasing discounts, professional management, a diverse customer base and geographic locations, a modern and well-maintained rental fleet, the ability to transfer equipment among rental locations to satisfy customer demand and national brand identity. Management believes the equipment rental industry benefits from the trend among businesses to outsource non-core operations in order to reduce capital investment and minimize the downtime, maintenance, repair and storage associated with equipment ownership. As a result of consolidation and industry growth, 1997 rental revenues of the top 100 rental equipment companies increased over 1996 rental revenues by approximately 35%, to more than $4.2 billion, according to estimates by the Rental Equipment Register (the "RER"). In spite of this growth, these top 100 companies represented only a small percentage of the estimated $21 billion in industry rental revenues in 1997.

BUSINESS STRATEGY

  The Company's goal is to increase revenues and profitability by taking advantage of its strong market position and pursuing a business strategy that includes the following key elements:

  Small- to Medium-Sized Market Focus. The Company focuses on operating rental locations in underserved small- to medium-sized rental markets where the Company can capitalize on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. In addition, the Company believes small- to medium-sized markets provide an extensive selection of acquisition candidates and attractive start-up locations. The Company believes future acquisitions and start-up locations will provide opportunities to achieve greater geographic and customer diversification. Through its geographic diversification, the Company believes it can more effectively manage economic fluctuations than single-location businesses by transferring equipment to regions with higher demand. See "Business--Locations" and "--Growth Strategy."

  Cluster Strategy. Under its cluster strategy, RSC establishes a comprehensive pool of rental equipment at a central, readily-accessible "hub" location, and surrounds the hub with smaller "satellite" locations 30 to 150 miles away, which draw on this equipment pool to serve local customers' needs. The hub locations provide full-service rental fleet maintenance and repair operations for the satellite locations. The Company believes this strategy increases fleet utilization and allows RSC to bring the benefits of a large, high-quality and diversified rental equipment fleet to markets with populations as small as 25,000 where a full-scale rental facility might not otherwise be justified. See "Business--Fleet Management."

  Advanced Information Systems. The Company has made substantial investments in its management information systems in order to improve asset utilization and financial performance. Every rental location has on-line access to a centralized computer system that provides real-time transaction processing, extensive fleet management tools and financial management reports. Use of these systems allows the Company to improve its asset utilization by deploying assets to locations generating higher returns and identifying underperforming assets for disposition. These systems also allow an employee at any location to identify and reserve a specific piece of equipment anywhere in a region, and schedule delivery (generally within 24 hours) to a customer's job site. With the acquisition of Center, the Company obtained Center's proprietary information system, which, among other enhancements, automatically prioritizes equipment for maintenance based on type, age and recent use. The Company believes Center's system is scaleable over a large number of locations, and expects to add it to the Company's existing systems. See "--Recent Developments--Acquisition of Center Rental," "Business--Fleet Management" and "--Information Systems"

  Decentralized Management. Under the Company's decentralized management structure, RSC's region vice presidents and district managers, who currently average over 20 years of rental experience, are responsible for management, customer service, marketing strategies and business growth, including pursuing acquisitions and identifying start-up locations, in their regions. Each region vice president and district manager is compensated through a stock option program and cash bonus plan tied directly to the region's performance. A small corporate staff at the Company's headquarters focuses on corporate planning, financial reporting and analysis and overseeing execution of the Company's growth strategy. The Company has also centralized its purchasing and equipment disposal functions in order to maximize purchase discounts and sale prices for used rental equipment.

  Superior Customer Service. The Company believes it differentiates itself from many of its competitors by providing responsive customer service, a broad selection of high-quality rental equipment and "one-stop shopping" for a wide range of supplies, tools, parts and equipment. Depending upon market needs, RSC also offers value-added services to its customers such as a radio-dispatched transportation fleet and 24-hours-a-day, seven-days-a-week support services, including on-site maintenance and repair. The Company believes its rapid response time in delivering, servicing or replacing equipment at job sites generates customer loyalty. A cornerstone to the Company's customer service commitment is its extensive training system, Rental Service University ("RSU"), which provides formal training to Company employees relating to customer service, strategy, finance, information systems, fleet management, safety and risk management and human resources. See "Business--Products" and "--Sales and Marketing."

GROWTH STRATEGY

  RSC's growth strategy is to continue to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. The Company is systematic in its selection of new markets for expansion and, together with Arthur D. Little, Inc., has developed a proprietary model to guide future expansion efforts by identifying and ranking desirable locations based on more than 25 demographic characteristics found in the Company's most successful geographic markets. The Company also seeks to increase revenues at new and existing locations through fleet expansion, improved asset utilization and targeted marketing efforts. The Company also has begun to increase revenues across existing locations by cross-selling both equipment rental services and MRO tools and supplies to its industrial customers.

  Acquisitions. RSC's acquisition efforts focus on acquiring stable, respected businesses in markets the Company believes offer opportunities for additional growth. The Company primarily targets acquisitions of businesses in small- to medium-sized markets where an existing owner has limited resources to expand the rental equipment fleet and/or the owner's decision to sell coincides with the decision to retire. The Company believes it can capitalize in such markets on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. Immediately after completing an acquisition, the Company generally integrates the operations of the acquired business into its management information systems, consolidates its equipment purchasing and disposal functions, and centralizes its fleet management, while seeking to provide consistent, high-quality service to the acquired business' customers. The Company has a proven track record in completing and integrating acquisitions. Proprietors of smaller businesses often place significant emphasis on the Company's reputation in these areas, and the Company believes this reputation provides it access to additional acquisition opportunities. Since its formation in 1992, RSC has acquired 56 businesses consisting of 172 locations. See "Business--Business Strategy--Small- to Medium-Sized Market Focus" and "Business--Locations."

  Start-Up Locations. RSC also enters targeted markets through start-up locations where there is no quality business available for acquisition or where such a business cannot be acquired on terms acceptable to the Company. The Company's decision to open a start-up location is based upon its review of demographic information, business growth projections and the level of existing competition. RSC enhances the flexibility of start-up locations by entering into real estate leases with short initial terms and multiple option periods. In addition, RSC typically minimizes capital expenditures at a start-up location by redeploying and sharing equipment with an existing hub. If a start-up location does not meet expectations, the Company can redeploy the equipment elsewhere. Since the Company opened its first start-up location in October 1994, the Company has opened 53 additional start-up locations. See "Business-- Business Strategy--Cluster Strategy" and "Business--Locations."

  Internal Growth. The Company focuses on achieving internal growth through an emphasis on disciplined fleet expansion, improved asset utilization and targeted marketing efforts. The Company intends to replace assets in, and increase the breadth and depth of, its existing rental equipment fleet through capital expenditures. In addition, RSC's information systems provide the data necessary to improve asset deployment based upon such factors as price realization, time utilization and individual asset return on investment. Through its national accounts marketing program, the Company targets large petrochemical, industrial and commercial customers. The Company offers these customers In-Plant Maintenance ("IPM") services whereby RSC locates equipment at a customer's facility and assumes complete responsibility for the maintenance of such equipment. The IPM program allows the Company to eliminate operating expenses such as equipment transportation and delivery, and to improve asset utilization rates. In addition, the Company has increased its MRO supply business and its tool room management and small tool trailer business. The Company has also created an Industrial Division, with a dedicated and specially trained sales force focusing exclusively on industrial customers. See "Business--Fleet Management," "--Information Systems" and "--Sales and Marketing."

                              RECENT DEVELOPMENTS

ACQUISITION OF CENTER RENTAL

  On December 2, 1997, the Company acquired all of the outstanding stock of Rent-It-Center, Inc. d/b/a Center Rental & Sales and substantially all of the assets of certain affiliated entities (collectively, "Center") for approximately $100.9 million in cash, 482,315 shares of common stock, par value $.01 per share, of the Company ("Common Stock") (of which 64,544 shares will be issued over seven years, subject to earlier issuance within three years if certain performance objectives are achieved) and the assumption of approximately $16.0 million of Center's debt (the "Center Acquisition"). Center was a leading independent equipment rental company that also sold a variety of equipment ranging from small tools to heavy equipment, including related commodity supplies. Center operated a total of 14 locations in Colorado, New Mexico, Texas, Kansas, Missouri and Nebraska, and had total combined revenues of approximately $49.8 million for its fiscal year ended October 31, 1997. Center operated on a "hub" and "satellite" strategy similar to that employed by the Company. Center's balance sheet was consolidated with the Company's under the purchase method of accounting as of December 2, 1997. Pursuant to the acquisition agreements, the Company assumed effective control of Center's operations on November 1, 1997, and has included Center's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

ACQUISITION OF VALLEY RENTALS

  On February 3, 1998, the Company acquired substantially all of the assets of JDW Enterprises, Inc. d/b/a Valley Rentals ("Valley") for $93.6 million in cash and 435,602 shares of Common Stock (the "Valley Acquisition"). Valley was a leading independent equipment rental company in the Southwest, operating a total of ten locations in Arizona and New Mexico, and had total revenues of approximately $36.7 million for its fiscal year ended December 31, 1997. This acquisition was recorded under the purchase method of accounting as of February 3, 1998.

OTHER ACQUISITIONS AND START-UPS

  On April 1, 1998, the Company acquired all of the outstanding stock of James
S. Peterson Enterprises, Inc. d/b/a Metroquip Rental Centers ("Metroquip") for $51.2 million in cash (including the payoff of assumed debt) and 193,090 shares of Common Stock. Up to an additional 95,727 shares of Common Stock may be paid to the seller over a three-year period if certain performance objectives are met. Metroquip rented, sold and supported aerial work platforms and contractors' equipment, operated a total of five locations in Minnesota and Nebraska, and had total revenues of approximately $25.2 million for its fiscal year ended December 31, 1997. Metroquip's balance sheet was consolidated with the Company's as of April 1, 1998. Pursuant to the acquisition agreement, the Company assumed effective control of Metroquip's operations on March 1, 1998 and has included

Metroquip's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On April 2, 1998, the Company acquired all of the outstanding stock of T&M Rental, Inc. ("T&M") for $21.9 million in cash (including the payoff of assumed debt). Up to 33,132 shares of Common Stock may be paid to the seller over a three-year period if certain performance objectives are met. T&M was an independent rental company operating one location in Indiana, and had total revenues of approximately $5.8 million for its fiscal year ended February 28, 1998. T&M's balance sheet was consolidated with the Company's as of April 2, 1998. Pursuant to the acquisition agreement, the Company assumed effective control of T&M's operations on March 1, 1998 and has included T&M's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  Subsequent to March 31, 1998, the Company has completed three additional acquisitions for a total combined purchase price of approximately $17.1 million (including 53,693 shares of Common Stock). These acquisitions had a combined six locations in Illinois, Missouri, Virginia and Wisconsin. Additionally, the Company opened a total of four new start-up locations in Alabama, Iowa and Nebraska.

  As of June 5, 1998, the Company was party to non-binding letters of intent to acquire three equipment rental businesses with a combined eleven locations in Illinois, Missouri and Oklahoma for a total combined purchase price of approximately $33.2 million (including the assumption of approximately $7.4 million of debt). These acquisitions are subject to a number of closing conditions, including the execution of definitive purchase agreements, RSC board of directors approval and, in some cases, expiration of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Furthermore, in view of the fact that these letters of intent are non-binding and that the Company has not completed its due diligence investigations with respect thereto, the Company cannot predict whether these letters of intent will lead to definitive agreements, whether the terms of any such definitive agreements will be the same as the terms contemplated by the letters of intent or whether any transaction contemplated by such letters of intent will be consummated.

                               THE EXCHANGE OFFER

The Exchange Offer..............  The Company is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration Date. There is $200.0 million aggregate principal amount of Private Notes outstanding. See "The Exchange Offer--Purpose of the Exchange Offer."

                                  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder of Private Notes is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer-- Resale of the Exchange Notes."

Registration Rights Agreement...  The Private Notes were sold by the Company on
                                  May 13, 1998 to BT Alex. Brown Incorporated,
                                  Morgan Stanley & Co. Incorporated, Merrill
                                  Lynch, Pierce, Fenner & Smith Incorporated and William Blair & Company, L.L.C. (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement, dated May 8, 1998, by and among the Company and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration Rights Agreement, dated as of May 13, 1998 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights."

Expiration Date.................  The Exchange Offer will expire at 5:00 p.m.,
                                  New York City time, on            , 1998,
                                  unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer-- Expiration Date; Extensions; Amendments."

Accrued Interest on the
Exchange Notes and the Private
Notes...........................  The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (May 13, 1998). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer--Interest on the Exchange Notes."


Conditions to the Exchange        The Exchange Offer is subject to certain
Offer...........................  customary conditions that may be waived by the Company. The Exchange Offer is not
                                  conditioned upon any minimum aggregate
                                  principal amount of Private Notes being
                                  tendered for exchange. See "The Exchange
                                  Offer--Conditions."

Procedures for Tendering          Each holder of Private Notes wishing to
Private Notes...................  accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to Norwest Bank Minnesota,
                                  N.A., as exchange agent (the "Exchange
                                  Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder of Private Notes will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) if such holder is not a broker-dealer, such holder is not currently participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes,
                                  (iii) if such holder is a broker-dealer
                                  registered under the Exchange Act or is
                                  participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The
                                  Exchange Offer--Resale of Exchange Notes"),
                                  (iv) such holder understands that a secondary resale transaction described in clause
                                  (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item
                                  507 or Item 508, as applicable, of Regulation
                                  S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--
                                  Procedures for Tendering."

Special Procedures for           Any beneficial owner whose Private Notes
Beneficial Owners............... are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's
                                 Private Notes, either make appropriate
                                 arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration
                                 Date. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery              Holders of Private Notes who wish to
Procedures...................... tender their Private Notes and whose
                                 Private Notes are not immediately
                                 available or who cannot deliver their
                                 Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange
                                 Agent prior to the Expiration Date must
                                 tender their Private Notes according to
                                 the guaranteed delivery procedures set
                                 forth under "The Exchange Offer--
                                 Guaranteed Delivery Procedures."

Acceptance of the Private Notes
and Delivery of the Exchange
Notes...........................
                                 Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights............... Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.
                                 See "The Exchange Offer--Withdrawal of
                                 Tenders."

Material Federal Income Tax      For a discussion of certain material
Considerations.................. federal income tax considerations relating to the exchange of the Exchange
                                 Notes for the Private Notes, see
                                 "Material Federal Income Tax
                                 Considerations."

Exchange Agent.................. Norwest Bank Minnesota, N.A. is serving as the Exchange Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

  The Exchange Offer applies to $200.0 million aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."

Securities Offered.............. $200.0 million aggregate principal amount of the Company's 9% Senior Subordinated
                                 Notes due 2008.

Company.........................  Rental Service Corporation

Maturity Date................... May 15, 2008.

Interest Payment Dates.......... Interest on the Exchange Notes will accrue from the date of original issuance
                                 (the "Issue Date") and will be payable
                                 semi-annually in arrears on each May 15
                                 and November 15, commencing November 15,
                                 1998.

Optional Redemption............. The Exchange Notes will be redeemable, in whole or in part, at the option of the
                                 Company on or after May 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to May 15, 2001, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued with the net cash proceeds of one or more Equity Offerings (as defined), at a redemption price equal to 109% of the aggregate principal amount of the Exchange Notes to be redeemed together with accrued and unpaid interest to the date of redemption; provided, however, that, after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Exchange Notes originally issued under the Indenture remains outstanding. See "Description of Exchange Notes-- Redemption."

Change of Control............... Upon the occurrence of a Change of
                                 Control (as defined), each holder will
                                 have the right, subject to certain
                                 conditions, to require the Company to
                                 repurchase all or any part of such
                                 holder's Exchange Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase. See "Description of Exchange Notes--Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to repurchase all Exchange Notes tendered. See "Risk Factors--Purchase of Exchange Notes upon a Change of Control."

Ranking......................... The Exchange Notes will be general unsecured obligations of the Company,
                                 subordinated in right of payment to all
                                 existing and future Senior Indebtedness
                                 (as defined) and will rank pari passu in right of payment with all future senior subordinated indebtedness of the Company. As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the Other Acquisitions, the Company would have had approximately $537.5 million of indebtedness outstanding, of which $337.5 million would have been Senior Indebtedness ($334.1 million of which would have represented guarantees of borrowings by its subsidiaries under the Bank Facility). The Indenture permits the Company to incur additional Senior Indebtedness under the Bank Facility, as well as (subject to certain limitations) additional indebtedness. See "Risk Factors--Subordination."

Guarantees...................... The Exchange Notes will be fully and unconditionally guaranteed, jointly and
                                 severally, on a senior subordinated
                                 unsecured basis by the Subsidiary
                                 Guarantors. The Guarantees will be
                                 general unsecured obligations of the
                                 Subsidiary Guarantors, subordinated in
                                 right of payment to all existing and
                                 future Guarantor Senior Indebtedness and will rank pari passu in right of payment with all future senior subordinated indebtedness of the Subsidiary Guarantors. As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the Other Acquisitions, the Subsidiary Guarantors would have had approximately $337.5 million of indebtedness outstanding, all of which would have been Guarantor Senior Indebtedness and $334.1 million of which would have represented borrowings under the Bank Facility. The Indenture permits the Subsidiary Guarantors to incur additional Guarantor Senior Indebtedness under the Bank Facility, as well as (subject to certain limitations) additional indebtedness. See "Description of Exchange Notes--Subsidiary
                                 Guarantees."

Certain Covenants............... The Indenture contains certain covenants that limit the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make investments and certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, permit payment or dividend restrictions to apply to subsidiaries of the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, under certain circumstances, the Company will be required to offer to purchase the Exchange Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase, with the proceeds of certain Asset Sales (as defined). All of such covenants are subject to significant qualifications and exceptions. See "Description of Exchange Notes--Certain Covenants."

                                  RISK FACTORS

  For a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes, see "Risk Factors" beginning on page 15.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following summary consolidated statement of operations data for the years ended December 31, 1995, 1996 and 1997, and summary consolidated balance sheet data as of December 31, 1996 and 1997, have been derived from the audited consolidated financial statements of the Company appearing elsewhere in this Prospectus. The selected consolidated financial data with respect to the Company's balance sheet as of December 31, 1995 has been derived from audited financial statements of the Company not included in this Prospectus. The summary consolidated financial data with respect to the Company's statements of operations for the three months ended March 31, 1997 and 1998, and with respect to the balance sheet as of March 31, 1998, has been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's results of operations and financial position at such dates and for such periods. The results for the three months ended March 31, 1998 are not necessarily indicative of the results which may be expected for future periods, including for the year ending December 31, 1998. The selected operating data presented has not been audited. The summary consolidated financial and operating data presented should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto, "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                      THREE MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                   MARCH 31,
                          --------------------------------------- -----------------------------
                                                       PRO FORMA                     PRO FORMA
                                                      AS ADJUSTED                   AS ADJUSTED
                           1995     1996      1997      1997(1)    1997     1998      1998(1)
                          -------  -------  --------  ----------- -------  -------  -----------
                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA(2):
Revenues:
 Equipment rentals......  $47,170  $94,218  $170,704   $297,663   $27,527  $70,179    $79,197
 Sales of parts,
  supplies and new
  equipment.............   14,621   21,919    70,957    161,508     9,165   27,227     43,268
 Sales of used
  equipment(3)..........    4,126   12,217    19,602        N/A     4,617   11,257        N/A
                          -------  -------  --------   --------   -------  -------    -------
 Total revenues.........   65,917  128,354   261,263    459,171    41,309  108,663    122,465
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........   27,854   55,202    87,552    140,788    14,316   37,073     40,892
 Depreciation, equipment
  rentals...............    7,691   17,840    37,413     61,178     6,306   15,461     17,088
 Cost of sales of parts,
  supplies and new
  equipment.............   10,439   15,582    54,739    118,338     6,737   21,249     32,194
 Cost of sales of used
  equipment(3)..........    2,178    8,488    12,927        N/A     2,972    7,944        N/A
                          -------  -------  --------   --------   -------  -------    -------
 Total cost of
  revenues..............   48,162   97,112   192,631    320,304    30,331   81,727     90,174
                          -------  -------  --------   --------   -------  -------    -------
Gross profit............   17,755   31,242    68,632    138,867    10,978   26,936     32,291
Selling, general and
 administrative
 expense................    6,421   12,254    20,996     54,408     3,784    5,659      8,204
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........    1,186    2,835     5,373      8,064     1,068    2,024      2,208
Amortization of
 intangibles............      718    2,379     3,907     10,560       624    2,085      2,600
                          -------  -------  --------   --------   -------  -------    -------
Operating income........    9,430   13,774    38,356     65,835     5,502   17,168     19,279
Interest expense, net...    3,314    7,063    14,877     39,198     1,597    7,583     10,459
                          -------  -------  --------   --------   -------  -------    -------
Income before income
 taxes and extraordinary
 items..................    6,116    6,711    23,479     26,637     3,905    9,585      8,820
Provision for income
 taxes..................    2,401    2,722    10,330     11,720     1,722    4,101      3,775
                          -------  -------  --------   --------   -------  -------    -------
Income before
 extraordinary items....    3,715    3,989    13,149   $ 14,917     2,183    5,484    $ 5,045
                                                       ========                       =======
Extraordinary items(4)..     (478)  (1,269)     (534)                (534)     --
                          -------  -------  --------              -------  -------
Net income..............    3,237    2,720    12,615                1,649    5,484
Redeemable preferred
 stock accretion........    1,717    1,643       --                   --       --
                          -------  -------  --------              -------  -------
Net income available to
 common stockholders....  $ 1,520  $ 1,077  $ 12,615              $ 1,649  $ 5,484
                          =======  =======  ========              =======  =======
Income (loss) before
 extraordinary items per
 common share...........  $   .50  $   .34  $    .96   $    .72   $   .19  $   .27    $   .24
Income (loss) before
 extraordinary items per
 common share, assuming
 dilution...............  $   .49  $   .33  $    .94   $    .71   $   .19  $   .27    $   .24
SELECTED OPERATING DATA:
Beginning locations.....       25       50        94                   94      165
Locations acquired......       26       25        64                   12       22
Locations opened........       10       19        16                  --         2
Locations closed, sold
 or held for sale(5)....      (11)     --         (9)                 --        (2)
                          -------  -------  --------              -------  -------
Ending locations........       50       94       165                  106      187
                          =======  =======  ========              =======  =======

                                AS OF DECEMBER 31,      AS OF MARCH 31, 1998
                            -------------------------- -----------------------
                                                                  PRO FORMA
                              1995     1996     1997    ACTUAL  AS ADJUSTED(1)
                            -------- -------- -------- -------- --------------
BALANCE SHEET DATA:
Net book value of rental
 equipment................. $ 52,818 $116,921 $314,696 $403,266    $434,605
Total assets...............  137,832  218,933  699,326  864,876     980,842
Total debt.................   68,555   68,594  306,975  433,140     537,472
Redeemable preferred stock
 (net of treasury stock)...   28,401      --       --       --          --
Common stockholders'
 equity....................       46   95,072  290,781  307,240     312,690

--------
(1) The unaudited pro forma as adjusted consolidated statement of operations data for the year ended December 31, 1997 gives effect to the 1997 Pro Forma Combined Acquisitions, the 1998 Pro Forma Combined Acquisitions, the 1997 Pro Forma Acquisition Adjustments, the 1998 Pro Forma Acquisition Adjustments and the 1997 Pro Forma Offering Adjustments, as described in "Unaudited Pro Forma Consolidated Financial Data," as if such transactions had occurred on January 1, 1997. The unaudited pro forma as adjusted consolidated statement of operations data for the three months ended March 31, 1998 gives effect to the 1998 Pro Forma Combined Acquisitions, the 1998 Pro Forma Acquisition Adjustments and the 1998 Pro Forma Offering Adjustments, as described in "Unaudited Pro Forma Consolidated Financial Data," as if such transactions had occurred on January 1, 1998. The unaudited pro forma as adjusted balance sheet at March 31, 1998 gives effect to the Other Acquisitions and the 1998 Pro Forma Offering Adjustments as if they had occurred on March 31, 1998. See "Unaudited Pro Forma Consolidated Financial Data."

(2) The Company's acquisitions have been accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the statements of operations data from the date of effective control of each such acquisition. See Note 2 to the Company's Consolidated Financial Statements.

(3) Sales of used equipment and cost of sales of used equipment are included with sales of parts, supplies and new equipment and cost of sales of parts, supplies and new equipment, respectively, on a pro forma as adjusted basis for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998.

(4) The extraordinary item in the year ended December 31, 1995 represents the loss on extinguishment of debt related to the Company's $30.0 million revolving credit facility (the "Old Revolver") paid off September 12, 1995. The extraordinary item in the year ended December 31, 1996 represents the loss on extinguishment of debt related to the amendment to the Revolver in September 1996. The extraordinary item in the year ended December 31, 1997 represents the loss on extinguishment of debt related to the amendment to the Revolver in January 1997.

(5) In 1996, the Company closed or disposed of its California locations, which were previously classified as "assets held for sale" in the Company's Consolidated Financial Statements.

                                ----------------

  The Company operates through subsidiaries and, unless the context otherwise requires, references in this Prospectus to the "Company" or "RSC" include Rental Service Corporation, a Delaware corporation, and its direct and indirect subsidiaries. The Company's principal executive offices are located at 6929 E. Greenway Parkway, Suite 200, Scottsdale, Arizona 85254, and its telephone number is (602) 905-3300.

                                 RISK FACTORS

  Certain information contained in this Prospectus, including information with respect to the Company's plans and strategy for its business, are forward-looking statements. Holders of Private Notes considering participating in this Exchange Offer should carefully consider, in addition to the other information contained in this Prospectus, the factors set forth below for a discussion of important factors that could cause actual results to differ materially from the results referred to in forward-looking statements contained in this Prospectus.

ABILITY TO SERVICE DEBT; SIGNIFICANT LEVERAGE

  The Company's leverage is significant in relation to its equity. As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the completion of the Other Acquisitions, the Company and its subsidiaries would have had $537.5 million of indebtedness, $337.5 million of which would have been Senior Indebtedness or Guarantor Senior Indebtedness and $312.7 million of stockholders' equity. In addition, the Company would have been entitled to borrow up to an additional $247.8 million in Senior Indebtedness under the Revolver and, subject to the restrictions in the Indenture, to incur substantial additional indebtedness.

  The level of the Company's indebtedness could have important consequences to the holders of the Exchange Notes, including the following: (i) the ability of the Company to obtain any necessary financing in the future for capital expenditures, working capital, debt service requirements, acquisitions or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal of and interest on its indebtedness and other obligations; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company will be more highly leveraged than some of its competitors; (v) the Company's high degree of indebtedness will make it more vulnerable to a default and the consequences thereof (such as a bankruptcy or workout) in the event of a downturn in its business; and (vi) the Bank Facility accrues interest at variable rates, which will cause the Company to be vulnerable to fluctuations in interest rates. See "--Risks Relating to Growth Strategy," "--Need for Additional Capital for Future Growth; Restrictions Imposed by Debt Covenants," "--Seasonality and Quarterly Fluctuations," "--RHI's Bankruptcy; Increase in Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Bank Facility" and "Description of Exchange Notes."

  The ability of the Company to meet its debt service requirements will be dependent upon the successful implementation of the Company's strategy, among other things. In addition, the Company's ability to satisfy its debt service obligations will be dependent upon the Company's future performance, which is subject to a number of factors that are beyond the Company's control. The Company's revenues and operating results are subject to seasonality and quarterly fluctuations. There can be no assurance that the Company will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. Any failure or delay in meeting these debt service requirements could have a material adverse effect upon the Company and the value of the Exchange Notes.

SUBORDINATION

  The Exchange Notes and the Guarantees will be unsecured obligations of the Company and the Subsidiary Guarantors and will be subordinated in right of payment to all existing and future Senior Indebtedness and Guarantor Senior Indebtedness, which will include borrowings under the Bank Facility and guarantees thereof. The Exchange Notes and the Guarantees will rank pari passu in right of payment with all future senior subordinated indebtedness of the Company and the Guarantors, respectively, and will rank senior to other indebtedness that expressly provides that it is subordinated in right of payment to the Exchange Notes or the Guarantees. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company and the Guarantors will be available to pay obligations on the Exchange Notes and the Guarantees only after all Senior Indebtedness and Guarantor Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes and Guarantees outstanding. The Company may not pay principal of, premium (if any) on, or interest on the Exchange Notes, make any deposit pursuant to defeasance provisions or repurchase or redeem or otherwise retire any Exchange Notes
(i) if any Senior Indebtedness is not paid when due or (ii) if any other default on Designated Senior Indebtedness (as defined) occurs that permits the holders of such Designated Senior Indebtedness to accelerate maturity of such Designated Senior Indebtedness, in accordance with its terms, and the Trustee (as defined) receives a notice of such default unless, in either case, the default has been cured or waived, any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full or, in the case of any default other than a payment default, 179 days have passed since the default notice is given. As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the Other Acquisitions, (i) the Company would have had approximately $537.5 million of indebtedness outstanding, of which $337.5 million would have been Senior Indebtedness ($334.1 million of which would have represented guarantees of borrowings by its subsidiaries under the Bank Facility) and (ii) the Subsidiary Guarantors would have had approximately $337.5 million of indebtedness outstanding, all of which would have been Guarantor Senior Indebtedness and $334.1 million of which would have represented borrowings under the Bank Facility. Additional Senior Indebtedness and Guarantor Senior Indebtedness may be incurred by the Company and its subsidiaries from time to time, subject to certain restrictions imposed by the Indenture and the Bank Facility. Additional Indebtedness also may be incurred by foreign subsidiaries of the Company, which are not required to guarantee the Exchange Notes. See "--Need for Additional Capital for Future Growth; Restrictions Imposed by Debt Covenants," "Description of the Bank Facility" and "Description of Exchange Notes--Subordination."

RISKS RELATING TO GROWTH STRATEGY

  The ability of the Company to meet its debt service requirements will be dependent upon the successful implementation of the Company's strategy, among other things. A principal component of the Company's growth strategy is to continue to expand through additional acquisitions and start-up locations that complement the Company's business in new or existing markets. From its formation in 1992 through June 5, 1998, the Company, through its aggressive expansion strategy, has acquired 56 businesses comprised of 172 locations and has opened 54 start-up locations. At June 5, 1998, the Company was party to non-binding letters of intent to acquire three equipment rental businesses with a combined eleven locations in Illinois, Missouri and Oklahoma for a total combined purchase price of approximately $33.2 million (including the assumption of approximately $7.4 million of debt). The Company's future growth will be dependent upon a number of factors including, among others, the Company's ability to identify acceptable acquisition candidates and suitable start-up locations, consummate acquisitions and obtain sites for start-up locations on favorable terms, promptly and successfully integrate acquired businesses and start-up locations with the Company's existing operations, expand its customer base and obtain financing to support expansion. There can be no assurance that the Company will successfully expand or that any expansion will result in profitability. The failure to effectively identify, evaluate and integrate acquired businesses and start-up locations could adversely affect the Company's operating results, possibly causing adverse effects on the value of the Exchange Notes. Through several recent acquisitions (including Valley and Center), the Company began operating in the Rocky Mountain area, the Mid-Atlantic regions and the Southwest, areas in which it has no experience. The results achieved to date by the Company may not be indicative of its prospects or ability to succeed in these or other new markets, many of which may have different competitive conditions, seasonality and demographic characteristics than the Company's current markets. The Company has substantially increased its presence in the MRO supply business, which generally requires maintenance of higher levels of inventory, is more dependent on industrial customers and has lower operating margins than the Company's rental equipment business.

  In connection with prospective acquisitions and start-up locations, the Company expects to increase the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. The Company believes this growth will increase the operating complexity of the Company and the level of responsibility for both existing and new management personnel. To manage this expected growth, the Company intends to increase its investment in its operating and financial systems and to continue to expand, train and manage its employee base. There can be no assurance that the Company will be able to attract and retain qualified management and employees or that the Company's current operating and financial systems and controls will be adequate as the Company grows or that any steps taken to improve such systems and controls will be sufficient. See "--Need for Additional Capital for Future Growth; Restrictions Imposed by Debt Covenants" and "Business--Growth Strategy."

NEED FOR ADDITIONAL CAPITAL FOR FUTURE GROWTH; RESTRICTIONS IMPOSED BY DEBT COVENANTS

  Expansion of the Company through acquisitions, start-up locations and internal growth will require significant capital expenditures. The Company made capital expenditures of $86.8 million, $165.1 million and $70.7 million in the years ended December 31, 1996 and 1997 and the three months ended
March 31, 1998, respectively, and completed acquisitions for $27.3 million, $278.9 million and $107.8 million in the aggregate, respectively, during such periods. The Company's capital expenditures have principally been discretionary expenditures to finance growth of its rental fleet. The Company must continue to reinvest in ongoing capital expenditures to maintain the condition of its rental equipment fleet in order to remain competitive and provide its customers with high-quality equipment. The Company historically has financed capital expenditures, acquisitions and start-up locations primarily through the issuance of equity securities, secured bank borrowings and internally generated cash flow. The Company offered the Private Notes to implement its growth strategy and meet its capital needs and may in the future issue additional equity securities or may incur additional indebtedness. Such additional indebtedness may increase RSC's leverage, may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. There can be no assurance that additional capital, if and when required, will be available on terms acceptable to the Company, or at all. Failure by the Company to obtain sufficient additional capital in the future could force the Company to curtail its growth or delay capital expenditures, which would have a material adverse effect on the Company and could have a material adverse effect on its ability to make payments on the Exchange Notes.

  The Company's ability to finance future acquisitions, start-ups and internal growth will be limited by the covenants contained in the Bank Facility and the Indenture. The Bank Facility contains a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets or merge, incur debt, pay dividends, repurchase or redeem capital stock, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. The Bank Facility also contains, among other covenants, requirements that the Company maintain specified financial ratios, including minimum cash flow levels and interest coverage and debt coverage ratios, and prohibits the Company and its subsidiaries from prepaying, redeeming or defeasing the Company's other indebtedness (including the Exchange Notes). Furthermore, the Indenture relating to the Exchange Notes contains, and any additional financing agreements are likely to contain, certain restrictive covenants. The restrictions contained in the Indenture and such other agreements affect, and in some cases significantly limits or prohibits, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations. If the Company fails to comply with the restrictive covenants in the Indenture, the Company's obligation to repay such obligations may be accelerated.

  The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control. The breach of any of these covenants could result in a default under the Bank Facility. In the event of any such default, the lenders under the Bank Facility could elect to declare all amounts borrowed under the Bank Facility, together with accrued interest and other fees, to be due and payable. If the indebtedness under the Bank Facility were to be accelerated, all indebtedness outstanding under such Bank Facility would be required to be paid in full before the subsidiaries of the Company that are parties to the Bank Facility would be permitted to distribute any assets or cash to the Company. There can be no assurance that the assets of the Company and its subsidiaries would be sufficient to repay all borrowings under the Bank Facility, the other creditors of such subsidiaries and the Exchange Notes in full. In addition, as a result of these covenants, the ability of the Company and its subsidiaries to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions, including acquisitions, that might otherwise be considered important to the Company's growth strategy or otherwise beneficial to the Company. See "Description of the Bank Facility," "Business--Growth Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HOLDING COMPANY STRUCTURE; EFFECTS OF ASSET ENCUMBRANCES

  Substantially all of the Company's operating income is generated by its subsidiaries. As a result, the Company will rely on cash received from its subsidiaries to provide substantially all of the funds necessary to meet its debt service obligations, including the payment of principal and interest on the Exchange Notes. The Subsidiary Guarantors will guarantee the Company's obligations under the Bank Facility on a senior secured basis, and the capital stock of, and substantially all of the assets of, the Subsidiary Guarantors will be pledged to secure the obligations of the Company and such subsidiaries under the Bank Facility and other secured obligations. In addition, the Bank Facility will prohibit the payment of dividends or other similar distributions to the Company from its subsidiaries in the event of a default thereunder. The Exchange Notes are guaranteed on a senior subordinated unsecured basis by the Subsidiary Guarantors, and therefore, should the Company fail to satisfy any payment obligation under the Exchange Notes, the holders would have a direct claim therefor against the Subsidiary Guarantors pursuant to such Guarantees. The Indenture will limit, but not prohibit, the ability of the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness. In the event of a default under the Bank Facility (or any other Senior Indebtedness), the lenders thereunder would be entitled to a claim on the assets securing such indebtedness which is prior to any claim of the holders of the Exchange Notes. Accordingly, there may be insufficient assets remaining after payment of prior secured claims (including claims of lenders under the Bank Facility) to pay amounts due on the Exchange Notes. The Indenture also limits the ability of the Company and its subsidiaries to incur additional indebtedness. However, these limitations are subject to certain exceptions. See "--Fraudulent Conveyance Risks" and "Description of Exchange Notes."

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include: large national companies (such as Hertz Equipment Rental Corporation, Prime Service, Inc., U.S. Rentals, Inc., BET Plant Services U.S.A. and United Rentals, Inc.); regional competitors that operate in a few states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. Fragmentation has attracted new competitors. Through its acquisition of Prime Services, Inc., Atlas Copco North America Inc., a subsidiary of Sweden-based Atlas Copco AB ("Atlas Copco"), has entered into the equipment rental business, and the Company believes that equipment manufacturers such as Caterpillar Inc. ("Caterpillar"), John Deere Capital Corporation, a wholly owned subsidiary of Deere & Company ("John Deere"), and equipment dealers such as Neff Corp., a John Deere dealer in which GE Capital Corp. has an equity investment ("Neff"), have or may enter into the business as well. The Company also competes against MRO suppliers, including large companies (such as W.W. Grainger and McMaster Carr), as well as regional and independent competitors. These competitors of the Company, as well as some others, have greater financial resources, are more geographically diverse and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, thereby impacting operating results.

  Existing or future competitors also may seek to compete with the Company for acquisition candidates that could have the effect of increasing the price for acquisitions or reducing the already limited number of suitable acquisition candidates. Management believes that such competition has increased the prices obtained by businesses acquired by the Company and its competitors. In addition, such competitors may also compete with the Company for start-up locations, thereby limiting the number of attractive locations for expansion. Competition in the rental or MRO business and competition in making acquisitions could have a material adverse effect on the Company. See "Business--Competition."

GENERAL ECONOMIC CONDITIONS

  The Company's business is sensitive to economic and competitive conditions, including national, regional and local slowdowns in construction, petrochemical or other industrial activity. As of June 5, 1998, the Company operated 203 locations in 26 states (Alabama, Arizona, Arkansas, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Minnesota, Mississippi, Missouri, Nebraska, New Mexico,
North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Wisconsin). As of June 5, 1998, the Company was party to non-binding letters of intent to acquire three equipment rental businesses with a combined eleven locations in three states (Illinois, Missouri and Oklahoma). The Company's operating results may be adversely affected by events or conditions in a particular area, such as regional economic slowdowns, adverse weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities. There can be no assurance that economic slowdowns, a decline in the petrochemical industry or adverse economic or competitive conditions will not have a material adverse effect on the Company's operating results and financial condition. See "Business--Locations."

SEASONALITY AND QUARTERLY FLUCTUATIONS

  Historically, the Company's revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: general economic conditions in the Company's markets; the timing and cost of acquisitions and start-up locations; the effectiveness of integrating acquired businesses and start-up locations; the timing of fleet expansion capital expenditures; the realization of targeted equipment utilization rates; seasonal rental and purchasing patterns of the Company's customers; and price changes in response to competitive factors. The Company incurs various costs in establishing or integrating newly acquired locations or start-ups, and the profitability of a new location is generally expected to be lower in the initial period of its operation than in subsequent periods. These factors, among others, make it likely that in some future quarter the Company's results of operations may be below the expectations of securities analysts and investors, which could have a material adverse effect on the value of the Exchange Notes. In addition, operating results historically have been seasonally lower during the first and fourth fiscal quarters than during the other quarters of the fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Selected Quarterly Operating Results."

DEPENDENCE ON KEY PERSONNEL

  The Company's future performance and development will depend, in large part, upon the efforts and abilities of certain members of senior management, particularly Martin R. Reid, Chairman of the Board and Chief Executive Officer, Robert M. Wilson, Senior Vice President and Chief Financial Officer, and Douglas A. Waugaman, Ronald Halchishak, David G. Ledlow and John Markle, each a Senior Vice President of Operations. The loss of service of one or more members of senior management could have a material adverse effect on the Company's business. The Company's future success also will depend on its ability to attract, train and retain skilled personnel in all areas of its business. See "Management."

GOVERNMENT AND ENVIRONMENTAL REGULATION

  The Company and its operations are subject to various federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. There can be no assurance that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. The Company uses hazardous materials such as solvents to clean and maintain its rental equipment fleet. In addition, the Company generates and disposes waste such as used motor oil, radiator fluid and solvents, and may be liable under various federal, state and local laws for environmental contamination at facilities where its waste is or has been disposed. In addition, the Company dispenses petroleum products from underground and above-ground storage tanks located at certain rental locations that it owns or leases. The Company maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, maintenance of records and the regular testing and monitoring of tank systems for tightness. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company incurs ongoing expenses associated with the removal of older underground storage tanks and other activities to come into compliance with environmental laws, and the performance of appropriate remediation at certain of its locations. See "Business--Government and Environmental Regulation."

LIABILITY AND INSURANCE

  The Company's business exposes it to possible claims for personal injury or death resulting from the use of equipment rented or sold by the Company and from injuries caused in motor vehicle accidents in which Company delivery or service personnel are involved. The Company carries comprehensive insurance subject to a deductible. There can be no assurance that existing or future claims will not exceed the level of the Company's insurance, or that such insurance will continue to be available on economically reasonable terms, if at all. In addition, certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, are generally not covered by the Company's insurance.

RHI'S BANKRUPTCY; INCREASE IN INDEBTEDNESS

  In September 1995, the Company acquired Acme Holdings Inc. ("RHI") an equipment rental business with 22 locations, primarily serving Florida, the Texas/Louisiana Gulf Coast and California. Between 1986 and 1990, RHI had acquired nine equipment rental businesses financed primarily with debt. In 1993, RHI refinanced its debt through the public sale of $78.0 million of senior notes (the "Retired Notes"). In 1994, due to a downturn in business conditions, combined with RHI's highly leveraged capital structure, RHI faced liquidity constraints and was unable to service its debt. In response, RHI brought in a new management team and hired Martin R. Reid, the Company's current Chief Executive Officer, as RHI's Chief Executive Officer in June 1994. This new management team initiated restructuring discussions with the holders of the Retired Notes in August 1994, culminating in the prepackaged bankruptcy of RHI and its subsidiaries. On September 12, 1995, the effective date of the prepackaged bankruptcy plan, the holders of the Retired Notes received an aggregate of $35.4 million in cash from the Company in exchange for the surrender of the Retired Notes and the release of all claims against RHI. In addition, in exchange for providing the financing necessary for the consummation of RHI's prepackaged bankruptcy plan, the Company acquired RHI through a stock merger. Prior to such acquisition, the Company and RHI shared certain common stockholders, including members of RHI's management and affiliates of Brentwood Associates. In addition, from July 1992 to September 1995, RHI provided executive management services to the Company pursuant to a Management Agreement. RHI currently operates as a subsidiary of the Company under the name RSC Holdings Inc. The Company's growth strategy has increased and is expected to continue to increase the Company's indebtedness. As a result of such increased levels of indebtedness, a downturn in business could have a material adverse effect on the Company. See "Capitalization," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

FAILURE TO EXCHANGE PRIVATE NOTES

  The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own accounts in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

ABSENCE OF PRIOR PUBLIC MARKET

  The Private Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Exchange Notes are new securities and have no established trading market. The Company does not intend to apply for listing of the Exchange Notes on any exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the Exchange Offer. No assurance can be given as to the liquidity of any trading market for the Exchange Notes or that any such trading market will develop. If an active public market for the Exchange Notes does not develop, their value and liquidity may be adversely affected. If a market for the Exchange Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities.

PURCHASE OF EXCHANGE NOTES UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company is required to make an offer to purchase all outstanding Exchange Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have available funds sufficient to purchase the Exchange Notes upon a Change of Control. In addition, any Change of Control, and any repurchase of the Exchange Notes required under the Indenture upon a Change of Control, would constitute an event of default under the Bank Facility, with the result that the obligations of the borrowers thereunder could be declared due and payable by the lenders. Any acceleration of the obligations under the Indenture or the Bank Facility would make it unlikely that the Company could service the Exchange Notes and, accordingly, that the Company could effect a purchase of the Exchange Notes upon a Change of Control. See "Description of the Bank Facility" and "Description of Exchange Notes--Change of Control."

FRAUDULENT CONVEYANCE RISKS

  Management of the Company believes that the indebtedness represented by the Exchange Notes is being incurred for proper purposes and in good faith, and that after the consummation of the Exchange Offer, based on present forecasts, asset valuations and other financial information, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. See "--Ability to Service Debt; Significant Leverage." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in a bankruptcy or a debtor-in-possession) were to find that, at the time of incurrence of such indebtedness, the Company was rendered insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Company's obligations to the holders of Exchange Notes, the result of which would be that such holders might not be repaid in full and/or (ii) subordinate the Company's obligations to the holders of Exchange Notes to other existing or future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle other creditors to be paid in full before any payment could be made on the Exchange Notes.

  In addition, the Guarantees may be subject to review under relevant federal and state fraudulent conveyance and similar statues in a bankruptcy case or a lawsuit by or on behalf of creditors of any of the Subsidiary Guarantors. In such a case, the analysis set forth above would generally apply, except that the Guarantees could also be subject to the claim that, since the Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Subsidiary Guarantors), the obligations of the Subsidiary Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could avoid a Subsidiary Guarantor's obligation under its Guarantee, subordinate the Guarantee to other indebtedness of a Subsidiary Guarantor or take other action detrimental to the holders of the Exchange Notes.

RISKS RELATED TO INTERNATIONAL OPERATIONS

  The Company is considering operations in Canada and may consider operations elsewhere outside of the United States in the near future. These operations are subject to risks normally associated with international operations, including currency conversion risks, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad and complying with foreign laws. In addition, if the Company conducts such operations through foreign subsidiaries, such subsidiaries will not be required to become guarantors of the Exchange Notes.

YEAR 2000

  The Company is aware of the issues associated with the programming code in existing computer and software systems as the Year 2000 approaches. The Year 2000 problem is pervasive and complex, as virtually every computer operation could be affected in some way by the rollover of the two-digit year value to "00." The issue is whether systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause complete system failures. The Company has received confirmation from all of its current systems' vendors that each of their systems will properly handle the rollover to the Year 2000.

FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements, including without limitation, statements concerning the Company's operations, economic performance and financial condition, including in particular, the integration of acquisitions and start-up locations into the Company's existing operations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, those identified under "Risk Factors" and elsewhere in this Prospectus and other risks and uncertainties indicated from time to time in the Company's filings with the Commission. Actual results could differ materially from results referred to in the forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this Prospectus will in fact occur.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by the Company on May 13, 1998 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes (i) to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) in offshore transactions in reliance on Regulation S under the Securities Act. As a condition to the sale of the Private Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on May 13, 1998. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 90 days after the Closing Date, (ii) cause such Registration Statement to become effective under the Securities Act within 150 days after the Closing Date (iii) keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law) after the date that notice thereof is mailed to holders of the Private Notes and
(iv) commence the Exchange Offer and use its best efforts to issue, on or prior to 45 days after the date on which the Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Private Notes tendered prior thereto in the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder of Private Notes acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration

Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $200.0 million in aggregate principal amount of the Private Notes are outstanding. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
           , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, and (ii) mail to the registered holders of Private Notes an announcement thereof which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Private Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders of Private Notes, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate equal to 9% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each May 15 and November 15, commencing November 15, 1998. Holders of Exchange Notes will receive interest on November 15, 1998 from the date of initial issuance of the Private Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either
(i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

  The tender by a holder of Private Notes that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such Holder in the ordinary course of the respective business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if such holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations, (iv) if such holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985, (v) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (vi) such holder understands that a secondary resale transaction described in clause (v) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (vii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see " --Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of Exchange Notes by broker-dealers for a period of up to 90 days from the date the Commission declares the Registration Statement effective (the "Exchange Offer Registration Period") and (iii) to provide copies of the latest version of the Prospectus to broker-dealers upon their request during the Exchange Offer Registration Period.

ADDITIONAL INTEREST

  If (i) the Company fails to file the Registration Statement within 90 days after the Issue Date or a shelf registration statement covering resale of the Private Notes (a "Shelf Registration Statement") within 30 days after such obligation arises; (ii) within 150 days after the Issue Date, the Registration Statement has not been declared effective; (iii) within 45 days after the date on which the Registration Statement is declared effective by the Commission, the Exchange Offer has not been consummated, or within the time period specified in the Registration Rights Agreement, the Shelf Registration Statement has not been declared effective; or (iv) after either the Registration Statement or the Shelf Registration Statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Private Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each event referred to in clauses (i) through (iv), a "Registration Default"), interest ("Additional Interest") will accrue on the Private Notes and the Exchange Notes (in addition to the stated interest on the Private Notes and the Exchange Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Additional Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.50% per annum.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the registration statement of which this Prospectus is a part.

EXCHANGE AGENT

  Norwest Bank Minnesota, N.A. has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                                 By Registered or Certified
           By Hand:                        Mail:                  By Overnight Courier:
 Norwest Bank Minnesota, N.A.   Norwest Bank Minnesota, N.A.   Norwest Bank Minnesota, N.A.
   Northstar East Building       Corporate Trust Operations      Corporate Trust Services
   608 Second Avenue South             P.O. Box 1517            Sixth and Marquette Avenue
          12th Floor             Minneapolis, MN 55480-1517     Minneapolis, MN 55479-0113
   Corporate Trust Services
       Minneapolis, MN

                                 By Facsimile:

                                (612) 667-4927

                             Confirm by Telephone:

                                (612) 667-9764

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $100,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Private Notes in like principal amount, the terms of which will be cancelled. The issuance of the Exchange Notes in exchange for the surrender of the Private Notes will not result in any increase in the indebtedness of the Company.

                                CAPITALIZATION

  The following table sets forth the total cash and cash equivalents and total capitalization of the Company at March 31, 1998 on (i) an historical basis,
(ii) a pro forma combined basis to give effect to the Other Acquisitions as though all such acquisitions were consummated as of March 31, 1998 and (iii) a pro forma as adjusted basis to give effect to the Other Acquisitions and the issuance of the Private Notes pursuant to the Offering, the application of the net proceeds therefrom to repay indebtedness under the Revolver and the issuance of the Exchange Notes in exchange for the Private Notes. This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Financial and Operating Data" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                         MARCH 31, 1998
                                                 ------------------------------
                                                          PRO FORMA  PRO FORMA
                                                  ACTUAL  COMBINED  AS ADJUSTED
                                                 -------- --------- -----------
                                                         (IN THOUSANDS)
Cash and cash equivalents....................... $  4,462 $  5,231   $  5,231
Debt:
  Revolver(1)...................................  329,810  427,642    234,142
  Term Loan(1)..................................  100,000  100,000    100,000
  9% Senior Subordinated Notes due 2008.........      --       --     200,000
  Other.........................................    3,330    3,330      3,330
                                                 -------- --------   --------
    Total debt..................................  433,140  530,972    537,472
Stockholders' equity:
  Preferred stock, par value $.01 per share;
   500,000 authorized and none outstanding,
   actual, pro forma combined and pro forma as
   adjusted.....................................      --       --         --
  Common stock, par value $.01 per share;
   40,000,000 authorized and 20,421,968
   outstanding, actual; 40,000,000 authorized
   and 20,668,751 outstanding, pro forma
   combined and pro forma as adjusted(2)........      204      206        206
  Additional paid-in capital....................  284,155  289,603    289,603
  Common stock issuable(3)......................    3,741    3,741      3,741
  Retained earnings.............................   19,140   19,140     19,140
                                                 -------- --------   --------
    Total stockholders' equity..................  307,240  312,690    312,690
                                                 -------- --------   --------
      Total capitalization...................... $740,380 $843,662   $850,162
                                                 ======== ========   ========

--------
(1) As of March 31, 1998 the total commitment of the Bank Facility was $600.0 million. On a pro forma basis giving effect to the Offering, the repayment of indebtedness under the Revolver with the net proceeds of the Offering and the completion of the Other Acquisitions, the Company would have had borrowing availability of approximately $247.8 million under the Bank Facility, after taking into account the restrictions under the borrowing base, if any, and other customary restrictions.

(2) Excludes (i) 1,204,002 shares subject to options and restricted stock grants outstanding as of March 31, 1998 pursuant to the Company's Equity Participation Plans at a weighted average exercise price of $20.03 per share, (ii) 7,453 shares reserved for issuance pursuant to the Company's Equity Participation Plans, (iii) 241,660 shares reserved for issuance pursuant to the Company's QSP Plan and (iv) up to 271,437 shares reserved for issuance in connection with certain pending and completed acquisitions. See "Prospectus Summary--Recent Developments," "Management-- Equity Participation Plans," "--Employee Qualified Stock Purchase Plan," and Notes 2 and 6 to the Company's Consolidated Financial Statements.

(3) The common stock issuable is associated with the Common Stock relating to the acquisitions of Foxx, Central States and Center that vests over future time periods. See Note 2 to the Company's Consolidated Financial Statements.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following unaudited pro forma consolidated financial data of the Company presents the unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998, and the unaudited pro forma consolidated balance sheet at March 31, 1998. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 1997 has been adjusted to give effect to the following, as if such transactions had occurred on January 1, 1997: (i) the Company's acquisitions of substantially all of the assets of 3 W Services, Inc. (completed in January 1997), Holt Equipment Rental & Supply (completed in February 1997), Crider Electric Motor & Tool Rental Service, Inc. (completed in March 1997), United Rental & Sales (completed in March 1997), Kastner Rentals (completed in March 1997), Stop Again Rentals & Sales, Inc. (completed in May 1997), D & D Rentals, Inc. (completed in May 1997), Brute Equipment Co. d/b/a Foxx Hy-Reach Company (completed in June 1997), Central States Equipment, Inc. and Equipment Lessors, Inc. (completed in June 1997), Carter Rental & Equipment, Inc. (completed in June 1997), Super Rent Enterprises, Inc. (completed in June 1997), Plateau Rental, Inc. (completed in June 1997), AMCA Equipment Corp. (completed in September 1997), Kansas Enterprises, Inc. d/b/a AAA Rent-All (completed in October 1997), Sunbelt Equipment & Rentals, Inc. (completed in October 1997), Roesch Equipment Company (completed in October 1997), Allen Equipment, Inc. (completed in October 1997), R&M Rentals, Inc. (completed in December 1997) and the Company's acquisitions of all of the outstanding stock of Comtect, Inc. and subsidiaries d/b/a Industrial Air Tool (effective March 1, 1997) and Siems Rental & Sales Co., Inc. (effective November 1, 1997) (collectively, the "1997 Acquisitions"); (ii) the Center Acquisition (effective November 1, 1997), including the pro forma effect of Center's acquisition of Zuni Rental Enterprises, L.L.C.; (iii) the Valley Acquisition (completed in February 1998); (iv) the Company's acquisitions of substantially all of the assets of Panama City Rentals, Inc. (completed in January 1998), Ray E. Miller d/b/a Franklin Rent-All (completed in January
1998), Chris Roddenberry, Inc. and Joy Roddenberry, Inc. (completed in February 1998), Rex Rentals, Inc. (completed in February 1998), and Rent-It Company of Alexandria, Inc. (completed in March 1998), and the Company's acquisition of all of the outstanding stock of Frank Wilson's Rentals & Sales Co. (collectively, the "1998 Acquisitions"); and (v) the Company's acquisition of substantially all of the assets of Webb City Rental Center, Inc. d/b/a Southwest Rental & Sales (completed in April 1998), the Company's acquisitions of all of the outstanding stock of Metroquip (effective March 1, 1998), T&M (effective March 1, 1998), Equipment & Supply Company of Virginia (completed in April 1998) and Midwest Aerial Platforms, Inc. (completed in May 1998), and the Company's proposed acquisition of one equipment rental business with seven locations in Oklahoma (collectively, the "Other Acquisitions"). All such acquisitions in (i) and (ii) are referred to herein collectively as the "1997 Pro Forma Combined Acquisitions," and such acquisitions in (iii) through (v) are referred to herein collectively as the "1998 Pro Forma Combined Acquisitions." The pro forma adjustments relating to the 1997 Pro Forma Combined Acquisitions are referred to herein collectively as the "1997 Pro Forma Acquisition Adjustments," and the pro forma adjustments relating to the 1998 Pro Forma Combined Acquisitions are referred to herein collectively as the "1998 Pro Forma Acquisition Adjustments."

  The unaudited pro forma combined consolidated statement of operations for the three months ended March 31, 1998 has been adjusted to give effect to the 1998 Pro Forma Combined Acquisitions and the 1998 Pro Forma Acquisition Adjustments as if such transactions had occurred on January 1, 1998. The unaudited pro forma combined consolidated balance sheet at March 31, 1998 gives effect to the Other Acquisitions as if they had occurred on March 31, 1998. There can be no assurance that the Company's proposed acquisition will be consummated.

  In addition to the 1997 Pro Forma Combined Acquisitions and the 1998 Pro Forma Combined Acquisitions, the unaudited pro forma as adjusted consolidated statement of operations for the year ended December 31, 1997 gives effect to the following transactions, in each case as if such transactions had occurred on January 1, 1997: (i) the issuance of the Private Notes pursuant to the Offering and the issuance of the Exchange Notes in exchange for the Private Notes; (ii) the sale by the Company of 3,000,000 shares of Common Stock in June 1997 at a price of $19.875 per share and the sale by the Company of 4,345,224 shares of Common Stock in December 1997 at a price of $24.00 per share (collectively, the "Common Stock Offerings"); (iii) the change in interest expense as a result of reductions in the Revolver upon the application of a portion of the net proceeds from the Offering and the Common Stock Offerings;
(iv) the additional interest expense related to the implementation of the Term Loan; and (v) the change in interest expense resulting from amendments and/or restatements to the Revolver in January 1997, June 1997, December 1997 and May 1998 (collectively, (i) through (v) above, the "1997 Pro Forma Offering Adjustments"). In addition to the 1998 Pro Forma Combined Acquisitions, the unaudited pro forma as adjusted consolidated statement of operations for the three months ended March 31, 1998 and the unaudited pro forma as adjusted balance sheet at March 31, 1998 give additional effect to the following transactions, in the case of the statement of operations as if such transactions had occurred on January 1, 1998, and in the case of the balance sheet as if they had occurred on March 31, 1998: (i) the issuance of the Private Notes pursuant to the Offering and the issuance of the Exchange Notes in exchange for the Private Notes; (ii) the change in interest expense as a result of reductions in the amounts outstanding under the Revolver upon the application of the net proceeds from the Offering; and (iii) the change in interest expense resulting from the amendment to the Revolver in May 1998 (collectively, (i) through (iii) above, the "1998 Pro Forma Offering Adjustments"). See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Transactions" and the Company's Consolidated Financial Statements and the notes thereto.

  The 1997 Pro Forma Acquisition Adjustments, the 1998 Pro Forma Acquisition Adjustments, the 1997 Pro Forma Offering Adjustments and the 1998 Pro Forma Offering Adjustments represent, in the opinion of management, all adjustments necessary to present fairly the Company's pro forma results of operations and financial position and are based upon available information and certain assumptions considered reasonable under the circumstances. The unaudited pro forma consolidated financial data presented herein does not purport to present what the Company's financial position or results of operations would actually have been had such events leading to the 1997 Pro Forma Acquisition Adjustments, the 1998 Pro Forma Acquisition Adjustments, the 1997 Pro Forma Offering Adjustments and the 1998 Pro Forma Offering Adjustments in fact occurred on the date or at the beginning of the periods indicated or to project the Company's financial position or results of operations for any future date or period.

  The Unaudited Pro Forma Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and management's discussion thereof contained elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                                    PRO FORMA       PRO
                   HISTORICAL      1997           CENTER       VALLEY        1998        OTHER     ACQUISITION     FORMA
                    COMPANY   ACQUISITIONS(1) ACQUISITION(1) ACQUISITION ACQUISITIONS ACQUISITIONS ADJUSTMENTS    COMBINED
                   ---------- --------------- -------------- ----------- ------------ ------------ -----------    --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Equipment
 rentals.........   $170,704      $29,180        $28,437       $30,831      $8,084      $30,427     $    --       $297,663
 Sales of parts,
 supplies and
 equipment.......     90,559       30,159         12,122         5,900       6,641       16,127          --        161,508
                    --------      -------        -------       -------      ------      -------     --------      --------
Total revenues...    261,263       59,339         40,559        36,731      14,725       46,554          --        459,171
Cost of revenues:
 Cost of
 equipment
 rentals,
 excluding
 equipment rental
 depreciation....     87,552       11,009         13,226        15,852       2,853       10,296          --        140,788
 Depreciation,
 equipment
 rentals.........     37,413        7,721          5,301         6,831       1,460        8,810       (6,358)(2)    61,178
 Cost of sales of
 parts, supplies
 and equipment...     67,666       21,609         10,894         3,848       5,191        9,130          --        118,338
                    --------      -------        -------       -------      ------      -------     --------      --------
Total cost of
revenues.........    192,631       40,339         29,421        26,531       9,504       28,236       (6,358)      320,304
                    --------      -------        -------       -------      ------      -------     --------      --------
Gross profit.....     68,632       19,000         11,138        10,200       5,221       18,318        6,358       138,867
Selling, general
and
administrative
expense..........     20,996       12,414          6,213         4,421       3,970       11,027       (4,633)(3)    54,408
Depreciation and
amortization,
excluding
equipment rental
depreciation.....      5,373          600            729           844         122          565         (169)(4)     8,064
Amortization of
intangibles......      3,907           23            102            20           4          --         6,504 (5)    10,560
                    --------      -------        -------       -------      ------      -------     --------      --------
Operating
income...........     38,356        5,963          4,094         4,915       1,125        6,726        4,656        65,835
Non-operating
(income)
expense..........        --           (59)             8          (480)        --           --           531 (6)       --
Interest expense,
net..............     14,877        2,148          1,286         3,396         233        2,231       19,159 (7)    43,330
                    --------      -------        -------       -------      ------      -------     --------      --------
Income before
income taxes and
extraordinary
items............     23,479        3,874          2,800         1,999         892        4,495      (15,034)       22,505
Provision
(benefit) for
income taxes.....     10,330          322            964           --           (3)       1,501       (3,212)(9)     9,902
                    --------      -------        -------       -------      ------      -------     --------      --------
Income before
extraordinary
items............   $ 13,149      $ 3,552        $ 1,836       $ 1,999      $  895      $ 2,994     $(11,822)     $ 12,603
                    ========      =======        =======       =======      ======      =======     ========      ========
Income before
extraordinary
items per common
share............   $    .96                                                                                      $    .83
Weighted average
common shares....     13,653                                                                                        15,265(10)(11)
Income before
extraordinary
items per common
share, assuming
dilution.........   $    .94                                                                                      $    .81
Weighted average
common shares,
assuming
dilution.........     13,927                                                                                        15,540(10)(11)
                    PRO FORMA
                    OFFERING      PRO FORMA
                   ADJUSTMENTS   AS ADJUSTED
                   ------------- ------------------
Revenues:
 Equipment
 rentals.........    $  --        $297,663
 Sales of parts,
 supplies and
 equipment.......       --         161,508
                   ------------- ------------------
Total revenues...       --         459,171
Cost of revenues:
 Cost of
 equipment
 rentals,
 excluding
 equipment rental
 depreciation....       --         140,788
 Depreciation,
 equipment
 rentals.........       --          61,178
 Cost of sales of
 parts, supplies
 and equipment...       --         118,338
                   ------------- ------------------
Total cost of
revenues.........       --         320,304
                   ------------- ------------------
Gross profit.....       --         138,867
Selling, general
and
administrative
expense..........       --          54,408
Depreciation and
amortization,
excluding
equipment rental
depreciation.....       --           8,064
Amortization of
intangibles......       --          10,560
                   ------------- ------------------
Operating
income...........       --          65,835
Non-operating
(income)
expense..........       --             --
Interest expense,
net..............    (4,132)(8)     39,198
                   ------------- ------------------
Income before
income taxes and
extraordinary
items............     4,132         26,637
Provision
(benefit) for
income taxes.....     1,818 (9)     11,720
                   ------------- ------------------
Income before
extraordinary
items............    $2,314       $ 14,917
                   ============= ==================
Income before
extraordinary
items per common
share............                 $    .72
Weighted average
common shares....                   20,724(10)(11)
Income before
extraordinary
items per common
share, assuming
dilution.........                 $    .71
Weighted average
common shares,
assuming
dilution.........                   20,998(10)(11)

    See accompanying Notes to Unaudited Pro Forma Consolidated Statement of
                                  Operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

 (1) Represents the results of the 1997 Acquisitions and the Center Acquisition prior to their acquisition by the Company, using in some cases estimates based on the mathematical annualization of such results of operations. Results of the 1997 Acquisitions and the Center Acquisition subsequent to the dates of their acquisition are included in the Historical Company results for the year ended December 31, 1997 from the date of effective control of such acquisitions. See Note 2 to the Company's Consolidated Financial Statements.

 (2) Represents the elimination of the historical carrying value of rental equipment depreciation of $30,122,000 and the Company's estimate of $23,764,000 for depreciation assuming the rental fleet acquired was adjusted to fair market value at the beginning of the period presented. As a result, pro forma depreciation decreased by $6,358,000.

 (3) Represents the elimination of compensation expense and other payments to officers and/or stockholders of certain acquired businesses, as such officers and/or stockholders will either be employed at lower contractual rates or will not be employed by the Company.

 (4) Represents the elimination of the historical carrying value of depreciation and amortization, excluding equipment rental depreciation, of $844,000 and the Company's estimate of $675,000 for depreciation excluding those assets not acquired and assuming the assets acquired were adjusted to fair market value at the beginning of the period presented. As a result, pro forma depreciation decreased by $169,000.

 (5) Represents the Company's estimate of amortization of goodwill and covenants not to compete for the 1997 Acquisitions, the Center Acquisition, the Valley Acquisition, the 1998 Acquisitions and the Other Acquisitions of $6,504,000, as if such acquisitions were consummated at the beginning of the period presented.

 (6) Represents the elimination of income earned on, or expenses associated with, assets or liabilities not acquired or assumed in connection with certain of the above acquisitions.

 (7) Represents the elimination of historical interest expense of $9,294,000 and the addition of $28,453,000 of interest expense on borrowings to fund the above acquisitions as if the transactions were consummated at the beginning of the period presented. As a result, pro forma interest expense increased by $19,159,000.

 (8) Represents the reduction in historical interest expense on the Revolver at an interest rate of 7.6% (after giving effect to the additional borrowings resulting from the 1997 Pro Forma Combined Acquisitions and the 1998 Pro Forma Combined Acquisitions) assuming the repayment of such indebtedness at the beginning of the period presented with a portion of the net proceeds from the Common Stock Offerings and the Offering, the additional interest expense associated with the issuance of the Private Notes pursuant to the Offering and the implementation of the Term Loan at an interest rate of 8.5% and the effect of the reductions in interest expense resulting from the Company's amendments and restatements to the Revolver, including the effects on capitalized debt issuance costs.

 (9) Represents the adjustment to provide income taxes at the Company's 1997 effective tax rate of 44.0%.

(10) The acquisition agreements for certain of the above acquisitions provide for the potential issuance of certain amounts of Common Stock over specified periods following the acquisitions if certain performance objectives are met. The effects of the potential issuance of these shares are not considered in the pro forma consolidated statement of operations until the related performance objectives have been achieved. See Note 2 to the Company's Consolidated Financial Statements.

(11) Weighted average common shares includes 2,062,514 shares of Common Stock for certain of the above acquisitions.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                              PRO FORMA      PRO            PRO FORMA
                   HISTORICAL     VALLEY          1998            OTHER      ACQUISITION    FORMA           OFFERING
                    COMPANY   ACQUISITION(1) ACQUISITIONS(1) ACQUISITIONS(1) ADJUSTMENTS   COMBINED        ADJUSTMENTS
                   ---------- -------------- --------------- --------------- -----------   --------        -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Equipment
 rentals.........   $ 70,179      $2,401         $  844          $5,773        $  --       $ 79,197           $ --
 Sales of parts,
 supplies and
 equipment.......     38,484         513          1,025           3,246           --         43,268             --
                    --------      ------         ------          ------        ------      --------           -----
Total revenues...    108,663       2,914          1,869           9,019           --        122,465             --
Cost of revenues:
 Cost of
 equipment
 rentals,
 excluding
 equipment rental
 depreciation....     37,073       1,411            315           2,093           --         40,892             --
 Depreciation,
 equipment
 rentals.........     15,461         627            189           1,512          (701)(2)    17,088             --
 Cost of sales of
 parts, supplies
 and equipment...     29,193         363            794           1,844           --         32,194             --
                    --------      ------         ------          ------        ------      --------           -----
Total cost of
revenues.........     81,727       2,401          1,298           5,449          (701)       90,174             --
                    --------      ------         ------          ------        ------      --------           -----
Gross profit.....     26,936         513            571           3,570           701        32,291             --
Selling, general
and
administrative
expense..........      5,659         432            448           2,200          (535)(3)     8,204             --
Depreciation and
amortization,
excluding
equipment rental
depreciation.....      2,024          71             17             111           (15)(4)     2,208             --
Amortization of
intangibles......      2,085           2            --              --            513 (5)     2,600             --
                    --------      ------         ------          ------        ------      --------           -----
Operating
income...........     17,168           8            106           1,259           738        19,279             --
Interest expense,
net..............      7,583         103             15             414         1,565 (6)     9,680             779 (7)
                    --------      ------         ------          ------        ------      --------           -----
Income (loss)
before income
taxes and
extraordinary
items............      9,585         (95)            91             845          (827)        9,599            (779)
Provision
(benefit) for
income taxes.....      4,101         --             --              273          (265)(8)     4,109            (334)(8)
                    --------      ------         ------          ------        ------      --------           -----
Income (loss)
before
extraordinary
items............   $  5,484      $  (95)        $   91          $  572        $ (562)     $  5,490           $(445)
                    ========      ======         ======          ======        ======      ========           =====
Income before
extraordinary
items per common
share............   $   0.27                                                               $   0.26
Weighted average
common shares....     20,419                                                                 20,832(9)(10)
Income before
extraordinary
items per common
share, assuming
dilution.........   $   0.27                                                               $   0.26
Weighted average
common shares,
assuming
dilution.........     20,568                                                                 20,982(9)(10)
                    PRO FORMA
                   AS ADJUSTED
                   -----------------
Revenues:
 Equipment
 rentals.........   $ 79,197
 Sales of parts,
 supplies and
 equipment.......     43,268
                   -----------------
Total revenues...    122,465
Cost of revenues:
 Cost of
 equipment
 rentals,
 excluding
 equipment rental
 depreciation....     40,892
 Depreciation,
 equipment
 rentals.........     17,088
 Cost of sales of
 parts, supplies
 and equipment...     32,194
                   -----------------
Total cost of
revenues.........     90,174
                   -----------------
Gross profit.....     32,291
Selling, general
and
administrative
expense..........      8,204
Depreciation and
amortization,
excluding
equipment rental
depreciation.....      2,208
Amortization of
intangibles......      2,600
                   -----------------
Operating
income...........     19,279
Interest expense,
net..............     10,459
                   -----------------
Income (loss)
before income
taxes and
extraordinary
items............      8,820
Provision
(benefit) for
income taxes.....      3,775
                   -----------------
Income (loss)
before
extraordinary
items............   $  5,045
                   =================
Income before
extraordinary
items per common
share............   $   0.24
Weighted average
common shares....     20,832(9)(10)
Income before
extraordinary
items per common
share, assuming
dilution.........   $   0.24
Weighted average
common shares,
assuming
dilution.........     20,982(9)(10)

    See accompanying Notes to Unaudited Pro Forma Consolidated Statement of
                                  Operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

 (1) Represents the results of the Valley Acquisition, the 1998 Acquisitions and the Other Acquisitions prior to their acquisition by the Company, using in some cases estimates based on the mathematical annualization of such results of operations. Results of the Valley Acquisition, the 1998 Acquisitions and certain of the Other Acquisitions subsequent to the dates of their acquisition are included in the Historical Company results for the three months ended March 31, 1998 from the date of effective control of such acquisitions. See Note 2 to the Company's Consolidated Financial Statements.

 (2) Represents the elimination of the historical carrying value of rental equipment depreciation of $2,328,000 and the Company's estimate of $1,627,000 for depreciation assuming the rental fleet acquired was adjusted to fair market value at the beginning of the period presented. As a result, pro forma depreciation decreased by $701,000.

 (3) Represents the elimination of compensation expense and other payments to officers and/or stockholders of certain acquired businesses, as such officers and/or stockholders will either be employed at lower contractual rates or will not be employed by the Company.

 (4) Represents the elimination of the historical carrying value of depreciation and amortization, excluding equipment rental depreciation, of $71,000 and the Company's estimate of $56,000 for depreciation excluding those assets not acquired and assuming the assets acquired were adjusted to fair market value at the beginning of the period presented. As a result, pro forma depreciation decreased by $15,000.

 (5) Represents the Company's estimate of amortization of goodwill and covenants not to compete for the Valley Acquisition, the 1998 Acquisitions and the Other Acquisitions of $513,000, as if the acquisitions were consummated at the beginning of the period presented.

 (6) Represents the elimination of historical interest expense of $531,000 and the addition of $2,096,000 of interest expense on borrowings to fund the above acquisitions as if the transactions were consummated at the beginning of the period presented. As a result, pro forma interest expense increased by $1,565,000.

 (7) Represents the reduction in historical interest expense on the Revolver at an interest rate of 7.5% (after giving effect to the additional borrowings resulting from the 1998 Pro Forma Combined Acquisitions) assuming the repayment of such indebtedness at the beginning of the period presented with a portion of the net proceeds from the Offering, the additional interest expense associated with the issuance of the Private Notes pursuant to the Offering and the reduction of interest expense resulting from the Company's amendment to the Revolver in May 1998, including the effects on capitalized debt issuance costs.

 (8) Represents the adjustment to provide income taxes at the Company's effective tax rate of 42.8%.

 (9) The acquisition agreements for certain of the above acquisitions provide for the potential issuance of certain amounts of Common Stock over specified periods following the acquisitions if certain performance objectives are met. The effects of the potential issuance of these shares are not considered in the pro forma consolidated statement of operations until the related performance objectives have been achieved. See Note 2 to the Company's Consolidated Financial Statements.

(10) Weighted average common shares includes 696,892 shares of Common Stock for certain of the above acquisitions.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               MARCH 31, 1998(1)

                                                   PRO FORMA                PRO FORMA
                          HISTORICAL    OTHER     ACQUISITION    PRO FORMA  OFFERING        PRO FORMA
                           COMPANY   ACQUISITIONS ADJUSTMENTS    COMBINED  ADJUSTMENTS     AS ADJUSTED
                          ---------- ------------ -----------    --------- -----------     -----------
                                                     (IN THOUSANDS)
ASSETS:
Cash and cash
 equivalents............   $  4,462    $   920      $  (151)(4)  $  5,231   $     --        $  5,231
Accounts receivable,
 net....................     65,490      6,945          --         72,435         --          72,435
Other receivables and
 prepaid expense........      4,479        373          (24)(4)     4,828         --           4,828
Income tax receivable...        638        --           --            638         --             638
Parts and supplies
 inventories, net.......     35,825      1,296          --         37,121         --          37,121
Deferred taxes..........     15,241        130          --         15,371         --          15,371
Rental equipment, net...    403,266     31,689         (350)(5)   434,605         --         434,605
Operating property and
 equipment, net.........     41,106      2,082          --         43,188         --          43,188
Intangible assets, net..    287,651        506       65,835 (6)   353,992         --         353,992
Other assets, net.......      6,718        251          (36)(4)     6,933       6,500 (7)     13,433
                           --------    -------      -------      --------   ---------       --------
                           $864,876    $44,192      $65,274      $974,342   $   6,500       $980,842
                           ========    =======      =======      ========   =========       ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Accounts payable........   $ 53,006    $ 2,434      $   (46)(4)  $ 55,394   $     --        $ 55,394
Payroll and other
 accrued expenses.......     33,040      1,277          (21)(4)    34,296         --          34,296
Accrued interest
 payable................      1,781        116          --          1,897         --           1,897
Income taxes payable....      5,812        (24)         --          5,788         --           5,788
Deferred taxes..........     30,857      2,448          --         33,305         --          33,305
Bank debt and long term
 obligations............    333,140     26,734       71,098 (8)   430,972    (193,500)(9)    237,472
Term Loan...............    100,000        --           --        100,000         --         100,000
9% Senior Subordinated
 Notes due 2008.........        --         --           --            --      200,000 (10)   200,000
Related party notes
 payable................        --         159         (159)(4)       --          --             --
                           --------    -------      -------      --------   ---------       --------
 Total liabilities......    557,636     33,144       70,872       661,652       6,500        668,152
Stockholders' equity:
Common stock(2).........        204        237         (235)(11)      206         --             206
Additional paid-in
 capital................    284,155        239        5,209 (11)  289,603         --         289,603
Common stock
 issuable(3)............      3,741        --           --          3,741         --           3,741
Retained earnings.......     19,140     10,572      (10,572)(11)   19,140         --          19,140
                           --------    -------      -------      --------   ---------       --------
 Total stockholders'
  equity................    307,240     11,048       (5,598)      312,690         --         312,690
                           --------    -------      -------      --------   ---------       --------
                           $864,876    $44,192      $65,274      $974,342   $   6,500       $980,842
                           ========    =======      =======      ========   =========       ========

   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                MARCH 31, 1998

 (1) The purchase method of accounting has been used in preparing the Unaudited Pro Forma Consolidated Balance Sheet of the Company with respect to the Other Acquisitions. Purchase accounting values have been assigned to the Other Acquisitions on a preliminary basis and are subject to adjustment when final information as to the fair values of the net assets acquired is available.

 (2) The acquisition agreements for certain acquisitions provide for the potential issuance of certain amounts of Common Stock over specified periods following the acquisitions if certain performance objectives are met. The effects of the potential issuance of these shares are not considered in the pro forma consolidated balance sheet until the related performance objectives have been achieved. See Note 2 to the Company's Consolidated Financial Statements.

 (3) The Common Stock issuable is associated with Common Stock for certain of the Company's acquisitions that vests over future time periods. See Note 2 to the Company's Consolidated Financial Statements.

 (4) Represents assets not acquired or liabilities not assumed in the Other Acquisitions.

 (5) Represents the Company's preliminary estimates of the adjustments necessary to record the assets acquired at fair market value.

 (6) Represents the estimated fair market value of covenants not to compete and goodwill represented by the excess purchase price over the estimated fair market value of the net assets acquired.

 (7) Represents the estimated capitalized debt issuance costs associated with the Offering and the issuance of the Exchange Notes in exchange for the Private Notes.

 (8) Represents borrowings under the Revolver to fund the Other Acquisitions.

 (9) Represents the use of the estimated net proceeds from the Offering to reduce the Company's outstanding obligations under the Revolver.

(10) Represents the issuance of the Private Notes pursuant to the Offering and the issuance of the Exchange Notes in exchange for the Private Notes.

(11) Represents the elimination of the equity accounts of the Other Acquisitions and the effects of the issuance of Common Stock as a portion of the consideration paid for certain of these acquisitions.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following selected consolidated statement of operations data for the years ended December 31, 1995, 1996 and 1997, and selected consolidated balance sheet data as of December 31, 1996 and 1997, have been derived from the audited consolidated financial statements of the Company appearing elsewhere in this Prospectus. The selected consolidated financial data with respect to the Company's statement of operations for the years ended December 31, 1993 and 1994, and with respect to the balance sheet as of December 31, 1993, 1994 and 1995, have been derived from audited financial statements of the Company not included in this Prospectus. The selected consolidated financial data with respect to the Company's statements of operations for the three months ended March 31, 1997 and 1998, and with respect to the balance sheet as of March 31, 1998, has been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's results of operations and financial position at such dates and for such periods. The results for the three months ended March 31, 1998 are not necessarily indicative of the results which may be expected for future periods, including for the year ending December 31, 1998. The selected operating data presented has not been audited. The selected consolidated financial and operating data presented should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                          THREE MONTHS
                                  YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                          ---------------------------------------------  ----------------
                            1993     1994     1995     1996      1997     1997     1998
                          --------  -------  -------  -------  --------  -------  -------
                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA(1):
Revenues:
 Equipment rentals......   $17,238  $27,775  $47,170  $94,218  $170,704  $27,527  $70,179
 Sales of parts,
  supplies and new
  equipment.............     7,387   10,800   14,621   21,919    70,957    9,165   27,227
 Sales of used
  equipment.............     1,007    3,240    4,126   12,217    19,602    4,617   11,257
                          --------  -------  -------  -------  --------  -------  -------
 Total revenues.........    25,632   41,815   65,917  128,354   261,263   41,309  108,663
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........    11,405   16,284   27,854   55,202    87,552   14,316   37,073
 Depreciation, equipment
  rentals...............     2,161    4,020    7,691   17,840    37,413    6,306   15,461
 Cost of sales of parts,
  supplies and new
  equipment.............     5,370    7,978   10,439   15,582    54,739    6,737   21,249
 Cost of sales of used
  equipment.............       589    2,320    2,178    8,488    12,927    2,972    7,944
                          --------  -------  -------  -------  --------  -------  -------
 Total cost of
  revenues..............    19,525   30,602   48,162   97,112   192,631   30,331   81,727
                          --------  -------  -------  -------  --------  -------  -------
Gross profit............     6,107   11,213   17,755   31,242    68,632   10,978   26,936
Selling, general and
 administrative
 expense................     2,683    4,747    6,421   12,254    20,996    3,784    5,659
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........       211      504    1,186    2,835     5,373    1,068    2,024
Amortization of
 intangibles(2).........     2,635    2,078      718    2,379     3,907      624    2,085
                          --------  -------  -------  -------  --------  -------  -------
Operating income........       578    3,884    9,430   13,774    38,356    5,502   17,168
Interest expense, net...       407      731    3,314    7,063    14,877    1,597    7,583
                          --------  -------  -------  -------  --------  -------  -------
Income before income
 taxes and extraordinary
 items..................       171    3,153    6,116    6,711    23,479    3,905    9,585
Provision for income
 taxes..................       465    1,177    2,401    2,722    10,330    1,722    4,101
                          --------  -------  -------  -------  --------  -------  -------
Income (loss) before
 extraordinary items....      (294)   1,976    3,715    3,989    13,149    2,183    5,484
Extraordinary items(3)..       --       --      (478)  (1,269)     (534)    (534)     --
                          --------  -------  -------  -------  --------  -------  -------
Net income (loss).......      (294)   1,976    3,237    2,720    12,615    1,649    5,484
Redeemable preferred
 stock accretion........     1,013    1,646    1,717    1,643       --       --       --
                          --------  -------  -------  -------  --------  -------  -------
Net income (loss)
 available to common
 stockholders...........  $ (1,307) $   330  $ 1,520  $ 1,077  $ 12,615  $ 1,649  $ 5,484
                          ========  =======  =======  =======  ========  =======  =======
Income (loss) before
 extraordinary items per
 common share...........  $   (.29) $   .08  $   .50  $   .34  $    .96  $   .19  $   .27
Income (loss) before
 extraordinary items per
 common share, assuming
 dilution...............  $   (.29) $   .08  $   .49  $   .33  $    .94  $   .19  $   .27
SELECTED OPERATING DATA:
Beginning locations.....        11       21       25       50        94       94      165
Locations acquired......        11        1       26       25        64       12       22
Locations opened........       --         3       10       19        16      --         2
Locations closed, sold
 or held for sale(4)....        (1)     --       (11)     --         (9)     --        (2)
                          --------  -------  -------  -------  --------  -------  -------
Ending locations........        21       25       50       94       165      106      187
                          ========  =======  =======  =======  ========  =======  =======
OTHER DATA:
Ratio of Earnings to
 Fixed Charges(5).......       1.3x     4.1x     2.5x     1.8x      2.4x     3.0x     2.2x

                                      AS OF DECEMBER 31,                 AS OF
                          -------------------------------------------- MARCH 31,
                           1993     1994      1995     1996     1997      1998
                          -------  -------  -------- -------- -------- ---------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Net book value of rental
 equipment..............  $16,223  $24,138  $ 52,818 $116,921 $314,696 $403,266
Total assets............   35,877   48,098   137,832  218,933  699,326  864,876
Total debt .............    4,411   12,752    68,555   68,594  306,975  433,140
Redeemable preferred
 stock (net of treasury
 stock).................   25,956   26,684    28,401      --       --       --
Common stockholders'
 equity (deficit).......   (1,281)  (1,474)       46   95,072  290,781  307,240

--------
(1) The Company's acquisitions have been accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the statements of operations data from the date of effective control of each such acquisition. See Note 2 to the Company's Consolidated Financial Statements.

(2) 1993 data includes $781,000 for the write-off of costs in excess of net assets acquired.

(3) The extraordinary item in the year ended December 31, 1995 represents the loss on extinguishment of debt related to the Old Revolver paid off September 12, 1995. The extraordinary item in the year ended December 31, 1996 represents the loss on extinguishment of debt related to the amendment to the Revolver in September 1996. The extraordinary item in the year ended December 31, 1997 represents the loss on extinguishment of debt related to the amendment to the Revolver in January 1997.

(4) In 1996, the Company closed or disposed of its California locations, which were previously classified as "assets held for sale" in the Company's Consolidated Financial Statements.

(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense and 30% of rental expense (the portion deemed representative of the interest factor).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's consolidated financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

  Since its formation in 1992 through June 5, 1998, the Company has acquired 56 businesses consisting of 172 locations and has opened 54 start-up locations. The Company also focuses on increasing revenues and profitability across its locations through investments in fleet expansion, the implementation of information systems designed to improve asset utilization and targeted marketing efforts. As a result, the Company has increased its total revenues from $65.9 million in the year ended December 31, 1995 to $261.3 million in the year ended December 31, 1997, and operating income has increased from $9.4 million to $38.4 million during the same period, representing increases of 296.4% and 306.7%, respectively. During the first quarter of 1998, the Company generated revenues of $108.7 million with operating income of $17.2 million, increases of 163.0% and 212.0%, respectively, over the same period in 1997. The Company has also substantially increased its presence in the MRO supply business, which has historically had lower gross margins than the Company's equipment rental business.

  The Company has historically financed its acquisitions, start-up locations and capital expenditures primarily through the issuance of equity securities, secured bank borrowings and internally generated cash flow. Such financings have increased the Company's interest expense and resulted in the accretion of dividends on its Redeemable Preferred Stock prior to its redemption in September 1996. Because all of the acquisitions have been accounted for under the purchase method of accounting, such acquisitions have increased the Company's goodwill and other intangibles (including covenants not to compete). During the initial phase of an acquisition or start-up location, the Company typically incurs expenses related to completing acquisitions and opening start-up locations, training employees, installing or converting information systems, facility set-up and marketing expenses. As a result, the profitability of a new location is generally expected to be lower in the initial period of its operation than in subsequent periods. Integration of acquisitions is generally completed within the first six months, while the Company generally expects start-up locations to achieve normalized profitability after one year. The Company anticipates that as it continues to implement its growth strategy, new locations will continue to impact the Company's margins until such locations achieve normalized profitability.

  The Company is continually involved in the investigation and evaluation of potential acquisitions and start-up locations. Acquisition transactions are typically subject to numerous conditions, including due diligence investigation, environmental review and negotiation of a definitive purchase agreement. In evaluating acquisition targets, the Company considers, among other things, the target's competitive market position, management team, growth position and the demographic characteristics of the target market. At any time, the Company may have one or more offers outstanding and may have executed one or more non-binding letters of intent or binding acquisition agreements. As of June 5, 1998, the Company was party to non-binding letters of intent to acquire three equipment rental businesses with a combined eleven locations in three states for a total combined purchase price of approximately $33.2 million (including the assumption of approximately $7.4 million of debt). In view of the fact that these letters of intent are non-binding and that the Company has not completed its due diligence investigations with respect thereto, the Company cannot predict whether these letters of intent will lead to definitive agreements, whether the terms of any such definitive agreements will be the same as the terms contemplated by the letters of intent or whether any transaction contemplated by such letters of intent will be consummated.

  The Company's capital expenditures have principally been discretionary expenditures to finance the growth of its rental equipment fleet; however, the Company must continually reinvest in ongoing capital expenditures in order to acquire and maintain a competitive, high quality rental equipment fleet. For the years ended

December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company made capital expenditures of $23.6 million, $86.8 million, $165.1 million, $44.1 million and $70.7 million, respectively. The Company depreciates rental equipment over periods ranging from three to seven years, which has resulted in equipment rental depreciation of $7.7 million, $17.8 million, $37.4 million, $6.3 million and $15.5 million for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively. Depreciation related to new rental equipment periodically contributes to short-term margin pressure, since new rental equipment does not immediately generate revenues at historical utilization rates. In recent years, the Company has also made substantial investments in its information systems.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, information derived from the consolidated statements of operations of the Company expressed as a percentage of total revenues, and the percentage change in such items compared to the same period in the prior year. There can be no assurance that the trends in revenue growth or operating results will continue in the future.

                          PERCENTAGE OF TOTAL REVENUES                  PERCENTAGE INCREASE
                          ---------------------------------  -----------------------------------------
                                                  THREE
                                                 MONTHS                                  THREE MONTHS
                             YEARS ENDED          ENDED                                      ENDED
                            DECEMBER 31,        MARCH 31,                                  MARCH 31,
                          -------------------  ------------                              -------------
                          1995   1996   1997   1997   1998   1996 VS. 1995 1997 VS. 1996 1998 VS. 1997
                          -----  -----  -----  -----  -----  ------------- ------------- -------------
Revenues:
 Equipment rentals......   71.6%  73.4%  65.3%  66.6%  64.6%      99.7%         81.2%        154.9%
 Sales of parts,
  supplies and new
  equipment.............   22.2   17.1   27.2   22.2   25.0       49.9         223.7         197.1
 Sales of used
  equipment.............    6.2    9.5    7.5   11.2   10.4      196.1          60.4         143.8
                          -----  -----  -----  -----  -----
 Total revenues.........  100.0  100.0  100.0  100.0  100.0       94.7         103.5         163.0
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........   42.3   43.0   33.5   34.6   34.1       98.2          58.6         159.0
 Depreciation, equipment
  rentals...............   11.7   13.9   14.3   15.3   14.2      132.0         109.7         145.2
 Cost of sales of parts,
  supplies and new
  equipment.............   15.8   12.2   21.0   16.3   19.6       49.3         251.3         215.4
 Cost of sales of used
  equipment.............    3.3    6.6    4.9    7.2    7.3      289.7          52.3         167.3
                          -----  -----  -----  -----  -----
 Total cost of
  revenues..............   73.1   75.7   73.7   73.4   75.2      101.6          98.4         169.5
                          -----  -----  -----  -----  -----
Gross profit............   26.9   24.3   26.3   26.6   24.8       76.0         119.7         145.4
Selling, general and
 administrative
 expense................    9.7    9.5    8.0    9.2    5.2       90.8          71.3          49.6
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........    1.8    2.2    2.1    2.6    1.9      139.0          89.5          89.5
Amortization of
 intangibles............    1.1    1.9    1.5    1.5    1.9      231.3          64.2         234.1
                          -----  -----  -----  -----  -----
Operating income........   14.3   10.7   14.7   13.3   15.8       46.1         178.5         212.0
Interest expense, net...    5.0    5.5    5.7    3.9    7.0      113.1         110.6         374.8
                          -----  -----  -----  -----  -----
Income before income
 taxes and extraordinary
 items..................    9.3%   5.2%   9.0%   9.4%   8.8%       9.7         249.9         145.5
                          =====  =====  =====  =====  =====
Selected Financial Data:
 Gross profit on
  equipment rentals.....   24.6%  22.5%  26.8%  25.1%  25.1%      82.2         116.0         155.5
 Gross profit on sales
  of parts, supplies and
  new equipment.........   28.6   28.9   22.9   26.5   22.0       51.5         155.9         146.2
 Gross profit on sales
  of used equipment.....   47.2   30.5   34.1   35.6   29.4       91.4          79.0         101.4
Other Data:
 EBITDA.................   28.9%  28.7%  32.6%  32.7%  33.8%      93.6         130.9         172.1

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

  Revenues. Total revenues for the three months ended March 31, 1998 increased 163.0% to $108.7 million from $41.3 million for the three months ended March 31, 1997. This increase was primarily due to the inclusion of revenues from acquisitions of 24 businesses (consisting of 78 locations) and the opening of 18 start-up locations since March 31, 1997. Also contributing to the increased revenues was the larger rental fleet resulting from the Company's significant investment in capital expenditures. Equipment rental revenues increased 154.9% to $70.2 million from $27.5 million due to the larger rental fleet resulting from acquisitions and capital expenditures. Sales of parts, supplies and new equipment increased 197.1% to $27.2 million from $9.2 million due primarily to the acquisition of IAT (effective in the Company's results of operations from March 1, 1997), the increased number of rental locations selling these items and the acquisitions of businesses that were dealers for certain new equipment. Sales of used equipment increased 143.8% to $11.3 million from $4.6 million due to the larger rental fleet and the Company's continuing strategy of selling the older items in its fleet.

  Gross Profit. Gross profit for the three months ended March 31, 1998 increased to $26.9 million, or 24.8% of total revenues, from $11.0 million, or 26.6% of total revenues, for the three months ended March 31, 1997. This increase is primarily attributable to the Company's increased number of locations due to acquisitions and start-up locations and the increased rental fleet resulting from capital expenditures. Gross margin on equipment rentals was 25.1% of equipment rental revenues for the three months ended March 31, 1998 and 1997. Gross margin on sales of parts, supplies and new equipment decreased to 22.0% of sales from 26.5%, due primarily to the acquisition of IAT, effective in the Company's results of operations from March 1, 1997, and a change in the product mix of parts, supplies and new equipment sales. Excluding the effect of the acquisition of IAT, the Company's gross margin on sales of parts, supplies and new equipment would have been 25.1% for the three months ended March 31, 1998. The Company believes the gross margin on sales of parts, supplies and new equipment will likely remain at this lower level due to the impact of IAT's product sales, which generally have had lower gross margins than the parts, supplies and new equipment sold by the Company prior to the acquisition of IAT. Gross margin on sales of used equipment decreased to 29.4% of sales from 35.6%, due primarily to variations in the mix and age of the equipment being sold.

  Selling, General and Administrative Expense. Selling, general and administrative expense for the three months ended March 31, 1998 was $5.7 million, or 5.2% of total revenues, compared to $3.8 million, or 9.2% of total revenues for the three months ended March 31, 1997. This increase is the result of the greater number of locations and employees resulting from the Company's acquisitions and start-ups since March 31, 1997.

  Depreciation and Amortization, excluding equipment rental depreciation. Depreciation and amortization, excluding equipment rental depreciation, for the three months ended March 31, 1998 was $2.0 million, or 1.9% of total revenues, compared to $1.1 million, or 2.6% of total revenues for the three months ended March 31, 1997. This increase is primarily attributable to the larger fleet of service and delivery vehicles in 1998 versus 1997, which has grown as a result of the Company's increased number of locations and larger rental fleet.

  Amortization of Intangibles. Amortization of intangibles for the three months ended March 31, 1998 was $2.1 million, or 1.9% of total revenues, compared to $624,000, or 1.5% of total revenues for the three months ended March 31, 1997. This increase is due to the additional goodwill and covenants not to compete associated with acquisitions completed since March 31, 1997.

  Interest Expense, net. Interest expense, net, for the three months ended March 31, 1998 was $7.6 million, compared to $1.6 million for the three months ended March 31, 1997. This increase is the result of the Company's increased average debt outstanding for the three months ended March 31, 1998 versus the three months ended March 31, 1997. The increased debt has resulted from acquisitions, capital expenditures and start-up locations financed under the Bank Facility. Interest expense will continue to increase in subsequent periods to the extent the Company borrows under the Bank Facility, or otherwise, to fund acquisitions and capital expenditures.

  Provision for Income Taxes. Provision for income taxes was $4.1 million for the three months ended March 31, 1998, compared to $1.7 million for the three months ended March 31, 1997. The Company's effective tax rate was 42.8% for the three months ended March 31, 1998, compared to 44.1% for the three months ended March 31, 1997. The decrease in the Company's effective tax rate is a result of increased profitability, which has lessened the impact of the higher levels of non-deductible items (primarily goodwill).

  Extraordinary Item. In connection with the implementation of an amendment to the Revolver in January 1997, the Company wrote off the related unamortized deferred financing costs and recorded a loss on extinguishment of debt of $920,000, which has been classified as an extraordinary item, net of income taxes of $386,000, in the consolidated statement of operations for the three months ended March 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Revenues. Total revenues for the year ended December 31, 1997 increased 103.5% to $261.3 million from $128.4 million for the year ended December 31, 1996. This increase was primarily due to the inclusion of revenues from acquisitions of 22 businesses (consisting of 64 locations) and the opening of 16 start-up locations since December 31, 1996. Also contributing to the increased revenues was the larger rental fleet resulting from the Company's significant investment in capital expenditures. Equipment rental revenues increased 81.2% to $170.7 million from $94.2 million due to the larger rental fleet resulting from acquisitions and capital expenditures. Sales of parts, supplies and new equipment increased 223.7% to $71.0 million from $21.9 million due primarily to the acquisition of IAT (effective in the Company's results of operations from March 1, 1997), the increased number of rental locations selling these items and the 1997 acquisitions of businesses that were dealers for certain new equipment. Sales of used equipment increased 60.4% to $19.6 million from $12.2 million due to the larger rental fleet and the Company's continuing strategy of selling the older items in its fleet.

  Gross Profit. Gross profit for the year ended December 31, 1997 increased to $68.6 million, or 26.3% of total revenues, from $31.2 million, or 24.3% of total revenues, for the year ended December 31, 1996. Gross margin on equipment rentals increased to 26.8% of equipment rental revenues from 22.5% for the year ended December 31, 1996, primarily due to the improved gross profit resulting from the Company's cost controlling methods. Gross margin on sales of parts, supplies and new equipment decreased to 22.9% of sales from 28.9%, due primarily to the acquisition of IAT, effective in the Company's results of operations from March 1, 1997, and a change in the product mix of parts, supplies and new equipment sales. Excluding the effect of the acquisition of IAT, the Company's gross margin on sales of parts, supplies and new equipment would have been 26.2% for the year ended December 31, 1997. The Company believes that the gross margin on sales of parts, supplies and new equipment will likely remain at this lower level due to the impact of IAT's product sales, which generally have had lower gross margins than the parts, supplies and new equipment sold by the Company prior to the acquisition of IAT. Gross margin on sales of used equipment increased to 34.1% of sales from 30.5%, due primarily to a change in the mix and age of the equipment being sold.

  Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended December 31, 1997 was $21.0 million, or 8.0% of total revenues, compared to $12.3 million, or 9.5% of total revenues for the year ended December 31, 1996. This increase is the result of the greater number of locations and employees resulting from the Company's acquisitions and start-ups.

  Depreciation and Amortization, excluding equipment rental depreciation. Depreciation and amortization, excluding equipment rental depreciation, for the year ended December 31, 1997 was $5.4 million, or 2.1% of total revenues, compared to $2.8 million, or 2.2% of total revenues for the year ended December 31, 1996. This increase is primarily attributable to the larger fleet of service and delivery vehicles in 1997 versus 1996, which has grown as a result of the Company's increased number of locations and larger rental fleet.

  Amortization of Intangibles. Amortization of intangibles for the year ended December 31, 1997 was $3.9 million, or 1.5% of total revenues, compared to $2.4 million, or 1.9% of total revenues for the year ended

December 31, 1996. This increase is due to the additional goodwill and covenants not-to-compete associated with acquisitions completed since December 31, 1996.

  Interest Expense, net. Interest expense, net, for the year ended December 31, 1997 was $14.9 million, compared to $7.1 million for the year ended December 31, 1996. This increase is the result of the Company's increased average debt outstanding in 1997 versus 1996. The increased debt has resulted from acquisitions, capital expenditures and start-up locations financed under the Bank Facility. Interest expense will continue to increase in subsequent periods to the extent the Company borrows under the Bank Facility, or otherwise, to fund acquisitions and capital expenditures.

  Provision for Income Taxes. Provision for income taxes was $10.3 million for the year ended December 31, 1997, compared to $2.7 million for the year ended December 31, 1996. The Company's effective tax rate was 44.0% for 1997, compared to 40.6% for 1996. The increase in the Company's effective tax rate is a result of increased levels of non-deductible items, primarily goodwill.

  Extraordinary Items. In connection with the implementation of an amendment to the Revolver in January 1997, the Company wrote off the related unamortized deferred financing costs and recorded a loss on extinguishment of debt of $920,000, which has been classified as an extraordinary item, net of income taxes of $386,000, in the consolidated statement of operations for the year ended December 31, 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenues. Total revenues for the year ended December 31, 1996 increased 94.7% to $128.4 million compared to $65.9 million for the year ended December 31, 1995. This increase was primarily due to the full period impact of the acquisition of RHI (consisting of 11 locations), the full period impact of ten start-up locations opened in 1995 and the inclusion of revenues from 11 acquired businesses (consisting of 25 locations) and the opening of 19 start-up locations during 1996. Equipment rental revenues increased 99.7% to $94.2 million for the year ended December 31, 1996 from $47.2 million in the same period in 1995 due to a larger rental equipment fleet as a result of acquisitions, the partial year impact of $86.8 million in capital expenditures in 1996 and the full year impact of 1995 capital expenditures of $23.6 million. Sales of parts, supplies and new equipment increased 49.9% to $21.9 million for the year ended December 31, 1996 from $14.6 million for the year ended December 31, 1995 due primarily to the increased number of rental locations selling these items. Sales of used equipment increased 196.1% to $12.2 million for the year ended December 31, 1996 from $4.1 million for the year ended December 31, 1995 due to the larger rental equipment fleet resulting from acquisitions and the Company's ongoing strategy of selling the older items in its fleet.

  Gross Profit. Gross profit for the year ended December 31, 1996 increased to $31.2 million, or 24.3% of total revenues, from $17.8 million, or 26.9% of total revenues, for the year ended December 31, 1995. Gross margins on equipment rentals decreased to 22.5% of equipment rental revenues from 24.6% for the year ended December 31, 1995 primarily due to the impact of 44 location additions during the period. These new locations were comprised of 25 acquired locations and 19 start-ups, and operated for an average of seven months during the period. Start-ups and acquisitions generally incur start-up and integration expenses during their first nine months of operation resulting in lower profit margins than the Company's more established locations. Gross margin on sales of parts, supplies and new equipment increased slightly to 28.9% of sales from 28.6% for the year ended December 31, 1995. Gross margin on sales of used equipment decreased to 30.5% of sales from 47.2% of sales for the year ended December 31, 1995 due primarily to a change in the mix and age of the equipment being sold.

  Selling, General and Administrative Expense. Selling, general and administrative expense increased to $12.3 million, or 9.5% of total revenues, for the year ended December 31, 1996, compared to $6.4 million, or 9.7% of total revenues, for the year ended December 31, 1995. This increase is attributable primarily to the increase in the number of locations from 1995.

  Depreciation and Amortization, excluding equipment rental depreciation. Depreciation and amortization, excluding equipment rental depreciation, for the year ended December 31, 1996 was $2.8 million, or 2.2% of total revenues, compared to $1.2 million, or 1.8% of total revenues, for the same period in 1995. This increase is primarily attributable to the larger fleet of service and delivery vehicles in 1996 versus 1995, as well as to capital expenditures on rental locations in order to standardize their appearance.

  Amortization of Intangibles. Amortization of intangibles for the year ended December 31, 1996 was $2.4 million, or 1.9% of total revenues, compared to $718,000, or 1.1% of total revenues, for the same period in 1995. This increase is due to the full year impact of additional goodwill and covenants not-to-compete associated with 1995 acquisitions, the partial year impact of additional goodwill and covenants not-to-compete associated with 1996 acquisitions and amortization of the capitalized costs associated with the Revolver entered into in September 1995, amended in January 1996 and amended and restated in September 1996.

  Interest Expense, net. Interest expense, net, for the year ended December 31, 1996 was $7.1 million, compared to $3.3 million for the year ended December 31, 1995. This increase was the result of the Company's increased average debt outstanding for the year ended December 31, 1996 compared to the year ended December 31, 1995, as well as amortization of mandatory increases in the prepayment price of the Bank Note. The increased debt resulted from start-up locations, acquisitions and capital expenditures financed under the Company's Revolver. In September 1996, the Company utilized proceeds from its initial public offering of $13.0 million to repay the Bank Note and $37.7 million to reduce its indebtedness under the Revolver.

  Provision for Income Taxes. Provision for income taxes was $2.7 million for the year ended December 31, 1996, compared to $2.4 million for the same period in 1995. The Company's effective tax rate was 40.6% for 1996, as compared to 39.3% for 1995. The Company's effective tax rate for the fourth quarter of 1996 increased to 42.0% as a result of increased levels of non-deductible items. This higher tax rate is expected to continue in future periods.

  Extraordinary Items. In connection with the implementation of the amended Revolver in September 1996, the Company wrote off the related unamortized deferred financing costs and recorded a loss on extinguishment of debt of $2.5 million, which has been classified as an extraordinary item, net of income taxes of $964,000. Additionally, in September 1996, the Company repaid the Bank Note and repurchased the related warrants for $13 million, resulting in a gain on extinguishment of debt of $362,000, which has been classified as an extraordinary item, net of income taxes of $142,000. In 1995, the Company paid off the borrowings under the Old Revolver upon entering into the Revolver, resulting in a loss on extinguishment of such debt of $783,000 which has been classified as an extraordinary item, net of income taxes of $305,000.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary uses of cash have been the funding of capital expenditures, acquisitions and start-up locations. The Company has historically financed its capital expenditures, acquisitions and start-up locations primarily through the issuance of equity securities, secured bank borrowings and net cash provided by operating activities. The Company had cash and cash equivalents of $4.5 million at March 31, 1998, $8.9 million at December 31, 1997 and $1.5 million at December 31, 1996.

  Operating activities. During the three months ended March 31, 1997 and 1998, the Company's operating activities provided net cash flow of $20.3 million and $39.1 million, respectively. The principal causes for the variation in cash flow between periods were higher net income, increased depreciation and amortization and higher average accounts payable.

  During the years ended December 31, 1995, 1996 and 1997, the Company's operating activities provided net cash flow of $9.9 million, $23.5 million and $46.0 million, respectively. The principal causes for the variations in cash flow between years were higher net income, increased depreciation and amortization and higher average accounts payable.

  Investing activities. Net cash used in investing activities was $51.5 million and $167.2 million for the three months ended March 31, 1997 and 1998, respectively. The increase between periods was attributable to a higher combined level of capital expenditures and acquisitions. Acquisition spending totaled $12.0 million and $107.8 million for the three months ended March 31, 1997 and 1998, respectively. In addition, the Company had capital expenditures of $44.1 million and $70.7 million for the three months ended March 31, 1997 and 1998, respectively. Capital expenditures were primarily for purchases of rental equipment. Included in investing activities were proceeds from the sale of used equipment, which were $4.6 million and $11.3 million for the three months ended March 31, 1997 and 1998, respectively.

  Net cash used in investing activities was $58.9 million, $84.7 million and $424.4 million for the years ended December 31, 1995, 1996 and 1997, respectively. The increases between years were attributable to a higher combined level of capital expenditures and acquisitions. Acquisition spending totaled $42.1 million, $27.3 million and $278.9 million for the years ended December 31, 1995, 1996 and 1997, respectively. In addition, the Company had capital expenditures of $23.6 million, $86.8 million and $165.1 million for the years ended December 31, 1995, 1996 and 1997, respectively. Capital expenditures were primarily for purchases of rental equipment. Included in investing activities were proceeds from the sale of used equipment, which were $4.1 million, $12.7 million and $19.6 million for the years ended December 31, 1995, 1996 and 1997, respectively. Also included in investing activities were proceeds from assets held for sale of $2.7 million and $16.7 million for the years ended December 31, 1995 and 1996, respectively.

  Financing activities. Net cash provided by financing activities was $31.3 million and $123.6 million for the three months ended March 31, 1997 and 1998, respectively. The net cash provided by financing activities during these periods was primarily from borrowings under the Revolver.

  Net cash provided by financing activities was $49.8 million, $61.3 million and $385.9 million for the years ended December 31, 1995, 1996 and 1997, respectively. During 1997, the net cash provided by financing activities was primarily due to issuances of Common Stock in the public offerings completed in June and December, and from borrowings under the Bank Facility. During 1996, the net cash provided by financing activities was primarily due to issuances of Common Stock, primarily from the Company's initial public offering in September 1996, and from borrowings under the Revolver. During 1995, the net cash provided by financing activities was primarily due to the receipt of the proceeds from the Revolver and the Bank Note, which were used to pay off the Old Revolver and to acquire RHI.

  In September 1996, the Company received net proceeds of approximately $87.9 million from the sale of 6,027,813 shares of Common Stock in its initial public offering. Additionally, the Company received net proceeds of approximately $55.6 million from the sale of 3,000,000 shares of Common Stock in a public offering completed in June 1997, and approximately $98.3 million from the sale of 4,345,224 shares of Common Stock in a public offering completed in December 1997. Through the application of these proceeds, the Company has improved its liquidity and capital resources through the replacement of a portion of its secured debt, as well as the related interest and debt obligations, with Common Stock. Specifically, the Company used these proceeds to reduce the outstanding indebtedness under its Revolver to provide borrowing availability for general corporate purposes, including acquisitions.

  Since December 2, 1997, the Company's principal source of liquidity has been the Bank Facility, which consists of the Revolver and the Term Loan. Prior to December 2, 1997, the Company's principal source of liquidity was the Revolver, which consisted of a revolving line of credit and availability of letters of credit. On January 31, 1997, the Company amended the Revolver to, among other things, increase the availability to $200.0 million, decrease the interest rate margins by 0.50% and extend the maturity date to January 31, 2002. On June 4, 1997, the Company again amended the Revolver to, among other things, increase the availability to $300.0 million, decrease the interest rate margins by 0.25% with further reductions if certain interest coverage ratios are met and to reduce the unused line fee to 0.25% of the unused commitment. In connection with the implementation of the January 1997 amendment, the Company recorded an extraordinary loss on extinguishment of debt of $920,000, net of income taxes of $386,000, associated with the write-off of unamortized debt issuance costs.

  On December 2, 1997, the Company amended and restated the Revolver to increase its total available financing to $600.0 million. This increase consisted of an increase in the availability under the Revolver to $500.0 million and the implementation of the new $100.0 million Term Loan (together with the Revolver, the "Bank Facility"). In addition, this new financing package extended the maturity date of the Revolver to December 2, 2002; changed the methodology for determining the interest rate margins; increased the allowed levels of capital expenditures and investments; and amended several covenants, including the computation methodology of certain financial covenants.

  In connection with the completion of the Offering in May 1998, the Company amended the Revolver to (i) reduce the interest rate margins by 0.25%, (ii) increase the allowed levels of capital expenditures and investments to $220.0 million in 1998, $235.0 million in 1999, $250.0 million in 2000, $270.0 million in 2001 and $340.0 million in each of 2002, 2003 and 2004 (plus amounts reinvested from asset sales), (iii) change certain financial and other covenants and (iv) permit the issuance of the Private Notes.

  The amended and restated Revolver contains provisions to periodically adjust the prime and Eurodollar interest rate margins based on the Company's achievement of specified total debt to EBITDA ratios. The total amount of credit available under the Revolver is limited to a borrowing base equal to the sum of (i) 85% of eligible accounts receivable of the Company's subsidiaries and (ii) 100% of the value (lower of net book value or orderly liquidation value) of eligible rental equipment through December 31, 1998; 90% of the value of eligible rental equipment from January 1, 1999 through December 31, 1999; 85% of the value of eligible rental equipment from January 1, 2000 through December 31, 2000; and 80% of the value of eligible rental equipment from January 1, 2001 through the expiration date of the Revolver. The Revolver expires December 2, 2002.

  The Term Loan consists of a $100.0 million seven-year term loan facility, which requires mandatory principal payments of $1.0 million on each of its first six anniversaries, with the remaining principal balance due at maturity. The Term Loan matures on December 2, 2004. Interest on the Term Loan is payable monthly at either the prime rate plus 1.0% or the Eurodollar rate plus 2.5% (at the Company's option).

  The Bank Facility has financial covenants for RSC regarding debt incurrence, interest coverage, capital expenditures and investments (including acquisitions), rental equipment utilization and minimum EBITDA levels. The Bank Facility also contains covenants and provisions that restrict, among other things, the ability of the Company and its subsidiaries to: (i) incur additional indebtedness; (ii) incur liens on their property, (iii) enter into contingent obligations; (iv) make certain capital expenditures and investments; (v) engage in certain sales of assets; (vi) merge or consolidate with or acquire another person or engage in other fundamental changes;
(vii) enter into leases; (viii) engage in certain transactions with affiliates; and (ix) declare or pay dividends. As of March 31, 1998, the Company was in compliance with all covenants of the Bank Facility.

  Borrowings under the Bank Facility are secured by all of the personal property of the Company's subsidiaries and a pledge of the capital stock and intercompany debt of the Company's subsidiaries. RSC is a guarantor of the obligations of its subsidiaries under the Bank Facility, and has granted liens on substantially all of its assets (including the stock of its subsidiaries) to secure such guaranty. The Bank Facility also restricts the Company from declaring or paying dividends on its Common Stock. In addition, the Company's subsidiaries are guarantors of the obligations of the other subsidiaries under the Bank Facility. The Bank Facility also includes a $2.0 million letter of credit facility. A commitment fee equal to 0.25% of the unused commitment, excluding the face amount of all outstanding and undrawn letters of credit, is also payable monthly in arrears. The obligation of the lenders to make loans or issue letters of credit under the Bank Facility is subject to certain customary conditions.

  At June 5, 1998, the principal amount outstanding under the Revolver was $315.1 million, the average interest rate on such borrowings was 7.2%, and an additional $184.9 million was available to the Company under the Revolver.

  The Private Notes call for semi-annual interest payments each May 15 and November 15 of each year beginning November 15, 1998 and mature on May 15, 2008. The Private Notes are guaranteed by substantially all of the Company's current and future domestic subsidiaries, and contain covenants restricting additional indebtedness, certain payments by the Company and its subsidiaries, asset sales, liens, mergers and consolidations and transactions with affiliates. See "Description of Exchange Notes--Certain Covenants."

  Acquisitions and Start-ups. As part of its growth strategy, the Company is continually involved in the investigation and evaluation of potential acquisitions and start-up locations. The Company is currently evaluating a number of acquisition opportunities and start-up locations and may at any time be a party to one or more non-binding letters of intent or acquisition agreements. At December 31, 1997, the Company operated 165 locations throughout the United States. Since December 31, 1997, the Company has completed twelve acquisitions of rental equipment businesses (including Valley, Metroquip and T&M) with an aggregate of 34 locations, has opened six new start-up locations and has consolidated two acquired locations with existing locations serving the same markets, bringing the Company's total number of locations to 203 as of June 5, 1998.

  During the three months ended March 31, 1998, the Company completed seven acquisitions of rental equipment businesses with a combined total of 22 locations for an aggregate purchase price of approximately $107.8 million in cash (including the payoff of assumed debt), 450,109 shares of Common Stock and the assumption of approximately $5.5 million in liabilities. During the three months ended March 31, 1997, the Company completed five acquisitions of rental equipment businesses with a combined total of eight locations for an aggregate purchase price of approximately $12.0 million in cash and the assumption of approximately $1.3 million in liabilities.

  During the year ended December 31, 1997, the Company completed 22 acquisitions of rental equipment businesses with a combined total of 64 locations for an aggregate purchase price of approximately $278.9 million in cash (including the payoff of assumed debt), 1,299,709 shares of Common Stock (of which 218,195 shares will be issued in future years) and the assumption of approximately $23.6 million in liabilities. Additionally, 197,738 shares of Common Stock may be paid for these acquisitions based on the achievement of certain performance objectives by the acquired companies, of which 65,913 shares were earned and payable at December 31, 1997. During the year ended December 31, 1996, the Company completed eleven acquisitions of rental equipment businesses with a combined total of 25 locations for an aggregate purchase price of approximately $27.3 million in cash and the assumption of approximately $5.3 million in liabilities. During the year ended December 31, 1995, the Company completed five acquisitions of rental equipment businesses (including RHI) with a combined total of 26 locations for an aggregate purchase price of approximately $42.1 million in cash (including the payoff of assumed debt) and the assumption of approximately $27.6 million in liabilities.

  During the three months ended March 31, 1998, the Company opened two new start-up locations and consolidated two acquired locations with existing locations serving the same markets.

  During the year ended December 31, 1997, the Company opened 16 new start-up locations, consolidated seven acquired locations with existing locations serving the same markets and closed two underperforming locations. During the year ended December 31, 1996, the Company opened 19 new start-up locations. During the year ended December 31, 1995, the Company opened ten new start-up locations and designated the eleven California locations acquired from RHI as "assets held for sale." RHI's eleven California locations were sold or closed during 1996.

  On April 1, 1998, the Company acquired all of the outstanding stock of Metroquip for $51.2 million in cash (including the payoff of assumed debt) and 193,090 shares of Common Stock. Up to an additional 95,727 shares of Common Stock may be paid to the seller over a three year period if certain performance objectives are met. Metroquip rented, sold and supported aerial work platforms and contractors' equipment and operated a total of five locations in Minnesota and Nebraska. Metroquip's balance sheet was consolidated with the Company's as of April 1, 1998. Pursuant to the acquisition agreement, the Company assumed effective control of Metroquip's operations on March 1, 1998 and has included Metroquip's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On April 2, 1998, the Company acquired all of the outstanding stock of T&M for $21.9 million in cash (including the payoff of assumed debt). Up to 33,132 shares of Common Stock may be paid to the seller over a three year period if certain performance objectives are met. T&M was an independent rental company operating one location in Indiana. T&M's balance sheet was consolidated with the Company's as of April 2, 1998. Pursuant to the acquisition agreement, the Company assumed effective control of T&M's operations on March 1, 1998 and has included T&M's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  Subsequent to March 31, 1998, the Company has completed three additional acquisitions for a total combined purchase price of approximately $17.1 million (including 53,693 shares of Common Stock). These acquisitions had a combined six locations in Illinois, Missouri, Virginia and Wisconsin.

  As of June 5, 1998, the Company was party to non-binding letters of intent to acquire three equipment rental businesses with a combined eleven locations in Illinois, Missouri and Oklahoma for a total combined purchase price of approximately $33.2 million (including the assumption of approximately $7.4 million of debt). These acquisitions are subject to a number of closing conditions, including the execution of definitive purchase agreements, RSC board of directors approval and, in some cases, expiration or early termination of the waiting period under the HSR Act. Furthermore, in view of the fact that these letters of intent are non-binding and that the Company has not completed its due diligence investigations with respect thereto, the Company cannot predict whether these letters of intent will lead to definitive agreements, whether the terms of any such definitive agreements will be the same as the terms contemplated by the letters of intent or whether any transaction contemplated by such letters of intent will be consummated.

  General. The Company's liquidity and capital resources have been and will continue to be significantly impacted by the Company's growth strategy and by the need to offer customers a modern and well-maintained rental equipment fleet. To pursue its growth strategy, the Company must be able to complete acquisitions, open start-up locations and make the capital expenditures necessary to acquire and maintain its rental fleet. At June 5, 1998, the Company was obligated, under noncancellable purchase commitments, to purchase approximately $90.8 million of equipment. Such purchases are expected to be financed with cash flows from operations and through borrowings under the Revolver.

  The Company believes cash flow from operations, together with availability under the Revolver, and vendor financing in appropriate cases, will be sufficient to support its operations and capital liquidity requirements for at least the next 12 months. However, if significant additional acquisition opportunities arise, the Company may need to seek additional capital. Such acquisitions and capital expenditures could be financed through the incurrence of additional indebtedness, including convertible debt, or the issuance of common or preferred stock (which may be issued to third parties or to sellers of acquired businesses), depending on market conditions. If such financing were not available, the Company's growth strategy could be hampered and its cash flow from operations reduced, thereby constraining funds available for growth and acquisitions. Further, additional indebtedness generally would increase RSC's leverage and may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. However, there can be no assurance that the Company's business will generate sufficient cash flow or that future borrowings or additional capital, if and when required, will be available on terms acceptable to the Company, or at all.

ENVIRONMENTAL

  The Company and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. The Company incurs ongoing expenses associated with the removal of older underground storage tanks and other activities to come into compliance with environmental laws, and the performance of appropriate remediation at certain locations. The Company has accrued $594,000 and $652,000 at March 31, 1998 and December 31, 1997,
respectively, related to the removal of underground tanks and remediation expenses. The Company believes that the impact of the cost of such remediation on its financial position, results of operations and cash flows will not be material. See "Business--Government and Environmental Regulation."

SEASONALITY AND SELECTED QUARTERLY OPERATING RESULTS

  The following table sets forth unaudited quarterly consolidated statement of operations data for the eight consecutive quarters through the quarter ended March 31, 1998. The unaudited quarterly data has been prepared on the same basis as the Company's annual financial statements and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the quarters presented. Historically, the Company's revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: general economic conditions in the Company's markets; the timing of acquisitions and start-up locations and related costs; the effectiveness of integrating acquired businesses and start-up locations; the timing of fleet expansion capital expenditures; the realization of targeted equipment utilization rates; seasonal rental patterns of the Company's customers; and price changes in response to competitive factors. In addition, operating results have been seasonally lower during the first and fourth fiscal quarters than during the other quarters of the fiscal year. The operating results for any historical quarter are not necessarily indicative of the results which may be expected for any future period. See "Risk Factors--Seasonality and Quarterly Fluctuations."

                                                                                         1998
                            1996 QUARTERS ENDED            1997 QUARTERS ENDED         QUARTER
                          ------------------------- ----------------------------------  ENDED
                          JUNE 30 SEPT. 30  DEC. 31 MARCH 31  JUNE 30 SEPT. 30 DEC. 31 MARCH 31
                          ------- --------  ------- --------  ------- -------- ------- --------
                                                (DOLLARS IN THOUSANDS)
REVENUES:
Equipment rentals.......  $22,874 $25,212   $26,476 $27,527   $36,800 $47,222  $59,155 $ 70,179
Sales of parts, supplies
 and new equipment......    5,722   5,890     5,469   9,165    17,787  20,167   23,838   27,227
Sales of used
 equipment..............    2,671   3,529     3,314   4,617     3,967   5,080    5,938   11,257
                          ------- -------   ------- -------   ------- -------  ------- --------
Total revenues..........   31,267  34,631    35,259  41,309    58,554  72,469   88,931  108,663
COST OF REVENUES:
Cost of equipment
 rentals, excluding
 equipment rental
 deprecation............   13,551  14,977    14,225  14,316    19,361  23,829   30,046   37,073
Depreciation, equipment
 rentals................    4,156   4,586     5,465   6,306     7,730  10,457   12,920   15,461
Cost of sales of parts,
 supplies and new
 equipment..............    4,121   4,225     3,783   6,737    13,869  15,777   18,356   21,249
Cost of sales of used
 equipment..............    1,681   2,525     2,668   2,972     2,724   3,565    3,666    7,944
                          ------- -------   ------- -------   ------- -------  ------- --------
Total cost of revenues..   23,509  26,313    26,141  30,331    43,684  53,628   64,988   81,727
                          ------- -------   ------- -------   ------- -------  ------- --------
Gross profit............    7,758   8,318     9,118  10,978    14,870  18,841   23,943   26,936
Selling, general and
 administrative
 expense................    3,028   3,299     3,193   3,784     4,685   4,975    7,552    5,659
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........      607     651     1,006   1,068     1,219   1,502    1,584    2,024
Amortization of
 intangibles............      600     664       554     624       745   1,094    1,444    2,085
                          ------- -------   ------- -------   ------- -------  ------- --------
Operating income........    3,523   3,704     4,365   5,502     8,221  11,270   13,363   17,168
Interest expense, net...    2,045   2,135     1,244   1,597     3,030   4,236    6,014    7,583
                          ------- -------   ------- -------   ------- -------  ------- --------
Income before income
 taxes and extraordinary
 items..................    1,478   1,569     3,121   3,905     5,191   7,034    7,349    9,585
Provision for income
 taxes..................      581     617     1,311   1,722     2,336   3,114    3,158    4,101
                          ------- -------   ------- -------   ------- -------  ------- --------
Income before
 extraordinary items....      897     952     1,810   2,183     2,855   3,920    4,191    5,484
Extraordinary items, net
 of income tax benefit
 of $822 in 1996 and
 $386 in 1997...........      --   (1,269)      --     (534)      --      --       --       --
                          ------- -------   ------- -------   ------- -------  ------- --------
Net income (loss).......      897    (317)    1,810   1,649     2,855   3,920    4,191    5,484
Redeemable preferred
 stock accretion........      565     524       --      --        --      --       --       --
                          ------- -------   ------- -------   ------- -------  ------- --------
Net income (loss)
 available to common
 stockholders...........  $   332 $  (841)  $ 1,810 $ 1,649   $ 2,855 $ 3,920  $ 4,191 $  5,484
                          ======= =======   ======= =======   ======= =======  ======= ========
EARNINGS PER COMMON
 SHARE:
 Income (loss) before
  extraordinary items...  $   .06 $   .07   $   .16 $   .19   $   .23 $   .26  $   .26 $    .27
 Extraordinary items....      --     (.21)      --     (.04)      --      --       --       --
                          ------- -------   ------- -------   ------- -------  ------- --------
 Net income (loss)......  $   .06 $  (.14)  $   .16 $   .15   $   .23 $   .26  $   .26 $    .27
                          ======= =======   ======= =======   ======= =======  ======= ========
 Weighted average common
  shares................    5,169   5,977    11,231  11,298    12,412  15,002   15,838   20,419
EARNINGS PER COMMON
 SHARE, ASSUMING
 DILUTION:
 Income (loss) before
  extraordinary items...  $   .06 $   .07   $   .16 $   .19   $   .23 $   .26  $   .26 $    .27
 Extraordinary items....      --     (.20)      --     (.05)      --      --       --       --
                          ------- -------   ------- -------   ------- -------  ------- --------
 Net income (loss) per
  common share..........  $   .06 $  (.13)  $   .16 $   .14   $   .23 $   .26  $   .26 $    .27
                          ======= =======   ======= =======   ======= =======  ======= ========
 Weighted average common
  shares, assuming
  dilution..............    5,501   6,273    11,504  11,511    12,612  15,317   16,208   20,568
Net increase in
 locations at period
 end....................       17       3        11       8        29       3       31       22

INCOME TAXES

  At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $18.4 million that expire in years 2005 through 2012. In addition the Company had combined state net operating loss carryforwards of approximately $20.1 million that expire in years 1998 through 2012. Approximately $8.5 million of the federal carryforwards and $800,000 of the state carryforwards are attributable to the Company's acquisition of RHI. For financial reporting purposes a valuation allowance of approximately $4.0 million and $3.7 million at December 31, 1996 and 1997, respectively, has been recognized to offset the deferred tax assets related to those carryforwards. These separate company net operating loss carryforwards are subject to restrictions in accordance with Internal Revenue Service Code Section 382, and the ultimate utilization of the net operating losses is further limited based on the future profitability of certain subsidiaries of RHI.

  The Company also has alternative minimum tax credit carryovers of approximately $4.6 million for federal and $165,000 for state of California income tax purposes which are available to offset future regular income tax that is in excess of the alternative minimum tax in such year. Approximately $600,000 of the federal and all of the state alternative minimum tax credit carryovers resulted from the Company's acquisition of RHI. For financial reporting purposes a valuation allowance of approximately $800,000 has been recognized to offset the deferred tax assets related to all alternative minimum tax credit carryovers. Limitations similar to those restricting the use of the net operating losses also restrict the use of the credit carryovers.

  Any tax benefit resulting from the utilization of the net operating loss carryforwards or the tax credit carryovers obtained in the acquisition of RHI will be accounted for as a reduction of the purchase price in the periods they are realized.

INFLATION AND GENERAL ECONOMIC CONDITIONS

  Although the Company cannot accurately anticipate the effect of inflation on its operations, it does not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on its results of operations. The Company's operating results may be adversely affected by events or conditions in a particular region, such as regional economic, weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities.

YEAR 2000

  The Company is aware of the issues associated with the programming code in existing computer and software systems as the Year 2000 approaches. The Year 2000 problem is pervasive and complex, as virtually every computer operation could be affected in some way by the rollover of the two-digit year value to "00." The issue is whether systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause complete system failures. The Company has received confirmation from all of its current systems' vendors that each of their systems will properly handle the rollover to the Year 2000. Although there can be no assurance, management believes the Year 2000 problem will not have a material effect on the financial position, results of operations or cash flows of the Company.

                                   BUSINESS

GENERAL

  The Company is a leading consolidator in the rapidly-growing equipment rental industry, serving the needs of a wide variety of industrial, manufacturing, construction, government and homeowner markets. As of June 5, 1998, RSC operated the largest equipment rental network in the United States with 203 rental locations in 26 states. RSC rents a broad selection of equipment ranging from small items such as pumps, generators, welders and electric hand tools to larger equipment such as backhoes, forklifts, air compressors, scissor lifts, booms, aerial manlifts and skid-steer loaders. The Company also sells MRO supplies, small tools, contractor supplies, parts and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers.

  Since its formation in 1992, the Company has pursued an aggressive expansion strategy and has acquired 56 businesses comprised of 172 locations and has opened 54 start-up locations through June 5, 1998. With a focus on operating rental locations in underserved small- to medium-sized markets, RSC intends to continue to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. The Company also seeks to increase revenues and profitability across its locations through fleet expansion, improved asset utilization and targeted marketing efforts. Management believes RSC is well-positioned to capitalize on the substantial consolidation opportunities in the equipment rental industry, and to take advantage of the growing demand for rental equipment as businesses increasingly outsource non-core operations.

INDUSTRY OVERVIEW

  The equipment rental industry serves a wide variety of industrial, manufacturing, construction, governmental and homeowner markets. Equipment available for rent ranges from construction and industrial equipment to general tools and homeowners' equipment. A survey conducted for the Associated Equipment Distributors estimates that industry rental revenues were approximately $13 billion in 1993, which the author of the survey estimated would increase to $15 billion in 1995. The Company's management estimates that 1996 and 1997 industry rental revenues were approximately $18 billion and $21 billion, respectively.

  Management believes the equipment rental industry benefits from the trend among businesses to outsource non-core operations in order to reduce capital investment and minimize the downtime, maintenance, repair and storage associated with equipment ownership. While customers traditionally rented equipment for specific purposes such as supplementing capacity during peak periods and using equipment in connection with special projects, customers are increasingly looking to rental operators to provide an ongoing comprehensive supply of equipment which can enable customers to benefit from the economic advantages and convenience of rental. Many of the businesses that rent equipment also purchase complementary tools and supplies from MRO distributors. The Company believes such customers would be interested in a one-stop solution consisting of both equipment rental and MRO supplies.

  The equipment rental industry is highly fragmented and primarily consists of a large number of relatively small, independent businesses typically serving discrete local markets within 30 to 50 miles of the store location, and a small number of multi-location regional or national operators. Traditionally, large equipment rental companies have focused their operations on serving relatively large customers, primarily in medium to large metropolitan markets, while generally serving smaller markets through delivery from distant major markets without establishing a local presence. In such smaller markets, the primary source of rental equipment has traditionally been relatively small, local equipment rental businesses and equipment dealers with product offerings typically limited in both depth and breadth.

  The Company believes the equipment rental industry offers substantial consolidation opportunities for large, well capitalized equipment rental companies such as RSC. Relative to smaller companies with only one or two rental locations, the Company believes RSC benefits from several competitive advantages, including sophisticated management information systems, volume purchasing discounts, professional management, a diverse customer base and geographic locations, a modern and well maintained rental fleet, the ability to transfer equipment among rental locations to satisfy customer demand and national brand identity. In addition, the Company believes national operators are less sensitive to localized cyclical downturns and can justify significant investments in professional management and information systems. As a result of consolidation and industry growth, 1997 rental revenues of the top 100 rental equipment companies increased over 1996 rental revenues by approximately 35%, to more than $4.2 billion, according to estimates by the RER. In spite of this growth, these top 100 companies represented only a small percentage of the estimated $21 billion in industry rental revenues in 1997. See "--Competition."

BUSINESS STRATEGY

  The Company's goal is to increase revenues and profitability by taking advantage of its strong market position and pursuing a business strategy that includes the following key elements:

  Small- to Medium-Sized Market Focus. The Company focuses on operating rental locations in underserved small- to medium-sized rental markets where the Company can capitalize on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. In addition, the Company believes small- to medium-sized markets provide an extensive selection of acquisition candidates and attractive start-up locations. The Company believes future acquisitions and start-up locations will provide opportunities to achieve greater geographic and customer diversification. Through its geographic diversification, the Company believes it can more effectively manage economic fluctuations than single-location businesses by transferring equipment to regions with higher demand. See "--Locations" and "--Growth Strategy."

  Cluster Strategy. Under its cluster strategy, RSC establishes a comprehensive pool of rental equipment at a central, readily-accessible "hub" location, and surrounds the hub with smaller "satellite" locations 30 to 150 miles away, which draw on this equipment pool to serve local customers' needs. The hub locations provide full-service rental fleet maintenance and repair operations for the satellite locations. The Company believes this strategy increases fleet utilization and allows RSC to bring the benefits of a large, high-quality and diversified rental equipment fleet to markets with populations as small as 25,000 where a full-scale rental facility might not otherwise be justified. See "--Fleet Management."

  Advanced Information Systems. The Company has made substantial investments in its management information systems in order to improve asset utilization and financial performance. Every rental location has on-line access to a centralized computer system that provides real-time transaction processing, extensive fleet management tools and financial management reports. Use of these systems allows the Company to improve its asset utilization by deploying assets to locations generating higher returns and identifying underperforming assets for disposition. These systems also allow an employee at any location to identify and reserve a specific piece of equipment anywhere in a region, and schedule delivery (generally within 24 hours) to a customer's job site. With the acquisition of Center, the Company obtained Center's proprietary information system, which, among other enhancements, automatically prioritizes equipment for maintenance based on type, age and recent use. The Company believes Center's system is scalable over a large number of locations, and expects to add it to the Company's existing systems. See "--Fleet Management," "--Information Systems" and "Offering Memorandum Summary--Recent Developments--Acquisition of Center Rental."

  Decentralized Management. Under the Company's decentralized management structure, RSC's region vice presidents and district managers, who currently average over 20 years of rental experience, are responsible for management, customer service, marketing strategies and business growth, including pursuing acquisitions and start-up locations, in their regions. Each region vice president and district manager is compensated through a stock option program and cash bonus plan tied directly to the region's performance. A small corporate staff at the Company's headquarters focuses on corporate planning, financial reporting and analysis and overseeing execution of the Company's growth strategy. The Company has also centralized its purchasing and equipment disposal functions in order to maximize purchase discounts sale prices for used rental equipment.

  Superior Customer Service. The Company believes it differentiates itself from many of its competitors by providing responsive customer service, a broad selection of high-quality rental equipment and "one-stop shopping" for a wide range of supplies, tools, parts and equipment. Depending upon market needs, RSC also offers value-added services to its customers such as a radio-dispatched transportation fleet and 24 hours-a-day, seven days-a-week support services, including on-site maintenance and repair. The Company believes its rapid response time in delivering, servicing or replacing equipment at job sites generates customer loyalty. A cornerstone to the Company's customer service commitment is its extensive training system, RSU, which provides formal training to Company employees relating to customer service, strategy, finance, information systems, fleet management, safety and risk management and human resources. See "--Products" and "--Sales and Marketing."

GROWTH STRATEGY

  RSC's growth strategy is to continue to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. The Company is systematic in its selection of new markets for expansion and, together with Arthur D. Little, Inc., has developed a proprietary model to guide future expansion efforts by identifying and ranking desirable locations based on more than 25 demographic characteristics found in the Company's most successful geographic markets. The Company also seeks to increase revenues at new and existing locations through fleet expansion, improved asset utilization and targeted marketing efforts. The Company also has begun to increase revenues across existing locations by cross-selling both equipment rental services and MRO tools and supplies to its industrial customers.

  Acquisitions. RSC's acquisition efforts focus on acquiring stable, respected businesses in markets the Company believes offer opportunities for additional growth. The Company primarily targets acquisitions of businesses in small- to medium-sized markets where an existing owner has limited resources to expand the rental equipment fleet and/or the owner's decision to sell coincides with the decision to retire. The Company believes it can capitalize in such markets on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. Immediately after completing an acquisition, the Company generally integrates the operations of the acquired business into its management information systems, consolidates its equipment purchasing and disposal functions, and centralizes its fleet management, while seeking to provide consistent, high-quality service to the acquired business' customers. The Company has a proven track record in completing and integrating acquisitions. Proprietors of smaller businesses often place significant emphasis on the Company's reputation in these areas, and the Company believes this reputation provides it access to additional acquisition opportunities. Since its formation in 1992, RSC has acquired 56 businesses consisting of 172 locations. See "-- Business Strategy--Small- to Medium-Sized Market Focus" and "--Locations."

  Start-Up Locations. RSC also enters targeted markets through start-up locations where there is no quality business available for acquisition or where such a business cannot be acquired on terms acceptable to the Company. The Company's decision to open a start-up location is based upon its review of demographic information, business growth projections and the level of existing competition. RSC enhances the flexibility of start-up locations by entering into real estate leases with short initial terms and multiple option periods. In addition, RSC typically minimizes capital expenditures at a start-up location by redeploying and sharing equipment with an existing hub. If a start-up location does not meet expectations, the Company can redeploy the equipment elsewhere. Since the Company opened its first start-up location in October 1994, the Company has opened 53 additional start-up locations. See "-- Business Strategy--Cluster Strategy" and "--Locations."

  Internal Growth. The Company focuses on achieving internal growth through an emphasis on disciplined fleet expansion, improved asset utilization and targeted marketing efforts. The Company intends to replace assets in, and increase the breadth and depth of, its existing rental equipment fleet through capital expenditures. In addition, RSC's information systems provide the data necessary to improve asset deployment based upon such factors as price realization, time utilization and individual asset return on investment. Through its national accounts marketing program, the Company targets large petrochemical, industrial and commercial customers. The Company offers these customers IPM services whereby RSC locates equipment at a customer's facility and assumes complete responsibility for the maintenance of such equipment. The IPM program allows the Company to eliminate operating expenses such as equipment transportation and delivery, and to improve asset utilization rates. In addition, the Company has increased its MRO supply business and its tool room management and small tool trailer business. The Company has also created an Industrial Division, with a dedicated and specially trained sales force focusing exclusively on industrial customers. See "--Fleet Management," "-- Information Systems" and "--Sales and Marketing."

PRODUCTS

  The Company believes it has one of the most comprehensive and well-maintained rental equipment fleets in the industry. The Company sells parts, supplies and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers.

  Rental Equipment. The Company rents over 50 categories of equipment on a daily, weekly or monthly basis, and occasionally for periods of up to one year. The Company's rental equipment fleet of over 92,000 units includes a broad selection of equipment ranging from small items such as pumps, generators, welders, electric hand tools and concrete finishing equipment to larger equipment such as air compressors, dirt equipment, booms, aerial manlifts, forklifts, scissor lifts, skid-steer loaders and backhoes. Each of the Company's rental locations has access to a product mix tailored to satisfy the needs and preferences of the local customer base.

  Sales of Parts, Supplies and Equipment. In addition to rental equipment, most RSC locations carry a wide range of parts and supplies, including "convenience consumables" used in conjunction with rental equipment, such as safety equipment, diamond saw blades and sandpaper. This sales activity allows the Company to attract and retain customers by offering the convenience of "one-stop shopping." In addition, RSC is a distributor for new equipment on behalf of certain national equipment manufacturers, including Black & Decker, Genie, Honda, Ingersoll-Rand, JLG, Kobelco, Lull, Multiquip, Norton, Sky-Jack, Sky Trak, Snorkel, Stanley Proto, Terramite, Wacker and Weldon Pumps. The Company also offers its customers a one-source catalog for a variety of equipment, tools and supplies.

  The Company also routinely sells used rental equipment in order to maintain an economically competitive fleet and to adjust to fluctuations in the demand for specific rental products. The Company has developed a proprietary algorithm, the "CAPCOM" model, which is designed to determine the optimal timing for the sale and replacement of equipment given, among other things, original purchase price, maintenance expense, rental demand and prices in the used rental equipment market. RSC is able to realize attractive prices on used equipment sales due to its strong preventative maintenance program, ability to use offshore, retail and direct mail distribution channels to redirect disposals to markets where the equipment is in highest demand, and ability to negotiate attractive fee arrangements with third-party auctioneers. In addition, the Company markets its used rental equipment via the Internet, and is also currently evaluating additional disposal alternatives.

FLEET MANAGEMENT

  The Company believes its advanced information systems, combined with its cluster strategy and ability to redeploy equipment among locations, allow RSC to better manage its fleet and achieve higher equipment utilization rates than many of its competitors. Under this strategy, an employee at any location can locate a specific piece of equipment throughout the region, whether on rent (in which case the estimated date available is provided), in transit, in the service bay or ready for rent. Once identified, the equipment can be reserved for a customer through the system and scheduled for delivery (generally within 24 hours) to the job site or store location by the Company's radio-dispatched transportation fleet of trucks, trailers and independent carriers. The

Company is able to further increase fleet utilization and moderate capital expenditures through its "use-it-or-lose-it" policy, whereby equipment is deployed to areas where it can provide the highest return. Through its information systems, the Company generates a monthly management report showing, for each region, every rental asset that had an unacceptable utilization rate for the most recent 90-day period. Region managers have 30 days to correct the problem or the asset may be redeployed to another region where demand exceeds supply or sold, depending on the age of the asset. The Company's information systems also track each individual rental asset and automatically schedule preventative maintenance, frequently in advance of that suggested by the manufacturer. As a result, the Company believes it is able to enhance the reliability and extend the useful life of its rental equipment fleet, and obtain favorable prices when used rental equipment is sold.

INFORMATION SYSTEMS

  Each rental location is networked with a commonly configured PC equipped with electronic links to all other RSC locations and the Company's central databases. The Company has developed a comprehensive set of management information databases covering financial performance, fleet utilization, sales and pricing. Company management can access these databases 24 hours a day at all locations via the Internet to analyze such items as: (i) price trends by store, region, salesperson, end-user, equipment category or customer; (ii) sales trends by store, customer, region or end-user; (iii) fleet utilization by individual asset or asset class; (iv) financial results and (v) performance of selected acquisitions and start-up locations. In addition, all rental transactions are processed in real-time through a centralized AS400 system located at corporate headquarters, which can be accessed by the employee at the point of sale to determine equipment availability. Local, regional and corporate management can access this information to monitor current business activity, including daily sales volume and fleet availability. The Company also has a proprietary tool management software system which controls the issuance, return and management of tools and equipment used by plant personnel and contractors. With the acquisition of Center, the Company obtained Center's proprietary information system, which allows Center to operate on a nearly paperless basis. This system automatically prioritizes equipment for maintenance based on the type, age and recent use. Repair personnel merely log on to the system to get their assignments. Simultaneously, the system forwards a list of the required parts and supplies to the parts department at each Center location, so those parts and supplies can be waiting for the repair personnel to pick them up. The Company believes Center's system is scaleable over a large number of locations, and expects to add it to the Company's existing systems. The Company believes its use of advanced information technology will continue to create profit improvement opportunities and improve equipment utilization. The Company believes that the Year 2000 will not be a material issue with respect to the Company's information systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

CUSTOMERS

  In 1997, the Company rented equipment to over 100,000 customers, with no one customer accounting for more than 0.5% of the Company's total revenues, and the top ten customers representing less than 3% of total revenues. The composition of RSC's customer base varies widely by location and is determined by several factors, including the business composition of the local economy. The Company's customer base consists of the following general categories: (i) industrial, including manufacturers, petrochemical facilities, large chemical processing companies, paper mills, entertainment companies and public utilities; (ii) construction, including contractors; and (iii) government and homeowners. The Company believes the loss of any one customer would not have a material adverse effect on the Company's business. Through the formation of its Industrial Division, the Company believes industrial customers will account for an increased portion of the Company's total revenues in the future. See "--Growth Strategy--Internal Growth."

SALES AND MARKETING

  The Company markets its products and services through a sales force of approximately 533 salespeople as of June 5, 1998 (excluding the employees of Center). The Company's field-based sales force calls regularly on contractors' job sites and industrial facilities with the objective of building strong business relationships and ensuring that such customers' rental and supply needs are fulfilled. The Company's store-based sales force handles telephone inquiries and assists customers at each rental location to select the proper equipment and supplies to meet their needs. In addition, through its national accounts program, the Company targets large petrochemical, industrial and commercial customers in order to develop national relationships and increase awareness of its IPM program. The Company's sales force attends RSU in order to develop extensive product knowledge and refine their customer service skills. See "--Business Strategy--Superior Customer Service."

  The Company supplements its sales and marketing activities through participation in industry trade shows and conferences, direct mail, and advertising in local industry publications and the yellow pages in the markets it serves. In addition, the Company maintains a home page on the Internet describing the Company's products and services, geographic locations and used rental equipment for sale. RSC's home page can be found at "http://www.rentalservice.com."

LOCATIONS

  As of June 5, 1998, the Company operated 203 rental locations in the following 26 states: Alabama (13), Arizona (8), Arkansas (15), Colorado (6), Delaware (1), Florida (23), Georgia (24), Illinois (7), Indiana (1), Iowa (6), Kansas (4), Louisiana (7), Maryland (3), Minnesota (4), Mississippi (11), Missouri (7), Nebraska (3), New Mexico (5), North Carolina (2), Oklahoma (1), Pennsylvania (1), South Carolina (8), Tennessee (11), Texas (27), Virginia (4) and Wisconsin (1). As of June 5, 1998, the Company was party to non-binding letters of intent to acquire three equipment rental businesses with a combined eleven locations in the following three states: Illinois (2), Missouri (2) and Oklahoma (7).

  The Company's locations are generally situated in industrial, commercial or mixed-use zones. The buildings range from approximately 1,500 to 47,000 square feet, consist of a customer showroom, an equipment service area and storage facilities, and are located on parcels of one to seven acres of land. Eight of the Company's rental locations are owned, with the remaining locations subject to leases with terms expiring from 1998 to 2005, most with options to extend. In a number of instances, the Company's rental locations are leased from the former owners of businesses acquired by the Company.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include: large national companies (such as Hertz Equipment Rental Corporation, Prime Service, Inc., U.S. Rentals, Inc., BET Plant Services U.S.A. and United Rentals, Inc.); regional competitors that operate in a few states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. The industry's fragmented nature has attracted new competitors. Through its acquisition of Prime Service, Inc., Atlas Copco has entered into the equipment rental business, and the Company believes equipment manufacturers, such as Caterpillar and John Deere, and equipment dealers such as Neff, have entered or may enter equipment rental business as well. The Company also competes against MRO suppliers, including large companies (such as W.W. Grainger and McMaster Carr), as well as regional and independent competitors. Certain competitors have greater financial resources, are more geographically diverse and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, thereby impacting operating results.

  Existing or future competitors also may seek to compete with the Company for acquisition candidates which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisition candidates. Management believes such competition has already increased the prices obtained by businesses acquired by the Company and its competitors. In addition, such competitors may also compete with the Company for start-up locations, thereby limiting the number of attractive locations for expansion. Competition in the rental or MRO business and competition in making acquisitions could have a material adverse effect on the Company. See "Risk Factors--Competition."

  The equipment rental business is highly service-oriented. The success of an individual rental operator is predicated on its customer handling and problem solving abilities; quality, condition and servicing of its equipment; and overall operation of its business. Other components of competition include location, availability of equipment (both depth and breadth) and price. The Company believes it competes in the markets it serves primarily on the basis of responsive customer service, a broad selection of high-quality rental equipment and supplies, and competitive prices. Relative to smaller companies with only one or two rental locations, the Company believes RSC benefits from several competitive advantages, including sophisticated management information systems, volume purchasing discounts, professional management, a diverse customer base and geographic locations, a modern and well maintained rental fleet, the ability to transfer equipment among rental locations to satisfy customer demand, the ability to service national accounts and national brand identity. In addition, the Company believes national operators are less sensitive to localized cyclical downturns and can justify significant investments in professional management and information systems.

GOVERNMENT AND ENVIRONMENTAL REGULATION

  The Company and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with its acquisitions and start-up locations, the Company usually obtains Phase I environmental assessment reports prepared by independent environmental consultants. A Phase I assessment consists of a site visit, historical record review, interviews and report, with the purpose of identifying potential environmental conditions associated with the subject real estate. There can be no assurance, however, that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits.

  The Company dispenses petroleum products from underground and above-ground storage tanks located at certain rental locations that it owns or leases. The Company maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, maintenance of records and the regular testing and monitoring of tank systems for tightness. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company incurs ongoing expenses associated with the removal of older underground storage tanks and other activities to come into compliance with environmental laws, and the performance of appropriate remediation at certain locations. The Company does not believe such removal and remediation will have a material adverse effect on the Company's operating results or financial position. The Company also uses hazardous materials such as solvents to clean and maintain its rental equipment fleet. In addition, the Company generates and disposes waste such as used motor oil, radiator fluid and solvents, and may be liable under various federal, state and local laws for environmental contamination at facilities where its waste is or has been disposed. The Company believes it currently conducts its operations in material compliance with all applicable laws and regulations. Compliance by the Company with applicable environmental laws has not had a material adverse effect on the Company's financial condition or competitive position to date.

TRADE NAMES

  The Company currently does business under the name Rental Service CorporationSM. The Company believes this brand name identity enables it to more effectively target national accounts. In certain local markets the Company also selectively continues to use the name of an acquired business where there is strong local name recognition and customer loyalty.

EMPLOYEES

  At June 5, 1998 the Company employed 2,600 people, including 533 salespeople, 1,964 operational employees and 103 corporate and regional management employees. With the acquisition of Center, the Company added approximately 347 employees, which are not included in the above totals. The Company's employees generally are not represented by a union or a collective bargaining agreement; however, approximately 59 of the Company's employees are represented by a union. The Company considers its labor relations to be good.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are parties to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company with respect to such pending litigation cannot be estimated with certainty but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on its business or financial condition.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth certain information with respect to the directors and executive officers of the Company:

NAME                      AGE                                  TITLE
----                      ---                                  -----
Martin R. Reid..........   55 Chairman of the Board and Chief Executive Officer
Robert M. Wilson........   40 Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Ronald Halchishak.......   50 Senior Vice President of Operations
David G. Ledlow.........   39 Senior Vice President of Operations
John Markle.............   42 Senior Vice President of Operations
Douglas A. Waugaman.....   40 Senior Vice President of Operations
David B. Harrington.....   44 Senior Vice President of Human Resources
William M. Barnum, Jr...   44 Director
James R. Buch...........   44 Director
David P. Lanoha.........   48 Director
Christopher A.
 Laurence...............   31 Director
Eric L. Mattson.........   46 Director
Britton H. Murdoch......   40 Director
John M. Sullivan........   62 Director

  MARTIN R. REID was elected as a director and Chief Executive Officer of the Company in June 1994 and became Chairman of the Board in October 1995. From October 1993 to February 1998, Mr. Reid served as a director of Tuboscope Vetco International Corporation ("Tuboscope"), a provider of oilfield-related inspection and coating services. Mr. Reid served as Chief Executive Officer of Tuboscope from May 1991 to October 1993 and as Chairman of the Board of Directors from October 1990 to April 1996. From September 1986 to June 1990, Mr. Reid was Chief Executive Officer of Eastman Christensen Co., a provider of oil and gas drilling systems. Mr. Reid was also Vice Chairman of Eastman Christensen Co. from August 1989 to June 1990. Mr. Reid is a director of Cobblestone Holdings, Inc. and Cobblestone Golf Group, Inc.

  ROBERT M. WILSON joined the Company in April 1997 as Senior Vice President, Chief Financial Officer, Secretary and Treasurer. From October 1994 until joining the Company, Mr. Wilson served as Senior Vice President of Operations, Finance and Administration for Shade/Allied Inc. From September 1989 through October 1994, Mr. Wilson served in various positions at Simon Engineering plc, including Vice President of Finance for the United States holding company and President of Simon LGI. Mr. Wilson is a Certified Public Accountant, and has public accounting experience with Arthur Andersen and Co.

  RONALD HALCHISHAK joined the Company in October 1991 as Vice President of Purchasing and Director of Safety and became Region Manager for California in 1994. He was appointed Regional Vice President of Operations in January 1995, and was promoted to Senior Vice President of Operations in December 1996. Prior to joining the Company, Mr. Halchishak worked for 13 years at Hertz Equipment Corporation in various positions, including Director of European Operations and Region Manager of the Midwest Division.

  DAVID G. LEDLOW joined the Company in conjunction with the acquisition of Walker Jones Equipment, Inc. ("Walker Jones") in 1992. Mr. Ledlow had been employed by Walker Jones since 1982, serving most recently as its Vice President of Marketing. Mr. Ledlow was promoted to Regional Vice President of Operations of the Company in February 1993, and to Senior Vice President of Operations in December 1996.

  JOHN MARKLE has served as a Senior Vice President of Operations of the Company since January 1998. Mr. Markle joined the Company in conjunction with the Center Acquisition in December 1997. Prior to joining the Company, Mr. Markle served as President of Center since 1989. Prior to joining Center, Mr. Markle spent ten years with Power Rental.

  DOUGLAS A. WAUGAMAN has served as Senior Vice President of Operations of the Company since April 1997. From January 1994 through April 1997, Mr. Waugaman served as Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. From June 1993 until joining the Company, Mr. Waugaman served as Operations Manager for Plastiglide Manufacturing Corporation, a subsidiary of Illinois Tool Works. From September 1991 until June 1993, Mr. Waugaman was Vice President of Finance for Knapp Communications Corporation, a magazine publisher. From September 1989 until September 1991, Mr. Waugaman was Controller for Plastiglide Manufacturing Corporation. Mr. Waugaman is a Certified Public Accountant, and has public accounting experience with Arthur Andersen and Co.

  DAVID B. HARRINGTON joined the Company in June 1997 as Senior Vice President of Human Resources. Prior to joining the Company, Mr. Harrington worked for 19 years at General Electric ("GE") in various positions, including the most recent six years as Senior Vice President of Human Resources for GE Capital Technology Management Services. Mr. Harrington serves on the board of the Atlanta chapter of the Human Resources Planning Society.

  WILLIAM M. BARNUM, JR. has served as a director of the Company since its formation in 1992 and served as Chairman of the Board from June 1993 through October 1995. Mr. Barnum is a general partner of Brentwood Buyout Partners, L.P. ("BBP"), the general partner of Brentwood RSC Partners, L.P. ("Brentwood RSC Partners"). Brentwood RSC Partners is a significant stockholder of the Company. See "Principal Stockholders." Mr. Barnum was an associate at Morgan Stanley & Co. Incorporated from October 1981 until joining Brentwood Associates, an affiliate of Brentwood RSC Partners, in July 1984. Mr. Barnum is a director of Quiksilver, Inc., and several privately held companies.

  JAMES R. BUCH has served as a director of the Company since October 1995. From October 1990 through May 1996, Mr. Buch served as President and Chief Executive Officer of Evans Rents, Inc. Since April 1997, Mr. Buch has been the Chief Executive Officer of Classroom Holdings, Inc. Previously, he served as Director of U.S. Operations for Brittania Security Group.

  DAVID P. LANOHA has served as a director of the Company since January 1998. Mr. Lanoha initially joined the Company as Senior Vice President of Operations in conjunction with the Center Acquisition. Mr. Lanoha served in various capacities at Center, most recently as Chairman of the Board, from October 1989 to December 1997, and President, from May 1984 to October 1989.

  CHRISTOPHER A. LAURENCE has served as a director of the Company since October 1995. Mr. Laurence is a general partner of Brentwood Associates and a member of Brentwood Private Equity LLC. Prior to joining Brentwood Associates in 1991, Mr. Laurence was an analyst at Morgan Stanley & Co. Incorporated.

  ERIC L. MATTSON has served as a director of the Company since December 1996. Mr. Mattson is and has been Vice President and Chief Financial Officer of Baker Hughes Incorporated ("BHI") since July 1993. For more than five years prior to 1993, Mr. Mattson was Vice President and Treasurer of BHI. Mr. Mattson is also a director of Tuboscope.

  BRITTON H. MURDOCH has served as a director of the Company since January 1997. Since October 1996, Mr. Murdoch has been Chief Financial Officer of Internet Capital Group, LLP, a privately held company. From 1990 to 1996, Mr. Murdoch was Vice President and Chief Financial Officer of Airgas, Inc., an industrial gas distribution and manufacturing company, and from 1987 to 1990, he was Vice President of Corporate Development of Airgas, Inc. Mr. Murdoch is also a director of Susquehanna Banc Shares, Inc.

  JOHN M. SULLIVAN has served as a director of the Company since July 1997. He is presently a director of The Scotts Company and Cobblestone Holdings, Inc. From October 1987 to January 1993, Mr. Sullivan was Chairman of the Board and Chief Executive Officer of Prince Holdings, Inc. ("Prince"). Prior to that, and since September 1984, Mr. Sullivan was President of Prince and Vice President of Chesebrough-Pond's, Inc.

  Messrs. Reid, Waugaman and Barnum were also directors and/or executive officers of RHI at the time RHI filed its prepackaged bankruptcy plan under Chapter 11 of the United States Bankruptcy Code. See "Risk Factors--RHI's Bankruptcy; Increase in Indebtedness."

  The Board of Directors presently consists of eight members, including four independent directors. Directors of the Company serve until their successors are elected and qualified or until the director resigns or is removed. Officers of the Company serve at the discretion of the Company's Board of Directors. There are no family relationships among executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board has the following standing committees: the Audit Committee, the Compensation Committee, the Acquisition Committee and the Nominating Committee. The Audit Committee was established on August 20, 1996 to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee consists of Messrs. Buch, Mattson and Lanoha. The Compensation Committee was established on December 5, 1996 to establish remuneration levels for executive officers of the Company and implement the Company's stock option plans and any other incentive programs. The Compensation Committee consists of Messrs. Murdoch and Sullivan. The Audit Committee met two times and the Compensation Committee met four times during 1997. The Acquisition Committee was established on September 30, 1997 to approve acquisitions in which the consideration to be paid by the Company is less than $10 million. The Acquisition Committee consists of Messrs. Reid and Laurence. The Nominating Committee was established on February 25, 1998 to make recommendations regarding the nomination of members of the Board. The Nominating Committee consists of Messrs. Barnum, Mattson and Murdoch.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to December 5, 1996, the Company had no compensation committee or other committee of the Board performing similar functions. Accordingly, decisions concerning compensation of executive officers were made by the entire Board. Other than Martin R. Reid, there were no officers or employees of the Company who participated in deliberations concerning such compensation matters. Mr. Reid was an executive officer of Tuboscope until April 1996. He served on the Executive Committee of the Board of Directors of Tuboscope, which is responsible for Tuboscope's compensation policies, until February 1998. Eric L. Mattson, a director of the Company, is a director of Tuboscope.

COMPENSATION OF DIRECTORS

  The Company did not pay any fees or remuneration to directors for their service on the Board or any Board committee in 1997; however, the Company reimbursed directors for their out-of-pocket expenses incurred in connection with attending meetings of the Board.

  Effective January 1, 1997, in addition to reimbursement for out-of-pocket expenses, all non-employee members of the Board will receive $10,000 per year (payable $2,500 per quarter) as compensation for serving on the Board, plus $1,500 for attendance at each Board meeting and $500 for attendance at each committee meeting. Each committee chairman will receive an additional $1,500 per year. All non-employee directors receive non-qualified stock options under the 1996 Plan (as defined) as described under "--Equity Participation Plans."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the General Corporation Law of the State of Delaware. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Bylaws of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by such person in connection with such Proceeding. The Company has entered into, or intends to enter into, agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorney's fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such persons arising out of or in connection with their service as a director or officer of the Company to the fullest extent permitted by applicable law. In addition, the Company has obtained director and officer liability insurance that insures the Company's directors and officers against certain liabilities.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") for all services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996 and 1995:

                          SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                 ANNUAL COMPENSATION                   COMPENSATION
                                                ---------------------                  ------------
                                                                          ALL OTHER
      NAME AND PRINCIPAL POSITION       YEAR    SALARY($) BONUS($)(1)  COMPENSATION($)  OPTIONS(#)
      ---------------------------       ----    --------- -----------  --------------- ------------
Martin R. Reid
 Chairman and Chief Executive Officer.. 1997     339,361    300,000         10,122(2)    200,000(3)
                                        1996     294,231     84,375          5,641(2)        --
                                        1995(4)  220,674    140,625(5)         --            --
Robert M. Wilson
 Senior Vice President, Chief Financial
 Officer, Secretary and Treasurer...... 1997      99,300        --          75,287(5)     75,000
                                        1996         --         --             --            --
                                        1995         --         --             --            --
Douglas A. Waugaman
 Senior Vice President of Operations... 1997     166,531    200,000          2,121(2)    100,000
                                        1996     155,923     42,900          7,149(2)        --
                                        1995(4)  139,550     48,050        126,940(6)        --
Ronald Halchishak
 Senior Vice President of Operations... 1997     148,260     75,000          1,408(2)        --
                                        1996     150,000    100,000            910(2)     71,250
                                        1995(4)  147,115     26,520            --         16,740
David G. Ledlow
 Senior Vice President of Operations... 1997     137,132     75,000         16,754(2)        --
                                        1996     117,692     36,709          4,200(2)     71,250
                                        1995      85,827     38,472            --         16,740

--------
(1) The amount of bonus earned in each fiscal year is paid, and accounted for in this table, in the next succeeding fiscal year. Bonuses earned with respect to fiscal 1997 were as follows: Mr. Reid, $500,000; Mr. Wilson, $103,185; Mr. Waugaman, $149,960; Mr. Halchishak, $123,058 and Mr. Ledlow, $120,000. Such fiscal 1997 bonuses were paid during April 1998.

(2) Consists of one or more of the following: (i) an automobile allowance,
    (ii) relocation expenses reimbursed by the Company, and (iii) insurance premiums paid by the Company for life insurance and disability policies covering such officer.

(3) In January 1998, Mr. Reid entered into an employment agreement with the Company. In connection with such agreement, Mr. Reid's 200,000 outstanding options to purchase Common Stock became immediately exercisable. Additionally, Mr. Reid was granted stock options to purchase 190,000 shares of Common Stock, vesting in equal installments over four years (or earlier if certain performance criteria are met), and was granted 10,000 shares of restricted stock, vesting in equal installments over four years. On February 25, 1998, Mr. Reid surrendered to the Company options to purchase 57,000 shares of Common Stock in order to ensure the number of shares of Common Stock available for issuance pursuant to the 1996 Plan was sufficient to allow certain grants of stock options to other officers. On April 29, 1998, Mr. Reid was granted stock options to purchase 40,411 shares of Common Stock, vesting in equal installments over four years (or earlier if certain performance criteria are met), and was granted 16,589 shares of restricted stock, vesting in equal installments over four years.

(4) Includes amounts paid by RHI.

(5) Consists of relocation expenses reimbursed by the Company ($70,309), an automobile allowance and insurance premiums paid by the Company for life insurance and disability policies covering Mr. Wilson.

(6) Consists of relocation expenses reimbursed by the Company ($19,598), a relocation bonus ($100,000) and insurance premiums paid by the Company for life insurance and disability policies covering Mr. Waugaman.

  Stock Options Granted in Fiscal 1997. The following table sets forth information concerning individual grants of stock options made by the Company during the fiscal year ended December 31, 1997 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                         ----------------------------------------------------------
                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF
                                                                                         STOCK PRICE
                             NUMBER OF       PERCENT OF TOTAL                         APPRECIATION FOR
                             SECURITIES      OPTIONS GRANTED  EXERCISE OR                OPTION TERM
                             UNDERLYING        TO EMPLOYEES   BASE PRICE            ---------------------
          NAME           OPTIONS GRANTED(#)   IN FISCAL YEAR    ($/SH)    EXP. DATE   5%($)      10%($)
          ----           ------------------  ---------------- ----------- --------- ---------- ----------
Martin R. Reid
 Chairman and Chief
 Executive Officer......      200,000(1)(2)        27.9%        $20.25      2007     2,547,023  6,454,657
Robert M. Wilson
 Senior Vice President,
 Chief Financial
 Officer, Secretary and
 Treasurer..............       75,000(1)           10.4%        $18.00      2007       849,008  2,151,552
Douglas A. Waugaman
 Senior Vice President
 of Operations..........      100,000(1)           13.9%        $20.25      2007     1,273,512  3,227,328
Ronald Halchishak
 Senior Vice President
 of Operations..........          --                --             --        --            --         --
David G. Ledlow
 Senior Vice President
 of Operations..........          --                --             --        --            --         --

--------
(1) Such options vest equally over four years from the date of grant.

(2) In connection with his employment agreement in January 1998, the vesting of Mr. Reid's previously outstanding options was accelerated, and such options became immediately exercisable.

  Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the year ended December 31, 1997 by each of the Named Executive Officers and the year-end value of unexercised options.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                         FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                     OPTIONS AT FISCAL YEAR-   "IN-THE-MONEY" OPTIONS
                            SHARES                             END              AT FISCAL YEAR-END(1)
                            ACQUIRED       VALUE    ------------------------- -------------------------
          NAME           ON EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------------  ----------- ----------- ------------- ----------- -------------
Martin R. Reid
 Chairman and Chief
 Executive Officer......      --            --      200,000(2)      -- (2)    862,500(2)         --
Robert M. Wilson
 Senior Vice President,
 Chief Financial
 Officer, Secretary and
 Treasurer..............      --            --             --       75,000           --      492,188
Douglas A. Waugaman
 Senior Vice President
 of Operations..........      --            --             --      100,000           --      431,250
Ronald Halchishak
 Senior Vice President
 of Operations..........      --            --          27,120      55,290       171,861     260,156
David G. Ledlow
 Senior Vice President
 of Operations..........      --            --          21,753      55,503       177,091     333,887

--------
(1) Options are "in-the-money" at the fiscal year end if the fair market value (based on the closing price of the Common Stock on the NYSE on December 31, 1997 of $24.5625 per share, less the exercise price) of the underlying securities on such date exceeds the exercise or base price of the option.

(2) In connection with his employment agreement in January 1998, the vesting of all of Mr. Reid's previously outstanding options was accelerated, and such options became immediately exercisable.

401(K) PLAN

  The Company maintains a 401(k) Retirement Savings Plan (the "401(k) Plan") to provide retirement and other benefits to employees of the Company and to permit employees a means to save for their retirement. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  Employees of the Company become eligible to participate in the 401(k) Plan and to have salary deferral contributions made on their behalf after they complete six months of service and attain the age of 18.

  Subject to legal limitations, participants may elect, by salary reduction, to have 401(k) Plan contributions of 2% to 16% of their compensation made to their accounts. Under the 401(k) Plan, the Company may make discretionary profit sharing contributions on behalf of participants who have completed 1,000 hours of service during the plan year or six months of continuous employment and are employed on the last day of the plan year (or have retired after attaining age 65, died or incurred a disability in a plan year), based on compensation.

  Participants in the 401(k) Plan always have a 100% vested and nonforfeitable interest in the value of their 401(k) contributions. Participants become vested in the Company's profit sharing and matching contributions based on a graded five year vesting schedule (or upon a participant's retirement after attaining age 65, death or disability, if earlier). Participants are entitled to receive the vested amounts in their accounts in a single lump-sum payment on death, disability, retirement or termination of employment. In certain circumstances, participants may receive loans and hardship withdrawals from their accounts in the 401(k) Plan.

EQUITY PARTICIPATION PLANS

  The Company currently maintains two plans, the Stock Option Plan for Key Employees (the "1995 Plan") and the 1996 Equity Participation Plan (the "1996 Plan"), pursuant to which certain employees or directors may obtain options or other awards that enable them to participate in the Company's equity. The Board adopted the 1996 Plan on December 5, 1996, and the 1996 Plan was approved by the Company's stockholders on February 5, 1997. The principal purposes of the 1996 Plan are to provide incentives for officers, directors, key employees and consultants of the Company and its subsidiaries through granting options, restricted stock and other awards, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's service. In addition to awards made to officers, key employees or consultants, the 1996 Plan provides for the granting of options ("Director Options") to the Company's independent non-employee directors pursuant to a formula. The 1995 Plan is maintained for the benefit of certain employees of the Company for similar purposes.

  The 1995 Plan provides that the Board, or a committee appointed by the Board (in either case, the "1995 Plan Committee"), may grant non-transferable incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") to key employees. The 1995 Plan Committee has the full authority and discretion, subject to the terms of the 1995 Plan, to determine those individuals who are eligible to be granted options and the amount and type of such options. Terms and conditions of options are set forth in written option agreements. An aggregate of up to 324,000 shares of Common Stock are issuable under the 1995 Plan, however, as of May 31, 1998, none of these shares were available for future stock option grants.

  The 1996 Plan is administered by the Compensation Committee, or a subcommittee thereof (the "Committee"), with respect to grants to employees or consultants of the Company and by the full Board with respect to Director Options. Subject to the terms and conditions of the 1996 Plan, the Committee or the Board, as applicable, has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1996 Plan.

  The 1996 Plan provides that the Committee may grant or issue stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, dividend equivalents, performance awards, stock payments, other stock related benefits and other awards (collectively, "Awards"), or any combination thereof. Each Award will be set forth in a separate agreement with the person receiving the Award. Under the 1996 Plan, not more than 2,000,000 shares of Common Stock (or the equivalent in other equity securities) are authorized for issuance upon exercise or vesting of any Awards. As of May 31, 1998, 916,183 shares of Common Stock were available for future Awards. Furthermore, the maximum number of shares which may be subject to options or SARs granted under the 1996 Plan to any individual in any calendar year cannot exceed 200,000.

  Awards under the 1996 Plan may be granted to (i) individuals who are then officers or other employees of the Company or any of its present or future subsidiaries who are determined by the Committee to be key employees and (ii) consultants of the Company selected by the Committee for participation in the 1996 Plan. Approximately 150 officers and other employees are currently eligible to participate in the 1996 Plan. During the term of the 1996 Plan and pursuant to a formula, (a) each non-employee director is automatically granted an NQSO to purchase 10,000 shares of Common Stock on the date of his initial election and (b) each then-current non-employee director is automatically granted an NQSO to purchase 2,500 shares of Common Stock at each subsequent annual meeting at which he is reelected to the Board.

MANAGEMENT INCENTIVE COMPENSATION PLAN

  The Company maintains an annual bonus plan (the "Management Incentive Compensation Plan") under which the chief executive officer and certain of the Company's other executives ("Covered Employees") are eligible to receive bonus payments. The Management Incentive Compensation Plan is intended to provide an incentive for superior work, to motivate Covered Employees toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified senior employees.

  The Management Incentive Compensation Plan will be administered by a committee consisting of at least two members of the Board of Directors of the Company who qualify as "outside directors" under Code Section 162(m) (the "Bonus Committee"). Initially, the Bonus Committee will be the members of the Compensation Committee. The Bonus Committee will have the sole discretion and authority to administer and interpret such portion of the Management Incentive Compensation Plan.

  A Covered Employee may receive a bonus payment based upon the attainment of performance objectives established by the Bonus Committee and related to one or more of the following corporate business criteria, which may be limited, where applicable with respect to any Covered Employee, to store-level or regional operations: pre-tax income, operating income, cash flow, earnings per share, EBITDA, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, collection of accounts receivable or productivity. The actual amount of future bonus payments under the Management Incentive Compensation Plan is not presently determinable. However, the Management Incentive Compensation Plan provides that the maximum bonus for a Covered Employee shall not exceed $1,000,000 with respect to any fiscal year.

  The Management Incentive Compensation Plan is designed to ensure that the annual bonuses paid thereunder to Covered Employees are deductible by the Company, without limit under Code Section 162(m). Section 162(m), which was added to the Code in 1993, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any tax year with respect to Covered Employees. However, certain performance-based compensation is not subject to the deduction limit. The Management Incentive Compensation Plan is designed to provide this type of performance-based compensation to Covered Employees.

  Bonuses paid to Covered Employees will be based upon bonus formulas that tie bonuses to one or more objective performance standards. Bonus formulas for Covered Employees will be adopted in each performance period by the Bonus Committee no later than the latest time permitted by Code Section 162(m). No bonuses will be paid to Covered Employees unless and until the Bonus Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Code Section 162(m); and, although the Bonus Committee may in its sole discretion reduce a bonus payable to a Covered Employee, the Bonus Committee has no discretion to increase the amount of a Covered Employee's bonus. The Bonus Committee has the discretion to apply or not apply the foregoing provisions to bonuses paid to eligible employees who have not been designated as Covered Employees.

EXECUTIVE INCENTIVE BONUS PLAN

  The Company maintains a Corporate Management Bonus Plan (the "Management Bonus Plan") for key corporate employees. The purpose of the Management Bonus Plan is to offer incentives to key management of the Company so as to (i) reward them for achieving financial goals and (ii) further the alignment of interests of key management with the Company's stockholders. Bonuses under the Management Bonus Plan are based on achieving certain earnings per share objectives. Each participant's bonus award is calculated as a percentage of base salary, and generally ranges from 20% to 30% of base salary.

  In addition, the Company maintains Region Manager and General Manager Bonus Plans (the "Operations Bonus Plan"). The Operations Bonus Plan is designed to provide incentives to operations management to maintain a high level of profitability and asset utilization and to achieve the Company's financial goals in their individual market. Bonuses under the Operations Bonus Plan are based on the degree to which region or individual location operating profit objectives are met and generally range from 20% to 75% of the participant's base salary if financial targets are achieved. If financial targets are exceeded, participants may receive an additional bonus based on incremental regional or store profit.

  Bonuses under the Management Bonus Plan and the Operations Bonus Plan are paid semi-annually. The first payment is made after finalization of the first six months results, and the amount of the first payment is 50% of the bonus earned for that six months, with the remainder of the bonus to be paid at year end. The second payment is calculated after year end audited financial statements are finalized, and the amount of the second payment is the total bonus paid less the amount paid for the first six-month period.

EXECUTIVE DEFERRED COMPENSATION PLAN AND SURVIVOR PROTECTION PROGRAM

  In January 1998, the Board of Directors approved the Executive Deferred Compensation Plan (the "EDCP") and Survivor Protection Program (the "SPP"), pursuant to which senior executives of the Company may defer portions of their cash compensation and senior executives and certain other senior management of the Company received life insurance policies.

  Senior executives of the Company may defer the receipt of a portion of their cash compensation pursuant to the EDCP, whereby amounts, while deferred, earn interest at a rate of (i) for the first five years of the program, the greater of 10% or the average long-term bond yield and (ii) after the first five years of the program, the average of the long-term bond yield. In addition, an annual deferral incentive rate will be determined each year, beginning with the third year of the program, which rate will be added to the rates described in the previous sentence. Participants will receive payments under the EDCP upon the later of retirement or upon reaching age 55 with at least seven years of service to the Company. If a participant's employment is terminated by the Company, such participant will receive payments under the EDCP upon reaching age 62. The payments will be made over a fifteen-year period, subject to the one-time right of participants to elect to receive 90% of their EDCP account balance and forfeit the remainder. The trust administering the EDCP has purchased life insurance policies to fund future payments under the EDCP, which policies are owned by the trust.

  Pursuant to the SPP, the Company has purchased life insurance policies for the benefit of the survivors of senior executive and other senior management. The amount of the benefit under the SPP will be three times annual base salary (less $100,000) for senior executives and two times base salary (less $100,000) for other senior management participants, with a maximum benefit of $500,000 for both groups. In addition, a bonus will be paid to participants in the amount of any tax due on imputed income associated with the life insurance. The life insurance benefits under the SPP will continue after a participant's retirement from the Company, with eligibility to begin upon the earlier of (i) the participant reaching age 62 or (ii) the participant reaching age 55 with at least seven years of service to the Company.

EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

  In 1997, the Company adopted its Employee Qualified Stock Purchase Plan (the "QSP Plan"). In general, the QSP Plan authorizes employees of the Company and its subsidiaries to purchase shares of the Company's Common Stock, through payroll deductions, at a purchase price of 85% of the fair market value of such shares. The QSP Plan is intended to help the Company attract and retain experienced and capable persons who can make significant contributions to the further growth and success of the Company and to align further the interests of such persons with those of the Company's stockholders.

  The QSP Plan provides that an aggregate of up to 250,000 shares of the Company's Common Stock may be issued thereunder. The QSP Plan also provides for appropriate adjustments in the number and kind of shares subject to the plan and to outstanding purchase rights in the event of a stock split, stock dividend or certain other similar changes in the Company's Common Stock and in the event of a merger, reorganization, consolidation or certain other types of recapitalizations of the Company.

  Each employee of the Company who has been employed by the Company for not less than six months and who is customarily employed by the Company for more than 20 hours per week and more than five months per calendar year is eligible to participate in the QSP Plan. The Company presently has approximately
1,900 employees who are eligible to participate in the QSP Plan.

  The per share exercise price of each purchase right shall be an amount equal to the lesser of 85% of the fair market value of a share of Common Stock on the first day of the Offering Period in which the eligible employee began participating in the QSP Plan or 85% of the fair market value of a share of Common Stock on the date of exercise of an installment of the purchase right. The QSP Plan commenced on July 1, 1997. As of May 31, 1998, 241,660 shares of Common Stock remain available under the QSP Plan.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock outstanding as of May 31, 1998 by (i) each person known by the Company to own beneficially 5% or more of any class of the Company's voting securities; (ii) each director and executive officer of the Company; and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, each stockholder listed below has informed the Company that such stockholder has (i) sole voting and investment power with respect to such stockholder's shares of stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to such stockholder's shares of stock.

                                                            COMMON STOCK
                                                        BENEFICIALLY OWNED(1)
                                                        -------------------------
          NAME                                            NUMBER       PERCENT
          ----                                          ------------- -----------
   William M. Barnum, Jr.(2)(3)........................       644,425       3.1%
   Martin R. Reid(3)(4)(5).............................       270,533       1.3
   Robert M. Wilson(3)(4)..............................        18,825      *
   Ronald Halchishak(3)(4).............................        39,340      *
   David G. Ledlow(3)(4)...............................        34,531      *
   John Markle(3)(6)...................................        43,029      *
   Douglas A. Waugaman(3)(4)...........................        83,806      *
   David B. Harrington(3)(4)...........................         6,250      *
   James R. Buch(3)(4).................................         3,850      *
   David P. Lanoha(3)(6)...............................       146,730      *
   Christopher A. Laurence(2)(3).......................         3,736      *
   Eric L. Mattson(3)(7)...............................         2,500      *
   Britton H. Murdoch(3)(8)............................         4,500      *
   John M. Sullivan(3)(4)..............................         2,500      *
   All directors and executive officers as a group
    (14 persons)(2)(3)(5)..............................     1,304,555     6.2

--------
  *Less than 1.0%.

 (1) A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Shares that each identified stockholder has the right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding as to any other person.

 (2) Mr. Barnum, a director of the Company, is a general partner of BBP, the general partner of Brentwood RSC Partners, which owns 617,972 shares of Common Stock; accordingly, Mr. Barnum may be deemed to be the beneficial owner of the shares owned by BBP and for purposes of this table they are included. Mr. Barnum disclaims beneficial ownership of such shares. The address of Brentwood RSC Partners, Mr. Barnum and Mr. Laurence is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.

 (3) Excludes shares issuable upon exercise of options that are not exercisable within 60 days of the date of the table set forth above, as follows: Mr. Barnum--10,000 shares; Mr. Reid--173,411 shares; Mr. Wilson--72,250 shares; Mr. Halchishak--64,750 shares; Mr. Ledlow--64,750 shares; Mr. Markle--25,000 shares; Mr. Waugaman--91,000 shares; Mr. Harrington--27,275 shares; Mr. Buch--8,650 shares; Mr. Lanoha--12,500 shares; Mr. Laurence--10,000 shares; Mr. Mattson--10,000 shares; Mr. Murdoch--10,000 shares; and Mr. Sullivan--10,000 shares.

 (4) The address of such person is c/o Rental Service Corporation, 6929 E. Greenway Parkway, Suite 200, Scottsdale, Arizona 85254.

 (5) Includes shares subject to vesting that may be repurchased by the Company if they fail to vest.

 (6) The address of such person is c/o Center Rental & Sales, 11250 East 40th Avenue, Denver, Colorado 60239.

 (7) The address of such person is c/o Baker Hughes Incorporated, 3900 Essex Lane, Suite 1200, Houston, Texas 77027.

 (8) The address of such person is c/o Internet Capital Group, LLP, 800 The Safeguard Building, 435 Devon Park Drive, Suite 411, Wayne, Pennsylvania 19087.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENT

  Pursuant to a Corporate Development and Administrative Services Agreement (the "Services Agreement"), the Company, prior to its initial public offering in September 1996, paid BBP a monitoring fee in connection with management, consulting and financial advisory services equal to one percent (1%) per annum of the aggregate amount of debt and equity investment in the Company of or by BBP and any persons or entities associated with BBP (collectively, the "Brentwood Entities"), and investors in any of the Brentwood Entities, plus reimbursement of customary costs and expenses. In 1996, the Company paid BBP a monitoring fee of $235,000 pursuant to the Services Agreement. From time to time, BBP has also received investment banking fees from the Company in connection with the Company's acquisitions, calculated at 1.5% of the total of the purchase price plus acquisition costs and net capital expenditures. Investment banking fees paid to BBP totaled $388,000, $1,084,000 and $0 during the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, respectively. The Company's obligation to pay such monitoring and investment banking fees terminated upon completion of its initial public offering; however, the Company, at its discretion, may utilize the stockholder's investment banking services under the same fee arrangement. Mr. Barnum, a general partner of BBP, who also serves as a director of the Company, does not receive additional compensation from BBP for service as a director.

EMPLOYMENT AGREEMENT WITH MARTIN R. REID

  RSC and Martin R. Reid are parties to an employment agreement pursuant to which Mr. Reid is employed as Chairman of the Board and Chief Executive Officer (the "Employment Agreement"). The term of the Employment Agreement initially is through December 31, 2001, but is automatically extended for one additional year at the end of each calendar year unless earlier terminated (the "Term of the Employment Agreement"). The Employment Agreement provides for a base salary of no less than $500,000. Subject to stockholder approval of an Executive Incentive and Bonus Plan, Mr. Reid is also eligible to receive a yearly bonus of up to $500,000 pursuant to such plan, if certain performance criteria are met. In addition, Mr. Reid is entitled to four weeks vacation and all benefits generally available to other RSC executives. In January 1998, Mr. Reid was granted options to purchase 190,000 shares of Common Stock, vesting in equal installments over four years (or earlier if certain performance criteria are met), and 10,000 shares of restricted stock, vesting in equal installments over four years. However, the options will vest immediately if Mr. Reid presents a chief executive officer succession plan which is approved by the Board, but in no event earlier than one year from the grant of such options. On February 25, 1998, Mr. Reid surrendered to the Company options to purchase 57,000 shares of Common Stock in order to ensure the number of shares of Common Stock available for issuance pursuant to the 1996 Plan was sufficient to allow certain grants of stock options to other officers. On April 29, 1998, Mr. Reid was granted options to purchase 40,411 shares of Common Stock and 16,589 shares of restricted stock. These options and restricted stock are subject to the same vesting as those granted in January 1998.

  The Employment Agreement may be terminated by Mr. Reid or the Company at any time, with or without cause. In addition, if requested by the Board of Directors, Mr. Reid will resign as Chief Executive Officer (a "Resignation"), but will remain as Chairman of the Board and devote at least 50% of his time to the Company. Beginning with the first full year after his Resignation, Mr. Reid's base salary and corresponding bonus opportunity will each be reduced to $250,000. However, if the Board of Directors also asks him to step down as Chairman of the Board (a "Step Down"), Mr. Reid will remain an RSC employee at a base salary not in excess of $125,000, depending on the time he devotes.

  Except where there has been a Change of Control, if Mr. Reid's active employment in all capacities is terminated by RSC without "cause" (as defined in the Employment Agreement), Mr. Reid will be entitled to receive severance pay equal to his then-current base salary through the remaining Term of the Employment Agreement plus the maximum bonus opportunity available if he had continued in the position from which he was terminated. Additionally, Mr. Reid will be entitled to immediate vesting of all his unvested options and restricted stock. In addition, for the remainder of the Term of the Employment Agreement, Mr. Reid will be treated as an active employee for purposes of all benefits and the exercise of his options, and Mr. Reid will be entitled to health insurance coverage until age 65. No severance pay or benefit continuation will be available if Mr. Reid is terminated for "cause" or if he resigns other than due to the Company's breach or at the Board of Directors' request as a Resignation or Step Down.

  Upon a Change of Control (as defined in the Employment Agreement), all of Mr. Reid's unvested stock options and restricted stock will vest. In addition, if within 24 months after a Change of Control, Mr. Reid is terminated without "cause" or voluntarily terminates his employment for "good reason" (as defined in the Employment Agreement), then, in place of other severance payments, he will receive a payment equal to two and one-half times his highest base salary and annual bonus opportunity during the Term of the Employment Agreement prior to the Change of Control. The Company must also continue to provide Mr. Reid health and life insurance comparable to that in effect on the date of the Change of Control for 30 months or until he is re-employed and eligible for health and life insurance benefits from a new employer that are at least as favorable as those provided by RSC. In addition, Mr. Reid will either be fully vested in his account under the 401(k) Plan upon the Change of Control or receive payment equal to the unvested portion of such account. RSC must also transfer to Mr. Reid the company-owned car he was using at the time of the Change of Control or pay him two and one-half times his annual car allowance.

  During the Term of the Employment Agreement, and for four years after any termination of employment for any reason, Mr. Reid cannot directly or indirectly engage in any business that competes with RSC, whether as an owner, director, officer, employee, consultant or otherwise, subject to limited investments in public companies and a pre-existing loan to a family member.

  Upon Mr. Reid's death or disability, all of his unvested options and restricted stock will vest, and he or his estate will receive his unpaid base salary through the date of such death or disability plus a pro rata portion of his maximum bonus opportunity for that year.

  In connection with the Employment Agreement, in January 1998 the Company accelerated the vesting of Mr. Reid's 200,000 outstanding options to purchase Common Stock and such options became immediately exercisable.

OTHER ARRANGEMENTS

  In connection with the Center Acquisition, the Company entered leases for certain of Center's facilities with David P. Lanoha, a director of the Company, and certain partnerships affiliated with Mr. Lanoha. The leases initially expire in 2002, with options to extend for three periods of five years each. The aggregate annual rent under such leases is $720,000. The Company believes the terms of these leases are no less favorable than those that could be obtained from unaffiliated third parties. Prior to the Center Acquisition, these locations had been leased by Center from Mr. Lanoha and his affiliates. The previous leases were terminated in connection with the Center Acquisition.

  The Company and Mr. Waugaman are parties to a Separation and Stock Purchase Agreement dated July 25, 1995 (the "Waugaman Purchase Agreement"). Pursuant to the Waugaman Purchase Agreement, if Mr. Waugaman's employment is terminated without cause or if he is not offered a substantially similar position with a successor entity following a change of control, he will be entitled to severance pay equal to nine months base salary. Mr. Waugaman has agreed that in consideration of such severance benefits, he will not compete with the Company for a period of nine months if his employment is terminated other than for cause. In addition, pursuant to an oral arrangement supplementing the Waugaman Purchase Agreement, RSC has purchased a $500,000 life insurance policy under which Mr. Waugaman's wife is the beneficiary and a disability policy for Mr. Waugaman.

  The Company has entered into a severance agreement with each of Messrs. Halchishak, Harrington, Ledlow and Wilson providing for certain benefits upon termination of employment either by the Company without cause or by such named executive officer due to a reduction in base salary and benefits (other than across the board salary cuts for employees at such named executive officer's level or changes in benefits). These benefits include a lump sum severance payment equal to 100% of such named executive officer's base salary, plus a pro rata portion of the current-year bonus opportunity, plus life, disability, accident and group health insurance benefits substantially similar to those received by such named executive officer immediately prior to termination for a twelve (12) month period. In addition, all stock options granted prior to 1996, all stock options that are scheduled to vest in the year of termination and one-third of all other stock options held by him, if any, shall become vested and exercisable effective as of the day immediately prior to the date of termination of such named executive officer. As consideration for these benefits, each of Messrs. Halchishak and Ledlow agreed that during the term of the severance agreement and for twenty-four (24) months after termination of employment for any reason they would not solicit any customers of the Company or hire or offer employment to any employee of the Company. Messrs. Harrington and Wilson agreed that during the term of the severance agreement and for twelve (12) months after termination of employment for any reason they would not solicit any customers of the Company or hire or offer employment to any employee of the Company. The severance agreements with Messrs. Halchishak and Ledlow will continue in effect through December 31, 2001, that with Mr. Wilson will continue in effect through April 2000 and that with Mr. Harrington will continue in effect through June 2000.

FUTURE TRANSACTIONS

  The Company has adopted a policy that it will not enter into any material transaction in which a Company director or officer has a direct or indirect financial interest, unless the transaction is determined by the Company's Board of Directors to be fair to the Company or is approved by a majority of the Company's disinterested directors or by the Company's stockholders, as provided for under Delaware law. In addition, the Company's debt instruments generally prohibit the Company from entering into any affiliate transaction on other than arm's length terms.

                       DESCRIPTION OF THE BANK FACILITY

  The Company's bank credit facility consists of a $500.0 million revolving credit facility (the "Revolver") and a $100.0 million seven-year term loan facility (the "Term Loan" and together with the Revolver, the "Bank Facility").

  The Revolver contains provisions to periodically adjust the prime and Eurodollar interest rate margins based on the Company's achievement of specified total debt to EBITDA ratios. The total amount of credit available under the Revolver is limited to a borrowing base equal to the sum of (i) 85% of eligible accounts receivable of the Company's subsidiaries and (ii) 100% of the value (lower of net book value or orderly liquidation value) of eligible rental equipment through December 31, 1998; 90% of the value of eligible rental equipment from January 1, 1999 through December 31, 1999; 85% of the value of eligible rental equipment from January 1, 2000 through December 31, 2000; and 80% of the value of eligible rental equipment from January 1, 2001 through the expiration date of the Revolver. The Revolver expires December 2, 2002.

  The Term Loan consists of a $100.0 million seven-year term loan facility, which requires mandatory principal payments of $1.0 million on each of its first six anniversaries, with the remaining principal balance due at maturity. The Term Loan matures on December 2, 2004. Interest on the Term Loan is payable monthly at either the prime rate plus 1.0% or the Eurodollar rate plus 2.5% (at the Company's option).

  The Bank Facility has financial covenants for RSC regarding debt incurrence, interest coverage, capital expenditures and investments (including acquisitions), rental equipment utilization and minimum EBITDA levels. The Bank Facility also contains covenants and provisions that restrict, among other things, the ability of the Company and its subsidiaries to: (i) incur additional indebtedness; (ii) incur liens on their property, (iii) enter into contingent obligations; (iv) make certain capital expenditures and investments; (v) engage in certain sales of assets; (vi) merge or consolidate with or acquire another person or engage in other fundamental changes;
(vii) enter into leases; (viii) engage in certain transactions with affiliates; and (ix) declare or pay dividends. As of March 31, 1998, the Company was in compliance with all covenants of the Bank Facility.

  Borrowings under the Bank Facility are secured by all of the personal property of the Company's subsidiaries and a pledge of the capital stock and intercompany debt of the Company's subsidiaries. RSC is a guarantor of the obligations of its subsidiaries under the Bank Facility, and has granted liens on substantially all of its assets (including the stock of its subsidiaries) to secure such guaranty. The Bank Facility also restricts the Company from declaring or paying dividends on its Common Stock. In addition, the Company's subsidiaries are guarantors of the obligations of the other subsidiaries under the Bank Facility. The Bank Facility also includes a $2.0 million letter of credit facility. A commitment fee equal to 0.25% of the unused commitment, excluding the face amount of all outstanding and undrawn letters of credit, is also payable monthly in arrears. The obligation of the lenders to make loans or issue letters of credit under the Bank Facility is subject to certain customary conditions.

  At June 5, 1998, the principal amount outstanding under the Revolver was $315.1 million, the average interest rate on such borrowings was 7.2%, and an additional $184.9 million was available to the Company under the Revolver. Additionally, $100.0 million was outstanding under the Term Loan at an interest rate of 8.1% at June 5, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                         DESCRIPTION OF EXCHANGE NOTES

  The Exchange Notes will be issued under an indenture (the "Indenture"), to be dated as of May 13, 1998 by and between the Company, the Subsidiary Guarantors and Norwest Bank Minnesota, N.A., as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company or the Initial Purchasers. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this "Description of Exchange Notes," references to the "Company" mean only Rental Service Corporation and not its Subsidiaries.

  The Exchange Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Indebtedness.

  The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Exchange Notes. The Exchange Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to registered holders of the Exchange Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Private Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Exchange Notes are limited in aggregate principal amount to $300.0 million, of which $200.0 million in aggregate principal amount will be issued in the Exchange Offer, and will mature on May 15, 2008. Additional amounts may be issued from time to time, subject to the limitations set forth under "-- Certain Covenants--Limitation on Incurrence of Additional Indebtedness." Interest on the Exchange Notes will accrue at the rate of 9% per annum and will be payable semiannually in cash on each May 15 and November 15, commencing on November 15, 1998, to the Holders at the close of business on the May 1 and November 1 immediately preceding the applicable interest payment date. Interest on the Exchange from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

  The Exchange Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

  Optional Redemption. The Exchange Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after May 15, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2003............................................................   104.5%
     2004............................................................   103.0%
     2005............................................................   101.5%
     2006 and thereafter.............................................   100.0%

  Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to May 15, 2001, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Exchange Notes originally issued under the Indenture at a redemption price equal to 109% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

  As used in the preceding paragraph, "Equity Offering" means a public or private issuance of Qualified Capital Stock of the Company for cash.

SELECTION AND NOTICE OF REDEMPTION

  In the event that less than all of the Exchange Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Exchange Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

  The payment of all Obligations on the Exchange Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Indebtedness. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Indebtedness shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any Obligations on the Exchange Notes, or for the acquisition of any of the Exchange Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Indebtedness, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Exchange Notes or to acquire any of the Exchange Notes for cash or property or otherwise.

  In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing such Designated Senior Indebtedness, permitting the holders of such Designated Senior Indebtedness then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Indebtedness gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default with respect to such Designated Senior Indebtedness have been cured (if capable of being cured) or waived in writing or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Indebtedness terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Exchange Notes or (y) acquire any of the Exchange Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date the payment on the Exchange Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Indebtedness shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

  By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness, including the Holders of the Exchange Notes, may recover less, ratably, than holders of Senior Indebtedness.

  As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the Other Acquisitions, the aggregate amount of Senior Indebtedness would have been approximately $337.5 million.

SUBSIDIARY GUARANTEES

  Each Subsidiary Guarantor will unconditionally guarantee, on a senior subordinated basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Exchange Notes, including the payment of principal of and interest on the Exchange Notes. The Guarantees will be subordinated to Guarantor Senior Indebtedness on the same basis as the Exchange Notes are subordinated to Senior Indebtedness.

  The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

  Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

  Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "--Certain Covenants--Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Subsidiary Guarantor is (or all or substantially all of the assets of a Subsidiary Guarantor are) sold by the Company and the sale complies with the provisions set forth under "--Certain Covenants--Limitation on Asset Sales," the Subsidiary Guarantor's Guarantee will be released.

  Separate financial statements of the Subsidiary Guarantors are not included herein because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Exchange Notes, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the net assets, earnings and equity of the Company and its Subsidiaries on a consolidated basis.

CHANGE OF CONTROL

  The Indenture will provide that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued interest thereon, if any, to the date of purchase (the "Change of Control Offer Price").

  Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect to Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

  Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer, as provided above, if, in connection with any Change of Control, it had made an offer to purchase (an "Alternate Offer") any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Offer Price and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Exchange Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

  The Change of Control feature of the Exchange Notes may make it more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. Except as described herein with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require the Company to repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar restructuring. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Exchange Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

  The Bank Facility will, and future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may, prohibit the Company from purchasing any Notes as a result of a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Exchange Notes, the Company could seek the consent of its lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the Holders.

BOOK ENTRY; DELIVERY AND FORM

  Except as set forth below, the Exchange Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

  The Exchange Notes initially will be represented by one or more Exchange Notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

  Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Exchange Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interest in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below). Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

  Initially, the Trustee will act as Paying Agent and Registrar. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry charges in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

  DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of such interest in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

  EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF THE EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

  Payments in respect of the principal of, and premium, if any, interest and additional interest in a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on the instructions from DTC or its nominee for all purposes.

  Interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

  Transfers between Participants in DTC will be effected in accordance with the DTC's procedures, and will be settled in same-day funds.

  DTC has advised the Company that it will take any action permitted to be taken by a Holder of Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which Participant or Participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange the Global Notes for legended Exchange Notes in certificated form, and to distribute such Exchange Notes to its Participants.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee nor any of their respective agents will have any obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

  A Global Note is exchangeable for definitive Exchange Notes in registered certificated form ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) if the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes or (iii) there shall have occurred and be continuing a

Default or Event of Default with respect to the Exchange Notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

CERTAIN COVENANTS

  The Indenture will contain, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any Subsidiary Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness), if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than (i) 2.25 to 1.0 if the date of such incurrence is on or prior to May 15, 2001 or (ii) 2.50 to 1.0 if the date of such incurrence is after May 15, 2001.

  Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Equity Interests of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment of the Exchange Notes or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the fiscal quarter including the Issue Date (the "Reference Date") (treating such period as a single accounting period), provided, however, that if the Exchange Notes achieve an Investment Grade Rating as of the end of any fiscal quarter, the percentage for the fiscal quarter after such fiscal quarter (and for any other fiscal quarter where, on the first day of such fiscal quarter, the Exchange Notes shall have an Investment Grade Rating) will be 100% of Consolidated Net Income during each fiscal quarter after such fiscal quarter; provided further, however, that if such Restricted Payment is to be made in reliance upon an additional amount permitted pursuant to the immediately preceding proviso, the Exchange Notes must have an Investment Grade Rating at the time such Restricted Payment is declared or, if not declared, made, plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from (i) the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Equity Interests of the Company (other than Qualified Equity Interests applied pursuant to clauses 2(ii) and 3(ii) of the next succeeding paragraph) and (ii) Indebtedness or Disqualified Capital Stock that has been converted into or exchanged for Qualified Equity Interests together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock and plus (z) an amount equal to the sum of (1) any net reduction in Investments made pursuant to this first paragraph of the "Limitation on Restricted Payments" covenant in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Consolidated Net Income) and (2) the consolidated net Investments, as of the date of Revocation, made by the Company or any of its Restricted Subsidiaries in any Subsidiary of the Company that had been designated as an Unrestricted Subsidiary after the Issue Date, upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries."

  Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for Qualified Equity Interests of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Company that is subordinate or junior in right of payment to the Exchange Notes either (i) solely in exchange for Qualified Equity Interests of the Company or (ii) through the application of net proceeds of (A) a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company or
(B) Refinancing Indebtedness; (4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $2.0 million in any calendar year; and (5) other Restricted Payments in an aggregate amount not to exceed $15.0 million. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (4) and (5) shall be included in such calculation.

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

  Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary (excluding liabilities that are not subordinated to the Exchange Notes that have been assumed by a transferee of such assets to the extent that the applicable agreement releases or indemnifies the Company or such Restricted Subsidiary from such liabilities), as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition or securities which are converted into cash or Cash Equivalents within 60 days; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay any Senior Indebtedness and, in the case of any Senior Indebtedness under any revolving credit facility, including the Bank Facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to make an investment in or acquire properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used (including acquisitions of other businesses) in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the

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

foregoing clauses (iii)(A) and (iii)(B). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary, as the case may be, determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses
(iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount"), shall be applied by the Company or such Restricted Subsidiary, as the case may be, to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes issued under the Indenture equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Exchange Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph); provided, that in no event will the net cash proceeds from an Asset Sale be subject to more than one Net Proceeds Offer.

  In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

  Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for fair market value as determined in good faith by the Board of Directors of the Company; provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

  Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.


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

  The Bank Facility will, and future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may, prohibit the Company from purchasing any Notes pursuant to this "Limitation on Asset Sales" covenant. In the event the Company is prohibited from purchasing the Exchange Notes, the Company could seek the consent of its lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Exchange Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the Holders.

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements (other than the Bank Facility) existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date or as amended in a manner that is not more disadvantageous to the Holders in any material respect than the agreement existing on the Issue Date; (6) the Bank Facility; provided, however, that, except during a period when an event of default under the Bank Facility shall have occurred and be continuing, no such encumbrances or restrictions shall limit the ability of such Subsidiary to dividend, loan, advance or otherwise transfer funds to the Company in an amount required to pay when due the scheduled interest (including Additional Interest) and principal at maturity of the Exchange Notes; (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above; (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (9) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Limitation on Incurrence of Additional Indebtedness" and "--Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (11) any credit facility or similar agreement entered into in accordance with clause
(xv) of the definition of "Permitted Indebtedness"; provided, however, that, except during a period when an event of default under such credit facility shall have occurred and be continuing, no such encumbrances or restrictions shall limit the ability of any Foreign Subsidiary to dividend, loan, advance or otherwise transfer funds to the Company in an amount required to pay when due the scheduled interest (including Additional Interest) and principal at maturity of the Exchange Notes; (12) customary provisions in joint venture agreements; or (13) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (6), (7), (8), (9), (10), (11) or (12) above;
provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (6), (7), (8), (9), (10), (11) or
(12).

  Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Exchange Notes or any Guarantee, the Exchange Notes and the Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Exchange Notes and the Guarantees are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Indebtedness and Liens securing Guarantor Senior Indebtedness; (C) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company; (D) Liens securing Refinancing Indebtedness incurred in accordance with the provisions of the Indenture which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture; provided, however, that such Liens (i) are no less favorable to the Holders and are no more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; (E) Liens securing Indebtedness incurred in accordance with clause (xv) of the definition of "Permitted Indebtedness" and
(F) Permitted Liens.

  Prohibition on Incurrence of Senior Subordinated Debt. The Company will not incur or suffer to exist Indebtedness that is senior in right of payment to the Exchange Notes and subordinate in right of payment to any other Indebtedness of the Company. No Subsidiary Guarantor will incur or suffer to exist Indebtedness that is senior in right of payment to such Subsidiary Guarantor's Guarantee and subordinate in right of payment to any other Indebtedness of such Subsidiary Guarantor. Notwithstanding anything to the contrary contained herein, no Indebtedness incurred at any time under the Bank Facility (as such facility is in existence on the Issue Date) shall be considered subordinate in right of payment to any other Indebtedness incurred under the Bank Facility (as such facility is in existence on the Issue Date).

  Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Exchange Notes and the performance of every covenant of the Exchange Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;
(iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

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

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company (other than to the Company or another Restricted Subsidiary) the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Exchange Notes with the same effect as if such surviving entity had been named as such.

  Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "--Limitation on Asset Sales") will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Subsidiary Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity, if not already a Subsidiary Guarantor, assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor on the Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction and the use of any proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (iv) of the first paragraph of this covenant.

  Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

  (b) The restrictions set forth in clause (a) shall not apply to (i) fees and compensation and benefits paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors (including, without limitation, any issuance of securities, grants of cash, securities, stock options or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company or the Board of Directors of the relevant Restricted Subsidiary);

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

(ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (iv) loans and advances to officers and employees or consultants of the Company or any of its Restricted Subsidiaries in the ordinary course of business not to exceed $1,000,000 at any time outstanding; and (v) Restricted Payments permitted by the Indenture.

  Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary (other than a Foreign Subsidiary, unless the Company elects to have a Foreign Subsidiary execute a Guarantee) that is not a Subsidiary Guarantor, or if the Company or any Restricted Subsidiary shall organize, acquire or otherwise invest in or hold an Investment in a Restricted Subsidiary (other than a Foreign Subsidiary, unless the Company elects to have a Foreign Subsidiary execute a Guarantee) having total consolidated assets with a book value in excess of $500,000, then such transferee or acquired or other Restricted Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee jointly and severally with the other Subsidiary Guarantors, on a senior subordinated basis, all of the Company's obligations under the Exchange Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

  Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

  Reports to Holders. The Indenture will provide that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA (S)314(a).

  Limitation on Designations of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (b) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of
  (i) fair market value of the Capital Stock of such Subsidiary owned by the Company and the Restricted Subsidiaries on such date and (ii) the aggregate amount of other Investments of the Company and the Restricted Subsidiaries in such Subsidiary on such date; and

    (c) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Incurrence of Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

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

  In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including a guarantee of any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable with respect to any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable with respect to any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "--Limitation on Restricted Payments."

  The Indenture will further provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

    (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by Board Resolution of the Company certifying compliance with the foregoing provisions which shall be filed with the Trustee.

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default":

    (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

    (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

    (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Exchange Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

    (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time;

    (v) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

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

    (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

    (vii) any of the Guarantees of a Subsidiary Guarantor that is a Significant Subsidiary ceases to be in full force and effect or any of such Guarantees is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or any of such Subsidiary Guarantors denies in writing its liability under its Guarantee (other than by reason of release of any such Subsidiary Guarantor in accordance with the terms of the Indenture).

  If an Event of Default (other than an Event of Default specified in clause
(vi) above relating to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Exchange Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable; provided, however, that so long as any Indebtedness permitted to be incurred under the Indenture pursuant to the Bank Facility shall be outstanding, no such acceleration shall be effective until the earlier of (i) acceleration of any such Indebtedness under the Bank Facility or (ii) five business days after giving notice to the Representative under the Bank Facility of such acceleration. If an Event of Default specified in clause (vi) above relating to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

  The Indenture will provide that, at any time after a declaration of acceleration with respect to the Exchange Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Exchange Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration,
(iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

  The Holders of a majority in principal amount of the Exchange Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

  Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company or its Subsidiaries, as such, shall have any liability for any obligations of the Company under the Exchange Notes, the Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Exchange Notes when such payments are due, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Exchange Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the Opinion of Counsel required by clause (ii) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Exchange Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Exchange Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Exchange Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Exchange Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

  From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the Holders in any material respect. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;
(iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Exchange Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (vii) modify or change any of the subordination provisions of the Indenture or the related definitions in a manner that would adversely affect the Holders, or (viii) release all of the Subsidiary Guarantors at any one time from all of their obligations under the Guarantees otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

  The Indenture will provide that it and the Exchange Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

  The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

  The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person or any of is Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

  "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

  "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $500,000 and (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "-- Certain Covenants--Merger, Consolidation and Sale of Assets."

  "Bank Facility" means the Second Amended and Restated Credit Agreement, dated as of December 2, 1997, among the Company, the Subsidiaries of the Company, the lenders party thereto in their capacities as lenders thereunder, Bankers Trust Company, as issuing bank, and BT Commercial Corporation, as agent, as amended, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be further amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Borrowing Base" means, with respect to any Foreign Subsidiary as of any date, an amount equal to the sum of (a) 85% of the net book value of accounts receivable (other than intercompany receivables) owned by such Foreign Subsidiary as of such date that are not more than 90 days past due and (b) 85% of the value (the lower of net book value or orderly liquidation value) of all rental equipment owned by such Foreign Subsidiary as of such date, all calculated on a consolidated basis for such Foreign Subsidiary and its Restricted Subsidiaries in accordance with the method of accounting used for financial calculations under the applicable credit facility for such Foreign Subsidiary. To the extent that information is not available as to the amount of accounts receivable or rental equipment as of a specific date, a Foreign Subsidiary may utilize the most recent available information provided to the lenders under the applicable credit facility for the purpose of calculating the Borrowing Base.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

  "Cash Equivalents" means (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group or related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Principals and their Related Parties; (ii) any Person or Group (other than the Principals and their Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company and the Principals and their Related Parties beneficially own, directly or indirectly, shares representing a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; or (iii) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which internal financials are available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any

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Person who becomes a Restricted Subsidiary as a result of the Asset
Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions as determined in accordance with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs (but excluding any write-offs of deferred financing fees in connection with any refinancing or retirement of the Bank Facility undertaken in conjunction with the offering of the Exchange Notes on the Issue Date), (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and
(h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

  "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

  "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss of any such charge which requires an accrual of or a reserve for cash charges for any future period).

  "Currency Swap Obligations" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values.

  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) Indebtedness under or in respect of the Bank Facility and (ii) any other Indebtedness constituting Senior Indebtedness or Guarantor Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

  "Designation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Designation Amount" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Exchange Notes.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

  "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

  "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

  "Guarantee" means the guarantee of the Exchange Notes by the Subsidiary Guarantors.

  "Guarantor Senior Indebtedness" means with respect to any Subsidiary Guarantor, (i) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Subsidiary Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Bank Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all Currency Swap Obligations, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include (i) any Indebtedness of such Subsidiary Guarantor to a Restricted Subsidiary of such Subsidiary Guarantor, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Subsidiary Guarantor or any Restricted Subsidiary of such Subsidiary Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Subsidiary Guarantor. Notwithstanding anything to the contrary contained herein, no Indebtedness incurred at any time under the Bank Facility (as such facility is in existence on the Issue
Date) shall be considered subordinate in right of payment to any other Indebtedness incurred under the Bank Facility (as such facility is in existence on the Issue Date).

  "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business and payable in accordance with customary terms or that are not overdue by 90 days or more or are being contested in good faith), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person, and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of

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

such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

  "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company (other than an interest in less than 1% of the Company's Common Stock or any other publicly traded securities of the Company) and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include a portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude a portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investment by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, at least 51% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

  "Investment Grade Rating" means a rating of BBB- or higher by Standard & Poor's Ratings Group (or its successor) and Baa3 or higher by Moody's Investors Service, Inc. or the equivalent of such rating by such rating agencies.

  "Issue Date" means the date of original issuance of the Exchange Notes.

  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Indebtedness" means, without duplication, each of the following:

    (i) Indebtedness represented by the Exchange Notes in an aggregate principal amount not to exceed $200.0 million, and the Guarantees thereof, issued in the Offering;

    (ii) Indebtedness of the Company and the Subsidiary Guarantors (A) incurred pursuant to the revolving credit provisions of the Bank Facility or one or more other credit facilities in an aggregate principal amount at any time outstanding not to exceed $500.0 million; provided that such amount shall be reduced by any amounts applied to the permanent reduction of such Indebtedness pursuant to "--Certain Covenants--Limitation on Asset Sales" and (B) incurred pursuant to the term loan provisions of the Bank Facility or one or more other credit facilities in an aggregate principal amount at any time outstanding not to exceed $100.0 million, less any amounts applied to the permanent reduction of such Indebtedness pursuant to "--Certain Covenants--Limitation on Asset Sales" and less the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof (excluding any such payments to the extent refinanced at the time of payment under any Refinancing of the Bank Facility);

    (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

    (iv) Interest Swap Obligations or Currency Swap Obligations of the Company covering Indebtedness of the Company or any of the Subsidiary Guarantors and Interest Swap Obligations or Currency Swap Obligations of any Subsidiary Guarantor covering Indebtedness of such Subsidiary Guarantor; provided, however, that (a) such Interest Swap Obligations are entered into to protect the Company and the Subsidiary Guarantors from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture and (b) such Currency Swap Obligations are entered into to protect the Company and the Subsidiary Guarantors from fluctuations in currency values;

    (v) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company, or other than a Lien on the related intercompany note securing Indebtedness under the Bank Facility; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, other than a lien on the related intercompany note securing Indebtedness under the Bank Facility, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

    (vi) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien, other than a Lien on the related intercompany note securing Indebtedness under the Bank Facility; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Exchange Notes and (b) if as of the date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, other than a lien on the related intercompany note securing Indebtedness under the Bank Facility, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

    (vii) Indebtedness of the Company and the Subsidiary Guarantors arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

    (viii) Indebtedness of the Company and the Subsidiary Guarantors represented by letters of credit for the account of the Company or such Subsidiary Guarantors, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    (ix) Indebtedness of the Company or a Subsidiary Guarantor in connection with one or more standby letters of credit, guarantees, performance bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money;

    (x) Indebtedness of the Company or a Subsidiary Guarantor arising from agreements of the Company or a Subsidiary Guarantor providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary;

    (xi) Indebtedness of the Company and the Subsidiary Guarantors represented by Capitalized Lease Obligations and Purchase Money
  Indebtedness incurred in the ordinary course of business in an amount not to exceed $20.0 million at any one time outstanding;

    (xii) Refinancing Indebtedness;

    (xiii) guarantees by the Company of Indebtedness of a Restricted Subsidiary permitted to be incurred under the Indenture and guarantees by a Subsidiary Guarantor of Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the Indenture;

    (xiv) additional Indebtedness of the Company and any Subsidiary Guarantor in an aggregate principal amount not to exceed $15.0 million at any one time outstanding; and

    (xv) Indebtedness of a Foreign Subsidiary other than a Foreign Subsidiary which is a Subsidiary Guarantor which, when aggregated with the principal amount of all other Indebtedness of such Foreign Subsidiary then outstanding and incurred pursuant to this clause (xv), does not exceed the amount of the Borrowing Base of such Foreign Subsidiary.

  For purposes of determining whether any Indebtedness is Permitted Indebtedness, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

  "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted

Subsidiary of the Company, (ii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Exchange Notes and the Indenture; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1,000,000 at any one time outstanding; (v) Interest Swap Obligations or Currency Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) promissory notes or other securities accepted from trade creditors or customers in the ordinary course of business; (viii) guarantees by the Company or any Subsidiary Guarantor of Indebtedness otherwise permitted to be incurred under the Indenture; (ix) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; and (x) Investments in joint ventures and Unrestricted Subsidiaries in an aggregate amount at any one time not to exceed $15.0 million.

  "Permitted Liens" means the following types of Liens:

    (i) Liens for taxes, assessments or governmental charges or claims either
  (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

    (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

    (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

    (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related Purchase Money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and proceeds thereof and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

    (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

    (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

    (xi) Liens securing Interest Swap Obligations or Currency Swap Obligations which Interest Swap Obligations or Currency Swap Obligations, as the case may be, relate to Indebtedness that is otherwise permitted under the Indenture;

    (xii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and
  (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company; and

    (xiii) Liens not permitted by clauses (i) through (xii) that are incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5,000,000 at any one time outstanding.

  "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

  "Principals" means each officer or employee of the Company and any spouse, sibling, child or grandchild of the foregoing (in each case, whether such relationship arises from birth, adoption or through marriage).

  "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

  "Qualified Equity Interest" means any Qualified Capital Stock and all warrants, options or other rights to acquire Qualified Capital Stock (but excluding any debt security or Disqualified Capital Stock that is convertible into or exchangeable for Qualified Capital Stock).

  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means any Refinancing by the Company or any Subsidiary Guarantor of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi), (vii), (viii), or (ix) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company or a Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company or a Subsidiary Guarantor and (y) if such Indebtedness being Refinanced is subordinate or junior to the Exchange Notes, then such Refinancing Indebtedness shall be subordinate to the Exchange Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

  "Related Party" with respect to any Principal means (A) any controlling stockholder or 80% (or more) owned Subsidiary of such Principal or (B) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

  "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee subject to the provisions of such covenant.

  "Revocation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

  "Senior Indebtedness" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Exchange Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Bank Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all Currency Swap Obligations, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) any Indebtedness of the Company to a Restricted Subsidiary of the Company, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Restricted Subsidiary of the Company (including, without limitation, amounts owed for compensation),
(iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "--Certain Covenants-- Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company. Notwithstanding anything to the contrary contained herein, no Indebtedness incurred at any time under the Bank Facility (as such facility is in existence on the Issue Date) shall be considered subordinate in right of payment to any other Indebtedness incurred under the Bank Facility (as such facility is in existence on the Issue Date).

  "Significant Subsidiary," with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

  "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

  "Subsidiary Guarantor" means (i) each of the Company's Restricted Subsidiaries existing on the Issue Date and (ii) each of the Company's Restricted Subsidiaries (other than any Foreign Subsidiary, unless the Company elects to have a Foreign Subsidiary execute a Guarantee) created or acquired after the Issue Date that executes a supplemental indenture pursuant to "-- Certain Covenants--Additional Subsidiary Guarantees."

  "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                  MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, counsel to the Company, as to the material federal income tax consequences expected to result to Holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. Such opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

  The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes (that is, the exchange will not be treated as an exchange for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes). As a result, no material federal income tax consequences will result to Holders exchanging Private Notes for Exchange Notes.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the Holders of Private Notes (including any broker-dealers), and certain parties related to such Holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Certain partners of Latham & Watkins, members of their families, related persons and others have an indirect interest in, through a limited partnership, less than 1% of the Common Stock of the Company. Such persons do not have the power to vote or dispose of such shares.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of Rental Service Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Acme Holdings Inc. as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The combined financial statements of Industrial Air Tool as of March 31, 1996 and 1997 and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of Brute Equipment Co., d/b/a Foxx Hy-Reach, Inc., as of December 31, 1995 and 1996, and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report thereon appearing herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The combined financial statements of Rent-It-Center, Inc. and Affiliates d/b/a Center Rental & Sales as of October 31, 1996, and 1997, and for each of the three years in the period ended October 31, 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of JDW Enterprises, Inc. d/b/a Valley Rentals as of December 31, 1996 and 1997 and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by Weintraub & Morrison, P.C., independent auditors, as set forth in their report thereon appearing herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Consolidated Financial Statements of Rental Service Corporation
  Report of Independent Auditors..........................................  F-3
  Consolidated Balance Sheets--December 31, 1996 and 1997, and March 31,
   1998 (unaudited).......................................................  F-4
  Consolidated Statements of Operations--for the years ended December 31,
   1995, 1996 and 1997, and for the three months ended March 31, 1997 and
   1998 (unaudited).......................................................  F-5
  Consolidated Statements of Redeemable Preferred Stock and Common
   Stockholders' Equity
   (Deficit)--for the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998 (unaudited)..................  F-6
  Consolidated Statements of Cash Flows--for the years ended December 31,
   1995, 1996 and 1997, and for the three months ended March 31, 1997 and
   1998 (unaudited).......................................................  F-7
  Notes to Consolidated Financial Statements--December 31, 1997, and March
   31, 1998 (unaudited)...................................................  F-8
Consolidated Financial Statements of Acme Holdings Inc.
  Report of Independent Auditors.......................................... F-28
  Consolidated Balance Sheets--December 31, 1993 and 1994, and June 30,
   1995 (unaudited)....................................................... F-29
  Consolidated Statements of Operations--for the years ended December 31,
   1992, 1993 and 1994, and for the six months ended June 30, 1994 and
   1995 (unaudited)....................................................... F-30
  Consolidated Statements of Shareholders' Deficit--for the years ended
   December 31, 1992, 1993 and 1994, and for the six months ended June 30,
   1995 (unaudited) ...................................................... F-31
  Consolidated Statements of Cash Flows--for the years ended December 31,
   1992, 1993 and 1994, and for the six months ended June 30, 1994 and
   1995 (unaudited)....................................................... F-32
  Notes to Consolidated Financial Statements--December 31, 1994, and June
   30, 1995 (unaudited)................................................... F-34
Combined Financial Statements of Industrial Air Tool
  Report of Independent Auditors.......................................... F-46
  Combined Balance Sheets--March 31, 1996 and 1997........................ F-47
  Combined Statements of Operations--for the years ended March 31, 1996 and 1997 .............................................................. F-48
  Combined Statements of Redeemable Stock and Other Stockholders' and
   Partners' Equity--for the years ended March 31, 1996 and 1997 ......... F-49
  Combined Statements of Cash Flows--for the years ended March 31, 1996 and 1997 .............................................................. F-50
  Notes to Combined Financial Statements--March 31, 1997.................. F-51
Financial Statements of Brute Equipment Co. d/b/a Foxx Hy-Reach
  Independent Auditor's Report............................................ F-56
  Balance Sheets--December 31, 1995 and 1996, and March 31, 1997
   (unaudited)............................................................ F-57
  Statements of Operations--for the years ended December 31, 1995 and
   1996, and for the three months ended March 31, 1996 and 1997
   (unaudited)............................................................ F-58
  Statements of Stockholders' Equity--for the years ended December 31,
   1995 and 1996, and for the three months ended March 31, 1997
   (unaudited) ........................................................... F-59
  Statements of Cash Flows--for the years ended December 31, 1995 and
   1996, and for the three months ended March 31, 1996 and 1997
   (unaudited)............................................................ F-60
  Notes to Financial Statements--December 31, 1996, and March 31, 1997
   (unaudited)............................................................ F-61

                                                                            PAGE
                                                                            ----
Combined Financial Statements of Rent-It-Center, Inc. and Affiliates d/b/a
 Center Rental and Sales
  Report of Independent Auditors..........................................  F-66
  Combined Balance Sheets--October 31, 1996 and 1997......................  F-67
  Combined Statements of Operations--for the years ended October 31, 1995,
   1996 and 1997..........................................................  F-68
  Combined Statements of Stockholders' and Members' Equity (Deficit)--for
   the years ended October 31, 1995, 1996 and 1997 .......................  F-69
  Combined Statements of Cash Flows--for the years ended October 31, 1995,
   1996 and 1997..........................................................  F-70
  Notes to Combined Financial Statements--October 31, 1997................  F-71
Financial Statements of JDW Enterprises, Inc. d.b.a. Valley Rentals
  Independent Auditor's Report............................................  F-80
  Balance Sheets--December 31, 1996 and 1997..............................  F-81
  Statements of Operations--for the years ended December 31, 1996 and
   1997...................................................................  F-82
  Statements of Changes in Stockholders' Equity--for the years ended
   December 31, 1996
   and 1997...............................................................  F-83
  Statements of Cash Flows--for the years ended December 31, 1996 and
   1997...................................................................  F-84
  Notes to the Financial Statements--December 31, 1997....................  F-86

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Rental Service Corporation

  We have audited the accompanying consolidated balance sheets of Rental Service Corporation (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, redeemable preferred stock and common stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rental Service Corporation at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Phoenix, Arizona
February 12, 1998

                           RENTAL SERVICE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                DECEMBER 31,
                                          -------------------------  MARCH 31,
                                              1996         1997         1998
                                          ------------ ------------ ------------
                                                                    (UNAUDITED)
                 ASSETS
                 ------
Cash and cash equivalents...............  $  1,452,000 $  8,932,000 $  4,462,000
Accounts receivable, net of allowance
 for doubtful accounts of $2,165,000 and
 $2,925,000 at December 31, 1996 and
 1997, respectively, and $3,630,000 at
 March 31, 1998.........................    20,856,000   62,028,000   65,490,000
Other receivables and prepaid expense...     3,170,000    3,217,000    4,479,000
Income tax receivable...................     1,563,000      638,000      638,000
Parts and supplies inventories, net of
 reserve for obsolescence of $782,000
 and $2,181,000 at December 31, 1996 and
 1997, respectively, and $3,286,000 at
 March 31, 1998.........................    10,099,000   31,714,000   35,825,000
Deferred taxes (Note 11)................     8,645,000   15,241,000   15,241,000
Rental equipment, principally machinery,
 at cost, net of accumulated
 depreciation of $24,743,000 and
 $54,506,000 at December 31, 1996 and
 1997, respectively, and $67,192,000 at
 March 31, 1998 (Note 6)................   116,921,000  314,696,000  403,266,000
Operating property and equipment, at
 cost, net (Note 4).....................    20,043,000   35,799,000   41,106,000
Intangible assets, net (Note 5).........    34,801,000  220,166,000  287,651,000
Other assets, primarily deferred
 financing costs, net...................     1,383,000    6,895,000    6,718,000
                                          ------------ ------------ ------------
                                          $218,933,000 $699,326,000 $864,876,000
                                          ============ ============ ============
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
Accounts payable........................  $ 20,302,000 $ 34,911,000 $ 53,006,000
Payroll and other accrued expenses......    21,540,000   31,937,000   33,040,000
Accrued interest payable................       514,000    2,179,000    1,781,000
Income taxes payable (Note 11)..........        48,000    1,686,000    5,812,000
Deferred taxes (Note 11)................    12,863,000   30,857,000   30,857,000
Bank debt and long term obligations
 (Note 6)...............................    68,594,000  306,975,000  433,140,000
                                          ------------ ------------ ------------
Total liabilities.......................   123,861,000  408,545,000  557,636,000
Commitments and contingencies (Notes 6
 and 9)
Stockholders' equity (Note 7):
  Preferred stock, $.01 par value:
  Authorized shares--500,000
  Issued and outstanding shares--none...           --           --           --
  Common stock, $.01 par value:
  Authorized shares--40,000,000
  Issued and outstanding shares--
   11,376,378 and 19,833,437 at December
   31, 1996 and 1997, respectively, and
   20,421,968 at March 31, 1998.........       114,000      198,000      204,000
  Additional paid-in capital............    93,917,000  270,927,000  284,155,000
  Common stock issuable--284,108 shares
   at December 31, 1997 and 184,050
   shares at March 31, 1998.............           --     6,000,000    3,741,000
  Retained earnings.....................     1,041,000   13,656,000   19,140,000
                                          ------------ ------------ ------------
Total stockholders' equity..............    95,072,000  290,781,000  307,240,000
                                          ------------ ------------ ------------
                                          $218,933,000 $699,326,000 $864,876,000
                                          ============ ============ ============

                            See accompanying notes.

                           RENTAL SERVICE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  MARCH 31,
                          --------------------------------------  -------------------------
                             1995         1996          1997         1997          1998
                          -----------  -----------  ------------  -----------  ------------
                                                                        (UNAUDITED)
Revenues:
 Equipment rentals......  $47,170,000  $94,218,000  $170,704,000  $27,527,000  $ 70,179,000
 Sales of parts,
  supplies and new
  equipment.............   14,621,000   21,919,000    70,957,000    9,165,000    27,227,000
 Sales of used
  equipment.............    4,126,000   12,217,000    19,602,000    4,617,000    11,257,000
                          -----------  -----------  ------------  -----------  ------------
   Total revenues.......   65,917,000  128,354,000   261,263,000   41,309,000   108,663,000
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........   27,854,000   55,202,000    87,552,000   14,316,000    37,073,000
 Depreciation,
  equipment rentals.....    7,691,000   17,840,000    37,413,000    6,306,000    15,461,000
 Cost of sales of
  parts, supplies and
  new equipment.........   10,439,000   15,582,000    54,739,000    6,737,000    21,249,000
 Cost of sales of used
  equipment.............    2,178,000    8,488,000    12,927,000    2,972,000     7,944,000
                          -----------  -----------  ------------  -----------  ------------
   Total cost of
    revenues............   48,162,000   97,112,000   192,631,000   30,331,000    81,727,000
                          -----------  -----------  ------------  -----------  ------------
Gross profit............   17,755,000   31,242,000    68,632,000   10,978,000    26,936,000
Selling, general and
 administrative
 expense................    6,421,000   12,254,000    20,996,000    3,784,000     5,659,000
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........    1,186,000    2,835,000     5,373,000    1,068,000     2,024,000
Amortization of
 intangibles............      718,000    2,379,000     3,907,000      624,000     2,085,000
                          -----------  -----------  ------------  -----------  ------------
Operating income........    9,430,000   13,774,000    38,356,000    5,502,000    17,168,000
Interest expense, net...    3,314,000    7,063,000    14,877,000    1,597,000     7,583,000
                          -----------  -----------  ------------  -----------  ------------
Income before income
 taxes and extraordinary
 items..................    6,116,000    6,711,000    23,479,000    3,905,000     9,585,000
Provision for income
 taxes (Note 11)........    2,401,000    2,722,000    10,330,000    1,722,000     4,101,000
                          -----------  -----------  ------------  -----------  ------------
Income before
 extraordinary items....    3,715,000    3,989,000    13,149,000    2,183,000     5,484,000
Extraordinary items,
 loss on extinguishment
 of debt less applicable
 income tax benefit of
 $305,000, $822,000 and
 $386,000 in 1995, 1996
 and 1997, respectively
 (Note 6)...............      478,000    1,269,000       534,000      534,000           --
                          -----------  -----------  ------------  -----------  ------------
Net income..............    3,237,000    2,720,000    12,615,000    1,649,000     5,484,000
Redeemable preferred
 stock accretion........    1,717,000    1,643,000           --           --            --
                          -----------  -----------  ------------  -----------  ------------
Net income available to
 common stockholders....  $ 1,520,000  $ 1,077,000  $ 12,615,000  $ 1,649,000  $  5,484,000
                          ===========  ===========  ============  ===========  ============
Earnings per common
 share (Note 3):
 Income before
  extraordinary items...  $       .50  $       .34  $        .96  $       .19  $        .27
 Extraordinary items....         (.12)        (.18)         (.04)        (.04)          --
                          -----------  -----------  ------------  -----------  ------------
 Net income.............  $       .38  $       .16  $        .92  $       .15  $        .27
                          ===========  ===========  ============  ===========  ============
Weighted average common
 shares.................    4,032,315    6,875,618    13,652,933   11,297,950    20,418,671
                          ===========  ===========  ============  ===========  ============
Earnings per common
 share, assuming
 dilution (Note 3):
 Income before
  extraordinary items...  $       .49  $       .33  $        .94  $       .19  $        .27
 Extraordinary items....         (.12)        (.18)         (.03)        (.05)          --
                          -----------  -----------  ------------  -----------  ------------
 Net income.............  $       .37  $       .15  $        .91  $       .14  $        .27
                          ===========  ===========  ============  ===========  ============
Weighted average common
 shares, assuming
 dilution...............    4,116,412    7,179,980    13,927,414   11,510,711    20,567,885
                          ===========  ===========  ============  ===========  ============

                            See accompanying notes.

                           RENTAL SERVICE CORPORATION

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                   AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)

                     REDEEMABLE PREFERRED STOCK
                  -----------------------------------
                                           TREASURY
                   SHARES      AMOUNT        STOCK
                  --------  ------------  -----------
Balance at
December 31,
1994............   256,061  $ 27,861,000  $(1,177,000)
Issuance of
common stock....       --            --           --
Retirement of
treasury stock..   (11,256)   (1,177,000)   1,177,000
Redeemable
preferred stock
accretion.......       --      1,717,000          --
Net income......       --            --           --
                  --------  ------------  -----------
Balance at
December 31,
1995............   244,805    28,401,000          --
Issuance of
redeemable
preferred
stock...........    75,000     7,500,000          --
Issuance of
common stock,
net of issuance
costs of
$8,723,000......       --            --           --
Exercise of
stock options...       --            --           --
Redemption of
redeemable
preferred
stock...........  (319,805)  (37,874,000)         --
Preferred stock
adjustment......       --        330,000          --
Repurchase of
common stock
warrants........       --            --           --
Redeemable
preferred stock
accretion.......       --      1,643,000          --
Net income......       --            --           --
                  --------  ------------  -----------
Balance at
December 31,
1996............       --            --           --
Issuance of
common stock,
net of issuance
costs of
$9,937,000......       --            --           --
Issuance of
common stock in
connection with
acquisitions....       --            --           --
Common stock
issuable in
connection with
acquisitions....       --            --           --
Exercise of
stock options...       --            --           --
Tax benefit of
stock options...       --            --           --
Net income......       --            --           --
                  --------  ------------  -----------
Balance at
December 31,
1997............       --            --           --
Issuance of
common stock in
connection with
acquisitions
(unaudited).....       --            --           --
Issuance of
common stock
issuable in
connection with
acquisitions
(unaudited).....       --            --           --
Exercise of
stock options
(unaudited).....       --            --           --
Issuance of
common stock in
connection with
the QSP Plan
(unaudited).....       --            --           --
Net income
(unaudited).....       --            --           --
                  --------  ------------  -----------
Balance at March
31, 1998
(unaudited).....       --   $        --   $       --
                  ========  ============  ===========
                                       COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                  --------------------------------------------------------------------------------------
                          COMMON STOCK
                  --------------------------------  ADDITIONAL     COMMON      RETAINED
                                        TREASURY     PAID-IN        STOCK      EARNINGS
                    SHARES     AMOUNT     STOCK      CAPITAL      ISSUABLE     (DEFICIT)      TOTAL
                  ----------- --------- ---------- ------------- ------------ ------------ -------------
Balance at
December 31,
1994............   4,675,320  $ 47,000  $(523,000) $     52,000  $       --   $(1,050,000) $ (1,474,000)
Issuance of
common stock....     278,685     2,000        --         (2,000)         --           --            --
Retirement of
treasury stock..    (706,275)   (7,000)   523,000       (10,000)         --      (506,000)          --
Redeemable
preferred stock
accretion.......         --        --         --            --           --    (1,717,000)   (1,717,000)
Net income......         --        --         --            --           --     3,237,000     3,237,000
                  ----------- --------- ---------- ------------- ------------ ------------ -------------
Balance at
December 31,
1995............   4,247,730    42,000        --         40,000          --       (36,000)       46,000
Issuance of
redeemable
preferred
stock...........         --        --         --            --           --           --            --
Issuance of
common stock,
net of issuance
costs of
$8,723,000......   7,094,358    71,000        --     95,152,000          --           --     95,223,000
Exercise of
stock options...      34,290     1,000        --            --           --           --          1,000
Redemption of
redeemable
preferred
stock...........         --        --         --            --           --           --            --
Preferred stock
adjustment......         --        --         --       (330,000)         --           --       (330,000)
Repurchase of
common stock
warrants........         --        --         --       (945,000)         --           --       (945,000)
Redeemable
preferred stock
accretion.......         --        --         --            --           --    (1,643,000)   (1,643,000)
Net income......         --        --         --            --           --     2,720,000     2,720,000
                  ----------- --------- ---------- ------------- ------------ ------------ -------------
Balance at
December 31,
1996............  11,376,378   114,000        --     93,917,000          --     1,041,000    95,072,000
Issuance of
common stock,
net of issuance
costs of
$9,937,000......   7,345,224    73,000        --    153,901,000          --           --    153,974,000
Issuance of
common stock in
connection with
acquisitions....   1,081,514    11,000        --     22,788,000          --           --     22,799,000
Common stock
issuable in
connection with
acquisitions....         --        --         --            --     6,000,000          --      6,000,000
Exercise of
stock options...      30,321       --         --         85,000          --           --         85,000
Tax benefit of
stock options...         --        --         --        236,000          --           --        236,000
Net income......         --        --         --            --           --    12,615,000    12,615,000
                  ----------- --------- ---------- ------------- ------------ ------------ -------------
Balance at
December 31,
1997............  19,833,437   198,000        --    270,927,000    6,000,000   13,656,000   290,781,000
Issuance of
common stock in
connection with
acquisitions
(unaudited).....     450,109     5,000        --     10,745,000          --           --     10,750,000
Issuance of
common stock
issuable in
connection with
acquisitions
(unaudited).....     100,058     1,000        --      2,258,000   (2,259,000)         --            --
Exercise of
stock options
(unaudited).....      30,024       --         --         53,000          --           --         53,000
Issuance of
common stock in
connection with
the QSP Plan
(unaudited).....       8,340       --         --        172,000          --           --        172,000
Net income
(unaudited).....         --        --         --            --           --     5,484,000     5,484,000
                  ----------- --------- ---------- ------------- ------------ ------------ -------------
Balance at March
31, 1998
(unaudited).....  20,421,968  $204,000  $     --   $284,155,000  $ 3,741,000  $19,140,000  $307,240,000
                  =========== ========= ========== ============= ============ ============ =============

                            See accompanying notes.

                           RENTAL SERVICE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                     MARCH 31,
                          ------------------------------------------  ---------------------------
                              1995          1996           1997           1997          1998
                          ------------  -------------  -------------  ------------  -------------
                                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $  3,237,000  $   2,720,000  $  12,615,000  $  1,649,000  $   5,484,000
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation and
  amortization..........     9,595,000     23,054,000     46,693,000     7,998,000     19,570,000
 Extraordinary items....       478,000      1,269,000        534,000       534,000            --
 Interest paid in
  kind..................       710,000      1,706,000            --            --             --
 Provision for losses
  on accounts
  receivable............     1,040,000      1,692,000      2,596,000       446,000        428,000
 Gain on sale of used
  equipment.............    (1,948,000)    (3,729,000)    (6,675,000)   (1,766,000)    (3,313,000)
 Changes in operating
  assets and
  liabilities, net of
  effect of business
  acquisitions:
   Accounts receivable..    (3,346,000)    (5,725,000)   (20,923,000)   (1,677,000)     4,033,000
   Other receivables and
    prepaid expenses....    (1,182,000)    (1,703,000)       845,000       341,000       (971,000)
   Income tax
    receivable..........           --      (1,563,000)       925,000        39,000            --
   Other assets.........     1,351,000        379,000        792,000        68,000        181,000
   Parts and supplies
    inventories.........    (1,403,000)    (2,444,000)    (8,826,000)       88,000     (3,592,000)
   Accounts payable.....     1,866,000     10,077,000      9,712,000    12,963,000     17,971,000
   Payroll and other
    accrued expenses....    (1,000,000)    (3,523,000)    (2,776,000)   (1,485,000)    (4,389,000)
   Accrued interest
    payable.............       737,000       (257,000)     1,665,000       227,000       (398,000)
   Income taxes
    payable.............      (375,000)      (172,000)     1,591,000       891,000      4,128,000
   Deferred taxes, net..       132,000      1,713,000      7,217,000           --             --
                          ------------  -------------  -------------  ------------  -------------
Net cash provided by
 operating activities...     9,892,000     23,494,000     45,985,000    20,316,000     39,132,000
INVESTING ACTIVITIES
Acquisitions of rental
 operations, net of cash
 acquired (Note 2)......   (42,057,000)   (27,270,000)  (278,883,000)  (12,015,000)  (107,753,000)
Cash purchases of rental
 equipment and operating
 property and
 equipment..............   (23,632,000)   (86,842,000)  (165,123,000)  (44,119,000)   (70,664,000)
Proceeds from sale of
 used equipment.........     4,126,000     12,695,000     19,602,000     4,617,000     11,257,000
Proceeds from assets
 held for sale..........     2,652,000     16,668,000            --            --             --
                          ------------  -------------  -------------  ------------  -------------
Net cash used in
 investing activities...   (58,911,000)   (84,749,000)  (424,404,000)  (51,517,000)  (167,160,000)
FINANCING ACTIVITIES
Proceeds from bank
 debt...................   114,826,000    225,335,000    628,478,000    71,400,000    216,904,000
Payments on bank debt...   (69,108,000)  (213,511,000)  (489,870,000)  (38,262,000)   (93,568,000)
Payments of debt
 issuance costs.........    (2,024,000)      (984,000)    (6,402,000)   (1,702,000)           --
Proceeds from long term
 obligations............    10,000,000            --     100,000,000           --             --
Payments on long term
 obligations............    (3,873,000)   (13,493,000)      (366,000)     (109,000)        (3,000)
Proceeds from issuance
 of redeemable preferred
 stock..................           --       7,500,000            --            --             --
Redemption of redeemable
 preferred stock........           --     (37,874,000)           --            --             --
Proceeds from issuance
 common stock, net of
 issuance costs.........           --      95,223,000    153,974,000           --             --
Proceeds from exercise
 of stock options.......           --           1,000         85,000           --          53,000
Proceeds from QSP Plan
 offering...............           --             --             --            --         172,000
Repurchase of common
 stock warrants.........           --        (945,000)           --            --             --
                          ------------  -------------  -------------  ------------  -------------
Net cash provided by
 financing activities...    49,821,000     61,252,000    385,899,000    31,327,000    123,558,000
                          ------------  -------------  -------------  ------------  -------------
Net increase (decrease)
 in cash and cash
 equivalents............       802,000         (3,000)     7,480,000       126,000     (4,470,000)
Cash and cash
 equivalents at
 beginning of period....       653,000      1,455,000      1,452,000     1,452,000      8,932,000
                          ------------  -------------  -------------  ------------  -------------
Cash and cash
 equivalents at end of
 period.................  $  1,455,000  $   1,452,000  $   8,932,000  $  1,578,000  $   4,462,000
                          ============  =============  =============  ============  =============
Supplemental disclosure
 of cash flow
 information:
Cash paid for interest..  $  1,863,000  $   5,614,000  $  13,212,000  $  1,369,000  $   7,981,000
Cash paid for income
 taxes..................  $  1,545,000  $   1,850,000  $     279,000  $     67,000  $         --

                            See accompanying notes.

                          RENTAL SERVICE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     DECEMBER 31, 1997 AND MARCH 31, 1998
               (THE INFORMATION AS OF MARCH 31, 1998 AND FOR THE
        THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. ACCOUNTING POLICIES

 Basis of Presentation

  Rental Service Corporation ("RSC" or the "Company"), a Delaware corporation, operates in a single industry segment: the short-term rental of equipment, including ancillary sales of parts, supplies and equipment, through a network of rental locations throughout the United States. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Certain amounts in the prior year financial statements have been reclassified to conform with the current year financial statement presentation.

 Revenue Recognition

  Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the consolidated statements of operations includes revenues earned on equipment rentals, fuel sales and rental equipment delivery fees. Revenue from the sale of parts, supplies and new equipment and revenue from the sale of used equipment is recorded at the time of delivery to or pick-up by the customer.

 Credit Policy

  Most of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required, although in many cases mechanics' liens are filed to protect the Company's interests. Invoices are generated when a piece of rental equipment is returned by the customer or in any event after 21 days. The Company has diversified its customer base by operating rental locations in 26 states. The Company maintains reserves it believes are adequate for potential credit losses.

 Parts and Supplies Inventories

  Parts and supplies inventories consist principally of parts, commodity type supplies and small- to medium-sized equipment for sale. All inventories are valued at the lower of cost (first-in, first-out) or market.

                          RENTAL SERVICE CORPORATION

 Depreciation and Amortization

  Rental equipment and operating property and equipment are being depreciated using the straight-line method over the following estimated useful lives:

     Rental equipment.............................................     3-7 years
     Operating property and equipment.............................    3-36 years
     Leasehold improvements....................................... Term of lease

  Rental equipment and operating property and equipment is depreciated to a salvage value of 10% of cost. Amortization of assets under capital leases is included in depreciation expense.

 Intangible Assets

  Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives; usually one to three years for covenants not to compete and 30 to 40 years for goodwill. The recoverability of goodwill attributable to the Company's acquisitions is analyzed annually based on actual and projected levels of profitability and cash flows of the locations acquired on an undiscounted basis.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Advertising Expense

  The cost of advertising is expensed as incurred. The Company incurred $491,000, $1,050,000, $1,108,000, $233,000 and $424,000 in advertising costs during the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

 Debt Costs

  Deferred financing costs are amortized using the straight-line method over the lives of the related debt. Recorded deferred financing costs are written off in connection with refinancings if there are substantive changes in the terms of the related debt. Interest expense for the Company's increasing interest rate Bank Note (see Note 6) was determined based on the average effective interest rate payable over the period in which the debt was expected to be outstanding, which was three years.

 Stock Based Compensation

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and, accordingly, recognizes no compensation expense for stock option grants.

                          RENTAL SERVICE CORPORATION

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

  The Company maintains cash and cash equivalents with various financial institutions located throughout the country in order to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of those financial institutions considered in the Company's investment strategy.

  Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers.

 Fair Values of Financial Instruments

  The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is determined using current applicable interest rates as of the balance sheet date and approximates the carrying value of such debt because the underlying instruments are at variable rates which are repriced frequently.

 Earnings Per Share

  In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the requirements of SFAS No. 128, as well as Staff Accounting Bulletin No. 98 (issued by the Securities and Exchange Commission in February 1998), which amends the determination of and accounting for "cheap stock" in periods prior to an initial public offering. The effect of dilutive securities is computed using the treasury stock method.

 Interim Financial Statements

  The accompanying consolidated balance sheet at March 31, 1998 and the consolidated statements of operations, redeemable preferred stock and common stockholders' equity and cash flows for the three-month periods ended March 31, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 Impact of Recently Issued Accounting Standards

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which was required to be adopted in the first quarter of 1998. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components. Comprehensive income includes certain non-owner changes in equity that are currently excluded from net income. Because the Company historically has not experienced transactions that would be included in comprehensive income, the adoption of SFAS No. 130 did not have a material effect on the consolidated financial position, results of operations or cash flows of the Company.

                          RENTAL SERVICE CORPORATION

2. BUSINESS ACQUISITIONS

  A principal component of the Company's business strategy is to continue to grow through acquisitions that augment its present operations as well as provide entry into new geographic markets. In keeping with this strategy, the Company has made several acquisitions of rental operations. These acquisitions have been accounted for as purchases and, accordingly, the acquired tangible and identifiable intangible assets and liabilities have been recorded at their estimated fair values at the dates of acquisition with any excess purchase price reflected as goodwill in the accompanying consolidated financial statements. Purchase accounting values for all acquisitions are assigned on a preliminary basis, and are subject to adjustment when final information as to the fair values of the net assets acquired is available. The operations of the acquired businesses are included in the consolidated statements of operations from the date of acquisition, except as described below.

  The following table sets forth, for the periods indicated, the net assets acquired, liabilities assumed, common stock issued or issuable and cash purchase price for these acquisitions.

                                                                   THREE MONTHS
                                 YEAR ENDED DECEMBER 31,              ENDED
                          ---------------------------------------   MARCH 31,
                              1995         1996          1997          1998
                          ------------  -----------  ------------  ------------
                                                                   (UNAUDITED)
Assets acquired.........  $ 50,109,000  $20,316,000  $142,043,000  $ 54,508,000
Goodwill and covenants
 not to compete.........    19,513,000   12,221,000   189,206,000    69,489,000
Less: common stock
 issued or issuable.....           --           --    (28,799,000)  (10,750,000)
Less: liabilities
 assumed................   (27,565,000)  (5,267,000)  (23,567,000)   (5,494,000)
                          ------------  -----------  ------------  ------------
Cash purchase price.....  $ 42,057,000  $27,270,000  $278,883,000  $107,753,000
                          ============  ===========  ============  ============
Number of acquisitions..             5           11            22             7

  The following table sets forth the unaudited pro forma results of operations for each year in which acquisitions occurred and for the immediately preceding year as if the above acquisitions were consummated at the beginning of the immediately preceding year:

                                                                      THREE MONTHS
                                 YEAR ENDED DECEMBER 31,                 ENDED
                          -------------------------------------------  MARCH 31,
                              1995             1996          1997         1998
                          ------------     ------------  ------------ ------------
                          (UNAUDITED)       (UNAUDITED)   (UNAUDITED)  (UNAUDITED)
Total revenues..........  $118,954,000     $320,897,000  $443,644,000 $118,583,000
Income before non-
 recurring and
 extraordinary items ...     1,660,000        2,256,000    11,985,000    5,331,000
Net income..............    47,030,000 (a)      987,000    11,451,000    5,331,000
Earnings (loss) per com-
 mon share:
  Income (loss) before
   non-recurring and
   extraordinary items..          (.01)             .07           .79          .26
  Net income (loss).....         11.24 (a)         (.08)          .75          .26
Earnings (loss) per
 common share, assuming
 dilution:
  Income (loss) before
   non-recurring and
   extraordinary items..          (.01)             .07           .77          .25
Net income (loss).......         11.01 (a)         (.08)          .74          .25

--------
(a) Net income in 1995 includes non-recurring and extraordinary items related to RHI's prepackaged bankruptcy of $45,370,000 ($11.25 per share; $11.02 per share, assuming dilution), including a gain on extinguishment of debt of $52,079,000 and charges for fresh start accounting adjustment and reorganization items of $6,709,000.

                          RENTAL SERVICE CORPORATION

  On September 12, 1995, the Company acquired all of the assets and assumed all of the liabilities of Acme Holdings Inc. (renamed as RSC Holdings, Inc.) ("RHI") and its subsidiaries. RHI and its subsidiaries had filed a prepackaged joint plan of reorganization under Chapter 11 of title 11 of the United States Code on July 13, 1995, which was subsequently approved by the court on August 24, 1995 and became effective on September 12, 1995. Pursuant to the approved plan, RHI was merged into a wholly owned subsidiary of the Company, the Company entered into the Revolver and Bank Note agreements (see Note 6), and used proceeds therefrom of $35,350,000 to pay in full satisfaction old outstanding notes payable of RHI that had an aggregate principal balance at that time of approximately $78,000,000. Additionally, the Company paid RHI's debtor-in-possession facility of approximately $3,795,000 and assumed the remaining liabilities of RHI in exchange for full releases from substantially all of RHI's note holders.

  In connection with the acquisition of RHI, the Company decided to sell, close or dispose of RHI's rental locations in California, as they did not meet the Company's financial performance criteria and were not part of the Company's strategic plans. The assets related to those rental locations, consisting primarily of rental equipment and accounts receivable, were classified as assets held for sale in the Company's consolidated balance sheet at December 31, 1995. The Company accrued the expected cash outflows from operations of the rental locations through the expected date of disposal as part of the allocation of the purchase price. The initial accrual of $2,492,000 included $1,404,000 of allocated interest expense. The pre-tax income during the period from September 12, 1995 through December 31, 1995 was $508,000, which included allocated interest expense of $422,000 and a gain on disposal of assets of $649,000, and was credited to the accrual. The pre-tax loss during the year ended December 31, 1996 was $3,380,000, which included allocated interest expense of $751,000 and a gain on disposal of assets of $513,000, and was charged to the accrual. In 1996, the Company revised its estimates of the operating cash outflows expected to be incurred as part of the disposal of the California locations and accrued an additional $1,292,000, which was recorded as an adjustment to goodwill. During 1996, the Company sold or closed all of the California locations, and had a remaining balance in the accrual of $912,000 at December 31, 1996. During the year ended December 31, 1997, the remaining accrual was utilized for expenses relating to the disposal of the California locations.

  On April 25, 1997, the Company acquired all of the outstanding stock of Comtect, Inc. and subsidiaries d/b/a Industrial Air Tool ("IAT") for $32.6 million in cash and 189,189 shares of RSC common stock. Up to an additional 108,108 shares of RSC common stock may be paid to the sellers over a three year period if certain performance objectives are met, of which 36,036 shares were earned and payable at December 31, 1997. Such contingent shares will be valued and recorded at the date such contingencies are resolved. IAT was an "on-site" small tool provider, rental management company and maintenance, repair and operations ("MRO") supplier, operating in Texas and Louisiana. IAT's balance sheet was consolidated with the Company's as of April 25, 1997. This acquisition resulted in approximately $25.1 million in goodwill, which is being amortized over 40 years. Pursuant to the acquisition agreement, the Company assumed effective control of IAT's operations on March 1, 1997 and has included IAT's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On June 5, 1997, the Company acquired substantially all of the assets of Brute Equipment Co. d/b/a Foxx Hy-Reach Company ("Foxx") for $32.7 million in cash and 284,250 shares of RSC common stock, of which 233,034 shares were issued to the Seller at closing, with the remaining 51,216 shares to be issued one year from the date of closing. Up to an additional 89,630 shares of RSC common stock may be paid to the seller over a three year period if certain performance objectives are met, of which 29,877 shares were earned and payable at December 31, 1997. Such contingent shares will be valued and recorded at the date such contingencies are resolved. Foxx specialized in the rental and sale of aerial equipment to construction and industrial customers and operated in Iowa and Illinois. This acquisition resulted in approximately $22.3 million in goodwill, which is being amortized over 40 years.

                          RENTAL SERVICE CORPORATION

  On June 17, 1997, the Company acquired substantially all of the assets of Central States Equipment, Inc. and Equipment Lessors, Inc. (collectively, "Central") for approximately $18.0 million in cash and 204,867 shares of RSC common stock, of which 102,435 shares of RSC common stock will be issued to the sellers over a five year period, and may be accelerated to three years if certain performance objectives are met (of which 34,145 shares were payable at December 31, 1997). Central specialized in the rental and sale of aerial equipment, ladders and scaffolding and operated in Kansas, Missouri and Oklahoma. This acquisition resulted in approximately $11.7 million in goodwill, which is being amortized over 40 years.

  On December 2, 1997, the Company acquired all of the outstanding stock of Rent-It-Center, Inc. d/b/a Center Rentals and Sales and substantially all of the assets of certain affiliated entities (collectively, "Center") for approximately $116.9 million in cash (including the payoff of approximately $16.0 million of assumed debt) and 482,315 shares of RSC common stock (of which 64,544 shares will be issued over seven years, subject to earlier issuance within three years if certain performance objectives are achieved). Center was an independent equipment rental company that also sold a variety of equipment ranging from small tools to heavy equipment, including related commodity supplies. Center operated in Colorado, New Mexico, Texas, Kansas, Missouri and Nebraska. Center's balance sheet was consolidated with the Company's as of December 2, 1997. This acquisition resulted in approximately $90.6 million in goodwill, which is being amortized over 40 years. Pursuant to the acquisition agreements, the Company assumed effective control of Center's operations on November 1, 1997 and has included Center's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On December 12, 1997, the Company acquired all of the outstanding stock of Siems Rental & Sales Co., Inc. ("Siems") for approximately $21.3 million in cash (including the payoff of approximately $13.3 million of assumed debt) and 126,315 shares of RSC common stock. Siems was an independent equipment rental company engaged in the rental, sales and service of various types of construction and industrial equipment, operating in Maryland, Delaware, Pennsylvania and Virginia. Siems' balance sheet is consolidated with the Company's as of December 12, 1997. This acquisition resulted in approximately $6.8 million in goodwill, which is being amortized over 40 years. Pursuant to the acquisition agreement, the Company assumed effective control of Siems' operations on November 1, 1997 and has included Siems' revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On February 3, 1998, the Company acquired substantially all of the assets of JDW Enterprises, Inc. d/b/a Valley Rentals ("Valley") for $93.6 million in cash and 435,602 shares of RSC common stock. Valley was an independent equipment rental company operating in Arizona and New Mexico. This acquisition resulted in approximately $57.0 million in goodwill, which is being amortized over 40 years.

  The common stock issuable in the accompanying consolidated balance sheets is associated with the common stock relating to the acquisitions of Foxx (51,216 shares), Central (102,435 shares) and Center (64,544 shares) that vests over future time periods, and the common stock relating to the acquisitions of IAT (36,036 shares) and Foxx (29,877 shares) that was earned and payable at December 31, 1997 based on the achievement of performance objectives. During the first quarter of 1998, 100,058 shares of the common stock issuable were paid to the sellers of IAT (36,036 shares), Foxx (29,877 shares) and Central (34,145 shares).

                          RENTAL SERVICE CORPORATION

3. EARNINGS PER SHARE

  The following table sets forth the computation of earnings per share and earnings per share, assuming dilution:

                                                                   THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                 MARCH 31,
                          -------------------------------------  ------------------------
                             1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Numerator:
  Income before
   extraordinary items..  $ 3,715,000  $ 3,989,000  $13,149,000  $ 2,183,000  $ 5,484,000
  Preferred stock
   accretion............   (1,717,000)  (1,643,000)         --           --           --
                          -----------  -----------  -----------  -----------  -----------
  Income before
   extraordinary items
   available to common
   stockholders.........  $ 1,998,000  $ 2,346,000  $13,149,000  $ 2,183,000  $ 5,484,000
                          ===========  ===========  ===========  ===========  ===========
  Net income............  $ 3,237,000  $ 2,720,000  $12,615,000  $ 1,649,000  $ 5,484,000
  Preferred stock
   accretion............   (1,717,000)  (1,643,000)         --           --           --
                          -----------  -----------  -----------  -----------  -----------
  Net income available
   to common
   stockholders.........  $ 1,520,000  $ 1,077,000  $12,615,000  $ 1,649,000  $ 5,484,000
                          ===========  ===========  ===========  ===========  ===========
Denominator:
  Weighted average
   shares outstanding...    4,116,412    7,020,405   13,637,747   11,376,378   20,173,845
  Common stock issuable
   in connection with
   acquisitions.........          --           --        89,088          --       250,755
  Unvested restricted
   stock outstanding....      (84,097)    (144,787)     (73,902)     (78,428)      (5,929)
                          -----------  -----------  -----------  -----------  -----------
Denominator for earnings
 per share..............    4,032,315    6,875,618   13,652,933   11,297,950   20,418,671
Effect of dilutive
 securities:
  Add-back of unvested
   restricted stock
   outstanding..........       84,097      144,787       73,902       78,428        5,929
  Common stock options..          --       120,414      182,016      134,333      134,840
  Unvested restricted
   stock not yet
   outstanding..........          --           --           --           --         8,445
  Common stock issuable
   in connection with
   acquisitions based on
   the achievement of
   performance
   objectives...........          --           --        16,478          --           --
  Common stock to be
   issued in connection
   with the QSP Plan....          --           --         2,085          --           --
  Common stock
   warrants.............          --        39,161          --           --           --
                          -----------  -----------  -----------  -----------  -----------
    Dilutive potential
     common shares......       84,097      304,362      274,481      212,761      149,214
                          -----------  -----------  -----------  -----------  -----------
Denominator for earnings
 per share, assuming
 dilution...............    4,116,412    7,179,980   13,927,414   11,510,711   20,567,885
                          ===========  ===========  ===========  ===========  ===========

  In accordance with SFAS No. 128, weighted average common shares excludes the effects of the potential issuance of all shares contingent on the achievement of performance objectives, until the related objectives have been achieved.

                          RENTAL SERVICE CORPORATION

4. OPERATING PROPERTY AND EQUIPMENT

  Operating property and equipment consist of the following:

                                                 DECEMBER 31,
                                            -----------------------  MARCH 31,
                                               1996        1997        1998
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
  Vehicles, machinery and equipment........ $14,638,000 $30,539,000 $35,192,000
  Leasehold improvements...................   2,695,000   4,391,000   4,876,000
  Furniture, fixtures and computer
   equipment...............................   5,385,000   8,269,000   9,519,000
  Land and buildings.......................   1,828,000   2,277,000   2,296,000
                                            ----------- ----------- -----------
    Total..................................  24,546,000  45,476,000  51,883,000
  Less: accumulated depreciation and
   amortization............................   4,503,000   9,677,000  10,777,000
                                            ----------- ----------- -----------
                                            $20,043,000 $35,799,000 $41,106,000
                                            =========== =========== ===========

5. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                DECEMBER 31,
                                          ------------------------  MARCH 31,
                                             1996         1997         1998
                                          ----------- ------------ ------------
                                                                   (UNAUDITED)
  Covenants not to compete............... $ 2,281,000 $  3,201,000 $  3,499,000
  Goodwill...............................  34,766,000  223,052,000  292,306,000
                                          ----------- ------------ ------------
    Total................................  37,047,000  226,253,000  295,805,000
  Less: accumulated amortization.........   2,246,000    6,087,000    8,154,000
                                          ----------- ------------ ------------
                                          $34,801,000 $220,166,000 $287,651,000
                                          =========== ============ ============

  The Company has entered into non compete agreements with the former owners of certain acquired businesses. The agreements are generally for terms of one to three years and prohibit the former owners from competing with the Company in the business of renting equipment in certain counties located in the area of the acquired business.

                          RENTAL SERVICE CORPORATION

6. BANK DEBT AND LONG TERM OBLIGATIONS

  Bank debt and long term obligations consist of the following:

                                                 DECEMBER 31,
                                           ------------------------  MARCH 31,
                                              1996         1997         1998
                                           ----------- ------------ ------------
                                                                    (UNAUDITED)
$500,000,000 Revolving Line of Credit
 (the "Revolver") with banks; interest at
 the prime rate plus 0.25%, due monthly,
 or the Eurodollar rate plus 1.75%, due
 on demand, at the Company's option;
 principal due December 2, 2002. The
 interest rate in effect at December 31,
 1996 and 1997 and March 31, 1998 was
 8.3%, 7.8% and 7.5%, respectively.......  $67,867,000 $206,475,000 $329,810,000
$100,000,000 Term Loan (the "Term Loan")
 with banks; interest at the prime rate
 plus 1.0%, due monthly, or the
 Eurodollar rate plus 2.5%, due on
 demand, at the Company's option;
 principal due in annual installments of
 $1,000,000 on each of the first six
 anniversaries, with the remaining
 principal balance due on December 2,
 2004. The interest rate in effect at
 December 31, 1997 and March 31, 1998 was
 8.5% and 8.2%, respectively.............          --   100,000,000  100,000,000
Other....................................      727,000      500,000    3,330,000
                                           ----------- ------------ ------------
                                           $68,594,000 $306,975,000 $433,140,000
                                           =========== ============ ============

  On December 2, 1997, the Company amended and restated the Revolver to increase its total available financing to $600.0 million. This increase consisted of an increase in the availability under the Revolver to $500.0 million and the implementation of the new $100.0 million Term Loan (together with the Revolver, the "Bank Facility"). In addition, this new financing package extended the maturity date of the Revolver to December 2, 2002; changed the methodology for determining the interest rate margins; increased the allowed levels of capital expenditures and investments to $160.0 million in 1997, $150.0 million in each of 1998, 1999 and 2000, $160.0 million in
2001, $180.0 million in 2002, $225.0 million in 2003 and $240.0 million in
2004 (plus amounts reinvested from asset sales); and amended several covenants, including the computation methodology of certain financial covenants.

  The amended and restated Revolver contains provisions to periodically adjust the prime and Eurodollar interest rate margins based on the Company's achievement of specified total debt to EBITDA ratios. The total amount of credit available under the Revolver is limited to a borrowing base equal to the sum of (i) 85% of eligible accounts receivable of the Company's subsidiaries and (ii) 100% of the value (lower of net book value or orderly liquidation value) of eligible rental equipment through December 31, 1998; 90% of the value of eligible rental equipment from January 1, 1999 through December 31, 1999; 85% of the value of eligible rental equipment from January 1, 2000 through December 31, 2000; and 80% of the value of eligible rental equipment from January 1, 2001 through the expiration date of the Revolver.

  The Term Loan consists of a $100.0 million seven-year term loan facility, which requires mandatory principal payments of $1.0 million on each of its first six anniversaries, with the remaining principal balance due at maturity. The Term Loan matures on December 2, 2004. Interest on the Term Loan is payable monthly at either the prime rate plus 1.0% or the Eurodollar rate plus 2.5% (at the Company's option).

                          RENTAL SERVICE CORPORATION

  The Bank Facility has financial covenants for RSC regarding debt incurrence, interest coverage, capital expenditures and investments (including acquisitions), rental equipment utilization and minimum EBITDA levels. The Bank Facility also contains covenants and provisions that restrict, among other things, the ability of the Company and its subsidiaries to: (i) incur additional indebtedness; (ii) incur liens on their property, (iii) enter into contingent obligations; (iv) make certain capital expenditures and investments; (v) engage in certain sales of assets; (vi) merge or consolidate with or acquire another person or engage in other fundamental changes;
(vii) enter into leases; (viii) engage in certain transactions with affiliates; and (ix) declare or pay dividends. As of March 31, 1998, the Company was in compliance with all covenants of the Bank Facility.

  Borrowings under the Bank Facility are secured by all of the personal property of the Company's subsidiaries and a pledge of the capital stock and intercompany debt of the Company's subsidiaries. RSC is a guarantor of the obligations of its subsidiaries under the Bank Facility, and has granted liens on substantially all of its assets (including the stock of its subsidiaries) to secure such guaranty. The Bank Facility also restricts the Company from declaring or paying dividends on its Common Stock. In addition, the Company's subsidiaries are guarantors of the obligations of the other subsidiaries under the Bank Facility. The Bank Facility includes a $2.0 million letter of credit facility, with a fee equal to the applicable margin on Eurodollar Rate loans under the Revolver (1.75% at March 31, 1998) multiplied by the face amount of letters of credit payable to the lenders and other customary fees payable to the issuer of the letter of credit. A commitment fee equal to 0.25% of the unused commitment, excluding the face amount of all outstanding and undrawn letters of credit, is also payable monthly in arrears. The obligation of the lenders to make loans or issue letters of credit under the Bank Facility is subject to certain customary conditions.

  The amounts outstanding under the Revolver at December 31, 1996 and 1997 and March 31, 1998 were $67.9 million, $206.5 million and $329.8 million, respectively, with approximately $28.9 million, $138.0 million and $102.3 million, respectively, available based on the borrowing base. Outstanding letters of credit totaled $0, $200,000 and $200,000 at December 31, 1996 and 1997 and March 31, 1998, respectively.

  In connection with an amendment to the Revolver in January 1997, the Company wrote-off the related unamortized deferred financing costs and recorded a loss on extinguishment of debt of $920,000, net of income taxes of $386,000, which has been classified as an extraordinary item in the accompanying consolidated statements of operations for the year ended December 31, 1997.

  In connection with the implementation of an amendment to the Revolver in September 1996, the Company wrote off the related deferred financing costs and recorded a loss on extinguishment of debt of $2.5 million which has been classified as an extraordinary item, net of income taxes of $964,000, in the accompanying consolidated statements of operations for the year ended December 31, 1996.

  The Company entered into a redeemable note and warrant purchase agreement (the "Bank Note") on September 12, 1995 with a financial institution that provided $10.0 million of 13% senior secured notes. Additionally, the financial institution was issued warrants entitling the purchase of 87,120 shares of common stock. On September 24, 1996, the Company repaid the Bank Note and repurchased the related warrants for $13.0 million, utilizing proceeds from its initial public offering. This repayment resulted in a reduction of additional paid-in capital of $945,000 and a gain on extinguishment of debt of $362,000, which has been classified as an extraordinary item, net of income taxes of $142,000, in the accompanying consolidated statements of operations for the year ended December 31, 1996.

  In 1995, the Company paid off the borrowings under a previous revolver upon entering into the Revolver, resulting in a loss on extinguishment of such debt of $783,000, which has been classified as an extraordinary item, net of income taxes of $305,000, in the accompanying consolidated statements of operations for the year ended December 31, 1995.

                          RENTAL SERVICE CORPORATION

  The aggregate annual maturities of bank debt and long term obligations as of December 31, 1997 are as follows:

                                   REVOLVER    TERM LOAN    OTHER      TOTAL
                                 ------------ ------------ -------- ------------
     1998....................... $        --  $  1,000,000 $238,000 $  1,238,000
     1999.......................          --     1,000,000   27,000    1,027,000
     2000.......................          --     1,000,000   27,000    1,027,000
     2001.......................          --     1,000,000   27,000    1,027,000
     2002.......................  206,475,000    1,000,000   27,000  207,502,000
     Thereafter.................          --    95,000,000  154,000   95,154,000
                                 ------------ ------------ -------- ------------
                                 $206,475,000 $100,000,000 $500,000 $306,975,000
                                 ============ ============ ======== ============

7. PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY

 Preferred Stock

  The Company's Board of Directors, without approval of the holders of the common stock, is authorized to fix the number of shares of any series of preferred stock and to designate for issuance up to 500,000 shares of preferred stock, par value $.01 per share, in such number of series and with such rights, preferences, privileges and restrictions (including without limitations voting rights) as the Board of Directors may from time to time determine.

  The Company had outstanding at December 31, 1995, 244,805 shares of a series of cumulative redeemable preferred stock (the "Redeemable Preferred Stock"). On September 24, 1996, the Company utilized proceeds from its initial public offering to redeem all outstanding shares of this preferred stock, including accumulated dividends, for $37.9 million. The Redeemable Preferred Stock was cumulative at a rate of 6% per annum, computed on a quarterly basis. No dividends could be paid on the common stock in any quarter until the accumulated dividends on the Redeemable Preferred Stock had been paid for all quarters ending prior to the date of payment of dividends on the common stock.

 Increase in Authorized Common Stock

  On November 3, 1997, the Company began soliciting written consent of its stockholders for the approval of an increase in the number of authorized shares of its common stock, $.01 par value, from 20 million to 40 million shares. Stockholder approval of the increase became effective on November 28, 1997. On December 11, 1997, the Company amended its Certificate of Incorporation to effect such increase.

 Stock Purchase Agreements

  In 1995, the Company entered into stock purchase agreements with the current chairman and a current senior vice president of operations (the former chief financial officer) for the sale of 278,685 shares of common stock at $.01 per share. The stock was issued subject to certain vesting requirements over generally a four to five year period. However, the vesting for a portion of the stock which otherwise vested in the last two years could be accelerated if the Company achieved certain performance targets, as determined by the Company's Board of Directors. Upon a change of control (as defined), any unvested shares generally immediately vested. In the event the participant terminated employment with the Company, the Company generally has the option to repurchase any unvested shares at the original issuance price.

  At December 31, 1996 and 1997 and March 31, 1998, there were 81,923, 9,529 and none of these shares, respectively, which had not yet vested and were subject to the Company's repurchase option at $.01 per share.

                          RENTAL SERVICE CORPORATION

 Stock Option Plans

  The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  On July 25, 1995, the Board of Directors of the Company adopted a Stock Option Plan (the "1995 Plan") whereby officers, directors, and key employees may be granted options to purchase the Company's common stock at a price set by the option committee not to be less than 100% of the fair market value of such shares on the date such option is granted, further, not to exceed 110% of the fair market price on the date such option is granted. The aggregate number of such shares that may be issued upon exercise of options under the 1995 Plan may not exceed 324,000. Generally, the stock options granted under the 1995 Plan will expire ten years from the date such options were granted. The options currently outstanding under the 1995 Plan generally become exercisable in various amounts over either a four or five year period; however, the vesting for certain portions of the options may be accelerated if the employee and the Company achieve certain performance targets, as determined by the Company's option committee. At March 31, 1998, no shares were available for future stock option grants under the 1995 Plan.

  On February 5, 1997, the Company's stockholders approved and the Company adopted the 1996 Equity Participation Plan of Rental Service Corporation (the "1996 Plan"). The 1996 Plan authorizes the issuance of not more than 1,000,000 shares of the Company's common stock (or the equivalent in other equity securities) upon the exercise of options, stock appreciation rights and other awards, or upon vesting of restricted or deferred stock awards ("Awards"). Under the 1996 Plan, Awards may be granted to officers, non-employee directors, key employees and consultants of the Company at a price not to be less than 100% of the fair market price on the date such award is granted. Generally, the stock options granted under the 1996 Plan will expire ten years from the date such options were granted. The options currently outstanding under the 1996 Plan generally become exercisable in equal installments over a four-year period from the date of grant. At March 31, 1998, 7,453 shares of common stock were available for future Awards under the 1996 Plan.

  On January 14, 1998, the Company granted its current chairman, 190,000 stock options and 10,000 shares of restricted stock under the 1996 Plan. The options and restricted stock are subject to vesting in equal installments over four years, however, the options may vest earlier if certain performance criteria are met. The options were granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. On February 25, 1998, the chairman surrendered to the Company options to purchase 57,000 shares of common stock in order to ensure the number of shares of common stock available for issuance pursuant to the 1996 Plan was sufficient to allow certain grants of stock options to other officers.

  On February 25, 1998, 183,820 options were granted under the 1996 Plan at an exercise price equal to the fair market value of the Company's common stock on the date of grant ($22.875 per share). These options vest in equal installments over a four-year period from the date of grant.

                          RENTAL SERVICE CORPORATION

  A summary of the Company's stock option activity, and related information, for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998 follows:

                                                   OUTSTANDING OPTIONS
                                            -----------------------------------
                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                  SHARES                                PRICE
                                 AVAILABLE   NUMBER    EXERCISE PRICE    PER
                                FOR OPTIONS OF SHARES     PER SHARE     SHARE
                                ----------- ---------  --------------- --------
Balance at December 31, 1994..         --         --   $           --  $   --
Authorized Shares--1995 Plan..     324,000        --               --      --
Grants--1995 Plan.............    (129,690)   129,690              .01     .01
                                 ---------  ---------                  -------
Balance at December 31, 1995..     194,310    129,690              .01     .01
Grants--1995 Plan.............    (209,190)   209,190     7.032--21.00   17.12
Exercises--1995 Plan..........         --     (34,290)             .01     .01
Forfeitures--1995 Plan........      16,740    (16,740)             .01     .01
Cancellations--1995 Plan......         --     (12,510)             .01     .01
                                 ---------  ---------                  -------
Balance at December 31, 1996..       1,860    275,340       .01--21.00   13.01
Authorized Shares--1996 Plan..   1,000,000         --              --      --
Grants--1996 Plan.............    (717,913)   717,913    18.00--26.875   20.66
Exercises--1995 Plan..........         --     (30,321)      .01--14.11    2.82
Forfeitures--1996 Plan........      80,580    (80,580)    18.00--20.25   18.72
Cancellations--1995 Plan......         --      (5,400)           14.11   14.11
                                 ---------  ---------                  -------
Balance at December 31, 1997..     364,527    876,952      .01--26.875   19.09
Grants--1995 Plan
 (unaudited)..................      (1,860)     1,860           22.875  22.875
Grants--1996 Plan
 (unaudited)..................    (425,402)   425,402   20.1875-22.875   21.48
Restricted Stock Grants--1996
 Plan (unaudited).............     (10,000)    10,000             0.01    0.01
Exercises--1995 Plan
 (unaudited)..................         --     (30,024)      .01--7.032    1.79
Forfeitures--1996 Plan
 (unaudited)..................      80,188    (80,188)   18.00--25.875   21.83
                                 ---------  ---------                  -------
Balance at March 31, 1998
 (unaudited)..................       7,453  1,204,002  $  0.01--26.875 $ 20.03
                                 =========  =========                  =======

  Options outstanding at December 31, 1997 have exercise prices ranging from $.01 to $26.875 per share, with a weighted average exercise price of $19.09 per share, as outlined in the following table:

                                      WEIGHTED                         WEIGHTED
                                      AVERAGE   WEIGHTED               AVERAGE
                                      EXERCISE   AVERAGE               EXERCISE
                           NUMBER OF   PRICE    REMAINING   NUMBER OF   PRICE
   RANGE OF                 OPTIONS     PER    CONTRACTUAL   OPTIONS     PER
   EXERCISE PRICES        OUTSTANDING  SHARE      LIFE     EXERCISABLE  SHARE
   ---------------        ----------- -------- ----------- ----------- --------
   $.01..................    45,675    $  .01     7.56       23,745     $  .01
   $7.032--$14.11........    73,944     12.16     8.19       19,325      12.06
   $18.00--$21.00........   637,070     19.99     9.12       55,000      19.64
   $24.75--$26.875.......   120,263     25.81     9.70          --         --
                            -------    ------     ----       ------     ------
     Totals..............   876,952    $19.09     9.04       98,070     $13.39
                            =======    ======     ====       ======     ======

  The weighted average fair value of options granted during the years ended December 31, 1995, 1996 and 1997 was $.01, $10.23 and $9.23, respectively.

                          RENTAL SERVICE CORPORATION

 Employee Stock Purchase Plan

  On April 28, 1997 at the Company's Annual Meeting of Stockholders, the Company's stockholders approved, and the Company adopted, the Employee Qualified Stock Purchase Plan of Rental Service Corporation (the "QSP Plan"). Under the QSP Plan, the Company has reserved 250,000 shares of common stock for sale to employees. The QSP Plan allows eligible employees of the Company to purchase shares of common stock at the lesser of 85% of the fair market value of such shares at the beginning of each semiannual offering period or 85% of the fair market value of such shares on the date of exercise of an installment of the purchase right. Purchases are limited to 15% of an employee's eligible compensation, subject to a maximum purchase of 1,500 shares in any semiannual offering period. The QSP Plan commenced on July 1, 1997. At March 31, 1998, 241,660 shares of common stock remain available under the QSP Plan.

 Pro Forma Information

  Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995, 1996 and 1997: risk-free interest rates of 6.28%, 6.28% and 5.71%, respectively; a dividend yield of 0%; volatility factors of the expected market price of the Company's Common Stock of .641, .641 and .415, respectively; and a weighted average expected life of the option of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                  YEAR ENDED DECEMBER 31,
                                             ---------------------------------
                                                1995       1996       1997
                                             ---------- ---------- -----------
     Pro forma net income................... $3,237,000 $2,597,000 $10,964,000
     Pro forma net income per share.........        .38        .14         .80
     Pro forma net income per share,
      assuming dilution.....................        .37        .13         .79

  Because SFAS 123 is applicable only to options granted after December 31, 1994, its pro forma effect is not fully reflected until 1997. The effects of applying SFAS 123 for the years ended December 31, 1995, 1996 and 1997 are not likely to be representative of the effects on reported net income for future years.

                          RENTAL SERVICE CORPORATION

8. EMPLOYEE BENEFIT PLANS

  The Company maintains a Section 401(k) employee savings plan (Savings Plan) covering substantially all full-time employees upon completion of at least 1,000 hours of service and nine months of continuous employment.

  The Savings Plan is a defined contribution plan and provides for the Company to make discretionary contributions as deemed appropriate by the administrative committee. During the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company made discretionary contributions totaling $0, $150,000, $436,000, $100,000 and $230,000, respectively.

9. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases certain operating premises and equipment under operating leases. Substantially all of the property leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Certain of the real property leases provide for escalation of future rental payments based upon increases in the consumer price index. Rental expense under such operating leases totaled $2,397,000, $3,081,000, $5,353,000, $1,060,000 and $2,252,000 for the years ended December 31, 1995,
1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively. Future minimum lease payments, by year and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

     1998........................................................... $ 8,018,000
     1999...........................................................   7,136,000
     2000...........................................................   6,089,000
     2001...........................................................   4,797,000
     2002...........................................................   3,282,000
     Thereafter.....................................................   4,831,000
                                                                     -----------
                                                                     $34,153,000
                                                                     ===========

 Purchase Obligations

  At March 31, 1998, the Company was obligated, under noncancellable purchase commitments, to purchase $43.1 million of equipment.

 Risk Management

  The Company currently has an insurance deductible of $5,000 per occurrence for physical damage or loss to its rental equipment, and is self-insured for physical damage or loss to its delivery vehicles. Presently, the Company has an insurance deductible of $50,000 per occurrence for claims related to general and vehicle liability. The general and vehicle policy includes per occurrence and annual aggregate liability limits of $1.0 million, with excess umbrella coverage up to $100.0 million.

 Environmental

  The Company and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an

                          RENTAL SERVICE CORPORATION
owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. The Company incurs ongoing expenses associated with the removal of underground storage tanks and the performance of appropriate remediation at certain of its locations. The Company has accrued $763,000, $652,000 and $594,000 at December 31, 1996 and 1997 and March 31, 1998,
respectively, related to the removal of underground tanks at the Company's locations. The actual costs of remediating these environmental conditions may be different than that accrued by the Company due to the difficulty in estimating such costs and due to potential changes in the status of legislation and state reimbursement programs. The Company does not believe such removal and remediation will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

 Legal Proceedings

  The Company and its subsidiaries are parties to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company with respect to such pending litigation cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the business, or the consolidated financial position, results of operations or cash flows of the Company.

10. RELATED PARTY TRANSACTIONS

  During 1995, the Company paid RHI approximately $742,000 in connection with certain management services. Also during 1995, certain expenses incurred by RHI were paid by the Company and vice versa.

  One of the stockholders of the Company receives an investment banking fee from the Company in connection with certain of the Company's acquisitions. The fee was calculated at 1.5% of the total of the purchase price plus acquisition costs plus planned first year capital expenditures less one-seventh of the seller's original cost of rental equipment. Such fees paid to the stockholder during the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998 totaled $663,000, $388,000, $1,084,000, $0 and
$0, respectively. Effective November 1, 1993, the stockholder also received a monitoring fee, which equaled 1% of the aggregate amount of debt and equity interest of or by the stockholder in the Company. Such fees paid to the stockholder during the years ended December 31, 1995, 1996 and 1997 totaled $235,000, $235,000 and $0, respectively, and are included in general and administrative expense. The Company's obligation to pay such investment banking and monitoring fees terminated in September 1996, in conjunction with the Company's initial public offering, however, the Company, at its discretion, may utilize the stockholder's investment banking services under the same fee arrangement.

  In connection with the acquisition of Center, the Company entered into leases for certain of Center's facilities with David P. Lanoha, a director of the Company, and certain partnerships affiliated with Mr. Lanoha. The leases initially expire in 2002, with options to extend for three periods of five years each. The aggregate annual rent under such leases is $720,000. Prior to the acquisition of Center, these locations had been leased by Center from Mr. Lanoha and his affiliates. The previous leases were terminated in connection with the acquisition of Center.

  From time to time, the Company also leases facilities from former owners of acquired businesses, who may be current employees of the Company.

                          RENTAL SERVICE CORPORATION

11. INCOME TAXES

  The provision for income taxes is comprised of the following:

                                                    YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- -----------
   Current:
     Federal.................................  $1,135,000 $      --  $ 2,669,000
     State...................................     337,000    187,000     279,000
                                               ---------- ---------- -----------
                                                1,472,000    187,000   2,948,000
   Deferred:
     Federal.................................     581,000  1,550,000   6,402,000
     State...................................      43,000    163,000     594,000
                                               ---------- ---------- -----------
                                                  624,000  1,713,000   6,996,000
   Extraordinary item........................     305,000    822,000     386,000
                                               ---------- ---------- -----------
                                               $2,401,000 $2,722,000 $10,330,000
                                               ========== ========== ===========

  For interim periods, the provision for income taxes is based upon the estimated income tax rate for the full fiscal year.

  Deferred income taxes reflect the tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities are as follows:

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1996          1997
                                                    ------------  ------------
   Deferred tax assets:
     Accrued liabilities........................... $  3,310,000  $  5,004,000
     Inventory reserve.............................      677,000     1,496,000
     Bad debt reserve..............................    1,245,000       504,000
     Net operating loss carryforwards..............    6,563,000     7,948,000
     Alternative minimum tax credit................    1,590,000     4,776,000
     Valuation allowance...........................   (4,740,000)   (4,487,000)
                                                    ------------  ------------
                                                       8,645,000    15,241,000
   Deferred tax liabilities:
     Depreciation and amortization.................  (12,863,000)  (30,857,000)
                                                    ------------  ------------
   Net deferred tax liability...................... $ (4,218,000) $(15,616,000)
                                                    ============  ============

  The Company's effective income tax rate varied from the statutory U.S. federal income tax rate (34% in 1995 and 1996, 35% in 1997) as follows:

                                                YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                              1995         1996        1997
                                           -----------  ----------  -----------
   Expected provision using the statutory
    tax rate.............................  $ 2,079,000  $2,282,000  $ 8,218,000
   State taxes, net of federal tax
    benefit..............................      290,000     204,000      753,000
   Permanent differences, primarily
    amortization of intangibles..........      213,000     341,000      732,000
   Other.................................     (181,000)   (105,000)     627,000
                                           -----------  ----------  -----------
                                           $ 2,401,000  $2,722,000  $10,330,000
                                           ===========  ==========  ===========

                          RENTAL SERVICE CORPORATION

  At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $18.4 million that expire in years 2005 through 2012. In addition the Company had combined state net operating loss carryforwards of approximately $20.1 million that expire in years 1998 through 2012. Approximately $8.5 million of the federal carryforwards and $800,000 of the state carryforwards are attributable to the Company's acquisition of RHI. For financial reporting purposes a valuation allowance of approximately $4.0 million and $3.7 million at December 31, 1996 and 1997, respectively, has been recognized to offset the deferred tax assets related to those carryforwards. These separate company net operating loss carryforwards are subject to restrictions in accordance with Internal Revenue Service Code Section 382, and the ultimate utilization of the net operating losses is further limited based on the future profitability of certain subsidiaries of RHI.

  In connection with the 1997 acquisitions of IAT, Center and Siems, approximately $4.5 million of net deferred tax liabilities were assumed by the Company. As a result of these acquisitions, the Company also obtained approximately $500,000 of alternative minimum tax credit carryovers. The separate company alternative minimum tax credit carryovers are subject to restrictions in accordance with Internal Revenue Service Code Section 383, and the ultimate utilization of the alternative minimum tax credits is further limited based upon the future profitability of the acquired companies.

  The Company also has alternative minimum tax credit carryovers of approximately $4.6 million for federal and $165,000 for state of California income tax purposes which are available to offset future regular income tax that is in excess of the alternative minimum tax in such year. Approximately $600,000 of the federal and all of the state alternative minimum tax credit carryovers resulted from the Company's acquisition of RHI. For financial reporting purposes a valuation allowance of approximately $800,000 has been recognized to offset the deferred tax assets related to all alternative minimum tax credit carryovers. Limitations similar to those restricting the use of the net operating losses also restrict the use of the credit carryovers.

  The valuation allowances decreased approximately $3.1 million in 1996 and $253,000 in 1997. The decrease in the 1996 valuation allowance is principally due to an approximately $9.5 million decrease in the estimated net operating loss that is not expected to be realized from the Company's discontinued California operations. The decrease in the 1997 valuation allowance is principally due to a decrease in the estimated state net operating loss that is not expected to be realized from the Company's discontinued California operations.

  Any tax benefit resulting from the utilization of the net operating loss carryforwards or the tax credit carryovers obtained in the acquisition of RHI will be accounted for as a reduction of the purchase price in the periods they are realized.

                          RENTAL SERVICE CORPORATION

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                    FIRST    SECOND   THIRD   FOURTH  YEAR-TO-
                                   QUARTER   QUARTER QUARTER  QUARTER   DATE
                                   --------  ------- -------  ------- --------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenues:
  1996...........................  $ 27,197  $31,267 $34,631  $35,259 $128,354
  1997...........................    41,309   58,554  72,469   88,931  261,263
  1998...........................   108,663      N/A     N/A      N/A  108,663
Gross profit:
  1996...........................     6,048    7,758   8,318    9,118   31,242
  1997...........................    10,978   14,870  18,841   23,943   68,632
  1998...........................    26,936      N/A     N/A      N/A   26,936
Income before extraordinary
 items:
  1996...........................       330      897     952    1,810    3,989
  1997...........................     2,183    2,855   3,920    4,191   13,149
  1998...........................     5,484      N/A     N/A      N/A    5,484
Net income (loss):
  1996...........................       330      897    (317)   1,810    2,720
  1997...........................     1,649    2,855   3,920    4,191   12,615
  1998...........................     5,484      N/A     N/A      N/A    5,484
Earnings (loss) per common share:
  1996
  Income (loss) before
   extraordinary items...........  $   (.04) $   .06 $   .07  $   .16 $    .34
  Extraordinary items............       --       --     (.21)     --      (.18)
                                   --------  ------- -------  ------- --------
  Net income (loss)..............  $   (.04) $   .06 $  (.14) $   .16 $    .16
                                   ========  ======= =======  ======= ========
  1997
  Income before extraordinary
   items.........................  $    .19  $   .23 $   .26  $   .26 $    .96
  Extraordinary items............      (.04)     --      --       --      (.04)
                                   --------  ------- -------  ------- --------
  Net income.....................  $    .15  $   .23 $   .26  $   .26 $    .92
                                   ========  ======= =======  ======= ========
  1998
  Income before extraordinary
   items.........................  $    .27                           $    .27
  Extraordinary items............       --                                 --
                                   --------                           --------
  Net income.....................  $    .27      N/A     N/A      N/A $    .27
                                   ========                           ========
Earnings (loss) per common share,
 assuming dilution:
  1996
  Income (loss) before
   extraordinary items...........  $   (.04) $   .06 $   .07  $   .16 $    .33
  Extraordinary items............       --       --     (.20)     --      (.18)
                                   --------  ------- -------  ------- --------
  Net income (loss)..............  $   (.04) $   .06 $  (.13) $   .16 $    .15
                                   ========  ======= =======  ======= ========
  1997
  Income before extraordinary
   items.........................  $    .19  $   .23 $   .26  $   .26 $    .94
  Extraordinary items............      (.05)     --      --       --      (.03)
                                   --------  ------- -------  ------- --------
  Net income.....................  $    .14  $   .23 $   .26  $   .26 $    .91
                                   ========  ======= =======  ======= ========
  1998
  Income before extraordinary
   items.........................  $    .27                           $    .27
  Extraordinary items............       --                                 --
                                   --------                           --------
  Net income.....................  $    .27      N/A     N/A      N/A $    .27
                                   ========                           ========

  The earnings per share amounts for 1996 and the first three quarters of 1997 have been restated to comply with the requirements of SFAS No. 128.

                          RENTAL SERVICE CORPORATION

13. SUBSEQUENT EVENTS (UNAUDITED)

  On April 1, 1998, the Company acquired all of the outstanding stock of James S. Peterson Enterprises, Inc. d/b/a Metroquip Rental Centers ("Metroquip") for $51.2 million in cash (including the payoff of assumed debt) and 193,090 shares of RSC common stock. Up to an additional 95,727 shares of RSC common stock may be paid to the seller over a three-year period if certain performance objectives are met. Such contingent shares will be valued and recorded at the date such contingencies are resolved. Metroquip rented, sold and supported aerial work platforms and contractors equipment, and operated in Minnesota and Nebraska. Metroquip's balance sheet was consolidated with the Company's as of April 1, 1998. This acquisition is expected to result in approximately $33.0 million in goodwill, which will be amortized over 40 years. Pursuant to the acquisition agreement, the Company assumed effective control of Metroquip's operations on March 1, 1998 and has included Metroquip's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On April 2, 1998, the Company acquired all of the outstanding stock of T&M Rental, Inc. ("T&M") for $21.9 million in cash (including the payoff of assumed debt). Up to 33,132 shares of RSC common stock may be paid to the seller over a three-year period if certain performance objectives are met. Such contingent shares will be valued and recorded at the date such contingencies are resolved. T&M was an independent rental company operating in Indiana. T&M's balance sheet was consolidated with the Company's as of April 2, 1998. This acquisition is expected to result in approximately
$16.0 million in goodwill, which will be amortized over 40 years. Pursuant to the acquisition agreement, the Company assumed effective control of T&M's operations on March 1, 1998 and has included T&M's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  Subsequent to March 31, 1998, the Company has completed three additional acquisitions for a total combined purchase price of approximately $17.1 million (including 53,693 shares of RSC common stock).

  On April 29, 1998, the Company's stockholders approved a proposal to increase the number of shares of the Company's common stock authorized for issuance under the 1996 Plan to 2,000,000. On the same date, the Company granted its current chairman 40,411 stock options and 16,589 shares of restricted stock under the 1996 Plan. The options and restricted stock are subject to vesting in equal installments over four years, however, the options may vest earlier if certain performance criteria are met. The options were granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant.

  On May 13, 1998, the Company completed a $200.0 million private placement of 9% senior subordinated notes due 2008 (the "Private Notes"). Interest on the Private Notes is payable semi-annually on May 15th and November 15th, commencing on November 15, 1998.

  In connection with the completion of the offering of the Private Notes, the Company amended its Revolver to (i) reduce the interest rate margins by 0.25%,
(ii) increase the allowed levels of capital expenditures and investments to $220.0 million in 1998, $235.0 million in 1999, $250.0 million in 2000,
$270.0 million in 2001 and $340.0 million in each of 2002, 2003 and 2004 (plus amounts reinvested from asset sales), (iii) change certain financial and other covenants and (iv) permit the issuance of the Private Notes.

  As of June 5, 1998, the Company was party to non-binding letters of intent to acquire three equipment rental businesses for a total combined purchase price of approximately $33.2 million (including the assumption of approximately $7.4 million of debt). These acquisitions are subject to a number of closing conditions, including the execution of definitive purchase agreements, RSC board of directors approval and, in some cases, expiration or early termination of the waiting period under the Hart-Scott-Rodino Act.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Acme Holdings Inc.

  We have audited the accompanying consolidated balance sheets of Acme Holdings Inc. ("Holdings") as of December 31, 1993 and 1994, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Holdings' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Holdings at December 31, 1993 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Holdings will continue as a going concern. Holdings has incurred recurring losses and has a net capital deficiency. In addition, as more fully described in Note 3, Holdings has not complied with certain covenants of loan agreements and has not made an interest payment due on December 1, 1994. These conditions raise substantial doubt about the ability of Acme Holdings Inc. to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  As discussed in Note 9 to the consolidated financial statements, in 1993 Acme Holdings Inc. changed its method of accounting for income taxes.

                                          /s/ ERNST & YOUNG LLP

Orange County, California
March 30, 1995

                               ACME HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS

                                            DECEMBER 31,
                                      --------------------------    JUNE 30,
                                          1993          1994          1995
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)
          ASSETS (NOTE 3)
          ---------------
Cash and cash equivalents (Note 1)..  $    599,000  $  3,183,000  $  1,627,000
Accounts receivable, net of
 allowance for doubtful accounts of
 $1,097,000 in 1993, $1,352,000 in
 1994 and $1,786,000 in 1995........     9,025,000     9,145,000     8,829,000
Other receivables...................       164,000       316,000       235,000
Receivables from related parties
 (Note 7)...........................       220,000       138,000       298,000
Parts and supplies inventories (Note
 1).................................     1,453,000     1,180,000     1,099,000
Prepaid expenses....................       609,000       585,000       897,000
Rental equipment, principally
 machinery, at cost, net of
 accumulated depreciation of
 $32,515,000 in 1993, $32,576,000 in
 1994 and $33,102,000 in 1995
 (Notes 1, 3 and 6).................    33,027,000    28,277,000    30,049,000
Operating property and equipment, at
 cost, net of accumulated
 depreciation of $3,505,000 in 1993,
 $3,856,000 in 1994 and $4,019,000
 in 1995 (Notes 1 and 3)............     3,931,000     3,067,000     3,698,000
Goodwill, net of accumulated
 amortization of $724,000 in 1993,
 $869,000 in 1994 and $941,000 in
 1995 (Note 1)......................     3,646,000     3,501,000     3,429,000
Other assets, net (Notes 1 and 6)...     3,830,000     3,001,000     2,682,000
                                      ------------  ------------  ------------
                                      $ 56,504,000  $ 52,393,000  $ 52,843,000
                                      ============  ============  ============
   LIABILITIES AND SHAREHOLDERS'
              DEFICIT
   -----------------------------
Accounts payable....................  $  3,369,000  $  2,720,000  $  3,238,000
Unfunded disbursements..............     1,214,000     1,635,000     3,093,000
Payroll and other accrued expenses..     7,240,000     8,804,000     8,339,000
Accrued interest payable............       763,000     5,398,000    10,309,000
Income taxes payable (Note 9).......       230,000        99,000        81,000
Deferred taxes based on income (Note
 9).................................       425,000       375,000       325,000
Obligations under capital leases
 (Note 6)...........................       990,000       685,000       505,000
Senior Notes (Note 3)...............    77,566,000    77,618,000    77,644,000
Senior secured borrowings (Note 3)..     5,839,000     5,058,000     4,353,000
                                      ------------  ------------  ------------
Total liabilities...................    97,636,000   102,392,000   107,887,000
Commitments (Note 6)
Shareholders' deficit (Notes 1, 4
 and 8):
  Preferred stock, $1.00 par value:
    Authorized, issued and
     outstanding shares at
     December 31, 1993 and 1994 and
     June 30, 1995--3,000,000.......     3,000,000     3,000,000     3,000,000
Common stock, $.01 par value:
  Authorized shares--500,000
  Issued and outstanding shares--at
   December 31, 1993 and 1994--
   112,095 and 104,598, respectively
   and 102,596 at June 30, 1995.....         1,000         1,000         1,000
  Additional paid-in capital........       724,000       724,000       724,000
  Accumulated deficit...............   (44,857,000)  (53,724,000)  (58,769,000)
                                      ------------  ------------  ------------
Total shareholders' deficit.........   (41,132,000)  (49,999,000)  (55,044,000)
                                      ------------  ------------  ------------
                                      $ 56,504,000  $ 52,393,000  $ 52,843,000
                                      ============  ============  ============

                            See accompanying notes.

                               ACME HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                  JUNE 30,
                         --------------------------------------  ------------------------
                            1992          1993         1994         1994         1995
                         -----------  ------------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Revenues:
  Equipment rentals
   (Note 1)............. $58,423,000  $ 55,504,000  $57,444,000  $28,296,000  $26,772,000
  Sales of parts,
   supplies and used
   equipment............  10,166,000     7,985,000   10,890,000    4,765,000    5,282,000
                         -----------  ------------  -----------  -----------  -----------
Total revenues..........  68,589,000    63,489,000   68,334,000   33,061,000   32,054,000
Costs and expenses:
  Operating expenses....  36,134,000    40,454,000   37,912,000   18,569,000   17,516,000
  Cost of sales of
   parts, supplies and
   used equipment.......   7,074,000     6,087,000    8,188,000    3,565,000    3,912,000
  General and
   administrative
   expense..............   7,106,000     7,338,000   11,180,000    4,631,000    5,648,000
  Depreciation and
   amortization
   expense..............  10,494,000    11,347,000    9,933,000    5,132,000    4,765,000
  Restructure costs
   (Note 2).............         --      1,887,000          --           --           --
  Provision for rental
   equipment
   retirements..........         --        880,000          --           --           --
                         -----------  ------------  -----------  -----------  -----------
Total costs and
 expenses...............  60,808,000    67,993,000   67,213,000   31,897,000   31,841,000
                         -----------  ------------  -----------  -----------  -----------
Operating income
 (loss).................   7,781,000    (4,504,000)   1,121,000    1,164,000      213,000
Interest expense........   8,422,000     9,279,000    9,927,000    4,897,000    5,198,000
                         -----------  ------------  -----------  -----------  -----------
Loss before income
 taxes..................    (641,000)  (13,783,000)  (8,806,000)  (3,733,000)  (4,985,000)
Provision for income
 taxes (Note 9).........     427,000       274,000       61,000      124,000       60,000
                         -----------  ------------  -----------  -----------  -----------
Net loss................ $(1,068,000) $(14,057,000) $(8,867,000) $(3,857,000) $(5,045,000)
                         ===========  ============  ===========  ===========  ===========


                            See accompanying notes.

                               ACME HOLDINGS INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                            PREFERRED STOCK     COMMON STOCK   ADDITIONAL
                          -------------------- ---------------  PAID-IN   ACCUMULATED
                           SHARES     AMOUNT   SHARES   AMOUNT  CAPITAL     DEFICIT        TOTAL
                          --------- ---------- -------  ------ ---------- ------------  ------------
Balance at
 December 31, 1991......        --  $      --  111,111  $1,000  $724,000  $(29,732,000) $(29,007,000)
Net loss................        --         --      --      --        --     (1,068,000)   (1,068,000)
Issuance of preferred
 stock, $1.00 par
 value..................  3,000,000  3,000,000     --      --        --            --      3,000,000
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at
 December 31, 1992......  3,000,000  3,000,000 111,111   1,000   724,000   (30,800,000)  (27,075,000)
Net loss................        --         --      --      --        --    (14,057,000)  (14,057,000)
Issuance of common
 stock, $.01 par value..        --         --    5,985     --        --            --            --
Forfeiture of common
 shares under Restricted
 Stock Agreement (Note
 4).....................        --         --   (5,001)    --        --            --            --
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at December 31,
 1993...................  3,000,000  3,000,000 112,095   1,000   724,000   (44,857,000)  (41,132,000)
Net loss................        --         --      --      --        --     (8,867,000)   (8,867,000)
Forfeiture of common
 shares under Restricted
 Stock Agreement (Note
 4).....................        --         --   (7,497)    --        --            --            --
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at December 31,
 1994...................  3,000,000  3,000,000 104,598   1,000   724,000   (53,724,000)  (49,999,000)
                          --------- ---------- -------  ------  --------  ------------  ------------
Net loss (unaudited)....        --         --      --      --        --     (5,045,000)   (5,045,000)
Forfeiture of common
 shares under Restricted
 Stock Agreement (Note
 4) (unaudited).........        --         --   (2,002)    --        --            --            --
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at June 30, 1995
 (unaudited)............  3,000,000 $3,000,000 102,596  $1,000  $724,000  $(58,769,000) $(55,044,000)
                          ========= ========== =======  ======  ========  ============  ============


                            See accompanying notes.

                               ACME HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  JUNE 30,
                          --------------------------------------  ------------------------
                             1992          1993         1994         1994         1995
                          -----------  ------------  -----------  -----------  -----------
                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net loss................  $(1,068,000) $(14,057,000) $(8,867,000) $(3,857,000) $(5,045,000)
Adjustments to reconcile
 net loss to net cash
 provided by operating
 activities:
  Depreciation and
   amortization.........   10,327,000    11,394,000    9,985,000    5,157,000    4,792,000
  Interest payable
   financed through
   borrowings...........    2,648,000       421,000          --           --           --
  Provision for doubtful
   accounts.............      726,000     1,252,000      816,000      400,000      434,000
  (Gain) loss on sale of
   equipment............     (409,000)    1,666,000     (679,000)    (230,000)    (333,000)
  Increase (decrease) in
   deferred taxes.......      233,000       (26,000)     (50,000)         --           --
  Write-off of deferred
   financing fees.......          --        329,000          --           --           --
  Changes in operating
   assets:
    (Increase) decrease
     in accounts
     receivable.........   (2,307,000)       51,000     (936,000)     (35,000)    (119,000)
    Decrease in income
     tax refund
     receivable.........      211,000           --           --           --           --
    Increase in other
     and related party
     receivables........     (153,000)      (52,000)     (70,000)    (440,000)     (79,000)
    (Increase) decrease
     in parts and
     supplies
     inventories........     (201,000)      367,000      273,000      193,000       81,000
    (Increase) decrease
     in prepaid
     expenses...........     (115,000)      (97,000)      24,000       47,000     (313,000)
    (Increase) decrease
     in other assets....       37,000       (97,000)     259,000     (198,000)      94,000
    Increase (decrease)
     in accounts payable
     and unfunded
     disbursements......     (405,000)       83,000     (228,000)  (1,016,000)   1,976,000
    Increase (decrease)
     in payroll and
     other accrued
     expenses...........   (1,205,000)    3,042,000    1,564,000    1,035,000     (471,000)
    Increase (decrease)
     in accrued interest
     payable............    1,219,000    (1,066,000)   4,635,000       27,000    4,911,000
    Increase (decrease)
     in income taxes
     payable............      349,000      (119,000)    (131,000)     (51,000)     (66,000)
                          -----------  ------------  -----------  -----------  -----------
Net cash provided by
 operating activities...    9,887,000     3,091,000    6,595,000    1,032,000    5,862,000
INVESTING ACTIVITIES
Proceeds from sale of
 rental equipment and
 operating plant and
 equipment..............    1,500,000     2,194,000    5,122,000    1,866,000    2,204,000
Cash purchases of rental
 equipment and operating
 plant and equipment....   (3,287,000)   (4,219,000)  (5,653,000)  (1,322,000)  (8,737,000)
Financed purchases of
 rental equipment and
 operating equipment....   (3,163,000)   (3,789,000)  (2,394,000)  (2,535,000)         --
                          -----------  ------------  -----------  -----------  -----------
Net cash used in
 investing activities...   (4,950,000)   (5,814,000)  (2,925,000)  (1,991,000)  (6,533,000)

                            See accompanying notes.

                               ACME HOLDINGS INC.

                                                                        SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                    JUNE 30,
                          ----------------------------------------  --------------------------
                              1992          1993          1994          1994          1995
                          ------------  ------------  ------------  ------------  ------------
                                                                           (UNAUDITED)
FINANCING ACTIVITIES
Borrowings under
 revolving facility.....  $ 71,325,000  $ 40,238,000  $ 55,078,000  $ 23,766,000  $ 36,321,000
Payments under revolving
 facility...............   (71,840,000)  (53,336,000)  (55,952,000)  (22,182,000)  (36,109,000)
Proceeds from secured
 borrowings.............     3,015,000     2,765,000     2,242,000     2,409,000           --
Payments on secured
 borrowings.............    (9,387,000)  (28,664,000)   (2,149,000)   (1,339,000)     (917,000)
Payments on subordinated
 debt...................           --    (33,828,000)          --            --            --
Payments of loan
 origination costs......      (678,000)   (3,074,000)          --            --            --
Proceeds from capital
 lease borrowings.......       148,000     1,024,000       152,000       126,000           --
Payments on capital
 lease obligations......      (324,000)     (648,000)     (457,000)     (266,000)     (180,000)
Proceeds from sale of
 preferred stock........     3,000,000           --            --            --            --
Proceeds from issuance
 of Senior Notes........           --     77,544,000           --            --            --
                          ------------  ------------  ------------  ------------  ------------
Net cash provided (used)
 in financing
 activities.............    (4,741,000)    2,021,000    (1,086,000)    2,514,000      (885,000)
                          ------------  ------------  ------------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents............       196,000      (702,000)    2,584,000     1,555,000    (1,556,000)
Cash and cash
 equivalents at
 beginning of period....     1,105,000     1,301,000       599,000       599,000     3,183,000
                          ------------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents at end of
 period.................  $  1,301,000  $    599,000  $  3,183,000  $  2,154,000  $  1,627,000
                          ============  ============  ============  ============  ============


                            See accompanying notes.

                              ACME HOLDINGS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      DECEMBER 31, 1994 AND JUNE 30, 1995

          (THE INFORMATION AS OF JUNE 30, 1995 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

1. ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements include the accounts of Acme Holdings Inc., a Delaware corporation, and its wholly owned subsidiaries (together, "Holdings") Acme Rents, Inc. ("Acme Rents"), Acme Duval Inc. ("Acme Duval") and Acme Dixie Inc. ("Acme Dixie"). All material intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior years' amounts to conform to the current year presentation.

  Holdings operates in a single industry segment: the rental of equipment through a network of rental center locations in California, Florida, Texas and Louisiana, including sales of equipment, parts, supplies and used rental equipment. The nature of Holdings' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

 Interim Financial Statements

  The accompanying consolidated balance sheet at June 30, 1995 and the consolidated statements of operations, shareholders' deficit and cash flows for the six-month periods ended June 30, 1994 and 1995 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

 Operations

  During the years ended December 31, 1992, 1993 and 1994, and six months ended June 30, 1994 and June 30, 1995 Holdings had operating income (loss) of $7,781,000, ($4,504,000), $1,121,000, $1,164,000 and $213,000 and net loss of
$1,068,000, $14,057,000, $8,867,000, $3,857,000 and $5,045,000, respectively.
The losses are primarily attributable to the interest expense associated with Holdings' debt level. The results for the year ended December 31, 1994 and six months ended June 30, 1995 include expenses related to discussions with holders of Holdings' 11.75% $78,000,000 Senior Notes due 2000 (the Senior Notes) regarding a possible recapitalization (Note 3). In the fourth quarter of 1993, Holdings implemented a restructuring plan and recorded a charge of $1,887,000 (Note 2).

  Effective March 31, 1992, Holdings sold 3,000,000 shares of newly authorized preferred stock for $3,000,000 cash, and restructured the terms of its financing agreements with its lenders as more fully described in Notes 3 and
4. The restructured agreements reduced the amounts available to borrow, accelerated certain bank principal payments, deferred certain subordinated debt interest payments and modified certain loan terms, conditions and covenants. The restructured agreements were amended in March and April 1993 to defer certain principal and interest payments and extend the term of the revised covenant provisions.

  In June 1993, Holdings issued the Senior Notes (Note 3). Proceeds from this issuance were used to pay off all then existing bank debt, senior subordinated notes payable and junior subordinated notes payable.

  Holdings did not make an interest payment on the Senior Notes in the amount of $4,582,500 which was due December 1, 1994 and another payment due June 1, 1995 for the accrued interest on the Senior

                              ACME HOLDINGS INC.

Notes since December 1, 1994. The failure to make such payments constitutes an event of default under the terms of the indenture to the Senior Notes (Note
3).

  Simultaneously with the offering of Senior Notes, Holdings established a revolving credit facility (the New Credit Facility) with Citicorp USA Inc. and other lenders (Citicorp). As of December 31, 1994 and June 30, 1995 Holdings was not in compliance with the interest coverage ratio, fixed charges ratio, leverage ratio, and capital expenditure limits in the covenant provisions contained in the New Credit Facility agreement. In addition, Holdings' failure to make the December 1, 1994 and June 1, 1995 interest payments on the Senior Notes constitute an event of default under the terms of the New Credit Facility. As of June 30, 1995, and July 12, 1995, Citicorp was making discretionary advances to Holdings under the terms of the New Credit Facility without any assurance that it would make such discretionary advances in the future.

  In August 1994, Holdings hired Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its financial advisor to help Holdings explore alternatives for restructuring the Senior Notes and to identify long term solutions to strengthen Holdings' financial position (Note 3). Also, in August 1994, certain holders of the Senior Notes formed an unofficial committee (the "Unofficial Committee") to evaluate and respond to proposals.

  On April 28, 1995, Holdings reached an agreement in principle with the Unofficial Committee of the holders of the Senior Notes on a financial restructuring of Holdings. On July 11, 1995, Holdings received and accepted the requisite number of votes from holders of the Senior Notes approving the contemplated financial restructuring plan. As part of the plan, on July 13, 1995, Holdings filed a prepackaged joint plan of reorganization involving Holdings and its wholly-owned subsidiaries under Chapter 11 of the Bankruptcy Code ("Chapter 11 Filing"). Simultaneous with the Chapter 11 Filing, the Bankruptcy Court approved and Holdings established a $5,000,000 DIP Facility with Citicorp USA, Inc. The DIP Facility paid off the $1,835,000 outstanding under Holdings' New Credit Facility.

  An order confirming the Plan was entered by the Court on August 24, 1995 and the Plan became effective September 11, 1995 (the "Effective Date"). For each $1,000.00 principal amount of Holdings' 11% Senior Notes, holders received a total of $525.75 consisting of $497.81 as payment for the Senior Notes and $28.94 as payment for the Releases solicited with the Plan. All of the notes were canceled pursuant to the Plan. The Plan provided that the holders of Holdings' Preferred Stock, Common Stock, warrants and all other options to acquire Holdings' stock and securities claims were not entitled to receive or retain any property under the Plan and were deemed to reject the Plan, which was approved by the Court. All applicable shares were canceled, annulled and extinguished on the Effective Date. The other classes of claims and interests were unimpaired under the Plan. The Plan provided for the payment of 100% of their claims in the ordinary course of business, with the exception of two rejected real estate leases.

  On September 12, 1995, Holdings was merged into a subsidiary of Rental Service Corporation, and the Senior Notes, DIP Facility and certain equipment financing were paid off.

 Revenue Recognition

  Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the consolidated statements of operations include revenues earned on fuel sales and equipment delivery fees. Revenue from the sale of parts, supplies and equipment are recorded at the time of delivery to or pick-up by the customer.

 Parts and Supplies Inventories

  Parts and supplies inventories consist principally of parts, supplies and small- to medium-sized equipment for sale. All inventories are valued at the lower of cost (first-in, first-out) or market.

                              ACME HOLDINGS INC.

 Depreciation and Amortization

  Rental equipment and operating property and equipment are being depreciated for financial statement purposes primarily using the straight-line method over the following estimated useful lives:

     Rental equipment.............................................     3-7 years
     Operating property and equipment.............................     3-7 years
     Leasehold improvements....................................... Term of lease

  Rental equipment costing less than $400 is immediately expensed at date of purchase.

 Goodwill

  Goodwill represents the excess of purchase price over fair market value of net assets acquired and is amortized using the straight-line method over the estimated periods to be benefited, ranging from five to thirty years. Included in depreciation and amortization expense for the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995 is $175,000, $167,000, $145,000, $73,000 and $72,000, respectively, of such amortization expense. It is Holdings' policy to account for goodwill and all other intangible assets at the lower of amortized cost or fair value. The carrying value of goodwill is reviewed periodically (at least annually) based on the undiscounted cash flows of the entity over the remaining amortization period. Should this review indicate that goodwill will not be recoverable, Holdings' carrying value of goodwill will be reduced by the estimated short fall of undiscounted cash flows. In addition, management reviews the valuation and amortization of other intangible assets, taking into consideration any events and circumstances which might have diminished fair value.

 Other Assets

  Other assets consist of the following:

                                                  DECEMBER 31,
                                              ---------------------
                                                                     JUNE 30,
                                                 1993       1994       1995
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
Recapitalization and deferred finance costs,
 net of accumulated amortization of
 $277,000, $726,000 and $955,000 in 1993,
 1994 and 1995 respectively.................  $2,813,000 $2,364,000 $2,135,000
Noncompetition and consulting agreements,
 net of accumulated amortization of
 $1,951,000 in 1993.........................     121,000        --         --
Other, primarily deposits...................     896,000    637,000    547,000
                                              ---------- ---------- ----------
                                              $3,830,000 $3,001,000 $2,682,000
                                              ========== ========== ==========

  In March 1992 Holdings entered into revised credit agreements (Note 3), and amended the terms of the subordinated notes (the Refinancing). Costs incurred in connection with the Refinancing were being amortized over two years, the estimated benefit period. In June 1993 Holdings issued Senior Notes (Note 3), therefore unamortized costs of $320,000 in connection with the 1992 refinancing were written off in 1993. Noncompetition and consulting agreements are amortized ratably over the terms of the agreements (two to five years). Included in depreciation and amortization expense for the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995 is $919,000, $1,217,000, $574,000, $344,000 and $229,000, respectively, of other assets' amortization expense.

                              ACME HOLDINGS INC.

 Statements of Cash Flows

  For purposes of the statements of cash flows, Holdings considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Supplemental disclosures of cash flow information:

                                                              SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,           JUNE 30,
                            -------------------------------- -------------------
                               1992       1993       1994       1994      1995
                            ---------- ---------- ---------- ---------- --------
                                                                 (UNAUDITED)
   Cash paid during the
    year for:
     Interest.............. $4,550,000 $9,924,000 $5,240,000 $4,876,000 $297,000
     Income taxes..........    160,000    282,000    381,000    324,000   54,000

 Concentration of Credit Risk

  Holdings extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required, although in many cases mechanics' liens are filed to protect Holdings' interests. Holdings has diversified its customer base by operating rental center locations in California, Florida, Texas and Louisiana. Customers of the Texas and Louisiana and certain California rental center locations are primarily large petrochemical companies or the maintenance contractors working therein. Holdings maintains adequate reserves for potential credit losses and such losses have been within management's estimates.

2. RESTRUCTURING PLAN

  In the fourth quarter of 1993, Holdings implemented a restructuring plan which focused on critical aspects of its business. As a result, Holdings recorded a charge to operations of $1,887,000. Costs applied against the reserve in the fourth quarter were $466,000, resulting in a reserve balance at December 31, 1993 of $1,421,000. The restructuring charge includes $356,000 of noncash items and $1,531,000 of cash items, of which $112,000 of noncash items and $354,000 of cash items were realized in 1993. The primary components of the restructuring charge are as follows:

   Closure and realignment of rental center locations (includes future lease commitments and the write down to net realizable value of owned locations)...................................... $1,398,000
   Severance or relocation of 19 employees.........................    489,000
                                                                    ----------
                                                                    $1,887,000
                                                                    ==========

  For the year ended December 31, 1994, Holdings applied $1,166,000 of costs against the restructuring reserve of which $866,000 related to cash items and $300,000 related to noncash items. As of December 31, 1994 and June 30, 1995, the restructuring reserve was $255,000 and $195,000 respectively, which related to the incremental costs associated with the sublet of the Hollywood, California location, which is a future cash item.

                              ACME HOLDINGS INC.

3. FINANCING AGREEMENTS

  Secured and unsecured debt consists of the following:

                                                DECEMBER 31,
                                           -----------------------
                                                                    JUNE 30,
                                              1993        1994        1995
                                           ----------- ----------- -----------
                                                                   (UNAUDITED)
     Bank debt under revolving advances... $ 1,919,000 $ 1,045,000 $ 1,257,000
     Equipment contracts payable..........   3,920,000   4,013,000   3,096,000
                                           ----------- ----------- -----------
     Senior secured borrowings............   5,839,000   5,058,000   4,353,000
     11.75% senior notes due 2000.........  77,566,000  77,618,000  77,644,000
                                           ----------- ----------- -----------
                                           $83,405,000 $82,676,000 $81,997,000
                                           =========== =========== ===========

 Bank Debt

  On March 30, 1992, Holdings entered into a revised credit agreement (the 1992 Credit Agreement) with its banks which consisted of $20 million available ($18 million at December 31, 1992) through a revolving line of credit, a $22 million acquisition note and an $8.9 million equipment note; the amounts available decreased over the term of the agreement. Amounts outstanding under the 1992 Credit Agreement bore interest, due monthly, at the bank's prime rate plus 2.25% or LIBOR plus 3.50% (8.25% or 7.5%, effective rate at December 31, 1992), provided that not more than 80% of such amounts outstanding could be at LIBOR plus 3.50%. The bank debt was paid off in June 1993 with proceeds from the issuance of the Senior Notes.

  Simultaneous with the issuance of Senior Notes in June 1993, Holdings established the $10,000,000 New Credit Facility with a financial institution. Holdings may borrow, on a revolving basis, up to the amount of a borrowing base calculated as a percentage of eligible accounts receivable and a percentage of resale inventory. The financial institution has a security interest in all of Holdings' accounts receivable, inventory, and proceeds thereof. The New Credit Facility is available for general corporate purposes, including working capital requirements. Interest is due monthly at a rate of 1.25% over the financial institution's prime rate or 2.50% over the LIBOR rate (9.75% or 9.0%, effective rate at December 31, 1994 and 10.25% or 9.0%, effective rate at June 30, 1995), at Holdings' option. Availability on the revolving facility and principal borrowings outstanding were $5,027,000 and $1,045,000, respectively, at December 31, 1994 and $4,134,000 and $1,257,000,
respectively, at June 30, 1995. Commitment fees on the unused portion of the revolving credit facility at the rate of one-half of 1% per annum, payable in arrears on March 1, June 1, September 1, and December 1, are due commencing September 1, 1993. Principal is due in its entirety on June 2, 1998, unless accelerated prior thereto.

  Up to $1,000,000 of letters of credit may be issued under the New Credit Facility. Outstanding letters of credit totaled $114,000 and $14,000 at December 31, 1994 and June 30, 1995, respectively. Fees at the rate of 2.5% per annum are paid upon issuance of letters of credit.

  Certain financial covenants and other affirmative and negative covenants are required to be maintained as called for by the New Credit Facility agreement. The financial covenants were amended in 1993 and again on March 29, 1994. As of December 31, 1994 and June 30, 1995, Holdings was not in compliance with the interest coverage ratio, fixed charges ratio, leverage ratio and capital expenditure limits of the covenant provisions. Holdings' failure to make the interest payment on the Senior Notes is also an event of default under the terms of its New Credit Facility. As of March 15, 1995, Citicorp acknowledged all the covenant non-compliance and defaults, did not waive such defaults and reserved any and all rights and remedies under or with respect to the New Credit Facility and the Loan Documents (as defined in the credit agreement) resulting from such event of default. Moreover, because the covenants are based on the trailing 12 months' earnings, pursuant to

                              ACME HOLDINGS INC.

Management's estimates for 1995, Holdings anticipates not being in compliance with covenant provisions of the New Credit Facility at the end of any quarter during 1995. As of June 30, 1995 and July 12, 1995, Citicorp was making discretionary advances under the New Credit Facility without assurance that it would make discretionary advances or issue a waiver or continue to preserve their rights for any future defaults. If Holdings is not able to obtain an advance or a waiver in the future and a default is declared and demand is made for the payment of all amounts outstanding under the New Credit Facility, Holdings does not believe it will be able to satisfy such demand. In this event, Citicorp under the New Credit Facility would also be entitled to exercise their rights and remedies under the related Security Agreement, which include all rights and remedies of a secured party upon default under the New York Uniform Commercial Code.

  There can be no assurance that demand for payment of all amounts outstanding under the New Credit Facility will not be made or how much longer Citicorp will continue to make discretionary advances under the New Credit Facility or that funds will otherwise be available under the New Credit Facility.

 Subordinated Notes Payable

  In 1990, Holdings issued $25 million in senior subordinated notes to a financial institution for cash, and granted a warrant to purchase 27,778 shares of Holdings' common stock at an exercise price of $146.25 per share (the Original Warrant); the Original Warrant was valued at $500,000. On April 1, 1993, the senior subordinated note agreement was amended to allow Holdings to issue 13.5% senior subordinated interest notes (the Interest Notes) in lieu of its July 15, 1991, January 15, 1992 and July 15, 1992 interest payments.

  In conjunction with amending the senior subordinated note agreement and in exchange for the Original Warrant, Holdings issued to the holder of the senior subordinated notes a warrant to purchase 27,778 shares of Holdings' common stock at an exercise price of $0.10 per share (Replacement Warrant) for the Original Warrant. The exercise price of the Replacement Warrant was based on the estimated fair market value of Holdings' common stock at the date of the amendment as determined by Holdings' Board of Directors. If exercised, the related shares would represent 21% of the outstanding shares of common stock at December 31, 1994. The warrant is fully exercisable, in whole or in part, and expires on January 15, 2000.

  Holdings also had unsecured promissory notes payable, principally to its shareholders, aggregating $2,250,000 at December 31, 1992 bearing simple interest at 10% to 12%. The notes were subordinated to obligations outstanding under the 1992 Credit Agreement with the bank and the amended senior subordinated note agreement. In accordance with a subordination agreement dated as of March 31, 1992, the principal and interest on the junior subordinated notes could not be paid until all obligations outstanding under the 1992 Credit Agreement and the amended senior subordinated note agreement were paid in full.

  All Senior and Junior subordinated notes payable were paid off with proceeds from the issuance of the Senior Notes.

 11.75% Senior Notes Due 2000

  On June 1, 1993, Holdings sold $78,000,000 of 11.75% Senior Notes due 2000 less a discount of $455,000 in a public debt offering. Each of Holdings' wholly owned subsidiaries guarantee the Senior Notes on a full, unconditional, and joint and several basis. The Senior Notes are senior obligations of Holdings and rank pari passu with all unsubordinated indebtedness of Holdings. Proceeds of the Senior Notes were used for the repayment of all bank debt, senior subordinated notes payable, and junior subordinated notes payable outstanding at June 1, 1993. The Senior Notes are redeemable, in whole or in part, at the option of Holdings, at any time on or after June 1, 1996, at certain agreed upon redemption prices. In addition, until June 1, 1996, upon an Initial Public Offering of Holdings' stock, up to 20% of the originally issued aggregate principal amount of Senior

                              ACME HOLDINGS INC.

Notes may be redeemed at the option of Holdings at a certain agreed upon price. The indenture relating to the Senior Notes (Indenture) contains certain covenants that, among other things, limit the type and amount of additional indebtedness that may be incurred by Holdings and certain of its subsidiaries and imposes limitation on investments, loans, advances, the payment of dividends and the making of certain other payments, the creation of liens, certain transactions with affiliates and certain mergers.

  Interest, at a rate of 11.75%, is due semiannually on June 1 and December 1. The interest payments on the Senior Notes are in the amount of $4,582,500. To date, Holdings has not made the interest payment on the Senior Notes due December 1, 1994 and is in default with the terms of the Senior Notes Indenture. Since an event of default under the Indenture has occurred and is continuing, the holders of at least 25 percent in aggregate principal amount of the outstanding Senior Notes may, by written notice to Holdings and the Trustee under the Indenture, and the Trustee upon the written request of such holders, can declare the principal amount of and accrued interest on all of the outstanding Senior Notes due and payable immediately. If an event of default under the Indenture occurs related to the bankruptcy of Holdings or any Holdings subsidiary of Holdings, then the principal of and accrued interest on the Senior Notes shall become immediately due and payable. If the indebtedness under the Senior Notes is accelerated, Holdings would not be able to pay such amounts. In such event, the Trustee is entitled to pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Senior Notes or to enforce the performance of any provision of the Senior Notes or the Indenture. If not accelerated before such date, principal under the Senior Notes, in its entirety, is due June 1, 2000.

 Equipment Contracts Payable

  The equipment contracts bear interest at rates ranging from 7% to 14%, are secured by equipment purchased and are payable in various monthly principal installments.

 Debt Maturities

  The aggregate annual maturities of debt as of December 31, 1994, are as follows:

                                      BANK    EQUIPMENT    SENIOR
                                    DEBT(A)   CONTRACTS   NOTES(B)      TOTAL
                                   ---------- ---------- ----------- -----------
     1995......................... $      --  $1,708,000 $       --  $ 1,708,000
     1996.........................        --   1,399,000         --    1,399,000
     1997.........................        --     797,000         --      797,000
     1998.........................  1,045,000    109,000         --    1,154,000
     1999.........................        --         --          --          --
     Thereafter...................        --         --   77,618,000  77,618,000
                                   ---------- ---------- ----------- -----------
                                   $1,045,000 $4,013,000 $77,618,000 $82,676,000
                                   ========== ========== =========== ===========

--------
(A) Currently, the New Credit Facility is in default and if the outstanding principal is not accelerated, then the principal in its entirety is due June 2, 1998.
(B) Currently, the Senior Notes are in default and if not accelerated, then the principal in its entirety is due June 1, 2000.

                              ACME HOLDINGS INC.

4. SHAREHOLDERS' DEFICIT

  On March 31, 1992, in connection with the 1992 Credit Agreement (Note 3) Holdings issued and sold 3,000,000 shares of Series A preferred stock, par value $1.00, (the Preferred Stock) for $3,000,000 cash. Each share of the Preferred Stock is entitled to .005 (five one-thousandths) of one vote. No dividends may be paid on common stock in any fiscal year unless Holdings has first paid to the Preferred Stock shareholders a dividend of not less than $0.06 per share, which is noncumulative. Any additional dividends declared shall be declared on the common stock only. Upon liquidation, the Preferred Stock carries a liquidation preference of $1.00 per share, plus an amount equal to all declared and unpaid dividends thereon. After the payment or distribution to the Preferred Stock shareholders of the full preferential amounts, the common shareholders are entitled to all remaining assets of Holdings to be distributed. Concurrent with the issuance of the Preferred Stock, Holdings' Board of Directors declared a one-for-ten reverse stock split of Holdings' stock outstanding on such date. The authorized shares of Holdings' common stock was changed to 500,000 shares, $.01 par value.

  Additionally, Holdings entered into a restricted stock agreement with its former Chairman and Chief Executive Officer subjecting 25,005 shares of Holdings' common stock owned by him to forfeiture. The restrictions on 10,002 of such shares were to lapse based on ratable monthly vesting over 36 months. The restrictions on the remaining 15,003 shares were to lapse ratably each year if certain earnings levels were achieved for fiscal years 1992, 1993 and 1994. At December 31, 1993, restrictions on 10,839 of the shares had lapsed and 5,001 shares were forfeited and returned to Holdings. As of December 31, 1994, restrictions on 12,507 of the shares had lapsed and 12,498 were forfeited and returned to Holdings. On December 31, 1994, AAC purchased all of the former Chairman's outstanding common and preferred shares in Holdings for a total consideration of $10.

  On December 28, 1993, Holdings entered into a stock purchase agreement with the former President (Management Participant) whereby the Management Participant purchased 5,985 shares of Holdings' authorized but unissued common stock at $.01 per share. One-half of the shares are referred to as Employment Stock and the remaining one-half of the shares are referred to as Eligible Time Accelerated Stock (ETA Stock). The shares of common stock subject to this agreement are held in escrow until such time as the shares vest. The Employment Stock vests at the rate of 25% on December 31, 1993, 1994, 1995 and 1996. The ETA Stock vests at the rate of 25% on December 31, 1993, 1997, 1998 and 1999, however, the vesting may be accelerated if Holdings achieves certain performance targets, as determined by Holdings' Board of Directors. As of December 31, 1994, 1,496 shares of Employment Stock and 748 shares of ETA Stock had vested.

5. EMPLOYEE BENEFIT PLANS

  Holdings has a Section 401(k) employees savings plan (the Savings Plan) covering substantially all full-time employees upon completion of at least 500 hours of service and six-months of continuous employment. The Savings Plan is a defined contribution plan and provides for Holdings to make discretionary contributions as deemed appropriate by the Savings Plan administrative committee. No contributions were made by Holdings to the Savings Plan during the years ended December 31, 1992, 1993 or 1994 or the six months ended June 30, 1995.

  Holdings also has a group medical and dental insurance plan (the Health
Plan) covering substantially all full time employees (and their eligible dependents) as defined, who have completed a minimum of three months of continuous service (12 months of service to qualify for dental benefits). Holdings is insured for individual and aggregate claims in excess of defined stop-loss limits and has provided reserves for amounts it believes are sufficient to cover claims which have been incurred but not reported as of December 31, 1994 and June 30, 1995.

                              ACME HOLDINGS INC.

6. COMMITMENTS

 Obligations Under Capital Leases

  Holdings has entered into capital lease obligations in connection with acquiring certain rental equipment with aggregate costs and accumulated amortization of $1,463,000 and $230,000 at December 31, 1993, and $1,553,000
and $355,000 at December 31, 1994, respectively. Future minimum lease payments under the capital leases and the present value of the minimum lease payments as of December 31, 1994 are as follows:

      1995............................................................ $482,000
      1996............................................................  251,000
      1997............................................................   23,000
      1998............................................................    7,000
      1999............................................................      --
      Thereafter......................................................      --
                                                                       --------
      Total minimum future lease payments.............................  763,000
      Less amount representing interest...............................   73,000
                                                                       --------
      Present value of net minimum future lease payments.............. $690,000
                                                                       ========

 Obligations Under Operating Leases

  At December 31, 1994, Holdings had minimum annual lease commitments for property and equipment under noncancelable operating leases as follows:

      1995.......................................................... $ 3,686,000
      1996..........................................................   2,997,000
      1997..........................................................   2,045,000
      1998..........................................................   1,141,000
      1999..........................................................     948,000
      Thereafter....................................................   2,649,000
                                                                     -----------
                                                                     $13,466,000
                                                                     ===========

  The property leases require Holdings to pay certain property taxes and insurance costs. Certain of the real property leases provide for escalation of future rental payments based upon increases in the consumer price index. Rental expense under all operating leases totaled $3,631,000, $4,022,000, $4,380,000, $2,224,000 and $2,110,000 for the years ended December 31, 1992,
1993, 1994, and six months ended June 30, 1994 and 1995, respectively.

  Holdings leases all or a portion of one of its California locations from a partnership that is comprised of certain present and former shareholders and directors of Holdings and leases property which is part of a second California location from certain present and former shareholders and directors of Holdings. The corporate offices in California are leased from a former officer and director of Holdings. Two locations in Louisiana are leased from a former officer of Acme Dixie. The leases require monthly lease payments aggregating approximately $43,000. Total rent expense attributable to these leases and included in operations was $421,000, $532,000 and $533,000 for the years ended December 31, 1992, 1993 and 1994, respectively and $231,000 and $231,000 for the six months ended June 30, 1994 and 1995, respectively.

 Purchase Commitments

  As of December 31, 1994 and June 30, 1995, Holdings had commitments to purchase equipment of approximately $2,395,000 and $1,977,000, respectively.

                              ACME HOLDINGS INC.

 Noncompetition Agreements

  Holdings in the past has entered into noncompetition and/or consulting agreements with the former owners of certain businesses it has acquired, some of which require cash payments in future periods. The agreements are for terms of two to five years and prohibit the former owners from competing with Holdings in the business of renting equipment in certain California, Texas and Louisiana counties. The present values of these future cash payments have been capitalized and included in other assets (Note 1) with the corresponding liabilities included in other accrued expenses in the accompanying balance sheets.

  Any breach of the agreements by the former owners terminates Holdings' obligations. Amounts charged to expense, including amortization expense on capitalized costs, were approximately $546,000, $376,000, $121,000, $121,000 and $0, for the years ended December 31, 1992, 1993 and 1994, and the six months ended June 30, 1994 and 1995, respectively.

7. RELATED PARTY TRANSACTIONS

  In July 1992, Holdings entered into a five-year management agreement (Management Agreement) with a company owned by certain shareholders of Holdings (AAC) that is acquiring equipment rental businesses. Under the Management Agreement, Holdings locates potential acquisition opportunities, provides administrative assistance in connection with acquisitions and manages, supervises and provides administrative and accounting support for the operation of AAC's rental locations. Pursuant to the Management Agreement, Holdings has agreed, until April 1, 1995, to make available first to such company any opportunities which come to its attention for acquiring additional rental locations. During 1992, 1993 and 1994, Holdings assisted AAC in making six acquisitions. AAC reimburses Holdings for any costs incurred by Holdings to acquire the companies. Additionally, AAC pays Holdings a management fee based on a percentage of the acquisition cost for each acquisition and the performance of the companies acquired. As of December 31, 1993, the miscellaneous receivable and the management fee receivable were $45,000 and $146,000, respectively and as of December 31, 1994, the net miscellaneous payable and the management fee receivable were $117,000 and $255,000, respectively, and as of June 30, 1995, the net miscellaneous payable and the management fee receivable were $82,000 and $381,000, respectively. As a result of the chairman's resignation in June 1994, AAC at its discretion may terminate the Management Agreement between AAC and Holdings. AAC has not notified Holdings as to its intentions with respect to the termination or continuation of the Management Agreement. Total management fee revenue, included as a reduction in general and administrative expense, was $162,000, $1,082,000, $1,496,000, $718,000 and $524,000, for the years ended December
31, 1992, 1993 and 1994, and the six months ended June 30, 1994 and 1995, respectively.

  In addition, Holdings and AAC have agreed to rerent equipment to each other in the event the other party does not have sufficient rental equipment at a given rental center location to meet a customer's requirements. The party making such equipment available receives 70% of the gross rental receipts received by the other party related to such rerental. For the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995, rerent revenue received by Holdings from AAC was $13,000, $151,000, $39,000, $6,000 and $16,000, respectively, and rerent expense paid by Holdings to AAC was $37,000, $111,000, $230,000, $62,000 and $35,000, respectively.

  Holdings also leases certain facilities owned by certain of Holdings' present and former officers, directors and shareholders (Note 6).

                              ACME HOLDINGS INC.

8. STOCK OPTION PLAN

  In May 1990, Holdings' Board of Directors approved the Acme Holdings Inc. 1990 Stock Option Plan which authorizes the granting of options to various directors, officers, employees and outside consultants to purchase, within a period of 10 years from date of grant, up to 7,310 shares of common stock at an exercise price to be determined at the time of grant by Holdings' Board of Directors. The exercise price shall be not less than fair market value on the date of grant for incentive stock options (ISOs), and not less than 85% of the fair market value on the date of grant for nonstatutory stock options (NSOs). Any otherwise eligible participant who owns more than 10% of the total combined voting power of all classes of outstanding stock of Holdings is not eligible to receive options under the plan unless the exercise price is at least 110% of the fair market value of such shares on the date of grant and the options are exercisable for a term of only five years from the date of grant. Options vest in such increments as determined by Holdings' Board of Directors.

  ISOs to purchase 3,290 shares of common stock at $.10 per share were granted in March 1992 to replace previously issued and canceled options. In January 1993, 1,097 ISOs to purchase shares of common stock at $2.69 per share were granted. Such ISOs become exercisable at various dates commencing July 1993. ISOs covering 1,097 shares are exercisable at December 31, 1994. On March 31, 1992, NSOs to purchase 365 shares of common stock at $27.00 per share were granted to replace previously issued and canceled options; such exercise price was based upon isolated negotiations with a single option holder and bore no relationship to the fair market value of the common stock. The NSOs were fully exercisable at date of grant. No options were granted during 1994.

9. INCOME TAXES

  Effective January 1, 1993, Holdings changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement No. 109). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  As permitted under Statement No. 109, Holdings has elected not to restate the financial statements of any prior years. There was no effect from this change on net income for the year ended December 31, 1993 or on the deferred tax balance at December 31, 1992.

  The provision (benefit) for income taxes is comprised of the following:

                                                      1992     1993      1994
                                                    -------- --------  --------
     Current:
       Federal..................................... $    --  $    --   $    --
       State.......................................  400,000  300,000   111,000
                                                    -------- --------  --------
                                                     400,000  300,000   111,000
     Deferred:
       Federal.....................................      --       --        --
       State.......................................   27,000  (26,000)  (50,000)
                                                    -------- --------  --------
                                                      27,000  (26,000)  (50,000)
                                                    -------- --------  --------
                                                    $427,000 $274,000  $ 61,000
                                                    ======== ========  ========

                              ACME HOLDINGS INC.

  In 1994, deferred income taxes reflect the tax effects of temporary differences between the value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Holdings' net deferred tax assets and liabilities are as follows:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1993          1994
                                                     -----------  ------------
   Deferred tax assets:
     Net operating loss carryforwards............... $ 8,614,000  $ 11,899,000
     Alternative minimum tax credit.................     754,000       754,000
     Allowance for doubtful accounts................     384,000       501,000
     Accrued health & general insurance.............   1,298,000     1,257,000
     State taxes, net...............................     297,000       123,000
     Other accruals.................................   1,733,000     1,183,000
                                                     -----------  ------------
     Total deferred tax assets......................  13,080,000    15,717,000
     Valuation allowance for deferred tax assets....  (7,396,000)  (11,596,000)
                                                     -----------  ------------
   Net deferred tax assets..........................   5,684,000     4,121,000
   Deferred tax liabilities:
     Depreciation, tax over book....................  (5,904,000)   (4,146,000)
     Other accruals.................................    (205,000)     (350,000)
                                                     -----------  ------------
   Total deferred tax liabilities...................  (6,109,000)   (4,496,000)
                                                     -----------  ------------
   Net deferred tax liabilities..................... $  (425,000) $   (375,000)
                                                     ===========  ============

  A reconciliation between the provision for income taxes computed by applying the federal statutory tax rate to loss before taxes for the years ended December 31 is as follows:

                                              YEAR ENDED DECEMBER 31,
                                         -----------------------------------
                                           1992        1993         1994
                                         ---------  -----------  -----------
   Federal tax benefit at statutory
   rate................................. $(218,000) $(4,686,000) $(2,994,000)
   Losses without benefit...............   218,000    4,686,000    2,994,000
   State taxes..........................   427,000      274,000       61,000
                                         ---------  -----------  -----------
                                         $ 427,000  $   274,000  $    61,000
                                         =========  ===========  ===========

  At December 31, 1994, Holdings has approximately $29,300,000 of net operating loss carryforwards for federal income tax purposes that expire $9,500,000 in 2005, $6,000,000 in 2006, $1,700,000 in 2007 and $6,800,000 in
2008 and $5,300,000 in 2009. In addition, Holdings has net operating loss carryforwards for California income tax purposes of approximately $17,800,000 which are available to offset taxable income starting in 1993 and expire $4,300,000 in 1996, $5,800,000 in 1997, $3,900,0000 in 1998 and $3,800,000 in
1999. The ultimate realization of the benefit of these loss carryforwards is dependent on Holdings achieving proper levels of operating profits in the future.

  Holdings also has alternative minimum tax credit carryovers of approximately $590,000 for federal income tax purposes and $164,000 for California income tax purposes which are available to offset future regular income tax that is in excess of the alternative minimum tax in such year. The credits carry over indefinitely.

  Pursuant to the Tax Reform Act of 1986, use of Holdings' net operating loss carryforwards and other tax attributes may be substantially limited if a cumulative change in ownership of more than 50% occurs within any three year period. As of December 31, 1994, a cumulative change of more than 50% occurred which could significantly impact the future benefit of the federal and state net operating loss carryforwards under Internal Revenue Service Code Section 382.

10. SUBSEQUENT EVENT

  Holdings has decided to relocate its corporate office to Scottsdale, Arizona during the second and third quarters of 1995.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Rental Service Corporation

  We have audited the accompanying combined balance sheets of the corporations and partnerships listed in Note 1 (the Company) as of March 31, 1997 and 1996 and the related combined statements of operations, redeemable stock and other stockholders' and partners' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the corporations and partnerships listed in Note 1 at March 31, 1997 and 1996, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                       /s/ ERNST & YOUNG LLP

Phoenix, Arizona
May 6, 1997

                              INDUSTRIAL AIR TOOL

                            COMBINED BALANCE SHEETS

                                                              MARCH 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
                        ASSETS
Cash and cash equivalents............................. $ 1,816,726  $ 7,164,847
Investments, at market value (cost of $2,687,731).....   2,813,546          --
Accounts receivable, net of allowance for doubtful
 accounts of $120,000 at March 31, 1996 and 1997......   7,482,984    6,993,000
Inventory.............................................   6,843,218    6,663,676
Prepaid expenses and other assets.....................     306,003      217,400
Rental equipment, at cost, net of accumulated
 depreciation of $2,086,440 and $1,835,658 at March
 31, 1996 and 1997....................................   1,103,985    1,010,027
Operating property and equipment, at cost, net of
 accumulated depreciation.............................   1,350,901    1,377,166
Other assets..........................................     764,371      716,238
                                                       -----------  -----------
                                                       $22,481,734  $24,142,354
                                                       ===========  ===========
       LIABILITIES, REDEEMABLE STOCK, AND OTHER
          STOCKHOLDERS' AND PARTNERS' EQUITY
       ----------------------------------------
Accounts payable...................................... $ 2,717,936  $ 2,513,777
Payroll and other accrued expenses....................   1,120,553    1,232,929
Notes payable to stockholders.........................     705,127      705,127
                                                       -----------  -----------
Total liabilities.....................................   4,543,616    4,451,833
Commitments and contingencies
Class B common stock--redeemable, at liquidation
 value................................................  11,399,437   10,774,506
Other stockholders' and partners' equity:
  Unrealized gain on investments available for sale...     125,815          --
  Preferred stock, at liquidation value...............     890,800      890,800
  Class A common stock................................      10,000       10,000
  Common stock--Bayview...............................       2,500        2,500
  Partners' equity....................................   6,021,363    7,781,958
  Retained earnings (deficit).........................    (511,797)     230,757
                                                       -----------  -----------
Total other stockholders' and partners' equity........   6,538,681    8,916,015
                                                       -----------  -----------
                                                       $22,481,734  $24,142,354
                                                       ===========  ===========

                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

                       COMBINED STATEMENTS OF OPERATIONS

                                                      YEAR ENDED MARCH 31,
                                                     ------------------------
                                                        1996         1997
                                                     -----------  -----------
Revenues:
  Sales of parts, supplies and equipment............ $38,159,436  $41,694,541
  Equipment rentals.................................   6,848,704    7,318,643
                                                     -----------  -----------
Total revenues......................................  45,008,140   49,013,184
Cost of revenues:
  Cost of sales of parts, supplies and equipment....  30,377,393   33,306,804
  Cost of equipment rentals, excluding equipment
   rental depreciation..............................   4,624,537    5,169,571
  Depreciation, equipment rentals...................     528,926      445,504
                                                     -----------  -----------
Total cost of revenues..............................  35,530,856   38,921,879
                                                     -----------  -----------
Gross profit........................................   9,477,284   10,091,305
Selling, general and administrative expenses........   6,366,204    7,107,647
Depreciation and amortization, excluding equipment
 rental depreciation................................     205,742      164,243
                                                     -----------  -----------
Operating income....................................   2,905,338    2,819,415
Other income (expense):
  Interest income...................................     159,477      204,263
  Gain on sale of investments.......................         --       251,540
  Interest expense..................................     (48,661)     (67,070)
  Other, net........................................      10,496      (82,379)
                                                     -----------  -----------
                                                       3,026,650    3,125,769
Provision for income taxes..........................     100,000      150,000
                                                     -----------  -----------
Net income.......................................... $ 2,926,650  $ 2,975,769
                                                     ===========  ===========



                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

 COMBINED STATEMENTS OF REDEEMABLE STOCK AND OTHER STOCKHOLDERS' AND PARTNERS'
                                    EQUITY

                                                                                COMTECT, INC.             BAYVIEW
                                                                        ------------------------------ -------------
                                                        REDEEMABLE
                                                         CLASS B                           CLASS A
                                                       COMMON STOCK     PREFERRED STOCK  COMMON STOCK  COMMON STOCK
                                                    ------------------  --------------- -------------- ------------- PARTNERS'
                                                    SHARES   AMOUNT     SHARES  AMOUNT  SHARES AMOUNT  SHARES AMOUNT  CAPITAL
                                                    ------ -----------  ------ -------- ------ ------- ------ ------ ----------
Balance at March
31, 1995........                                    10,000 $11,158,316  8,908  $890,800 10,000 $10,000 2,500  $2,500 $3,889,279
Net income......                                       --          --     --        --     --      --    --      --   2,638,684
Change in
liquidation
value of
redeemable
stock...........                                       --      241,121    --        --     --      --    --      --         --
Unrealized
appreciation on
investments.....                                       --          --     --        --     --      --    --      --         --
Distributions to
stockholders and
partners........                                       --          --     --        --     --      --    --      --    (506,600)
                                                    ------ -----------  -----  -------- ------ ------- -----  ------ ----------
Balance at March
31, 1996........                                    10,000  11,399,437  8,908   890,800 10,000  10,000 2,500   2,500  6,021,363
Net income......                                       --          --     --        --     --      --    --      --   2,657,487
Change in
liquidation
value of
redeemable
stock...........                                       --     (624,931)   --        --     --      --    --      --         --
Liquidation of
investment
portfolio.......                                       --          --     --        --     --      --    --      --         --
Distributions to
stockholders and
partners........                                       --          --     --        --     --      --    --      --    (896,892)
                                                    ------ -----------  -----  -------- ------ ------- -----  ------ ----------
Balance at March
31, 1997........                                    10,000 $10,774,506  8,908  $890,800 10,000 $10,000 2,500  $2,500 $7,781,958
--------------------------------------------------
                                                    ====== ===========  =====  ======== ====== ======= =====  ====== ==========
                                                      UNREALIZED                  TOTAL
                                                    GAINS (LOSSES)                OTHER
                                                    ON INVESTMENTS RETAINED   STOCKHOLDERS'
                                                    AVAILABLE FOR  EARNINGS   AND PARTNERS'
                                                         SALE      (DEFICIT)     EQUITY
                                                    -------------- ---------- -------------
Balance at March
31, 1995........                                      $(159,812)   $(159,643)  $ 4,473,124
Net income......                                            --       287,966     2,926,650
Change in
liquidation
value of
redeemable
stock...........                                            --      (241,121)     (241,121)
Unrealized
appreciation on
investments.....                                        285,627          --        285,627
Distributions to
stockholders and
partners........                                            --      (398,999)     (905,599)
                                                    -------------- ---------- -------------
Balance at March
31, 1996........                                        125,815     (511,797)    6,538,681
Net income......                                            --       318,282     2,975,769
Change in
liquidation
value of
redeemable
stock...........                                            --       624,931       624,931
Liquidation of
investment
portfolio.......                                       (125,815)         --       (125,815)
Distributions to
stockholders and
partners........                                            --      (200,659)   (1,097,551)
                                                    -------------- ---------- -------------
Balance at March
31, 1997........                                      $     --     $ 230,757   $ 8,916,015
--------------------------------------------------
                                                    ============== ========== =============



                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

                       COMBINED STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED MARCH 31,
                                                     ------------------------
                                                        1996         1997
                                                     -----------  -----------
OPERATING ACTIVITIES
Net income.......................................... $ 2,926,650  $ 2,975,769
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation......................................     734,668      609,747
  Gain on sale of investments available for sale....         --      (251,540)
  Provision for deferred taxes......................    (105,000)      60,000
  Changes in operating assets and liabilities:
    Accounts receivable.............................  (1,760,654)     489,984
    Prepaid expenses and other assets...............     (68,793)      76,736
    Inventory.......................................    (748,832)     179,542
    Accounts payable ...............................    (159,262)    (204,159)
    Payroll and other accrued expenses..............     502,565      112,376
                                                     -----------  -----------
Net cash provided by operating activities...........   1,321,342    4,048,455
INVESTING ACTIVITIES
Proceeds from the sale of investments available for
 sale, net..........................................     321,927    2,939,271
Acquisition of property and equipment ..............    (871,473)    (542,054)
                                                     -----------  -----------
Net cash provided by (used in) investing
 activities.........................................    (549,546)   2,397,217
FINANCING ACTIVITIES
Distributions to stockholders and partners..........    (905,599)  (1,097,551)
Principal repayments of notes payable...............    (284,873)         --
                                                     -----------  -----------
Net cash used by financing activities...............  (1,190,472)  (1,097,551)
                                                     -----------  -----------
Net increase (decrease) in cash and cash
 equivalents........................................    (418,676)   5,348,121
Cash and cash equivalents at beginning of year......   2,235,402    1,816,726
                                                     -----------  -----------
Cash and cash equivalents at end of year............ $ 1,816,726  $ 7,164,847
                                                     ===========  ===========


                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                MARCH 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying combined financial statements include the accounts of the following companies (collectively, Industrial Air Tool or IAT):

  .Comtect Inc. (Comtect), a Nevada Corporation, and its wholly owned subsidiaries:

    -- IAT interests of Nevada, Inc., a Nevada corporation.

    -- RNJB, Inc., a Nevada corporation.

    -- CFTSIJC., Inc., a Nevada corporation.

    -- Industrial Air Tool Pasadena, Inc., a Texas corporation.

    -- Industrial Air Tool Texas City, Inc., a Texas corporation.

    -- PST, Inc. of Louisiana, A Louisiana corporation.

    -- LRB Supply, Inc., a Texas corporation.

  .GT Financial Ltd., a Texas limited partnership

  .Shield Pt., Ltd. (Shield), a Texas limited partnership

  .Bayview Interests, Inc. (Bayview), a Nevada Corporation

  Each of these companies and partnerships are owned by substantially the same shareholders and partners. All material intercompany accounts and transactions have been eliminated.

  Comtect sells maintenance, repair, and operations (MRO) equipment and supplies, and rents equipment to customers throughout the world from its locations in Texas and Louisiana. Comtect grants credit to customers, the majority of whom are in the petrochemical or construction industries. GT Financial purchases certain accounts receivable from Comtect. Shield owns land and buildings which are leased to Comtect. Bayview is a domestic international sales corporation which has received a commission of 4 percent (to a maximum commission of $400,000) on all export sales.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue from the sale of parts, supplies and equipment are recorded at the time of delivery to or pick-up by the customer. Equipment rental revenue is recorded as earned under the operating method.

 Cash and Cash Equivalents.

  IAT considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                              INDUSTRIAL AIR TOOL

 Credit Policy

  IAT extends credit to its customers based on evaluations of their financial condition. Collateral generally is not required. IAT maintains reserves which it believes are adequate for potential credit losses.

 Inventories

  Inventories consist principally of equipment, parts, and supplies. All inventories are valued at the lower of cost or market using the specific identification last-in, first-out (LIFO) method of accounting, which approximates the first-in, first-out method of accounting.

 Depreciation and Amortization

  Rental equipment and operating property and equipment are stated at cost and are depreciated using the straight-line method over the following estimated useful lives:

     Rental equipment...............................................   5-7 years
     Operating property and equipment...............................     5 years
     Buildings and leasehold improvements........................... 28-40 years

  All rental equipment costing more than $500 and greater than one year useful life is capitalized at the date of purchase.

 Income Taxes

  Comtect utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefits in the future.

  GT Financial Ltd. and Shield are Texas limited liability partnerships, and, accordingly, taxes related to their income are the responsibility of the individual partners.

 Advertising Expense

  Advertising costs are expensed as incurred. Advertising expense was $46,057 and $88,912 for the years ended March 31, 1996 and 1997, respectively.

2. OPERATING PROPERTY AND EQUIPMENT

  Operating property and equipment consist of the following:

                                                                MARCH 31,
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
Land and building........................................ $1,424,593 $1,424,593
Vehicles, machinery and equipment........................    618,069    607,631
Office equipment.........................................    272,747    298,585
                                                          ---------- ----------
    Total................................................  2,315,409  2,330,809
Less accumulated depreciation............................    964,508    953,643
                                                          ---------- ----------
                                                          $1,350,901 $1,377,166
                                                          ========== ==========

                              INDUSTRIAL AIR TOOL

3. NOTES PAYABLE TO STOCKHOLDERS

  Notes payable at March 31, 1996 and 1997 are payable by GT Financial Ltd. to two shareholders with interest at 10 percent, and due on demand. No interest was paid in the years ended March 31, 1996 and 1997.

4. EMPLOYEE BENEFIT PLANS

  IAT maintains the ERISA qualified IAT Interests, Inc. Profit Sharing Plan (the Plan) covering substantially all employees who complete 1,000 hours of service annually. The Plan allows IAT to make discretionary contributions. Contributions are allocated to employee accounts based upon individual wages as compared to total IAT wages. Employees are not permitted or required to make contributions to the Plan. Vesting of an employee's interest in the Plan occurs over a seven year period. Contributions to the Plan were $543,065 and $617,824 for the years ended March 31, 1996 and 1997, respectively.

5. REDEEMABLE STOCK AND OTHER STOCKHOLDERS' EQUITY

  Comtect has 20,000 shares of preferred stock authorized, $10 par value, with 8,908 shares issued and outstanding at March 31, 1996 and 1997. The preferred stock is nonvoting and is entitled to receive, when and as declared by the board of directors, a noncumulative dividend of $9.00 per share. The preferred stock has a liquidation preference of $100 per share plus any declared and unpaid dividends.

  Comtect has 20,000 shares of Class A voting common stock authorized, $1.00 par value, with 10,000 shares issued and outstanding at March 31, 1996 and 1997. Comtect also has 20,000 shares of Class B nonvoting common stock, $1.00 par value, with 10,000 shares issued and outstanding at March 31, 1997. The Class B common stock is subordinate to the preferred stock and Class A common stock with respect to dividends and upon liquidation.

  Bayview has 5,000 shares of common stock authorized, $1.00 par value, with 2,500 shares issued and outstanding at March 31, 1996 and 1997.

  Pursuant to a buy-sell agreement dated March 31, 1992, Comtect has agreed with the holders of it's Class B common stock to purchase such shares upon the shareholder's termination of employment, death, disability, or at the shareholder's option, at its estimated fair value at the date of purchase, as defined in the agreement. The shareholders have agreed not to sell their shares except to Comtect.

6. COMMITMENTS AND CONTINGENCIES

 Environmental

  IAT and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. IAT incurs ongoing expenses associated with the performance of appropriate remediation at certain of its locations. IAT does not believe that such remediation will have a material adverse effect on IAT's combined financial position, results of operations or cash flows.

 Legal Proceedings

  IAT is party to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of IAT. The ultimate legal and financial liability of IAT with respect to such pending litigation

                              INDUSTRIAL AIR TOOL
cannot be estimated with certainty, but IAT believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the business, or the combined financial position, results of operations or cash flows of IAT.

7. INCOME TAXES

  Income tax expense differs from the amount computed by applying the statutory federal income tax to the income before income taxes due to the effect of state taxes and the portion of IAT's income which is attributable to limited partnerships, which are not subject to income taxes.

  Deferred tax assets consist of the following:

                                                                  MARCH 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
     Deferred tax assets:
       Nondeductible reserves and accruals................... $156,000 $131,000
       Uniform capitalization adjustment.....................   90,000   86,000
       Depreciation and other................................  104,000   73,000
                                                              -------- --------
         Total deferred tax assets........................... $350,000 $290,000
                                                              ======== ========

   The tax provision is comprised of:

                                                                 YEAR ENDED
                                                                 MARCH 31,
                                                             -------------------
                                                               1996       1997
                                                             ---------  --------
     Federal:
       Current.............................................. $ 135,000  $ 30,000
       Deferred.............................................  (105,000)   60,000
                                                             ---------  --------
                                                                30,000    90,000
     State:
       Current..............................................    70,000    60,000
       Deferred.............................................       --        --
                                                             ---------  --------
                                                                70,000    60,000
                                                             ---------  --------
         Total.............................................. $ 100,000  $150,000
                                                             =========  ========

8. SIGNIFICANT CUSTOMERS

  A single customer represented 10% and 12% of IAT's revenues for the years ended March 31, 1996 and 1997, respectively.

  Export sales, primarily to offshore petrochemical operators, totaled $10,801,000 and $13,107,000 during the years ended March 31, 1996 and 1997, respectively.

  A significant portion of the Company's revenues are generated based on manufacturers' distribution agreements. The loss of any such distributorships could have a material adverse effect on the Company's business. Sales of one manufacturer's products under a distribution arrangement represented 21% and 25% of revenues in the years ended March 31, 1996 and 1997, respectively.

                              INDUSTRIAL AIR TOOL

9. SUBSEQUENT EVENTS

  Pursuant to a Purchase Agreement signed March 14, 1997, all of the outstanding common and preferred stock of Comtect was purchased on April 25, 1997 by Rental Service Corporation (RSC), effective March 1, 1997, in exchange for $32.6 million in cash and 189,189 shares of RSC Common Stock. Up to an additional 108,108 shares of RSC Common Stock may be paid to the sellers over a three year period if certain performance objectives are met. Under the terms of the Purchase Agreement all previously factored accounts receivable sold to GT Financial Ltd. were repurchased by Comtect, and all real estate owned by Shield and leased to Comtect was purchased by Comtect, effective March 31, 1997, and Bayview ceased its affiliation with Comtect. The transaction closed on April 25, 1997, and IAT's balance sheet was consolidated with RSC's under the purchase method of accounting as of that date. Pursuant to the acquisition agreement, RSC assumed effective control of IAT's operations on March 1, 1997 and has included IAT's revenues of $4,322,000 and costs and expenses of $3,848,000 from such date in its consolidated statements of operations for the three months ended March 31, 1997, net of related imputed purchase price adjustments of $48,000.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Brute Equipment Co.
d/b/a Foxx Hy-Reach, Inc.
Moline, Illinois

  We have audited the accompanying balance sheets of Brute Equipment Co. d/b/a Foxx Hy-Reach, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brute Equipment Co. d/b/a Foxx Hy-Reach, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ McGLADREY & PULLEN, LLP

Moline, Illinois
April 26, 1997, except for the last
paragraph in Note 11 as to which
the date is May 1, 1998

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                                 BALANCE SHEETS

                                                DECEMBER 31,
                                           -----------------------  MARCH 31,
                                              1995        1996        1997
                                           ----------- ----------- -----------
                                                                   (UNAUDITED)
ASSETS (NOTE 4)
Cash...................................... $    27,250 $     3,350 $     3,350
Accounts receivables, less allowance for
 doubtful accounts December 31, 1995
 $20,000; December 31, 1996 $40,475;
 March 31, 1997 $40,475...................   2,002,199   2,649,607   2,453,143
Parts and supplies inventories............     142,796     405,161     404,783
Other receivables and prepaid expense.....      42,737      23,986      51,397
Investment, life insurance................     205,034     230,399     236,740
Rental equipment, net of accumulated
 depreciation December 31, 1995
 $3,826,500; December 31, 1996 $5,098,656;
 March 31, 1997 $5,368,193................  11,277,363  14,226,511  13,841,221
Operating equipment and leasehold
 improvements, net of accumulated
 depreciation December 31, 1995 $625,695;
 December 31, 1996 $718,709; March 31,
 1997
 $717,093 (Note 3)........................     590,759     492,441     421,874
                                           ----------- ----------- -----------
                                           $14,288,138 $18,031,455 $17,412,508
                                           =========== =========== ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.......................... $    68,850 $   560,202 $   235,905
Accrued expenses..........................     260,084     338,251     321,961
Litigation judgment liability (Note 9)....         --    2,320,000   2,320,000
Notes payable, including notes to related
 parties December 31, 1995 $1,567,635;
 December 31, 1996 $579,355; March 31,
 1997 $551,839 (Note 4)...................   4,426,776   3,991,157   2,420,408
                                           ----------- ----------- -----------
    Total liabilities.....................   4,755,710   7,209,610   5,298,274
                                           ----------- ----------- -----------
Commitments (Notes 5, 6 and 11)
Stockholders' Equity:
  Common stock, no par value; authorized
   100,000 shares issued 1,000 shares, at
   amounts paid in........................     100,000     100,000     100,000
  Retained earnings.......................   9,432,428  10,721,845  12,014,234
                                           ----------- ----------- -----------
                                             9,532,428  10,821,845  12,114,234
                                           ----------- ----------- -----------
                                           $14,288,138 $18,031,455 $17,412,508
                                           =========== =========== ===========

                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                            STATEMENTS OF OPERATIONS

                                                           THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,       MARCH 31,
                                  ----------------------- ---------------------
                                     1995        1996        1996       1997
                                  ----------- ----------- ---------- ----------
                                                               (UNAUDITED)
Revenues:
  Equipment rentals.............. $ 9,465,624 $11,842,440 $2,473,235 $2,856,078
  Sales of parts, supplies and
   equipment.....................   7,774,425   7,976,069  1,961,169  2,241,285
                                  ----------- ----------- ---------- ----------
                                   17,240,049  19,818,509  4,434,404  5,097,363
                                  ----------- ----------- ---------- ----------
Cost of revenues:
  Cost of equipment rentals,
   excluding equipment rental
   depreciation..................   3,969,880   4,228,171    951,111  1,007,432
  Depreciation, equipment
   rentals.......................   1,940,332   2,718,397    593,398    781,806
  Cost of sales of parts,
   supplies and equipment........   5,250,625   5,308,453  1,351,574  1,482,261
                                  ----------- ----------- ---------- ----------
    Total cost of revenues.......  11,160,837  12,255,021  2,896,083  3,271,499
                                  ----------- ----------- ---------- ----------
    Gross profit.................   6,079,212   7,563,488  1,538,321  1,825,864
  Selling, general and
   administrative expense........   3,107,090   3,461,510    352,700    417,299
  Depreciation, excluding
   equipment rental
   depreciation..................     225,877     257,723     63,718     51,840
  Litigation judgment expense
   (Note 9)......................         --    2,320,000        --         --
                                  ----------- ----------- ---------- ----------
    Operating income.............   2,746,245   1,524,255  1,121,903  1,356,725
Interest expense, including
 amounts paid to related parties
 December 31, 1995 $57,045;
 December 31, 1996 $73,840;
 March 31, 1996 $27,246
 March 31, 1997 $11,260..........     141,539     234,838     68,079     64,336
                                  ----------- ----------- ---------- ----------
    Net income................... $ 2,604,706 $ 1,289,417 $1,053,824 $1,292,389
                                  =========== =========== ========== ==========


                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            COMMON   RETAINED
                                                            STOCK    EARNINGS
                                                           -------- -----------
Balance, December 31, 1994................................ $100,000 $ 6,827,722
  Net income..............................................      --    2,604,706
                                                           -------- -----------
Balance, December 31, 1995................................  100,000   9,432,428
  Net income..............................................      --    1,289,417
                                                           -------- -----------
Balance, December 31, 1996................................  100,000  10,721,845
  Net income (unaudited)..................................      --    1,292,389
                                                           -------- -----------
Balance, March 31, 1997 (unaudited)....................... $100,000 $12,014,234
                                                           ======== ===========



                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                            STATEMENTS OF CASH FLOWS

                                                        THREE MONTHS ENDED
                           YEAR ENDED DECEMBER 31,           MARCH 31,
                          --------------------------  ------------------------
                              1995          1996         1996         1997
                          ------------  ------------  -----------  -----------
                                                            (UNAUDITED)
Operating Activities:
  Net income............. $  2,604,706  $  1,289,417  $ 1,053,824  $ 1,292,389
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
    Depreciation.........    2,166,209     2,976,120      657,116      833,646
    Gain on sale of
     rental equipment ...   (1,866,525)   (2,019,108)    (457,612)    (535,731)
    Changes in operating
     assets and
     liabilities:
      Accounts
       receivables ......     (543,772)     (647,408)     255,106      196,464
      Parts and supplies
       inventories.......      (22,620)     (262,365)         394          378
      Other receivables
       and prepaid
       expense...........      (20,702)       18,751         (502)     (27,411)
      Accounts payable
       and accrued
       expenses..........       26,902       569,519      (86,334)    (340,587)
      Litigation judgment
       liability.........          --      2,320,000          --           --
                          ------------  ------------  -----------  -----------
        Net cash provided
         by operating
         activities......    2,344,198     4,244,926    1,421,992    1,419,148
                          ------------  ------------  -----------  -----------
Investing Activities:
  Proceeds from sale of
   equipment.............    7,225,096     7,350,903    1,831,976    2,076,763
  Purchase of equipment..  (11,520,436)  (11,158,745)  (1,520,970)  (1,918,821)
  Purchase of investment
   in life insurance.....      (25,365)      (25,365)      (6,341)      (6,341)
                          ------------  ------------  -----------  -----------
        Net cash provided
         by (used in)
         investing
         activities......   (4,320,705)   (3,833,207)     304,665      151,601
                          ------------  ------------  -----------  -----------
Financing Activities:
  Borrowings from
   stockholders..........    1,833,024           --           --           --
  Payments to
   stockholders..........   (1,122,509)     (988,280)    (251,444)     (27,516)
  Net borrowings
   (payments) from note
   payable...............    1,266,392      (947,339)  (1,475,213)  (1,543,233)
  Proceeds from long-term
   obligations...........          --      1,500,000          --           --
                          ------------  ------------  -----------  -----------
        Net cash provided
         by (used in)
         financing
         activities......    1,976,907      (435,619)  (1,726,657)  (1,570,749)
                          ------------  ------------  -----------  -----------
        Net increase
         (decrease) in
         cash............          400       (23,900)         --           --
Cash balance, beginning
 of period...............       26,850        27,250       27,250        3,350
                          ------------  ------------  -----------  -----------
Cash balance, end of
 period.................. $     27,250  $      3,350  $    27,250  $     3,350
                          ============  ============  ===========  ===========
Supplemental disclosure
 of cash flow
 information, cash paid
 for interest............ $    145,501  $    215,184  $    53,885  $    61,477

                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

  Basis of presentation: Brute Equipment Co. was incorporated in the state of Iowa in May 1984 and qualified to do business under the assumed name of Foxx Hy-Reach, Inc. in the same month. During 1986, the Company, with the consent of its stockholders, elected to be taxed as an S-Corporation. The Company's operations consist principally of the short-term rental and the sale of equipment to the construction industry primarily in the midwest United States. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Certain amounts for 1995 have been reclassified to conform with the classifications used in 1996, with no effect on net income or stockholders' equity.

  Revenue recognition: Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the statements of operations include revenues earned on equipment rentals, fuel sales and rental equipment delivery fees. Revenue from the sale of parts, supplies and equipment is recorded at the time of delivery to or pick-up by the customer.

  Credit policy: Substantially all of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required, although in many cases, mechanics' liens are filed to protect the Company's interests. The Company maintains reserves it believes are adequate for potential credit losses.

  Parts and supplies inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Equipment and leasehold improvements: Equipment and leasehold improvements are stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives:

                                                                           YEARS
                                                                           -----
     Rental equipment.....................................................  6-7
     Office and computer equipment........................................  5-7
     Transportation equipment.............................................  3-5
     Leasehold improvements...............................................  10

  Advertising costs: Advertising costs are expensed as incurred and totaled $35,320 and $36,101 for the years ended December 31, 1995 and 1996, respectively, and $10,030 and $12,217 for the three-months ended March 31, 1996 and 1997 (unaudited), respectively.

  Concentrations of credit risk: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable which is limited due to the large number of customers.

  Fair value of financial instruments: The carrying amount of cash, accounts receivables, litigation judgment liability and accounts payable approximates fair value because of the short maturity of these instruments. The

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

carrying amount of notes payable which carry current interest rates and have short maturities approximates fair value.

NOTE 2. UNAUDITED INTERIM INFORMATION

  In the opinion of management, the accompanying unaudited condensed financial information of the Company contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly the Company's financial position as of March 31, 1997, and the results of its operations and its cash flows for the three-months ended March 31, 1996 and 1997. These results are not necessarily indicative of the results to be expected for the full fiscal year.

NOTE 3. OPERATING EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Operating equipment and leasehold improvements consist of the following:

                                                 DECEMBER 31,
                                             ---------------------  MARCH 31,
                                                1995       1996       1997
                                             ---------- ---------- -----------
                                                                   (UNAUDITED)
   Vehicles, machinery and equipment........ $1,086,270 $1,003,294 $  922,770
   Leasehold improvements...................     73,494     73,494     73,494
   Furniture, fixtures and computer
    equipment...............................     56,690    134,362    142,703
                                             ---------- ---------- ----------
                                              1,216,454  1,211,150  1,138,967
   Less accumulated depreciation and
    amortization............................    625,695    718,709    717,093
                                             ---------- ---------- ----------
                                             $  590,759 $  492,441 $  421,874
                                             ========== ========== ==========

NOTE 4. PLEDGED ASSETS AND NOTES PAYABLE

  Long-term obligations consist of the following:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1995       1996
                                                           ---------- ----------
   Revolving credit agreement with a bank, $2,000,000,
    ($3,000,000 as of December 31, 1995) interest at 3/8%
    under the bank's prime rate, (8.5% as of December 31,
    1996), due June 30, 1997, collateralized by
    substantially all assets of the Company and the
    personal guarantees of the officer-stockholders and
    the spouse of one of the officer-stockholders. ......  $2,859,141 $1,911,802
   Note payable, bank, due in annual installments of
    $300,000 plus interest at 7.84%, due April 1999,
    collateralized by substantially all assets of the
    Company and the personal guarantees of the officer-
    stockholders and the spouse of one of the officer-
    stockholders. .......................................         --   1,500,000
   Note payable, officer-stockholders, due on demand,
    unsecured. The interest rate in effect as of December
    31, 1995 and 1996 was 7% and 8%, respectively. ......   1,567,635    579,355
                                                           ---------- ----------
                                                           $4,426,776 $3,991,157
                                                           ========== ==========

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The Company also has an unused $1,500,000 line-of-credit agreement with a bank that pays interest at 3/8% under the bank's prime rate (8.5% as of December 31, 1996), due April 30, 1997, collateralized by substantially all assets of the Company and the personal guarantees of the officer-stockholders and the spouse of one of the officer-stockholders.

NOTE 5. STOCKHOLDERS' AGREEMENT

  The stockholders of the Company have entered into an agreement which places restrictions on the transfer of their stock during their lifetime. The agreement also contains provisions for the mandatory purchase of shares, by the surviving stockholder, upon the death or disability of a stockholder under the terms and conditions set forth in the agreement.

NOTE 6. LEASE COMMITMENTS AND RENTAL EXPENSE

  The Company leases its Morton, Illinois facility from an officer-stockholder. The agreement expires July 24, 1997 and requires monthly rentals of $2,500 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The Company leases its Moline, Illinois facility from an officer-stockholder. The agreement expires June 30, 1997 and requires monthly rentals of $5,500 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The Company leases a facility in Des Moines, Iowa. The agreement expires May 14, 2000 and requires monthly rentals of $3,500 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The Company also leases a facility in Cedar Rapids, Iowa. The agreement expires May 31, 1998 and requires monthly rentals of $3,000 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The total rental expense for the years ended December 31, 1995 and 1996 was $165,400 and $179,600, respectively, and $45,600 and $44,700 for the three-
months ended March 31, 1996 and 1997 (unaudited), respectively. Of the total rent expense, $96,000 was paid to an officer-stockholder for each of the years ended December 31, 1995 and 1996, respectively, and $24,000 for each of the three-months ended March 31, 1996 and 1997 (unaudited).

  The total minimum rental commitment under these leases as of December 31, 1996 is $242,500 which is due as follows:

        YEAR ENDING DECEMBER 31:
        ------------------------
          1997........................................................ $126,000
          1998........................................................   57,000
          1999........................................................   42,000
          2000........................................................   17,500
                                                                       --------
                                                                       $242,500
                                                                       ========

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7. DISCRETIONARY BONUSES AND MANAGEMENT FEE

  The Company pays discretionary bonuses to its officers and key employees. The amount of these bonuses totaled $1,198,500 and $1,107,500 for the years ended December 31, 1995 and 1996, respectively. There were no discretionary bonuses paid to officers or key employees during each of the three-months ended March 31, 1996 and 1997 (unaudited).

  The Company purchases management services from Knox Rental Stores, Inc. The principal stockholder of Knox Rental Stores, Inc. is also a stockholder of Brute Equipment Co. The amount of these management services purchased totaled $1,000,000 for each of the years ended December 31, 1995 and 1996.

NOTE 8. EMPLOYEE BENEFITS AND RETIREMENT PLANS

  The Company has a group health insurance plan for all of its employees. The plan qualifies as a "cafeteria plan" under Section 125 of the Internal Revenue Code of 1986. The Company has elected to self-insure claims ranging from $100 to $500 whereby the Company pays 80% of all claims within this range. Expenses relating to the plan totaled $10,345 and $9,346 for the years ended December 31, 1995 and 1996, respectively, and $2,050 and $2,320 for the three-months ended March 31, 1996 and 1997 (unaudited), respectively.

  Effective January 1, 1995, the Company established a 401(k) retirement plan. Employees are eligible to participate in the Plan after completing one year of full-time service and attaining age 21. Eligible employees are allowed to defer up to 15% of their salary. The Company makes matching contributions of 25% of the employee's contribution with a maximum Company contribution of 6% of eligible employee wages. The employee vests in the employer matching contribution at a rate of 20% per year after two years of service. Employees are 100% vested in the employer contribution after six years of service. The Company's contributions to the Plan for the years ended December 31, 1995 and 1996 was $19,734 and $29,534, respectively, and $1,336 and $1,045 for the three-months ended March 31, 1996 and 1997 (unaudited), respectively.

NOTE 9. LITIGATION JUDGMENT LIABILITY

  In November 1996, a $3,200,000 judgment was awarded by a jury to a construction worker injured while using equipment owned by the Company. The Company has insurance coverage for $1,000,000 of this liability and may also have a claim against its insurance provider for the remaining $2,200,000, plus accrued interest. See Note 11 for subsequent settlement.

NOTE 10. INCOME TAXES

  The Company, with the consent of its stockholders has elected to be taxed under sections of the federal and state income tax laws as an S-Corporation. This election provides, that in lieu of corporate income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deductions, losses and credits. Therefore, these financial statements do not include any provision for corporate income taxes.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The net book value of the Company's assets and liabilities exceeded their tax basis by $2,800,837 and $1,561,420 as of December 31, 1995 and 1996,
respectively. The differences between net book value and tax basis as of December 31, 1995 and 1996, by major asset and liability, are as follows:

                                        1995                    1996
                               ----------------------- -----------------------
                                NET BOOK                NET BOOK
                                  VALUE     TAX BASIS     VALUE     TAX BASIS
                               ----------- ----------- ----------- -----------
   Trade receivables.......... $ 2,002,199 $ 2,022,199 $ 2,737,045 $ 2,757,045
   Rental equipment...........  11,277,363   8,475,684  14,226,511  10,311,157
   Operating equipment and
    leasehold improvements....     590,759     571,601     492,441     506,375
                               ----------- ----------- ----------- -----------
                                13,870,321  11,069,484  17,455,997  13,574,577
   Litigation judgment
    liability.................         --          --    2,320,000         --
                               ----------- ----------- ----------- -----------
                               $13,870,321 $11,069,484 $15,135,997 $13,574,577
                               =========== =========== =========== ===========

NOTE 11. SUBSEQUENT EVENTS

  On April 25, 1997 the Company agreed to sell substantially all of its operating assets to Rental Service Corporation at an amount greater than their net book value. The closing of this transaction is expected to occur on or before June 30, 1997 and is subject to a number of closing conditions.

  On May 1, 1998 the litigation referred to in Note 9 was settled prior to final appeal. The Company's portion of the settlement was approximately $250,000.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Rental Service Corporation

  We have audited the accompanying combined balance sheets as of October 31, 1997 and 1996, of Rent-It-Center, Inc. and Affiliates listed in Note 1, and the related combined statements of operations, stockholders' and members' equity (deficit) and cash flows for each of the three years in the period ended October 31, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position at October 31, 1997 and 1996, of Rent-It-Center, Inc. and Affiliates listed in Note 1, and the combined results of their operations and their cash flows for each of the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Phoenix, Arizona
November 7, 1997

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                            COMBINED BALANCE SHEETS

                                                                 OCTOBER 31
                                                           -----------------------
                                                              1996        1997
                                                           ----------- -----------
                         ASSETS
                         ------
Cash.....................................................  $       --  $   283,407
Accounts receivable, net of allowances for doubtful
 accounts of $96,000 and $192,000 at October 31, 1996 and
 1997, respectively......................................    4,854,397   5,409,613
Parts and supplies inventories...........................    2,013,637   2,993,454
Prepaid and recoverable income taxes.....................      208,668     243,284
Other receivables and prepaid expenses...................      385,177     138,917
Deferred income taxes....................................       98,991     467,432
Rental equipment, principally machinery, at cost, net of
 accumulated depreciation of $13,526,000 and $17,849,000
 at October 31, 1996 and 1997, respectively..............   37,134,177  33,752,745
Operating property and equipment, at cost, net...........    3,755,028   4,908,510
Intangible assets, net of accumulated amortization of
 $79,000 and $203,000 at October 31, 1996 and 1997,
 respectively............................................    1,561,279   1,437,954
Cash surrender value of life insurance policies..........      161,013         --
                                                           ----------- -----------
    Total assets.........................................  $50,172,367 $49,635,316
                                                           =========== ===========
    LIABILITIES AND STOCKHOLDERS' AND MEMBERS' EQUITY
    -------------------------------------------------
Bank overdraft...........................................  $    43,263 $       --
Accounts payable.........................................    2,854,990   3,064,990
Payroll and other accrued expenses.......................    1,904,166   1,279,896
Bank debt and long-term obligations......................   21,182,250  16,729,243
Deferred income taxes....................................    3,215,192   4,944,750
                                                           ----------- -----------
    Total liabilities....................................   29,199,861  26,018,879
                                                           ----------- -----------
Commitments and contingencies
Stockholders' and members' equity:
  Common stock...........................................       11,600      11,600
  Retained earnings......................................   20,377,616  22,460,867
  Members' equity........................................      583,290   1,143,970
                                                           ----------- -----------
                                                            20,972,506  23,616,437
                                                           ----------- -----------
    Total liabilities and stockholders' and members'
     equity..............................................  $50,172,367 $49,635,316
                                                           =========== ===========

                            See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                       COMBINED STATEMENTS OF OPERATIONS

                                               YEAR ENDED OCTOBER 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
Revenue:
  Equipment rentals..................... $21,225,254  $25,279,134  $34,791,441
  Sales of parts, supplies and new
   equipment............................   9,117,503   10,518,131   12,411,690
  Sales of used equipment...............   1,852,560    1,253,608    2,593,140
                                         -----------  -----------  -----------
    Total revenue.......................  32,195,317   37,050,873   49,796,271
Cost of revenue:
  Cost of equipment rentals, excluding
   equipment depreciation...............   8,411,128   10,039,913   16,194,742
  Rental equipment depreciation.........   3,147,577    4,426,614    6,364,659
  Cost of sales of parts, supplies and
   new equipment........................   8,268,688    9,607,343   11,873,647
  Cost of sales of used equipment.......   1,030,779      629,056    1,924,962
                                         -----------  -----------  -----------
    Total cost of revenue...............  20,858,172   24,702,926   36,358,010
                                         -----------  -----------  -----------
    Gross profit........................  11,337,145   12,347,947   13,438,261
  Selling, general and administrative
   expenses.............................   4,557,859    5,149,382    7,058,017
  Operating property and equipment
   depreciation and amortization........     356,917      503,245      889,215
  Amortization of intangibles...........      21,793       30,301      123,325
                                         -----------  -----------  -----------
    Operating income....................   6,400,576    6,665,019    5,367,704
Other income (expense):
  Charitable contributions..............    (306,222)    (311,970)      (6,996)
  Interest income.......................      51,362       35,855       30,900
  Interest expense......................    (316,368)    (588,880)  (1,599,573)
                                         -----------  -----------  -----------
    Income before income taxes..........   5,829,348    5,800,024    3,792,035
  Provision for income taxes............   2,017,136    1,985,530    1,328,504
                                         -----------  -----------  -----------
    Net income.......................... $ 3,812,212  $ 3,814,494  $ 2,463,531
                                         ===========  ===========  ===========


                            See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

       COMBINED STATEMENTS OF STOCKHOLDERS' AND MEMBERS' EQUITY (DEFICIT)

                  YEARS ENDED OCTOBER 31, 1995, 1996 AND 1997

                             RENT-IT-CENTER, INC.
                          --------------------------
                                                       LANOHA LEASING
                                                      LIMITED LIABILITY
                                                       COMPANY, D/B/A
                          COMMON STOCK,               CENTER RENTAL AND
                          $1 PAR VALUE,                    SALES--      CENTER RENTAL AND
                          50,000 SHARES                 KANSAS CITY,      SALES--OMAHA,       ZUNI RENTAL
                            AUTHORIZED                     L.L.C.            L.L.C.       ENTERPRISES, L.L.C.
                          --------------              ----------------- ----------------- -------------------
                                          RETAINED     MEMBERS' EQUITY   MEMBERS' EQUITY    MEMBERS' EQUITY
                          SHARES AMOUNT   EARNINGS        (DEFICIT)         (DEFICIT)          (DEFICIT)        TOTALS
                          ------ ------- -----------  ----------------- ----------------- ------------------- -----------
Balances at November 1,
 1994...................  11,600 $11,600 $13,699,475      $(81,323)         $(144,752)         $    --        $13,485,000
 Cash dividends paid....     --      --      (69,600)          --                 --                --            (69,600)
 Net income.............     --      --    3,360,550       332,137            119,525               --          3,812,212
                          ------ ------- -----------      --------          ---------          --------       -----------
Balances at October 31,
 1995...................  11,600  11,600  16,990,425       250,814            (25,227)              --         17,227,612
 Cash dividends paid....     --      --      (69,600)          --                 --                --            (69,600)
 Net income (loss)......     --      --    3,456,791       160,798            225,178           (28,273)        3,814,494
                          ------ ------- -----------      --------          ---------          --------       -----------
Balances at October 31,
 1996...................  11,600  11,600  20,377,616       411,612            199,951           (28,273)       20,972,506
 Cash dividends paid....     --      --      (69,600)          --                 --                --            (69,600)
 Capital contribution...     --      --          --            --                 --            250,000           250,000
 Net income (loss)......     --      --    2,152,851       (83,678)           335,538            58,820         2,463,531
                          ------ ------- -----------      --------          ---------          --------       -----------
Balances at October 31,
 1997...................  11,600 $11,600 $22,460,867      $327,934          $ 535,489          $280,547       $23,616,437
                          ====== ======= ===========      ========          =========          ========       ===========



                            See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                       COMBINED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED OCTOBER 31,
                                        --------------------------------------
                                           1995          1996         1997
                                        -----------  ------------  -----------
Operating activities
  Net income........................... $ 3,812,212  $  3,814,494  $ 2,463,531
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Provisions for (reductions in)
     allowances for losses on accounts
     receivable........................       6,000       (12,832)      96,332
    Provision for inventory
     obsolescence......................         --            --       156,182
    Depreciation and amortization......   3,526,287     4,960,160    7,377,199
    Gain on sales of used equipment....    (821,781)     (624,552)    (668,178)
    Deferred income tax expense........     226,336     1,104,508    1,361,117
    Changes in operating assets and
     liabilities, net of the effect of
     a business acquisition:
      Accounts receivable..............    (269,520)     (211,783)    (651,548)
      Parts and supplies inventories...    (170,870)     (340,376)  (1,135,999)
      Prepaid and recoverable income
       taxes...........................    (150,286)      (58,382)     (34,616)
      Other receivables and prepaid
       expenses........................     (63,726)      (12,893)     246,260
      Accounts payable.................     623,131       550,700      210,000
      Payroll and other accrued
       expenses........................     469,401       223,242     (624,270)
      Accrued income taxes.............     (59,695)          --           --
                                        -----------  ------------  -----------
        Net cash provided by operating
         activities....................   7,127,489     9,392,286    8,796,010
Investing activities
  Acquisition of rental operations, net
   of cash acquired....................         --    (12,945,607)         --
  Purchases of rental equipment and
   operating property and equipment....  (8,497,199)  (15,053,391)  (6,950,886)
  Proceeds from sales of used
   equipment...........................   1,852,560     1,253,608    2,593,140
  Decrease (increase) in cash surrender
   value of life insurance policies....     (49,524)      (52,432)     161,013
                                        -----------  ------------  -----------
        Net cash used in investing
         activities....................  (6,694,163)  (26,797,822)  (4,196,733)
Financing activities
  Principal borrowings under long-term
   debt arrangements................... $   650,000  $ 22,953,961  $ 2,175,000
  Principal payments on long-term
   debt................................  (1,796,800)   (5,313,841)  (6,628,007)
  Increase (decrease) in bank
   overdraft...........................     208,247      (164,984)     (43,263)
  Capital contribution.................         --            --       250,000
  Cash dividends paid..................     (69,600)      (69,600)     (69,600)
                                        -----------  ------------  -----------
        Net cash provided by (used in)
         financing activities..........  (1,008,153)   17,405,536   (4,315,870)
                                        -----------  ------------  -----------
        Net increase (decrease) in
         cash..........................    (574,827)          --       283,407
Cash at beginning of year..............     574,827           --           --
                                        -----------  ------------  -----------
Cash at end of year.................... $       --   $        --   $   283,407
                                        ===========  ============  ===========
Supplemental cash flow information:
  Cash paid for interest............... $   316,368  $    482,569  $ 1,664,418
                                        ===========  ============  ===========
  Cash paid for income taxes........... $ 2,000,781  $    939,404  $     2,003
                                        ===========  ============  ===========

                            See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               OCTOBER 31, 1997

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Rent-It-Center, Inc. and Affiliates d/b/a Center Rental and Sales (hereinafter collectively referred to as "Center") operate in a single industry segment: the short-term rental of equipment, including ancillary sales of parts, supplies and rental equipment, through a network of fourteen rental center locations in Colorado, Kansas, Missouri, Nebraska, New Mexico and Texas.

 Basis of Presentation

  The accompanying combined financial statements include the accounts of Rent-It-Center, Inc., a Colorado corporation authorized to do business in Colorado and Wyoming, and the following Affiliates: Lanoha Leasing Limited Liability Company, d/b/a Center Rental and Sales--Kansas City, L.L.C. ("Lanoha Leasing"), a Wyoming limited liability company authorized to do business in Kansas and Missouri, Center Rental and Sales--Omaha, L.L.C. ("Center Rental"), a Colorado limited liability company authorized to do business in Nebraska and Iowa and, effective October 7, 1996, Zuni Rental Enterprises, L.L.C. ("Zuni Rental"), a Colorado limited liability company authorized to do business in Texas and New Mexico. The four entities are controlled by one family and managed by a common executive group. All material inter-affiliate accounts and transactions have been eliminated.

  The operating agreements for the limited liability companies generally limit each member's personal liability for any debts or losses of the company to the member's corresponding capital contributions. The limited liability companies have only one class of members' interest with equivalent rights, preferences and privileges for all members; however, under certain circumstances, the net losses of the companies are not shared in proportion to the members' capital sharing ratio. The following table summarizes certain information regarding each of the limited liability companies, including the maximum allowable term of the company pursuant to its underlying operating agreement.

                                                                 MANDATORY
                                           MEMBERS' CAPITAL OPERATING AGREEMENT
                                            CONTRIBUTIONS    DISSOLUTION DATE
                                           ---------------- -------------------
   Lanoha Leasing.........................     $ 10,000       October 30, 2021
   Center Rental..........................       10,000       February 4, 2024
   Zuni Rental............................      250,000     September 20, 2026

  The nature of Center's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying combined balance sheets are presented on an unclassified basis.

  The accompanying combined financial statements give no effect to the proposed transaction described in Note 9 herein.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Revenue Recognition

  Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the combined statements of operations includes revenues earned on equipment rentals and rental equipment delivery fees. Revenue from the sale of parts, supplies and new equipment, which includes fuel sales, is recorded at the time of delivery or pick-up by the customer.

 Credit Policy

  A significant portion of Center's business is on a credit basis. Center extends credit to its commercial customers based on evaluations of their financial condition and their ability to pay. Generally, no collateral is required. Center has diversified its customer base by operating rental locations in six states. Center maintains reserves it believes adequate for potential credit losses.

 Parts and Supplies Inventories

  Parts and supplies inventories consist principally of parts, commodity-type supplies and small to medium-sized equipment for sale. All inventories are valued at the lower of cost or market, with cost determined by the weighted average method of inventory costing.

 Depreciation and Amortization

  Rental equipment and operating property and equipment are being depreciated using the straight-line method over the estimated useful lives of the underlying assets. Leasehold improvements are amortized using the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets. For financial statement purposes Center utilizes the following estimated useful lives:

   Rental equipment...............................................  5 to 7 years
   Vehicles, machinery and equipment..............................       5 years
   Leasehold improvements......................................... 5 to 15 years

  Rental equipment is depreciated to a salvage value of approximately 30-35% of cost. Center expenses repairs and maintenance as incurred and all acquisitions less than $1,000.

 Intangible Assets

  Goodwill is recorded at cost and amortized using the straight-line method over 15 years. The recoverability of goodwill, which had a net book value of approximately $1,421,000 at October 31, 1997, is analyzed annually based on actual and projected levels of profitability and cash flows of the locations acquired on an undiscounted basis.

  Organizational costs are recorded at cost and amortized over a five year period commencing with the opening of the related rental facility.

 Income Taxes

  Center utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Lanoha Leasing, Center Rental, and Zuni Rental are treated as if they are partnerships and, accordingly, the members of such companies recognize the companies' net income or loss on their personal income tax returns in proportion to their ownership interests therein.

 Advertising

  Costs of advertising, including radio, print and sales catalogue expenditures, are expensed as incurred. Advertising expenses were approximately $272,000, $336,000 and $570,000 for the years ended October 31, 1995, 1996 and 1997, respectively.

 Concentrations of Credit Risk

  Financial instruments that potentially subject Center to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

  Center maintains cash with various financial institutions located throughout the country in order to limit exposure to any one institution; however, Center occasionally maintains funds on deposit with banks which exceed the available federally insured limits. Center performs periodic evaluations of the relative credit standing of those financial institutions that are considered in Center's investment strategy.

  Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number and geographic diversity of Center's customer base. Additionally, at October 31, 1996, approximately $830,000 of Center's accounts receivable were subject to full recourse against the seller of the rental business operations described in Note 6.

 Fair Values of Financial Instruments

  The carrying amounts reported in the combined balance sheets for cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is determined using current applicable interest rates as of the balance sheet date and approximates the carrying value of such debt because the underlying instruments are at variable rates which are repriced frequently or are at rates which reasonably approximate Center's current rate of borrowing for similar secured and unsecured financings.

 Cash Surrender Value of Life Insurance Policies

  Prior to October 31, 1997, Center maintained three split-dollar life insurance policies on the combined group's chief executive officer. Center was neither the owner nor the beneficiary of such policies; however, the chief executive officer and Center had a verbal agreement whereby Center would be reimbursed the lesser of the policies' cash surrender values or the cumulative premiums paid by Center. In connection with such agreement, the chief executive officer liquidated Center's interests in the life insurance policies in October 1997 with a cash payment of approximately $215,000.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


2. PARTS AND SUPPLIES INVENTORIES

  Inventories consisted of the following:

                                                              OCTOBER 31
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
   Parts for resale...................................  $ 1,329,060 $ 2,335,510
   Parts and supplies for internal consumption........      684,577     657,944
                                                        ----------- -----------
                                                        $ 2,013,637 $ 2,993,454
                                                        =========== ===========

3. OPERATING PROPERTY AND EQUIPMENT

  Operating property and equipment consisted of the following:

                                                              OCTOBER 31
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
   Vehicles, machinery and equipment..................  $ 4,665,594 $ 5,827,410
   Leasehold improvements.............................      506,016   1,024,213
   Other..............................................      152,709     173,398
                                                        ----------- -----------
                                                          5,324,319   7,025,021
   Less accumulated depreciation and amortization.....    1,569,291   2,116,511
                                                        ----------- -----------
                                                        $ 3,755,028 $ 4,908,510
                                                        =========== ===========

4. BANK DEBT AND LONG-TERM OBLIGATIONS

  Bank debt and long-term obligations consisted of the following:

                                                              OCTOBER 31
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
   Revolving line of credit...........................  $15,153,957 $ 6,375,000
   8.0% unsecured bank loans, principal and interest
    due on December 31, 1997..........................          --    6,225,000
   9.3% secured bank loan, dated November 8, 1995,
    principal and interest payable monthly, maturing
    November 8, 2000..................................    2,549,672   2,012,051
   8.8% secured bank loan, dated June 18, 1996,
    principal and interest payable monthly, maturing
    June 18, 2001.....................................    2,361,933   1,933,359
   Various secured equipment notes payable at interest
    rates not exceeding 7.9%, maturing between
    November 1996 and October 1998....................      916,688     183,833
   Note payable to a family member of a principal
    stockholder/member with interest at 9.0%..........      200,000         --
                                                        ----------- -----------
                                                        $21,182,250 $16,729,243
                                                        =========== ===========

  Interest paid on the note payable to a family member of a principal stockholder/member for the years ended October 31, 1995, 1996 and 1997 was approximately $18,000, $18,000 and $15,000, respectively.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Principal maturities of long-term debt for the years ending October 31 are as follows:

     1998........................................................... $ 7,467,280
     1999...........................................................   1,159,513
     2000...........................................................   1,769,891
     2001...........................................................   6,332,559
                                                                     -----------
       Total........................................................ $16,729,243
                                                                     ===========

 Revolving Line of Credit and Unsecured Bank Loans

  On September 26, 1996, Rent-It-Center, Inc. entered into an unsecured revolving line of credit agreement with its principal bank in the amount of $17.0 million to be used to acquire the net assets of the equipment rental operations described in Note 6 and for working capital purposes. Effective October 27, 1997, the revolving line of credit agreement was restructured insofar as the then outstanding balance was converted to an unsecured line of credit agreement with a maximum borrowing of $7.5 million by Rent-It Center, Inc. and individual 8.0% unsecured term loans with each of the three limited liability companies aggregating $7.0 million. At October 31, 1997, Center had $6,375,000 and $6,225,000 outstanding under the revolving line of credit agreement and the unsecured term loans, respectively. Accordingly, as of such date, $1,125,000 remains available under the revolving line of credit agreement. Effective October 31, 1997, certain stockholders/members of Center assumed primary responsibility for the unsecured bank term loans held by the Affiliates of Rent-It-Center, Inc.

  The revolving line of credit, which expires on October 1, 2001, will be permanently reduced to $7.0 million on or before October 1, 2000. Additionally, excess cash flow, as defined in the line of credit agreement, can accelerate the annual principal reduction. Furthermore, the bank, at its sole discretion, can unilaterally demand repayment of the entire balance outstanding under the line of credit agreement at any time; however, the bank has not currently expressed any intent to subjectively accelerate repayment.

  The line of credit terms provide for a variable rate of interest equal to the bank's prime lending rate less one half of one percent (effective rates of 7.8% and 8.0% at October 31, 1996 and 1997, respectively). Through October 1, 2001, Rent-It-Center, Inc. has the option to permanently set the interest rate on all or a portion of the outstanding principal balance at its discretion, subject to the terms and conditions of the underlying loan agreement. Interest is generally payable monthly.

 Secured Bank and Other Borrowings

  Lanoha Leasing maintains two long-term loans, which are secured by a first security interest in the accounts receivable, inventories, equipment and general intangible assets owned by such entity (aggregate net book value of those assets were approximately $5.1 million at October 31, 1997). The total outstanding balance of such secured loans at October 31, 1997 was $3,945,410. The bank may accelerate payments of amounts due thereunder if the bank deems itself insecure for any reason whatsoever; however, the bank has not currently expressed any intent to subjectively accelerate repayment. Additionally, both secured loans include partial and full prepayment penalty provisions that range from 1/4% to 1/2% of the principal balance subject to prepayment (partial prepayments impacted if they exceed $150,000). The prepayment penalties are wholly eliminated in the fifth year of each loan term.

  Zuni Rental also maintains various secured equipment notes payable, which are collateralized by assets with a net book value of approximately $300,000 at October 31, 1997.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Loan Covenants

  Center's various debt agreements have financial covenants for Center and, in certain instances, individual members of the combined group which cover tangible net worth, leverage ratios, cash flow ratios and debt coverage ratios, most of which are measurable at quarterly and annual intervals. The debt agreements also contain covenants and provisions that restrict, among other things, Center's or individual members of the combined group's ability to i) incur additional indebtedness, ii) incur liens or encumbrances on its property and equipment, iii) make certain investments, loans or guarantees other than in the normal course of business, iv) declare or pay dividends from Rent-It Center, Inc. in excess of $500,000 per annum, v) engage in certain sales of assets, vi) merge, consolidate with or acquire other business entities, and vii) fundamentally alter the underlying nature or scope of the existing business. Additionally, the debt agreements require Center to maintain its material cash accounts, including its cash concentration account, at the lending bank. Substantially all of the debt agreements contain cross default provisions. As of October 31, 1997, Center and the individual members of the combined group are in compliance with all financial and operational covenants of its debt agreements.

5. INCOME TAXES

  Rent-It Center, Inc. is subject to federal and certain state income taxes. The income tax expense (benefit) is summarized as follows:

                                                    YEARS ENDED OCTOBER 31
                                               --------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- ----------
     Current:
       Federal................................ $1,548,305 $  791,131 $  (32,613)
       State..................................    242,495     89,891        --
                                               ---------- ---------- ----------
                                                1,790,800    881,022    (32,613)
     Deferred:
       Federal................................    195,952    951,269  1,145,838
       State..................................     30,384    153,239    215,279
                                               ---------- ---------- ----------
                                                  226,336  1,104,508  1,361,117
                                               ---------- ---------- ----------
                                               $2,017,136 $1,985,530 $1,328,504
                                               ========== ========== ==========

  The income tax expense differs from amounts currently payable because certain revenue and expenses are reported in the statements of income in periods that differ from those in which they are subject to taxation.

  Reconciliations between the statutory federal income tax rate of 34% and Center's effective tax rates are as follows:

                                                YEARS ENDED OCTOBER 31
                                           ----------------------------------
                                              1995        1996        1997
                                           ----------  ----------  ----------
     Federal statutory income taxes....... $1,981,978  $1,972,008  $1,289,292
     Earnings of Rent-It-Center, Inc.
      Affiliates taxed to individual
      members.............................   (153,565)   (121,619)   (105,631)
     State income taxes, net of federal
      benefit.............................    180,100     160,466     142,084
     Other................................      8,623     (25,325)      2,759
                                           ----------  ----------  ----------
                                           $2,017,136  $1,985,530  $1,328,504
                                           ==========  ==========  ==========

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Center's deferred tax assets and liabilities are as follows:

                                                              OCTOBER 31
                                                         ---------------------
                                                            1996       1997
                                                         ---------- ----------
   Deferred tax assets:
     Allowances for doubtful accounts................... $   33,750 $   57,563
     Inventory obsolescence reserves....................        --      58,568
     Inventory overhead capitalization..................     11,989     17,300
     Vacation accrual...................................     53,252     78,110
     Alternative minimum tax credit carryforward........        --     253,472
     Other..............................................        --       2,419
                                                         ---------- ----------
                                                             98,991    467,432
                                                         ---------- ----------
   Deferred tax liabilities:
     Rental equipment and operating property and
      equipment, net....................................  3,015,192  4,744,750
     Other..............................................    200,000    200,000
                                                         ---------- ----------
                                                          3,215,192  4,944,750
                                                         ---------- ----------
                                                         $3,116,201 $4,477,318
                                                         ========== ==========

  Rent-It-Center, Inc. has an alternative minimum tax credit carryover of approximately $253,000 for federal income tax purposes which is available to offset future regular income tax that is in excess of the alternative minimum tax in such year. If the transaction discussed in Note 9 occurs, the utilization of these alternative minimum tax credits will be subject to restrictions in accordance with Internal Revenue Service Code section 383 and the ultimate utilization is further limited based on the profitability of Rent-It-Center, Inc.; however, the carryforward period for an alternative minimum tax credit carryover is unlimited.

  At October 31, 1997, the aggregate reported bases for financial statement purposes of Rent-It Center Inc.'s nontaxable affiliates (i.e., the limited liability companies) exceed such entities corresponding bases for income tax purposes by approximately $3.8 million. Such net difference is primarily attributable to accelerated income tax depreciation and amortization.

6. BUSINESS COMBINATION

  On October 7, 1996, Rent-It-Center, Inc. acquired all the operating assets of three New Mexico and two Texas rental locations for approximately $12.9 million plus assumed liabilities of approximately $911,000. Rent-It-Center, Inc. retained the acquired rental equipment and transferred all the other acquired net assets to Zuni Rental. The acquired rental equipment is leased to Zuni Rental. The transaction was financed through Center's revolving line of credit agreement.

  This acquisition has been accounted for as a purchase and, accordingly, the acquired tangible and identifiable intangible assets and liabilities have been recorded at their estimated fair values at the date of acquisition with any excess purchase price reflected as goodwill in the accompanying combined financial statements. The operations of the acquired business is included in the combined statements of operations from the date of acquisition.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The following table sets forth the net assets acquired, liabilities assumed and cash purchase price for the acquisition:

     Assets acquired............................................... $12,324,726
     Goodwill......................................................   1,531,500
     Less: liabilities assumed.....................................    (910,619)
                                                                    -----------
     Cash purchase price........................................... $12,945,607
                                                                    ===========

  The following table sets forth the unaudited pro forma combined results of operations for the years ended October 31, 1995 and 1996 as if the above acquisition was consummated at the beginning of each fiscal year:

                                                          YEAR ENDED OCTOBER 31
                                                         -----------------------
                                                            1995        1996
                                                         ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
     Total revenue...................................... $43,603,000 $45,802,000
     Net income.........................................   5,650,000   4,210,000

7. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  Center leases certain operating premises and equipment under noncancellable operating leases. Substantially all of the property leases require Center to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Certain of the real property leases provide for escalation of future rental payments based upon increases in the consumer price index. Rental expense under such noncancellable operating leases totaled $251,000, $326,000, and $713,000 for the years ended October 31, 1995, 1996 and 1997, respectively. Future minimum lease payments, by the year ended October 31 and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more are as follows:

     1998............................................................ $  743,959
     1999............................................................    668,039
     2000............................................................    621,999
     2001............................................................    577,666
     2002............................................................     76,500
     Thereafter......................................................    291,000
                                                                      ----------
                                                                      $2,979,163
                                                                      ==========

  Additionally, Center leases certain real property from entities which are partially or wholly-owned by stockholders, members and/or officers of Center. Such noncancellable leases, which have various expiration dates through January 2002, require future minimum lease payments for the years ending October 31 and in the aggregate as follows:

     1998............................................................ $  720,000
     1999............................................................    720,000
     2000............................................................    720,000
     2001............................................................    720,000
     2002............................................................    420,000
                                                                      ----------
                                                                      $3,300,000
                                                                      ==========

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Rent expense under the related party real property leases for the years ended October 31, 1995, 1996 and 1997 was approximately $506,000, $436,000 and $688,000, respectively. Additionally, pursuant to the terms and conditions of such leases, Center is responsible for the insurance premiums, real property taxes and certain other costs associated directly or indirectly with the underlying real property.

 Purchase Obligations

  At October 31, 1997, Center was obligated under noncancellable purchase commitments to purchase approximately $1.0 million of rental equipment and inventories.

 Legal Matters

  Center is party to legal proceedings and potential claims arising in the ordinary course of its business. The ultimate legal and financial liability of Center with respect to such ongoing litigation cannot be estimated with any certainty but, in the opinion of management, Center has adequate legal defenses, reserves or insurance coverage with respect to those matters so that the ultimate resolution will not have a material adverse effect on Center's combined financial position, results of operations or cash flows.

 Environmental Matters

  Center and its operations are subject to a variety of environmental federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Center believes it is substantially in compliance with the aforementioned environmental laws and regulations. The landlord at certain of the related party lease locations has agreed to assume responsibility for the removal of underground fuel tanks at such locations and related remediation costs, if any.

8. EMPLOYEE BENEFIT PLAN

  Center has a 401(k) savings and retirement plan covering substantially all employees who have completed one year of service and attained the age of 18. The plan is a defined contribution plan and provides for Center to make contributions of 50% of a participant's elective salary deferral, up to 2% of each participant's total compensation, plus additional amounts at the option of the plan sponsor's Board of Directors. Center's matching contributions are funded on a current basis. Center's matching contributions, including discretionary contributions, for the years ended October 31, 1995, 1996 and 1997 were $161,000, $183,000 and $122,000, respectively.

9. BUSINESS COMBINATION

  On October 6, 1997, Center reached a definitive agreement to sell, effective November 1, 1997, all of the outstanding capital stock of Rent-It-Center, Inc. and substantially all of the assets of the Affiliates for approximately $100.9 million in cash, 482,315 shares of common stock (of which 64,544 shares will be issued over seven years, subject to earlier issuance over three years if certain performance objectives are achieved) of Rental Service Corporation ("RSC") and the assumption of Center's debt. The transaction is anticipated to close by December 2, 1997. Pursuant to the acquisition agreements, RSC assumed effective control of Center's operations on November 1, 1997.

                         INDEPENDENT AUDITOR'S REPORT

The Shareholders and Board of Directors of
JDW Enterprises, Inc. d.b.a. Valley Rentals
Gilbert, Arizona

  We have audited the accompanying balance sheets of JDW Enterprises, Inc. d.b.a. Valley Rentals ("Valley") as of December 31, 1996 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Valley's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JDW Enterprises, Inc. d.b.a. Valley Rentals as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ WEINTRAUB & MORRISON, P.C.

Scottsdale, Arizona
March 3, 1998

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                                 BALANCE SHEETS

                                                               DECEMBER 31,
                                                          -----------------------
                                                             1996        1997
                                                          ----------- -----------
                         ASSETS
                         ------
Cash and cash equivalents...............................  $    31,303 $    73,784
Accounts receivable net of allowance for doubtful
 accounts of $67,964 and $664,451 at December 31, 1996
 and 1997 respectively (Notes 1 (c) and 3)..............    8,003,236   8,719,938
Other receivables and prepaid expenses (Note 8).........      605,988   1,556,070
Inventory (Notes 1 (d) and 4)...........................    2,049,601   2,859,017
Rental equipment, principally machinery, at cost net of
 accumulated depreciation of $12,066,731 and $17,019,555
 at December 31, 1996 and 1997, respectively (Notes 1
 (e) and 5).............................................   29,236,418  33,539,944
Operating property and equipment at cost, net (Notes 1
 (e), 5 and 7)..........................................    8,571,946   7,855,684
Intangible assets, net of accumulated amortization of
 $23,333 and $43,333 for December 31, 1996 and 1997
 respectively (Note 6)..................................       76,667      56,667
Other assets............................................          --      178,502
                                                          ----------- -----------
                                                          $48,575,159 $54,839,606
                                                          =========== ===========
                      LIABILITIES
                      -----------
Accounts payable........................................  $ 2,212,778 $ 2,553,213
Payroll and other accrued expenses......................      960,598     917,539
Bank debt and long-term obligations (Notes 5 and 10)....   32,376,913  37,325,388
Obligations under capital lease (Notes 5 and 10)........    1,583,097     963,445
Related party obligations (Notes 5, 8 and 10)...........    3,529,778   3,396,027
                                                          ----------- -----------
Total liabilities.......................................   40,663,164  45,155,612
Commitments and contingencies (Notes 9 and 10)
                  STOCKHOLDERS' EQUITY
                  --------------------
Capital stock
  Authorized 1,000,000 shares of common stock with no
   par value. Issued and outstanding, 600,000 shares....      600,000     600,000
Retained earnings.......................................    7,311,995   9,083,994
                                                          ----------- -----------
Total stockholders' equity..............................    7,911,995   9,683,994
                                                          ----------- -----------
                                                          $48,575,159 $54,839,606
                                                          =========== ===========


The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                            STATEMENTS OF OPERATIONS

                                                      FOR THE  YEARS ENDED
                                                          DECEMBER 31,
                                                     ------------------------
                                                        1996         1997
                                                     -----------  -----------
Revenues (Notes 1 (b) and 8):
  Rental revenues................................... $27,720,279  $30,830,358
  Sales of parts, supplies and new equipment........   3,068,140    2,709,488
  Sales of used equipment...........................   1,979,675    3,190,708
                                                     -----------  -----------
    Total revenues..................................  32,768,094   36,730,554
Cost of revenues (Note 1 (b)):
  Cost of equipment rentals, excluding rental
   equipment depreciation...........................  13,778,296   15,851,843
  Depreciation, rental equipment....................   6,104,424    6,830,630
  Cost of parts, supplies and new equipment.........   2,193,619    1,754,926
  Cost of used equipment............................   1,309,521    2,093,056
                                                     -----------  -----------
    Total cost of revenues..........................  23,385,860   26,530,455
                                                     -----------  -----------
Gross profit........................................   9,382,234   10,200,099
Selling, general and administrative expenses........   3,650,849    4,420,942
Depreciation and amortization, excluding rental
 equipment depreciation.............................     673,127      864,324
                                                     -----------  -----------
Income from operations..............................   5,058,258    4,914,833
Other income (expense):
  Net interest expense (Note 8).....................  (3,248,766)  (3,396,142)
  Gain on sale of property (Note 8).................         --       480,308
                                                     -----------  -----------
Income before income taxes..........................   1,809,492    1,998,999
Provision for income taxes (Note 1 (f)).............         --           --
                                                     -----------  -----------
Net income.......................................... $ 1,809,492  $ 1,998,999
                                                     ===========  ===========


The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                        COMMON STOCK
                                     ------------------
                                      NUMBER    STATED   RETAINED
                                     OF SHARES  VALUE    EARNINGS     TOTAL
                                     --------- -------- ----------  ----------
Balances at January 1, 1996.........  600,000  $600,000 $5,652,503  $6,252,503
  Net income........................      --        --   1,809,492   1,809,492
  Common stock issued...............      --        --         --          --
  Dividends paid....................      --        --    (150,000)   (150,000)
                                      -------  -------- ----------  ----------
Balances at January 1, 1997.........  600,000   600,000  7,311,995   7,911,995
  Net income........................      --        --   1,998,999   1,998,999
  Common stock issued...............      --        --         --          --
  Dividends.........................      --        --    (227,000)   (227,000)
                                      -------  -------- ----------  ----------
Balances at December 31, 1997.......  600,000  $600,000 $9,083,994  $9,683,994
                                      =======  ======== ==========  ==========



The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                            STATEMENTS OF CASH FLOWS

                                                      FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                   --------------------------
                                                       1996          1997
                                                   ------------  ------------
OPERATING ACTIVITIES
Cash received from customers...................... $ 30,830,982  $ 36,013,852
Cash paid to suppliers and employees..............  (20,760,732)  (23,667,783)
Interest paid.....................................   (3,347,614)   (3,540,209)
Interest received.................................       98,848       143,514
                                                   ------------  ------------
Net cash provided by operating activities.........    6,821,484     8,949,374
                                                   ------------  ------------
INVESTING ACTIVITIES
Capital expenditures..............................   (9,799,349)  (14,624,965)
Proceeds from property sale.......................          --      1,750,000
                                                   ------------  ------------
Net cash used by investing activities.............   (9,799,349)  (12,874,965)
                                                   ------------  ------------
FINANCING ACTIVITIES
Proceeds from bank debt and long-term
 obligations......................................   13,247,983    31,816,689
Principal payments on bank debt and long-term
 obligations......................................  (10,142,559)  (27,621,617)
Dividends paid....................................     (150,000)     (227,000)
                                                   ------------  ------------
Net cash provided by financing activities.........    2,955,424     3,968,072
                                                   ------------  ------------
Net increase (decrease) in cash and cash
 equivalents......................................     ( 22,441)       42,481
Cash and cash equivalents, beginning of year......       53,744        31,303
                                                   ------------  ------------
Cash and cash equivalents, end of year............ $     31,303  $     73,784
                                                   ============  ============


The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                     STATEMENTS OF CASH FLOWS--(CONTINUED)


   RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                      -----------------------
                                                         1996         1997
                                                      -----------  ----------
Net income........................................... $ 1,809,492  $1,998,999
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization......................   6,777,558   7,694,954
  Gain on sale of property...........................         --     (480,308)
  Cost of equipment sold (net of accumulated
   depreciation).....................................   1,309,521   2,093,056
  Changes in assets and liabilities:
    (Increase) in accounts receivable................  (1,937,112)   (716,702)
    (Increase) in inventory..........................    (358,945)   (809,416)
    (Increase) in prepaid expenses and other
     receivables.....................................    (169,343)   (950,083)
    (Increase) in other assets.......................         --     (178,502)
    Increase (decrease) increase in accounts
     payable.........................................    (205,152)    340,435
    (Decrease) in payroll and other accrued
     liabilities.....................................    (404,535)    (43,059)
                                                      -----------  ----------
Net cash provided by operating activities............ $ 6,821,484  $8,949,374
                                                      ===========  ==========


The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                       NOTES TO THE FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SIGNIFICANT ACCOUNTING POLICIES

a. Valley's activities and operating cycle. Valley is engaged in the equipment rental and retailing industries in the states of Arizona and New Mexico. In June, 1997, Valley acquired substantially all operations of Lucas Equipment Rental.

  The nature of Valley's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

  Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

b. Revenue and cost recognition. The accompanying financial statements are prepared on the accrual basis of accounting.

  Revenues are recognized when earned. Costs of good sold and operating costs are charged to expense as incurred.

c. Accounts receivable. Valley provides for potentially uncollectible accounts receivable by use of the allowance method. The allowance is provided based upon a review of the individual accounts outstanding, and prior history of uncollectible accounts receivable. As of December 31, 1997 and 1996, an allowance has been provided for potentially uncollectible accounts receivable.

d. Inventory. Inventory quantities and valuations are determined by using the first in first out method. Inventory is stated at the lower of cost or market, based on a physical count at December 31, 1997 and 1996 respectively.

e. Property and equipment and depreciation. Property and equipment are carried at cost. When retired or otherwise disposed of, the related carrying value and accumulated depreciation are cleared from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

  Maintenance and repairs, including the replacement of minor items, are expensed as incurred, and major additions to property and equipment are capitalized.

  Depreciation is computed primarily by the straight-line method with estimated salvage values over the following useful lives:

                                                                          YEARS
                                                                          ------
     Rental equipment....................................................    3-5
     Vehicles, machinery and equipment...................................    3-5
     Leasehold improvements..............................................   31.5
     Furniture, fixtures and computer equipment..........................    5-7
     Land and building................................................... 0-31.5

f. Income taxes. No provision for income taxes is reflected in the accompanying statements because the corporation, with the consent of its stockholders, filed an election with the Internal Revenue Service to be treated as an S Corporation. Accordingly, all attributes of taxable income, credits and special deductions are passed directly to the stockholders for inclusion on their individual income tax returns.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

g. Pension plan. Valley sponsors an I.R.C. Section 401(k) plan that covers employees that have completed one year of service and have reached twenty-one years of age. Contributions to the plan are made monthly. Valley matches 25% of the employee contribution and the employee vests immediately. For 1997 and 1996, Valley's matching contributions to the plan were $78,415 and $71,431 respectively.

h. Cash equivalents. Valley considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

i. Advertising Costs. Advertising costs are charged to expense when incurred. Included in sales expenses for the years ended December 31, 1996 and 1997 were advertising costs of $331,374 and $403,392, respectively.

j. Reclassification. Certain items in the financial statements for the year ended December 31, 1996 have been reclassified to be consistent with the classifications adopted for the year ended December 31, 1997 with no effect on net income.

2. CONCENTRATION OF CREDIT RISK

  Valley, in the ordinary course of business, maintains bank balances in excess of Federal Deposit Insurance Corporation Insurance Limits.

3. ACCOUNTS RECEIVABLE AND UNBILLED RENTALS

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1996       1997
                                                           ---------- ----------
     Accounts receivable.................................. $8,071,200 $9,384,389
     Less: Allowance for doubtful accounts................     67,964    664,451
                                                           ---------- ----------
                                                           $8,003,236 $8,719,938
                                                           ========== ==========

  Valley has recorded unbilled rental income for rental contracts which, by their terms, have time remaining under the contract at December 31, 1996 and 1997. Unbilled but earned rental revenues at December 31, 1996 and 1997 amounted to $803,762 and $1,160,929, respectively.

4. INVENTORY

  At December 31, 1996 and 1997, inventory categories and amounts were as follows:

                                                              1996       1997
                                                           ---------- ----------
     Shop and yard inventory.............................. $1,158,479 $2,043,335
     Merchandise for resale...............................    564,897    770,409
     Used equipment for sale..............................    282,218        --
     Fuel and oil.........................................     44,007     45,273
                                                           ---------- ----------
                                                           $2,049,601 $2,859,017
                                                           ========== ==========

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


5. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASE

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
NOTES PAYABLE
Notes payable to Wells Fargo Bank, collateralized by
 rental equipment and personal guarantees of the
 shareholders, principal is due in monthly
 installments of $43,750 and 2.0% of the outstanding
 balance (minimum $184,000) through May, 2001. The
 notes bear interest at prime plus .125% (8.375% at
 December 31, 1996), interest is payable monthly......  $12,237,645 $       --
Notes payable to Wells Fargo Bank, collateralized by
 accounts receivable, inventory and personal
 guarantees of the shareholders, due in monthly
 installments of interest only. The notes bear
 interest at 8.25% at December 31, 1996...............    3,348,081         --
Notes payable to Imperial Bank, collateralized by
 accounts receivable, inventory and personal
 guarantees of the shareholders, due in monthly
 installments of interest only at 8.45% and 9.0%. The
 notes were paid off February 3, 1998.................          --    4,433,235
Notes payable to Imperial Bank, collateralized by land
 and buildings, interest due in monthly installments
 at 8.45% and 9.0%. The notes were paid off
 February 3, 1998.....................................          --    2,768,351
Notes payable to Wells Fargo Bank, collateralized by
 land and buildings, principal and interest due in
 monthly installments of $9,755 and $25,146 through
 July, 2016. The notes bear interest from 8.375% to
 9.25%................................................    3,895,667         --
Notes payable to various equipment companies and
 individuals, collateralized by the equipment
 purchased, principal and interest due in monthly
 installments from $192 to $25,824. The notes bear
 interest from 4.9% to 11.0%. The notes were paid off
 February 3, 1998.....................................   12,895,520  30,123,802
                                                        ----------- -----------
  Subtotal notes payable..............................   32,376,913  37,325,388
OBLIGATIONS UNDER CAPITAL LEASE
Capital leases payable, secured by the equipment
 leased bear interest from 5.91% to 23.85% and are
 payable in monthly installments from $454 to $20,790.
 The capital leases were paid off February 3, 1998....    1,583,097     963,445
RELATED PARTY LOANS
Notes payable to Danny L. and Mary J. Evans are
 subordinated to bank debt, interest is due quarterly
 and the principal is due on demand. The notes and
 interest may not be paid without obtaining approval
 of the banks. The notes bear interest at 8.75% at
 December 31, 1996 and 1997. The notes were paid off
 February 6, 1998.....................................    2,090,000   2,090,000
Notes payable to shareholders are subordinated to bank
 debt, interest is due quarterly and the principal is
 due on demand. The notes and interest may not be paid
 without obtaining approval of the banks. The notes
 bear interest at 8.75% at December 31, 1997 and 1996.
 The notes were paid off February 6, 1998.............      850,000     850,000
Notes payable to shareholders, collateralized by
 rental equipment purchased, principal and interest
 due in monthly installments of $7,315. The notes bear
 interest at 7.9%. The notes were paid off February 3,
 1998.................................................      589,778     456,027
                                                        ----------- -----------
  Subtotal, related party loans.......................    3,529,778   3,396,027
                                                        ----------- -----------
                                                        $37,489,788 $41,684,860
                                                        =========== ===========

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


  Maturities on long-term debt as of December 31, 1997 are as follows:

     Year ending December 31, 1998................................. $41,684,806
                                                                    ===========

  Interest expense charged to operations for years ended December 31, 1996 and 1997 was $3,347,614 and $3,539,656, respectively.

  Minimum future lease payments under capital leases as of December 31, 1997 are as follows:

     Year ending December 31, 1998................................... $1,148,868
     Less: amount representing interest..............................    174,529
                                                                      ----------
                                                                         974,339
     Less: amount representing sales tax.............................     10,894
                                                                      ----------
       Present value of net minimum lease payments................... $  963,445
                                                                      ==========

  Amortization on the assets collateralizing the capital leases is included in depreciation and amortization expense.

6. INTANGIBLE ASSETS

  Goodwill represents the aggregate excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and is being amortized on the straight line method over a five year period. Amortization expense charged to operations for 1996 and 1997 was $20,000 in each year.

7. OPERATING PROPERTY AND EQUIPMENT

  Operating property and equipment consist of the following:

                                                              DECEMBER 31,
                                                         ----------------------
                                                            1996        1997
                                                         ----------- ----------
     Vehicles, machinery and equipment.................. $ 3,285,967 $3,407,527
     Leasehold improvements.............................      36,321     99,760
     Furniture, fixtures and computer equipment.........   1,039,712  1,110,074
     Land and building..................................   6,003,937  5,270,844
                                                         ----------- ----------
       Total............................................  10,365,937  9,888,205
     Less: accumulated depreciation and amortization....   1,793,991  2,032,521
                                                         ----------- ----------
                                                         $ 8,571,946 $7,855,684
                                                         =========== ==========

8. RELATED PARTY TRANSACTIONS

 Accounts receivable

  Included in accounts receivable is $86,388 and $0 for 1996 and 1997, respectively, that is due from J.H. Kelly, Inc., a corporation controlled by a 50% shareholder of Valley.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


 Other receivables

  In addition, other receivables include $35,874 and $52,533 for 1996 and 1997, respectively, due from a 25% shareholder of Valley.

 Rental equipment

  For the year ended December 31, 1997, Valley rented equipment from a related party (Bald Eagle Equipment Co.) totaling $369,753.

 Operating property and equipment

  For the year ended December 31, 1997, Valley sold to JDW Real Estate L.L.C., I and II the land and buildings located in Phoenix and Tucson. The properties were sold (based on appraisal) for $1,750,000 and resulted in a gain of $480,308. The properties had a cost basis of $1,499,242 and accumulated depreciation of $229,550 at the time of sale.

 Notes payable, related party

  At December 31, 1996 and 1997, Valley has notes payable to Danny L. and Mary
J. Evans in the amount of $2,090,000. The notes are subordinated to applicable bank debt and bear interest at 8.75%. During 1996, J.H. Kelly, Inc. distributed its notes receivable from Valley to its shareholders Danny L. and Mary J. Evans.

  At December 31, 1996 and 1997, Valley has notes payable to its stockholders in the amount of $850,000. The notes are subordinated to applicable bank debt and bear interest at 8.75%.

  Valley purchased rental equipment in the amount of $600,456 from two Company shareholders during 1996. The shareholder notes resulting from this transaction bear interest at 7.9% and total $589,778 and $456,027 at December 31, 1996 and 1997, respectively.

 Rental revenue and retail sales

  Valley rents and sells equipment to J.H. Kelly, Inc. For the years ended December 31, 1996 and 1997, Valley recognized revenues of $48,864 and $147,417, respectively, from J.H. Kelly, Inc.

 Interest expense

  Interest expense paid on the shareholder notes amounted to $340,563 and $299,941, respectively, for the years ended December 31, 1996 and 1997.

9. COMMITMENTS AND CONTINGENCIES

  Valley is currently leasing various facilities and equipment under operating leases expiring through the year 2001. All operating leases were paid off February 3, 1998.

  Future minimum lease payments as of December 31, 1997 are as follows:

     Year ended December 31, 1998.................................... $4,779,265
                                                                      ==========

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


10. SUBSEQUENT EVENT

 On February 3, 1998, the shareholders of Valley agreed to sell to Rental Service Corporation substantially all assets of the corporation. The assets sold included accounts receivable, inventory, rental equipment and other operating assets and excluded land and buildings. The agreement also required simultaneous pay-off of all liabilities of Valley including payables, notes, capital leases and operating leases.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CON-TAINED HEREIN, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANY-ING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE REGISTERED SECURITIES TO WHICH THIS PROSPECTUS RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITA-TION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAW-FUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPEC-TUS NOR ANY EXCHANGE OF EXCHANGE NOTES FOR PRIVATE NOTES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CON-TAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  15
The Exchange Offer.......................................................  24
Use of Proceeds..........................................................  31
Capitalization...........................................................  32
Unaudited Pro Forma Consolidated Financial Data..........................  33
Selected Consolidated Financial and Operating Data.......................  41
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  44
Business.................................................................  57
Management...............................................................  65
Principal Stockholders...................................................  76
Certain Relationships and Related Transactions...........................  78
Description of the Bank Facility.........................................  81
Description of Exchange Notes............................................  82
Material Federal Income Tax Considerations............................... 112
Plan of Distribution..................................................... 112
Legal Matters............................................................ 113
Experts.................................................................. 113
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                            -----------------------

                                  PROSPECTUS

                            -----------------------

                                 $200,000,000

                     [LOGO OF RENTAL SERVICE CORPORATION]

                     9% SENIOR SUBORDINATED NOTES DUE 2008



                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") gives Delaware corporations broad powers to indemnify their present and former directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

  As permitted by Section 145 of the Delaware Corporation Law, Article VI of the Bylaws of the Company provides for the indemnification by the Company of its directors, officers, employees and agents against liabilities and expenses incurred in connection with actions, suits or proceeds brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents. Article Twelfth of the Company's Certificate of Incorporation, which is incorporated by reference in this Registration Statement, provides that to the fullest extent permitted by the Delaware Corporation Law as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

  Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 21. EXHIBITS

  (a) Exhibits

 EXHIBITS                              DESCRIPTION
 --------                              -----------
 *1.1     Purchase Agreement dated as of May 8, 1998 by and among Rental
           Service Corporation and the several Initial Purchasers named therein relating to the 9% Senior Subordinated Notes of Rental Service
           Corporation due 2008.
  3.1     Amended and Restated Certificate of Incorporation of the Company.(1)
  3.2     Certificate of Amendment of Certificate of Incorporation.(2)
  3.3     Form of Amended and Restated Bylaws of the Company.(3)
 *4.1     Indenture dated as of May 13, 1998 by and between Rental Service
           Corporation, the Subsidiary Guarantors and Norwest Bank Minnesota,
           National Association, as trustee for the 9% Senior Subordinated
           Notes of Rental Service Corporation due 2008.
 *5.1     Opinion of Latham & Watkins as to the enforceability of the Exchange
           Notes being registered hereby (including consent).
 *8.1     Opinion of Latham & Watkins regarding certain federal income tax matters (including consent).
 10.1     Credit Agreement among Acme Alabama, Inc., Acme Dixie Inc., Acme
           Duval Inc., Acme Rents, Inc., The Air & Pump Company and Walker
           Jones Equipment, Inc., as Borrowers, Acme Acquisition Corp. and Acme
           Holdings Inc., as Parent Guarantors, each of the financial institutions initially a signatory thereto, together with those assignees pursuant to Section 12.8 thereof, as Lenders, Bankers
           Trust Company, as Issuing Bank, and BT Commercial Corporation, as
           Agent, dated as of September 12, 1995.(1)

 EXHIBITS                              DESCRIPTION
 --------                              -----------
  10.2    First Amendment to Credit Agreement dated as of September 26,
           1995.(1)
  10.3    Second Amendment and Consent to Credit Agreement dated as of December
           21, 1995.(1)
  10.4    Amended and Restated Credit Agreement, dated as of September 24,
           1996.(4)
  10.5    First Amendment to Amended and Restated Credit Agreement, dated as of
           January 31, 1997.(5)
  10.6    Third Agreement, Consent and Limited Waiver to the Amended and
           Restated Credit Agreement, dated as of May 22, 1997.(6)
  10.7    Fourth Amendment to the Amended and Restated Credit Agreement, dated as of August 1, 1997.(7)
  10.8    Second Amended and Restated Credit Agreement, dated as of December 2,
           1997.(2)
 *10.9    First Amendment to Second Amended and Restated Credit Agreement,
           dated as of May 13, 1998.
  10.10   Stock Purchase Agreement dated as of July 25, 1995, between Acme
           Acquisition Holdings Corp. and Martin R. Reid.(1)
  10.11   Stock Purchase and Severance Agreement dated as of July 25, 1995, between Acme Acquisition Holdings Corp. and Douglas A. Waugaman.(1)
  10.12   Stock Purchase and Severance Agreement dated as of October 4, 1995 between Rental Service Corporation and Douglas A. Waugaman.(1)
  10.13   Corporate Development and Administrative Services Agreement dated as of July 17, 1992 between Brentwood Buyout Partners, L.P., a Delaware limited partnership, and Acme Acquisition Corp.(1)
  10.14   Amendment to Corporate Development and Administrative Services
           Agreement effective October 31, 1993.(1)
  10.15   Preferred Stock and Common Stock Purchase Agreement dated as of
           January 4, 1996 by and between Nassau Capital Partners L.P. and NAS
           Partners I L.L.C., and Rental Service Corporation.(1)
  10.16   Letter Agreement dated June 7, 1996 between Nassau Capital Partners
           L.P. and NAS Partners I L.L.C., and Rental Service Corporation.(1)
  10.17   Stockholders' Agreement dated as of January 4, 1996 by and among the parties listed on the signature page thereto and Rental Service
           Corporation.(1)
  10.18   Stock Option Plan for Key Employees.(1)
  10.19   Form of Incentive Stock Option Agreement for Directors.(1)
  10.20   Form of Incentive Stock Option Agreement for Region Managers.(1)
  10.21   Form of Amended Incentive Stock Option Agreement for Region
           Managers.(1)
  10.22   Form of Amended Incentive Stock Option Agreement for Corporate Office
           Personnel.(1)
  10.23   Form of Incentive Stock Option Agreement for Other Corporate and
           District Personnel.(1)
  10.24   Form of Indemnification Agreement.(1)
  10.25   Termination Agreement dated July 22, 1996, between Rental Service
           Corporation and Brentwood Buyout Partners, L.P. providing for termination of the Corporate Development and Administrative Services
           Agreement.(1)
  10.26   Letter Agreement dated June 1, 1996 between Rental Service
           Corporation and David G. Ledlow.(1)
  10.27   Form of Amendment to Amended Incentive Stock Option Agreement for
           Region Managers.(1)
  10.28   Form of Amendment to Amended Incentive Stock Option Agreement for
           Region Managers.(1)
  10.29   Form of Amendment to Amended Incentive Stock Option Agreement for
           Region Managers.(1)
  10.30   Form of Amendment to Amended Incentive Stock Option Agreement for
           Corporate Office Personnel.(1)
  10.31   1996 Equity Participation Plan of Rental Service Corporation.(9)

 EXHIBITS                              DESCRIPTION
 --------                              -----------
  10.32   Form of Incentive Stock Option Agreement for Employees.(6)
  10.33   Form of Non-Qualified Stock Option Agreement for Directors.(6)
  10.34   Employee Qualified Stock Purchase Plan of Rental Service
           Corporation.(10)
  10.35   Management Incentive Compensation Plan.(11)
  10.36   Stock Purchase Agreement by and among Andy G. Gessner; Larry R. Bush;
           Stacy K. Bush; Larry R. Bush; Trustee of the Stacy K. Bush Trust and
           Roy B. Bush as "Sellers," Acme Dixie Inc., as "Buyer," Rental
           Service Corporation as "Parent" and Comtect, Inc. and Comtect,
           Inc.'s subsidiaries as the "Company," dated March 14, 1997.(12)
  10.37   Asset Purchase Agreement by and among Brute Equipment Co. d/b/a "Foxx
           Hy-Reach Company" as "Seller," Rental Service Corporation, Walker
           Jones Equipment Company as "Buyer" and Thomas H. Foster, dated April
           25, 1997.(12)
  10.38   Asset Purchase Agreement by and among Central States Equipment, Inc.
           and Equipment Lessors, Inc. as "Sellers," Walker Jones Equipment
           Company as "Buyer" and the stockholders of Sellers, dated April 26,
           1997.(12)
  10.39   Stock Purchase Agreement by and among David P. Lanoha and The Lanoha
           Charitable Remainder Trust and National Christian Charitable
           Foundation and Richard F. Lanoha Family Trust as "Sellers," RSC
           Acquisition Corp. as "Buyer," Rental Service Corporation as "Parent"
           and Rent-It-Center, Inc. d/b/a Center Rental and Sales, Inc. as the
           "Company," dated October 6, 1997.(8)
  10.40   Asset Purchase Agreement by and among David P. Lanoha as "Seller,"
           RSC Acquisition Corp. as "Buyer," Rental Service Corporation as
           "Parent" and Lanoha Leasing Limited Liability Company as the
           "Company," dated October 6, 1997.(8)
  10.41   Asset Purchase Agreement by and among David P. Lanoha as "Seller,"
           RSC Acquisition Corp. as "Buyer," Rental Service Corporation as
           "Parent" and Zuni Rental Enterprises L.L.C. as the "Company," dated
           October 6, 1997.(8)
  10.42   Asset Purchase Agreement by and among David P. Lanoha as "Seller,"
           RSC Acquisition Corp. as "Buyer," Rental Service Corporation as
           "Parent" and Center Rental & Sales/Omaha LLC as the "Company," dated
           October 6, 1997.(8)
  10.43   Stock Purchase Agreement by and among Leonard A. Siems, Marvin W.
           Abbott and the Trustees (as defined) as "Sellers," RSC Alabama, Inc.
           as "Buyer," Rental Service Corporation as "Parent" and Siems Rental
           & Sales Co., Inc. as the "Company," dated October 31, 1997.(8)
  10.44   Asset Purchase Agreement by and among JDW Enterprises, Inc. d/b/a
           "Valley Rentals" as "Seller," Rental Service Corporation, RSC
           Center, Inc. as "Buyer" and the stockholders of Seller, dated
           December 30, 1997.(13)
  10.45   Employment Agreement dated January 14, 1998 between Rental Service
           Corporation and Martin R. Reid.(14)
 *10.46   Restricted Stock Agreement dated January 14, 1998 between Rental
           Service Corporation and Martin R. Reid.
  10.47   Stock Purchase Agreement by and among James S. Peterson as "Seller,"
           Walker Jones Equipment, Inc. as "Buyer," Rental Service Corporation
           as "Parent" and James S. Peterson Enterprises, Inc. as the
           "Company," dated April 1, 1998.(14)
  10.48   Stock Purchase Agreement by and among Mark S. Mosak and Thomas A.
           Mosak as "Sellers," Walker Jones Equipment, Inc. as "Buyer," Rental
           Service Corporation as "Parent" and T&M Rental, Inc. as the
           "Company," dated April 2, 1998.(14)
 *10.49   Registration Rights Agreement dated as of May 13, 1998 by and among
           Rental Service Corporation and the persons named therein relating to the 9% Senior Subordinated Notes due 2008 of Rental Service
           Corporation.
 *12.1    Statement re: computation of ratio of earnings to fixed charges.

 EXHIBITS                            DESCRIPTION
 --------                            -----------
 *21.1    Subsidiaries of Rental Service Corporation.
 *23.1    Consent of Ernst & Young LLP
 *23.2    Consent of Ernst & Young LLP
 *23.3    Consent of Ernst & Young LLP
 *23.4    Consent of McGladrey & Pullen, LLP
 *23.5    Consent of Ernst & Young LLP
 *23.6    Consent of Weintraub & Morrison, P.C.
  23.7    Consent of Latham & Watkins (included in Exhibit 5.1 and Exhibit
           8.1).
  24.1    Powers of Attorney (included on pages II-7 and II-8).
 *25.1    Statement of Eligibility and Qualification on Form T-1 of Norwest
           Bank Minnesota, National Association, as trustee, re: 9% Senior
           Subordinated Notes of Rental Service Corporation.
 *27.1    Financial Data Schedule.
 *99.1    Letter of Transmittal with respect to the Exchange Offer.
 *99.2    Notice of Guaranteed Delivery with respect to the Exchange Offer.
 *99.3    Guidelines for Certification of Taxpayer Identification Number on
           Substitute Form W-9.

--------
*Filed herewith.
 (1) Filed as an Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-05949, effective September 18, 1996), and incorporated herein by reference.

 (2) Filed as an Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-40707, effective December 16, 1997), and incorporated herein by reference.

 (3) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference.

 (4) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1996, and incorporated herein by reference.

 (5) Filed as an Exhibit to the Company's Current Report on Form 8-K dated January 31, 1997, and incorporated herein by reference.

 (6) Filed as an Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-26753, effective May 29, 1997), and incorporated herein by reference.

 (7) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1997, and incorporated herein by reference.

 (8) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1997, and incorporated herein by reference.

 (9) Filed as an Exhibit to the Company's Registration Statement on Form S-8 (Registration No. 22403) dated February 26, 1997), and incorporated herein by reference.

(10) Filed with the Company's Proxy Statement on Schedule 14A filed March 26, 1997, and incorporated herein by reference.

(11) Filed with the Company's Proxy Statement on Schedule 14A filed March 30, 1998, and incorporated herein by reference.

(12) Filed as an Exhibit to the Company's Current Report on Form 8-K dated April 14, 1997, and incorporated herein by reference.

(13) Filed as an Exhibit to the Company's Current Report on Form 8-K dated February 18, 1998, and incorporated herein by reference.

(14) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998, and incorporated herein by reference.

  (b) Financial Statement Schedules

    Report of Independent Auditors

    Schedule I--Condensed Financial Information of Registrant

      Condensed Balance Sheets--December 31, 1996 and 1997

      Condensed Statements of Operations--for the years ended December 31, 1995, 1996 and 1997

      Condensed Statements of Cash Flows--for the years ended December 31, 1995, 1996 and 1997

      Notes to Condensed Financial Statements--December 31, 1997

    Schedule II--Valuation and Qualifying Accounts--as of and for the years ended December 31, 1995, 1996 and 1997

  Other schedules are not included because the required information is not present or is included in the Consolidated Financial Statements or notes thereto.

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or the registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d) The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 11, 1998.

                                          RENTAL SERVICE CORPORATION ("RSC")
                                          RSC ACQUISITION CORP.
                                          RSC ALABAMA, INC.
                                          RSC CENTER, INC.
                                          RSC DUVAL, INC.
                                          RSC HOLDINGS, INC.
                                          RSC INDUSTRIAL CORPORATION
                                          RSC RENTS, INC.
                                          WALKER JONES EQUIPMENT, INC.

                                                  /s/ Martin R. Reid
                                          By: _________________________________
                                                     Martin R. Reid
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Martin R. Reid and Robert M. Wilson and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

             SIGNATURE                           TITLE                  DATE
             ---------                           -----                  ----

       /s/ Martin R. Reid            Chairman of the Board and      June 11, 1998
____________________________________  Chief Executive Officer of
           Martin R. Reid             RSC (Principal Executive
                                      Officer); Chief Executive
                                      Officer and Director of
                                      each of the Subsidiary
                                      Guarantors (Principal
                                      Executive Officer)

             SIGNATURE                           TITLE                  DATE
             ---------                           -----                  ----

        /s/ Robert M. Wilson         Chief Financial Officer,       June 11, 1998
____________________________________  Secretary, Treasurer and
           Robert M. Wilson           Director of RSC (Principal
                                      Financial and Accounting
                                      Officer); Chief Financial
                                      Officer and Director of RSC
                                      Acquisition Corp., RSC
                                      Duval Inc., RSC Industrial
                                      Corporation and RSC Rents,
                                      Inc. (Principal Accounting
                                      and Financial Officer);
                                      Treasurer and Director of
                                      RSC Alabama, Inc., RSC
                                      Center, Inc., RSC Holdings,
                                      Inc. and Walker Jones
                                      Equipment, Inc. (Principal
                                      Accounting and Financial
                                      Officer)

     /s/ William M. Barnum, Jr.      Director of RSC                June 11, 1998
____________________________________
        William M. Barnum, Jr.

                                     Director of RSC
____________________________________
           James R. Buch

                                     Director of RSC
____________________________________
          David P. Lanoha

    /s/ Christopher A. Laurence      Director of RSC                June 11, 1998
____________________________________
       Christopher A. Laurence

        /s/ Eric L. Mattson          Director of RSC                June 11, 1998
____________________________________
           Eric L. Mattson

       /s/ Britton H. Murdoch        Director of RSC                June 11, 1998
____________________________________
          Britton H. Murdoch

                                     Director of RSC
____________________________________
          John M. Sullivan

        REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES

Board of Directors
Rental Service Corporation

  We have audited the consolidated financial statements of Rental Service Corporation (the "Company") as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 12, 1998, included elsewhere in this Registration Statement. Our audits also included the financial statement schedules listed in Item 21(b). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Phoenix, Arizona
February 12, 1998

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                  RENTAL SERVICE CORPORATION (PARENT COMPANY)

                            CONDENSED BALANCE SHEETS

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1996         1997
                                                      ----------- ------------
                       ASSETS
                       ------
Cash................................................. $     5,000 $      5,000
Other assets.........................................         --         2,000
Investment in and net amounts due from wholly owned
 subsidiaries........................................  95,075,000  290,782,000
                                                      ----------- ------------
                                                      $95,080,000 $290,789,000
                                                      =========== ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Accounts payable and accrued expenses................ $     8,000 $      8,000
Stockholders' equity:
  Common stock.......................................     114,000      198,000
  Additional paid-in capital.........................  93,917,000  270,927,000
  Common stock issuable..............................         --     6,000,000
  Retained earnings..................................   1,041,000   13,656,000
                                                      ----------- ------------
Total stockholders' equity...........................  95,072,000  290,781,000
                                                      ----------- ------------
                                                      $95,080,000 $290,789,000
                                                      =========== ============




                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                  RENTAL SERVICE CORPORATION (PARENT COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS

                                                 YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                               1995        1996        1997
                                            ----------  ----------  -----------
Costs and expenses:
  Interest expense (income)................ $   (7,000) $    3,000  $       --
                                            ----------  ----------  -----------
Income (loss) before equity in income of
 subsidiaries and extraordinary item.......      7,000      (3,000)         --
Equity in income of subsidiaries...........  3,230,000   2,503,000   12,615,000
                                            ----------  ----------  -----------
Income before extraordinary item...........  3,237,000   2,500,000   12,615,000
Extraordinary item, gain on extinguishment
 of debt less applicable income taxes of
 $142,000 in 1996..........................        --      220,000          --
                                            ----------  ----------  -----------
Net income................................. $3,237,000  $2,720,000  $12,615,000
                                            ==========  ==========  ===========




                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                  RENTAL SERVICE CORPORATION (PARENT COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                             YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                         1995          1996          1997
                                      -----------  ------------  -------------
OPERATING ACTIVITIES:
Net income..........................  $ 3,237,000  $  2,720,000  $  12,615,000
Equity in income of subsidiaries....   (3,230,000)   (2,503,000)   (12,615,000)
Extraordinary item..................          --       (220,000)           --
Change in other assets..............          --            --          (2,000)
Change in accounts payable and
 accrued expenses...................     (109,000)        8,000            --
                                      -----------  ------------  -------------
Net cash provided by (used in)
 operating activities...............     (102,000)        5,000         (2,000)
FINANCING ACTIVITIES
Proceeds from issuance of redeemable
 preferred stock....................          --      7,500,000            --
Redemption of redeemable preferred
 stock..............................          --    (37,874,000)           --
Proceeds from notes payable.........   10,000,000           --             --
Payments on notes payable...........          --    (12,055,000)           --
Proceeds from sale of common stock..          --     95,223,000    153,974,000
Proceeds from exercise of stock
 options............................          --          1,000         85,000
Repurchase of common stock
 warrants...........................          --       (945,000)           --
Loans to subsidiaries...............   (9,893,000)  (51,855,000)  (154,057,000)
                                      -----------  ------------  -------------
Net cash provided by (used in)
 financing activities...............      107,000        (5,000)         2,000
                                      -----------  ------------  -------------
Increase in cash....................  $     5,000  $        --   $         --
                                      ===========  ============  =============



                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                  RENTAL SERVICE CORPORATION (PARENT COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. BASIS OF PRESENTATION

  Rental Service Corporation's (the "Company") investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company's share of net income of its unconsolidated subsidiaries is included in consolidated income using the equity method. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

2. LONG-TERM DEBT

  The Company has guaranteed its subsidiaries' $500.0 million revolving line of credit with banks, of which $67.9 million and $206.5 million is outstanding at December 31, 1996 and 1997, respectively. Additionally, the Company has guaranteed its subsidiaries' $100.0 million term loan with banks.

  On September 24, 1996, the Company repaid the note payable to Bank and repurchased the related warrants for $13.0 million, utilizing proceeds from its initial public offering. This redemption resulted in a reduction of additional paid-in capital of $945,000 and a gain on extinguishment of debt of $362,000, which has been classified as an extraordinary item, net of income taxes of $142,000, in the accompanying condensed statements of operations.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                           RENTAL SERVICE CORPORATION

                  YEAR ENDED DECEMBER 31, 1995, 1996 AND 1997

                                            ADDITIONS
                                     ----------------------- TRANSFERS
                         BALANCE AT  CHARGED TO              (TO) FROM
                          BEGINNING  COSTS AND                 OTHER                  BALANCE AT
      DESCRIPTION          OF YEAR    EXPENSES  ACQUISITIONS  ACCOUNTS  DEDUCTIONS    END OF YEAR
      -----------        ----------- ---------- ------------ ---------- ----------    -----------
YEAR ENDED DECEMBER 31, 1995
Deducted from assets
 accounts:
  Allowance for doubtful
   accounts............. $   956,000 $1,040,000  $  582,000  $      --  $  787,000(a) $ 1,791,000
  Reserve for rental
   equipment............     157,000        --      519,000         --     165,000(b)     511,000
  Reserve for inventory
   obsolescence.........     280,000    138,000     185,000         --         --         603,000
  Income tax valuation
   allowance............      27,000        --    7,831,000         --         --       7,858,000
                         ----------- ----------  ----------  ---------- ----------    -----------
Total................... $ 1,420,000 $1,178,000  $9,117,000  $      --  $  952,000    $10,763,000
                         =========== ==========  ==========  ========== ==========    ===========
YEAR ENDED DECEMBER 31, 1996
Deducted from assets
 accounts:
  Allowance for doubtful
   accounts............. $ 1,791,000 $1,692,000  $  276,000  $      --  $1,594,000(a) $ 2,165,000
  Reserve for rental
   equipment............     511,000    434,000         --          --      22,000(b)     923,000
  Reserve for inventory
   obsolescence.........     603,000     97,000     224,000         --     142,000(b)     782,000
  Income tax valuation
   allowance............   7,858,000        --          --          --   3,118,000(c)   4,740,000
                         ----------- ----------  ----------  ---------- ----------    -----------
Total................... $10,763,000 $2,223,000  $  500,000  $      --  $4,876,000    $ 8,610,000
                         =========== ==========  ==========  ========== ==========    ===========
YEAR ENDED DECEMBER 31, 1997
Deducted from assets
 accounts:
  Allowance for doubtful
   accounts............. $ 2,165,000 $2,596,000  $  582,000  $      --  $2,418,000(a) $ 2,925,000
  Reserve for rental
   equipment............     923,000    511,000     218,000   1,416,000    412,000(b)   2,656,000
  Reserve for inventory
   obsolescence.........     782,000    534,000     247,000     787,000    169,000(b)   2,181,000
  Income tax valuation
   allowance............   4,740,000        --          --          --     253,000(c)   4,487,000
                         ----------- ----------  ----------  ---------- ----------    -----------
Total................... $ 8,610,000 $3,641,000  $1,047,000  $1,529,000 $2,578,000    $12,249,000
                         =========== ==========  ==========  ========== ==========    ===========

--------
(a) Write-off of uncollectible accounts, net of recoveries.

(b) Write-off of physical inventory shortages or obsolescence.

(c) Decrease due to changes in the expected future utilization of net operating loss carryforwards.